     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1994


                                             REGISTRATION STATEMENT NO. 33-52977

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         LEHMAN BROTHERS HOLDINGS INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                              6211                             13-3216325
(State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification Number)
                                                               THOMAS A. RUSSO, ESQ.
           3 WORLD FINANCIAL CENTER                          3 WORLD FINANCIAL CENTER
           NEW YORK, NEW YORK 10285                          NEW YORK, NEW YORK 10285
                (212) 298-2000                                    (212) 298-2000
  (Address, including zip code, and telephone         (Name, address, including zip code, and
                number, including                                    telephone
area code, of Registrant's principal executive       number, including area code, of agent for
                    offices)                                         service)

                            ------------------------

                                    Copy to:

                            MATTHEW J. MALLOW, ESQ.

                           GREGORY A. FERNICOLA, ESQ.

                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE AND DISTRIBUTION TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------


- -------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED            PROPOSED
                                                               MAXIMUM             MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE        OFFERING PRICE        AGGREGATE          AMOUNT OF
          TO BE REGISTERED               REGISTERED          PER SHARE(A)     OFFERING PRICE(A)   REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per
  share.............................   441,600 shares(b)     $25.52649457        $11,272,500         $3,887.07
- -------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per
  share, to be distributed by
  American Express Company to its
  common shareholders...............   98,489,010 shares    $         0(c)      $         0(c)     $         0(c)
- -------------------------------------------------------------------------------------------------------------------
Total...............................   98,930,610 shares                         $11,272,500     $315,555.92(d)(e)
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------


(a) Estimated solely for the purpose of computing the amount of the registration fee.

(b) Consists of shares of Common Stock to be purchased from American Express Company by executive officers of the Registrant and its subsidiaries.

(c) No separate consideration will be received for shares of Common Stock to be distributed to the common shareholders of American Express Company.

(d)   Includes an additional fee of $311,668.85.


(e)   The Registration Fee has been previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of (a) the sale (the "Offering") by American Express Company ("American Express") of 441,600 shares of Common Stock of Lehman Brothers Holdings Inc. ("Holdings") to executive officers of Holdings and its subsidiaries; and (b) 98,489,010 shares of Common Stock of Holdings, which is the maximum amount of such shares expected to be distributed by American Express to the common shareholders of American Express as a special dividend (the "Distribution") which is expected to occur following the Offering. The Prospectus describes a Distribution of 98,254,243 shares of Common Stock, which is based on the number of shares of American Express common shares expected to be outstanding on the record date for the Distribution; additional shares have been registered to cover a possible increase in the number of American Express common shares outstanding on or prior to the record date for the Distribution.



     This Registration Statement contains two forms of prospectus: (i) a prospectus to be used in connection with the Offering (the "Offering Prospectus") and (ii) a prospectus to be used in connection with the Distribution (the "Distribution Prospectus"). The Offering Prospectus and the Distribution Prospectus will be identical, except for their respective front and back cover pages. Following the front and back cover pages, respectively, of the form of Offering Prospectus are alternate front and back cover pages of the form of Distribution Prospectus, each of which is marked "ALTERNATE PAGE FOR DISTRIBUTION PROSPECTUS."

                         LEHMAN BROTHERS HOLDINGS INC.

                            ------------------------

                             CROSS REFERENCE SHEET

     Cross reference sheet pursuant to Item 501(b) of Regulation S-K between Items in Part I of Registration Statement (Form S-1) and location in the Prospectus.

                  REGISTRATION ITEM                               LOCATION IN
                     AND HEADING                                  PROSPECTUS
     -------------------------------------------  -------------------------------------------
  1. Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front Cover and Outside Back Cover
                                                    Pages
  3. Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; The Company; Risk
                                                    Factors
  4. Use of Proceeds............................  Not Applicable
  5. Determination of Offering Price............  The Offering and the Distribution*
  6. Dilution...................................  Not Applicable
  7. Selling Security Holders...................  Principal Stockholders*
  8. Plan of Distribution.......................  Outside Front Cover Page; Prospectus
                                                    Summary; The Offering and the Distribution
  9. Description of Securities to be
       Registered...............................  Description of Capital Stock; Certain
                                                    Corporate Governance Matters
 10. Interests of Named Experts and Counsel.....  Not Applicable
 11. Information with Respect to the
       Registrant...............................  Outside Front Cover Page; Prospectus
                                                    Summary; The Company; The Offering and the
                                                    Distribution; Recent Developments; Risk
                                                    Factors; Use of Proceeds; Dividend
                                                    Policy; Capitalization; Condensed Pro
                                                    Forma Consolidated Financial Statements;
                                                    Selected Historical Consolidated
                                                    Financial Data; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Management; Certain Transactions and
                                                    Agreements Between the Company and
                                                    American Express; Certain Transactions
                                                    and Agreements Among Holdings, American
                                                    Express and Nippon Life; Principal
                                                    Stockholders; Description of Capital
                                                    Stock; Certain Corporate Governance
                                                    Matters; Historical and Pro Forma
                                                    Consolidated Financial Statements
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Not Applicable

- ---------------
* Applicable only to the Offering.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED APRIL 28, 1994


PROSPECTUS

                                 441,600 SHARES

                         LEHMAN BROTHERS HOLDINGS INC.
                                  COMMON STOCK
                          ---------------------------

     The 441,600 shares of common stock, par value $.10 per share ("Common Stock"), of Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), offered hereby will be sold by American Express Company, a New York corporation ("American Express"), to executive officers of Lehman Brothers for an aggregate purchase price of approximately $11.3 million, or approximately $25.53 per share (the "Offering"). Holdings will not receive any of the proceeds from the sale of the shares of Common Stock by American Express in the Offering.

     Prior to the Offering, American Express will own all of the issued and outstanding shares of Common Stock. American Express has advised Lehman Brothers that following the consummation of the Offering and the Equity Investment (as defined herein), American Express will distribute all of the Common Stock then held by it to its common shareholders as a special dividend (the "Distribution").

     Prior to the Distribution, the equity capital of Holdings will be increased by approximately $1.25 billion through the issuance of common and/or preferred stock of Holdings to American Express, Nippon Life Insurance Company ("Nippon Life") and, pursuant to an employee ownership plan, employees of Lehman Brothers. See "Prospectus Summary -- Concurrent Transactions."

     Prior to the Offering, there has been no public market for the Common Stock. Application is being made for listing of the Common Stock on the New York Stock Exchange (the "NYSE") under the symbol "LEH." Although there is no current trading market for the Common Stock, a "when issued" market is expected to develop prior to the record date for the Distribution.

                          ---------------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS."

                          ---------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

     It is expected that delivery of the certificates for the shares of Common Stock will be made at the offices of Lehman Brothers Holdings Inc., New York, New York, on or about May 27, 1994.


                          ---------------------------
April 29, 1994

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   ALTERNATE PAGE FOR DISTRIBUTION PROSPECTUS


                  SUBJECT TO COMPLETION, DATED APRIL 28, 1994


PROSPECTUS

                               98,254,243 SHARES

                         LEHMAN BROTHERS HOLDINGS INC.
                                  COMMON STOCK
                          ---------------------------

     This Prospectus is being furnished in connection with the distribution (the "Distribution") to holders of common shares of American Express Company, a New York corporation ("American Express"), of all outstanding shares of common stock, par value $.10 per share ("Common Stock"), of Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), held by American Express. Prior to the Distribution, American Express will sell to executive officers of Lehman Brothers 441,600 shares of Common Stock for an aggregate purchase price of approximately $11.3 million, or approximately $25.53 per share (the "Offering"). In addition, prior to the Distribution, the equity capital of Holdings will be increased by approximately $1.25 billion through the issuance of common and/or preferred stock of Holdings to American Express, Nippon Life Insurance Company ("Nippon Life") and, pursuant to an employee ownership plan, employees of Lehman Brothers. See "Prospectus Summary -- Concurrent Transactions."


     All of the shares of Common Stock held by American Express immediately prior to the Distribution will be distributed to holders of record of American Express common shares as of the close of business on May 20, 1994 (the "Record Date"). Each such holder will receive one-fifth of one share of Common Stock for every American Express common share held on the Record Date. The Distribution will occur at 12:00 midnight on May 31, 1994. American Express common shareholders will not be required to pay for the shares of Common Stock received in the Distribution, or to surrender or exchange American Express shares in order to receive Common Stock of Holdings in the Distribution.


     Prior to the Distribution, there has been no public market for the Common Stock. Application is being made for listing of the Common Stock on the New York Stock Exchange (the "NYSE") under the symbol "LEH." Although there is no current trading market for the Common Stock, a "when issued" market is expected to develop prior to the Record Date.

                          ---------------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY RECIPIENTS OF THE COMMON STOCK, SEE "RISK FACTORS."

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

    Shareholders of American Express with inquiries related to the Distribution should contact Stephen P. Norman, Secretary, American Express Company, at 212-640-5583 or the Distribution Agent, Chemical Bank, J.A.F. Building, P.O. Box 3068, New York, New York 10116-3068, telephone 800-463-5911.

                          ---------------------------
April 29, 1994

     As used in this Prospectus, "Holdings" means Lehman Brothers Holdings Inc., a Delaware corporation, the issuer of the Common Stock offered hereby. Holdings and its subsidiaries are collectively referred to as "Lehman Brothers" or the "Company." The principal subsidiary of Holdings, Lehman Brothers Inc., a Delaware corporation, together with its subsidiaries, is referred to as "LBI."

                            ------------------------

                             AVAILABLE INFORMATION

     Holdings has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder for the registration of the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about Holdings and the securities offered hereby, reference is made to the Registration Statement, including any exhibits or amendments thereto. The Registration Statement, together with any exhibits or amendments thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center (13th Floor), New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all such materials or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission.

     Holdings is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. Such information filed by Holdings with the Commission can be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center (13th Floor), New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all such materials or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission.

     In addition, information concerning Holdings can be inspected at the offices of the NYSE and the American Stock Exchange.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Capitalized terms used but not defined in this summary are defined elsewhere in this Prospectus. Unless the context otherwise requires, the information contained in this Prospectus, including numbers of shares, gives effect to a
0.3179723 for 1 reverse stock split (the "Reverse Stock Split") of the outstanding Common Stock. The calculation of the reverse split ratio is based on the number of American Express common shares expected to be outstanding as of the record date for the Distribution; however, the final reverse split ratio will be based on the number of American Express common shares actually outstanding as of the record date for the Distribution.


                                  THE COMPANY

     Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in 19 additional locations in the United States, 11 in Europe and the Middle East, four in Latin and South America and seven in the Asia Pacific region.

     The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

     Lehman Brothers is a leading underwriter of equity and equity-related securities and taxable and tax-exempt fixed income securities and has an institutional sales force of over 750 professionals and a sales force of over 500 professionals serving high net worth individuals and small and mid-sized institutions. For 1993, according to Securities Data Company, Inc., Lehman Brothers was the third ranked underwriter of equity and debt securities worldwide and the fourth ranked advisor in global mergers and acquisitions. Since 1990, the Company's equity and fixed income research departments have ranked first or second in the annual research survey conducted by Institutional Investor.

     Since 1990, Lehman Brothers has followed a "client/customer-driven" strategy. Under this strategy, Lehman Brothers concentrates on developing lead relationships with major issuing and advisory clients and investing customers worldwide. By identifying and addressing the financial needs and objectives of these clients and customers, the Company seeks to build an increasing "flow" of business. The Company believes that such relationships position Lehman Brothers to receive a substantial portion of its clients' and customers' financial business and lessen the volatility of revenues generally associated with the securities industry.

     During 1993, the Company sold the Shearson retail brokerage and asset management businesses; The Boston Company private banking, trust and mutual fund administration businesses; and Shearson's mortgage banking business. See "Recent Developments." Excluding the results of these operations, for the year ended December 31, 1993, Lehman Brothers' net revenues were $3.5 billion and income from continuing operations was $355 million after deducting a $21 million after-tax reserve for non-core businesses.

     At December 31, 1993, the Company had approximately 9,300 employees and total assets of $80.5 billion.

                            CONCURRENT TRANSACTIONS

     Prior to the Distribution, 441,600 shares of Common Stock will be offered and sold by American Express in the Offering to executive officers of the Company for an aggregate purchase price of approximately $11.3 million, or approximately $25.53 per share.


     Prior to the Distribution, Holdings also will (i) sell 35,407,931 shares of Common Stock to American Express for an aggregate purchase price of approximately $903.8 million, or approximately $25.53 per share (the "American Express Common Stock Purchase"), (ii) sell to Nippon Life 3,492,858 shares of Common Stock (the "NL Common Stock Purchase") and 72 shares of Redeemable Voting Preferred Stock (the "Redeemable Preferred Stock") and assign its interest to certain revenue and profit participation rights described hereunder for an aggregate purchase price of approximately $89.2 million, (iii) sell to American Express 8,000,000 shares of Cumulative Voting Preferred Stock (the "Cumulative Preferred Stock") for an aggregate purchase price of $200 million and 928 shares of Redeemable Preferred Stock for $1.00 per share (such purchase of Cumulative Preferred Stock for $200 million, Redeemable Preferred Stock for $1.00 per share and the purchase of Redeemable Preferred Stock by Nippon Life, collectively, the "Preferred Stock Purchases" and, together with the American Express Common Stock Purchase and the NL Common Stock Purchase, the "Equity Investment"), (iv) issue up to 3,387,963 shares, having an aggregate purchase price of approximately $57 million, upon conversion of all outstanding phantom equity interests offered in 1993 pursuant to the Lehman Brothers Employee Ownership Plan (the "Phantom Share Conversion") and (v) issue 9,793,754 shares of Common Stock to American Express in exchange for $250 million of Money Market Preferred Stock of Holdings (the "MMP Shares") held by American Express (the "MMP Exchange").



     Following the Offering, the Equity Investment, the Phantom Share Conversion and the MMP Exchange, American Express intends to distribute, subject to certain conditions, all of the Common Stock then held by it (which will represent approximately 92.9% of the outstanding Common Stock) pro rata to the common shareholders of American Express. See "The Offering and the Distribution." The Offering, the Equity Investment, the Phantom Share Conversion, the MMP Exchange and the Distribution are collectively referred to herein as the "Concurrent Transactions." Following the Distribution, American Express and Nippon Life will be entitled to receive approximately 92.8% and 7.2%, respectively, of the revenue and profit participation rights received in connection with the sale of Shearson. See "Recent Developments -- The Primerica Transaction."


                                  THE OFFERING


Common Stock to be sold in the Offering......  441,600 shares
Common Stock to be distributed
  in the Distribution........................  98,254,243 shares(a)
Common Stock to be outstanding
  after the Offering and the Distribution....  105,776,664 shares(b)
Use of Proceeds..............................  Holdings will not receive any of the proceeds from the sale of the shares of Common Stock
                                               by American Express in the Offering. The
                                               proceeds to Holdings from the Equity
                                               Investment (approximately $1.2 billion) will
                                               be used to repay commercial paper and
                                               short-term debt and to pay costs in
                                               connection with the Concurrent Transactions
                                               and certain other related expenses estimated
                                               to be $20 million. See "Use of Proceeds."
NYSE Symbol..................................  "LEH"


- ---------------

(a) Consists of 53,052,558 shares of Common Stock held by American Express after the Offering, 35,407,931 shares of Common Stock to be acquired by American Express in the American Express Common Stock Purchase and 9,793,754 shares of Common Stock to be issued to American Express in the MMP Exchange.


(b) Includes approximately 200,000 shares of restricted Common Stock to be issued upon replacement of American Express restricted stock awards in connection with the Distribution. Does not include up to 28,700,000 shares of Common Stock reserved for issuance pursuant to certain employee benefit plans. See "Management."

                                THE DISTRIBUTION

Distribution Ratio.........  One-fifth of one share of Common Stock for each common share of American Express held on the Record Date (the "Distribution Ratio").

Securities to be
Distributed................  The shares to be distributed in the Distribution will constitute approximately 92.9% of the outstanding Common Stock of Holdings immediately after the Distribution.

Fractional Share
Interests..................  Fractional shares will not be distributed.
                             Fractional shares will be aggregated and, after the Distribution, sold in the public market by the Distribution Agent and the aggregate net cash proceeds will be distributed ratably to those shareholders of record otherwise entitled to fractional interests. See "The Offering and the Distribution -- Manner of Effecting the Distribution."


Record Date................  May 20, 1994 (close of business New York time) (the
                             "Record Date")



Distribution Date..........  May 31, 1994 (12:00 midnight New York time) (the
                             "Distribution Date")


Tax Consequences of the
  Distribution.............  It is a condition of the Distribution that American
                             Express receive an opinion from tax counsel to the effect that, although the matter is not entirely free from doubt, the distribution of Common Stock to the common shareholders of American Express should qualify as a tax-free distribution for federal income tax purposes except to the extent that cash is received for fractional share interests. Accordingly, American Express shareholders will be required to apportion their tax basis in American Express common shares held immediately before the Distribution between such shares and the Common Stock received in the Distribution, based on their respective relative fair market values as of the Distribution Date. See "The Offering and the Distribution -- Federal Income Tax Consequences."

Trading Market and
Symbol.....................  Application is being made for listing of the Common
                             Stock on the NYSE under the symbol "LEH."

Distribution Agent.........  Chemical Bank

Transfer Agent and
Registrar for the Common
  Stock....................  First National Bank of Boston

                                DIVIDEND POLICY

     Holdings anticipates that following the Distribution Date it will pay a dividend for the third quarter of 1994 of $0.125 per share of Common Stock. No such dividend, however, has been declared and the payment of dividends will be a business decision to be made by Holdings' Board of Directors from time to time based on considerations the Board of Directors deems relevant and will be payable only out of funds legally available under Delaware law. Relevant considerations are likely to include: (a) the Company's earnings, (b) general market conditions, (c) the dividend policy of the Company's public competitors,
(d) the capitalization of the Company's competitors and (e) preferred stock dividend requirements, including the dividend requirements applicable to the Redeemable Preferred Stock.

              RELATIONSHIPS WITH AMERICAN EXPRESS AND NIPPON LIFE

     American Express currently owns all of the issued and outstanding Common Stock. The Company and American Express are entering into several agreements for the purpose of giving effect to the Distribution and defining their ongoing relationship. See "Certain Transactions and Agreements Between the Company and American Express."

     Nippon Life currently owns approximately 12% of the outstanding voting securities of Holdings on a fully diluted basis through its ownership of convertible voting preferred stock of Holdings and a warrant to purchase Common Stock. In connection with the Offering and the Distribution, certain contractual relationships between Holdings and Nippon Life will be modified. See "Certain Transactions and Agreements Among Holdings, American Express and Nippon Life."

     Immediately prior to the Distribution, in addition to the Common Stock to be purchased in the American Express Common Stock Purchase, American Express will purchase from Holdings the Cumulative Preferred Stock and 928 shares of the Redeemable Preferred Stock and, in addition to the Common Stock to be purchased in the NL Common Stock Purchase, Nippon Life will purchase from Holdings 72 shares of the Redeemable Preferred Stock. Holders of the Redeemable Preferred Stock will be entitled to receive, in the aggregate, an annual dividend equal to 50% of the Company's net income in excess of $400 million per year, with a maximum dividend of $50 million per year, for each of the next eight years commencing on or about the Distribution Date. If a Designated Event (as defined herein) occurs, the holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem all of the Redeemable Preferred Stock for an aggregate redemption price initially equal to $400 million if such Designated Event takes place prior to the first anniversary of the Distribution Date, declining by $50 million per year in each of the next seven years thereafter. In certain circumstances Holdings would be required to pay the redemption price through the issuance of equity securities. These redemption rights may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might believe to be in his best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock. See "Description of Capital Stock -- Preferred
Stock -- Redeemable Preferred Stock."


     Immediately following the Distribution, American Express will own no Common Stock. Through its ownership of the Cumulative Preferred Stock and the Redeemable Preferred Stock, American Express will own approximately 2.2% of the outstanding voting securities of Holdings. Immediately following the Distribution, Nippon Life will own on a fully diluted basis approximately 11.4% of the outstanding voting securities of Holdings through its ownership of Common Stock, preferred stock and a warrant to purchase Common Stock. See "Principal Stockholders."

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following summary pro forma financial data has been derived from and should be read in conjunction with the pro forma consolidated financial statements and the notes thereto included elsewhere in this Prospectus and has been prepared by the Company based on certain adjustments to the audited historical consolidated financial statements of the Company included elsewhere in this Prospectus. The statement of operations data reflects adjustments for the Concurrent Transactions and the sale during 1993 of The Boston Company, Shearson and SLHMC (see "Recent Developments") as if such transactions had occurred as of January 1, 1993. These adjustments include (i) the elimination of the revenues and expenses of Shearson and SLHMC, (ii) the elimination of the loss on the sale of Shearson and the reserves related to the sale of SLHMC and
(iii) a reduction in net interest expense to reflect the use of proceeds from the Concurrent Transactions and the sales of The Boston Company, Shearson and SLHMC to reduce commercial paper, short-term debt and senior notes. The balance sheet data reflects adjustments for the Concurrent Transactions as if such transactions had occurred as of December 31, 1993.


     The pro forma financial data does not purport to present the financial position and results of operations of the Company had the Concurrent Transactions and the sales of The Boston Company, Shearson and SLHMC actually occurred as of such dates, nor is it necessarily indicative of the results of operations that may be achieved in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements and the pro forma consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                   YEAR ENDED
                                                                                DECEMBER 31, 1993
                                                                             -----------------------
                                                                              (in millions, except
                                                                             per share data)
STATEMENT OF OPERATIONS DATA:
Revenues
  Market making and principal transactions.................................          $ 1,644
  Investment banking.......................................................              802
  Commissions..............................................................              488
  Interest and dividends...................................................            5,679
  Other....................................................................               79
                                                                                     -------
          Total revenues...................................................            8,692
  Interest expense.........................................................            5,203
                                                                                     -------
          Net revenues.....................................................            3,489
                                                                                     -------
Non-interest expenses
  Compensation and benefits(a).............................................            1,825
  Other expenses...........................................................            1,045
  Reserves for non-core businesses(b)......................................               32
                                                                                     -------
          Total non-interest expenses......................................            2,902
                                                                                     -------
Income (loss) from continuing operations before taxes......................              587
Provision for (benefit from) income taxes..................................              219
                                                                                     -------
Income (loss) from continuing operations...................................              368
Preferred stock dividends(c)...............................................               42
                                                                                     -------
Income (loss) from continuing operations applicable to Common Stock........          $   326
                                                                                     -------
                                                                                     -------
Income (loss) from continuing operations per share of Common Stock(d)......          $  3.08
                                                                             -----------------------
                                                                             -----------------------



                                                                                    AS OF
                                                                              DECEMBER 31, 1993
                                                                              ------------------
                                                                                (in millions)
BALANCE SHEET DATA:
Total assets................................................................       $ 80,474
Long-term indebtedness(e)...................................................          9,899
Total stockholders' equity..................................................          3,302

                                                                                    AS OF
                                                                              DECEMBER 31, 1993
                                                                              ------------------
                                                                                (in millions)
OTHER FINANCIAL DATA:
Total assets excluding matched book(f) (in millions)........................       $ 54,428
Book value per share(d).....................................................       $  24.52
Ratio of total assets to total stockholders' equity.........................           24.4x
Ratio of total assets excluding matched book to total stockholders'
  equity(f).................................................................           16.5x


- ---------------

(a) The Company will recognize compensation expense equal to (i) the increase in book value attributable to the Phantom Shares and (ii) the excess, if any, of the market value of the Common Stock issued pursuant to the Phantom Share Conversion over the price paid by employees for the Phantom Shares.



(b) Represents reserves for certain non-core partnership syndication activities in which the Company is no longer actively engaged.



(c) Represents dividends payable on the 5% Cumulative Convertible Voting Preferred Stock, Series A, and on the Cumulative Preferred Stock. An 8 1/2% dividend rate has been assumed on the Cumulative Preferred Stock. However, this rate will be based on prevailing market rates at the time of issuance and is therefore subject to adjustment. A 1/4% change in the dividend rate would increase or decrease the Company's annual dividend payment by $0.5 million. Holders of the Redeemable Preferred Stock will be entitled to receive, in the aggregate, an annual dividend equal to 50% of the Company's net income in excess of $400 million per year, with a maximum dividend of $50 million per year, for each of the next eight years commencing on or about the Distribution Date. On a pro forma basis, no such dividends would have been payable in 1993.



(d) Per share data is calculated based on 105,776,664 pro forma shares of Common Stock outstanding immediately following the Concurrent Transactions.



(e)  Long-term indebtedness includes senior notes and subordinated indebtedness.



(f) Matched book represents a short-term interest rate arbitrage collateralized primarily by U.S. government and agency securities. Several nationally recognized rating agencies consider "securities purchased under agreements to resell" ("reverse repos") a proxy for matched book assets. These rating agencies consider reverse repos to have a low risk profile, and when evaluating the Company's capital strength and financial ratios, exclude reverse repos in the calculation of total assets divided by total equity. Although there are other assets with similar risk characteristics on the Company's balance sheet, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a similar nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity to be a more meaningful measure of the Company's leverage.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain consolidated financial data with respect to the Company and is qualified in its entirety by reference to and should be read in conjunction with the Company's audited historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus. During 1993, the Company completed the sales of three businesses:
The Boston Company on May 21; Shearson on July 31; and SLHMC on August 31. See "Recent Developments." In the Company's audited historical consolidated financial statements, the results of The Boston Company are accounted for as a discontinued operation while the results of Shearson and SLHMC are included in the Company's results from continuing operations through their respective sale dates. As a result, the Company's results of operations for 1993 are not directly comparable with the results for prior periods or with the pro forma consolidated financial data. In addition, historical financial information may not be indicative of the Company's future performance as an independent company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                  -----------------------------------------------
                                                                                   1989      1990      1991      1992      1993
                                                                                  -------   -------   -------   -------   -------
                                                                                  (in millions)
STATEMENT OF OPERATIONS DATA: (a)
Revenues
    Market making and principal transactions....................................  $ 1,269   $ 1,199   $ 1,696   $ 1,697   $ 1,967
    Investment banking..........................................................      949       553       674       892       972
    Commissions.................................................................    1,858     1,508     1,649     1,677     1,316
    Interest and dividends......................................................    6,022     4,927     5,239     5,661     5,840
    Other.......................................................................      678       563       572       684       491
                                                                                  -------   -------   -------   -------   -------
        Total revenues..........................................................   10,776     8,750     9,830    10,611    10,586
    Interest expense............................................................    5,884     4,734     4,925     5,185     5,368
                                                                                  -------   -------   -------   -------   -------
        Net revenues............................................................    4,892     4,016     4,905     5,426     5,218
                                                                                  -------   -------   -------   -------   -------
Non-interest expenses
    Compensation and benefits...................................................    2,856     2,451     2,899     3,310     2,989
    Other expenses(b)...........................................................    1,929     1,707     1,712     2,118     1,515
    Loss on sale of Shearson....................................................       --        --        --        --       535
    Reserves for non-core businesses(c).........................................       --        --        --        --       152
    Other charges(d)............................................................       --       607       144       245        --
                                                                                  -------   -------   -------   -------   -------
        Total non-interest expenses.............................................    4,785     4,765     4,755     5,673     5,191

Income (loss) from continuing operations before taxes
  and cumulative effect of changes in accounting principles.....................      107      (749)      150      (247)       27

Income (loss) from continuing operations before
  cumulative effect of changes in accounting principles.........................       68      (692)      197      (193)     (291)

Net income (loss)...............................................................      110      (966)      207      (123)     (102)

Preferred stock dividends.......................................................       25        48        48        48        48

Net income (loss) applicable to Common Stock....................................  $    85   $(1,014)  $   159   $  (171)  $  (150)

BALANCE SHEET DATA (at period end):
Total assets....................................................................  $52,372   $55,081   $59,742   $85,232   $80,474
Long-term indebtedness(e).......................................................    6,766     5,472     5,731     7,680     9,899
Total stockholders' equity......................................................    2,200     2,027     2,348     2,361     2,052

OTHER FINANCIAL DATA (at period end):
Total assets excluding matched book(f)..........................................  $39,710   $41,892   $44,056   $58,866   $54,428
Ratio of total assets to total stockholders' equity.............................     23.8x     27.2x     25.4x     36.1x     39.2x
Ratio of total assets excluding matched book to total stockholders' equity(f)...     18.1x     20.7x     18.8x     24.9x     26.5x

- ---------------

(a) Certain revenue and expense amounts for each of the years prior to 1993 have been reclassified to conform to the current period's presentation.
(b) Other expenses in 1992 includes $90 million in litigation reserves and a $162 million write-down of the carrying value of certain real estate investments.
(c) Includes $32 million of reserves for certain non-core partnership syndication activities in which the Company is no longer actively engaged and $120 million related to the sale of SLHMC.
(d) Amounts reflect charges associated with the restructuring of the Company in 1990, the write-off of the Company's investment in First Capital Holdings Corporation in 1991 and a write-down of the carrying value of the Company's holdings of Computervision Corporation in 1992.
(e)  Long-term indebtedness includes senior notes and subordinated indebtedness.
(f) Matched book represents a short-term interest rate arbitrage collateralized primarily by U.S. government and agency securities. Several nationally recognized rating agencies consider "securities purchased under agreements to resell" ("reverse repos") a proxy for matched book assets. These rating agencies consider reverse repos to have a low risk profile, and when evaluating the Company's capital strength and financial ratios, exclude reverse repos in the calculation of total assets divided by total equity. Although there are other assets with similar risk characteristics on the Company's balance sheet, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a similar nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity to be a more meaningful measure of the Company's leverage.

                                  THE COMPANY

     Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in 19 additional locations in the United States, 11 in Europe and the Middle East, four in Latin and South America and seven in the Asia Pacific region.

     The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the NASD, and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

     Lehman Brothers is a leading underwriter of equity and equity-related securities and taxable and tax-exempt fixed income securities and has an institutional sales force of over 750 professionals and a sales force of over 500 professionals serving high net worth individuals and small and mid-sized institutions. For 1993, according to Securities Data Company, Inc., Lehman Brothers was the third ranked underwriter of equity and debt securities worldwide and the fourth ranked advisor in global mergers and acquisitions. Since 1990, the Company's equity and fixed income research departments have ranked first or second in the annual research survey conducted by Institutional Investor.

     Since 1990, Lehman Brothers has followed a "client/customer-driven" strategy. Under this strategy, Lehman Brothers concentrates on developing lead relationships with major issuing and advisory clients and investing customers worldwide. By identifying and addressing the financial needs and objectives of these clients and customers, the Company seeks to build an increasing "flow" of business. The Company believes that such relationships position Lehman Brothers to receive a substantial portion of its clients' and customers' financial business and lessen the volatility of revenues generally associated with the securities industry.

     During 1993, the Company sold the Shearson retail brokerage and asset management businesses; The Boston Company private banking, trust and mutual fund administration businesses; and Shearson's mortgage banking business. See "Recent Developments." Excluding the results of these operations, for the year ended December 31, 1993, Lehman Brothers' net revenues were $3.5 billion and income from continuing operations was $355 million after deducting a $21 million after-tax reserve for non-core businesses.

     At December 31, 1993, the Company had approximately 9,300 employees and total assets of $80.5 billion.

     Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285, telephone 212-298-2000. Following the Distribution, the Company will be an independent public company.

                       THE OFFERING AND THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE CONCURRENT TRANSACTIONS

     Over the past two years American Express has had a goal of bringing Holdings to the point where it could sustain an "A" credit rating on a stand-alone basis for its long-term senior debt. It was believed that upon attaining such a rating, American Express would have greater flexibility in evaluating the Company's long-term relationship with American Express. In January 1994, American Express concluded that a $1.25 billion equity investment would be required for Holdings to achieve the desired rating from nationally recognized rating agencies. Subsequently, after consultation with its financial and other advisors, the American Express board of directors adopted a plan calling for a $1.25 billion equity investment in the Company prior to the Distribution through the purchase of a combination of newly issued preferred stock and Common Stock, followed by a tax-free spin-off of all of the Common Stock held by American Express.

     American Express believes that the Concurrent Transactions will benefit both American Express and the Company because they will result in the separation of businesses with different financial and operating characteristics and capital requirements, thereby providing the management of each company greater flexibility to adopt strategies and pursue objectives more appropriate to its own needs. American Express management will have the opportunity to increase its focus on its core businesses, which, unlike the Company's, carry the American Express brand name, and Lehman Brothers management will have the ability to operate its business more autonomously. It is also believed that the Company will be able to capitalize more effectively on its entrepreneurial culture by offering to its employees incentive compensation in the form of direct and indirect equity ownership in the Company. In addition, the Company should be positioned to broaden its access to the equity and debt markets.

CONDITIONS TO THE OFFERING AND THE DISTRIBUTION


     The Distribution and the other Concurrent Transactions are subject to, among others, the following conditions being satisfied prior to the consummation of the Distribution and the other Concurrent Transactions: (i) declaration by the American Express board of directors of the special dividend constituting the Distribution; (ii) the receipt of a favorable tax opinion that the Distribution is tax free to American Express and its shareholders; (iii) receipt of all necessary regulatory approvals and material required consents of third parties;
(iv) no adverse change in the financial condition of American Express or Holdings; (v) no adverse change in the current credit ratings of American Express or the proposed credit ratings for Holdings or the amount of additional capital required for Holdings to obtain such ratings; (vi) no adverse change in market conditions; and (vii) an opinion from American Express' financial advisors that the Distribution is fair from a financial point of view to the shareholders of American Express.


OPINION OF FINANCIAL ADVISORS

     It is a condition of the Distribution that American Express' financial advisors, Lazard Freres & Co. ("Lazard") and James D. Wolfensohn Incorporated ("Wolfensohn"), have each delivered a written opinion, dated the declaration date of the Distribution, addressed to the American Express Board of Directors, to the effect that the Distribution is fair, from a financial point of view, to holders of common shares of American Express. The summary of the opinions of Lazard and Wolfensohn set forth below is qualified in its entirety by reference to the proposed forms thereof, copies of which are attached hereto as Annexes A and B, which set forth assumptions made, matters considered and limits on the review undertaken in connection with such opinions, and should be read in their entirety.


     In connection with the delivery of their opinions, each of Lazard and Wolfensohn reviewed, among other things, this Prospectus, dated April 29, 1994, and the financial and other terms of the Distribution and related transactions described therein; publicly available financial information relating to American Express and Lehman Brothers, including pro forma financial statements; and certain internal financial analyses for American Express and Lehman Brothers, including budgets and geographic and line of business results, prepared by their respective managements. Lazard and Wolfensohn held discussions with members of the senior managements of American Express and Lehman Brothers regarding their past and current business operations and financial condition, and the future prospects and financial and strategic business objectives of their respective companies. In addition, Lazard and Wolfensohn reviewed the reported price and trading activity for common shares of American Express; compared certain financial and stock market information for American Express and Lehman Brothers to similar information for other public companies which they deemed to be generally similar to American Express and Lehman Brothers; reviewed the terms of selected recent spin-off transactions similar to the Distribution, in terms of the size of market capitalization of the parent entity and the market capitalization of the entity being spun off relative to the parent entity, and the price and trading activity of stocks in such transactions both prior and subsequent to such transactions; and performed such other studies, analyses, inquiries and investigations as they considered appropriate, including a quantitative comparison from publicly available information of net income, return on equity, pre-tax margins, capitalization and asset composition of Lehman Brothers to other public companies referenced below which Lazard and Wolfensohn deemed to be generally similar to Lehman Brothers. The public companies deemed to be generally similar to Lehman Brothers by Lazard and Wolfensohn were The Bear Stearns Companies, Inc., Merrill Lynch & Co., Inc., Morgan Stanley Group Inc. and Salomon Inc. Selected recent transactions similar to the Distribution include Marriott Corp./Marriott International; Ethyl Corp./First Colony; Sears/Dean Witter Discover; Pittway Corp./ AptarGroup; Humana/Galen; Adolph Coors/ACX Technologies; Baxter/Caremark; Union Carbide/Praxair; Quaker Oats/Fisher Price; Whitman/Pet Inc.; Santa Fe Pacific/Catellus; Teledyne/Unitrin; Burlington Northern/Burlington Resources; and Sun Co./Sun Exploration & Production. In rendering their respective opinions, Lazard and Wolfensohn did not assign any special weight to any of the foregoing analyses.



     In conducting their analyses and in arriving at their respective opinions, neither Lazard nor Wolfensohn conducted a physical inspection of any of the properties or assets of American Express or Lehman Brothers, nor did they make or obtain any independent evaluation or appraisals of any properties, assets or liabilities of American Express or Lehman Brothers. Lazard and Wolfensohn each assumed and relied upon the accuracy and completeness of all the financial and other information provided to them or publicly available, and did not attempt independently to verify any of such information. With respect to the financial analyses discussed with, or furnished to them, Lazard and Wolfensohn each assumed without independent verification that they reflected the best currently available estimates and judgments of the managements of American Express and Lehman Brothers as to the business operations, financial results and condition and prospects of their respective companies. No limitations were imposed by American Express upon Lazard or Wolfensohn with respect to the investigations made or procedures followed by Lazard or Wolfensohn in rendering their respective opinions; however, American Express has not asked or authorized either Lazard or Wolfensohn to solicit or investigate the possible sale of Lehman Brothers. The opinion of each of Lazard and Wolfensohn is necessarily based on economic, market and other conditions as in effect on, and the information made available to each of them as of, the date of their respective opinions. American Express has been informed that neither Lazard nor Wolfensohn is aware of any material factors which are inconsistent with the conclusions reached in their respective opinions.



     The opinions of Lazard and Wolfensohn do not represent their opinions as to the value of the Common Stock or the common shares of American Express following the consummation of the Distribution, nor do they constitute a recommendation to any current or prospective shareholder of either American Express or Lehman Brothers as to any action or investment decision such person or party may take.


     American Express has agreed to pay each of Lazard and Wolfensohn a fee of $3 million in connection with the Distribution, which fees are in substantial part contingent upon the consummation of the Distribution. Whether or not the Distribution is completed, American Express has agreed to reimburse each of Lazard and Wolfensohn for its reasonable fees and disbursements of counsel and other reasonable out-of-pocket expenses, and to indemnify each of Lazard and Wolfensohn against certain liabilities relating to or arising out of the engagement, including liabilities under the federal securities laws. Each of Lazard and Wolfensohn provides additional financial advisory services to American Express and receives fees for the rendering of these services.

DISTRIBUTION RATIO



     The Distribution Ratio is determined by the ratio of the number of shares of Common Stock to be distributed in the Distribution to the number of American Express common shares outstanding on the Record Date. Prior to the Distribution, Lehman Brothers plans to undertake a reverse split of its Common Stock so that the number of shares of Common Stock distributed to American Express shareholders will be one fifth of one share of Common Stock for every American Express common share held on the Record Date. The Distribution Ratio was determined by American Express and Lehman Brothers. The reverse split is designed to reduce the number of shares of Common Stock outstanding following the Distribution Date to approximately 105 million shares.


THE OFFERING

     Prior to the Distribution, 441,600 shares of Common Stock will be offered and sold by American Express in the Offering to executive officers of Lehman Brothers for an aggregate purchase price of approximately $11.3 million or approximately $25.53 per share. Holdings will not receive any of the proceeds from the sale of the shares of Common Stock by American Express in the Offering.

     Among the factors considered in determining the offering price, in addition to prevailing market conditions, were the financial and operating condition and history of the Company, the business and financial prospects of the Company, the prospects for the industry in which the Company operates, recent market prices of companies in businesses similar to that of the Company and other relevant factors.

DISTRIBUTION AGENT

     The distribution agent (the "Distribution Agent") is Chemical Bank, J.A.F. Building, P.O. Box 3068, New York, New York 10116-3068, telephone 800-463-5911.

MANNER OF EFFECTING THE DISTRIBUTION

     The Distribution will be made on the Distribution Date to common shareholders of record of American Express at the close of business on the Record Date. Prior to the Distribution Date, American Express will deliver all outstanding shares of Common Stock held by it to the Distribution Agent for distribution. The Distribution Agent will mail, beginning on or about the Distribution Date, certificates representing such shares to American Express common shareholders of record on the Record Date. Each American Express common shareholder will receive one-fifth of one share of Common Stock for every common share of American Express held on the Record Date. American Express common shareholders will not be required to pay for the shares of Common Stock received in the Distribution, or to surrender or exchange American Express shares in order to receive Common Stock. No vote of American Express shareholders is required or sought in connection with the Distribution, and American Express shareholders have no appraisal rights in connection with the Distribution.

     No certificates or scrip representing fractional shares will be issued to American Express shareholders as part of the Distribution. In lieu of receiving fractional shares of Common Stock, each record holder of common shares of American Express who would otherwise be entitled to receive a fractional interest in Common Stock will receive cash. The Distribution Agent will, as soon as practicable after the Distribution Date, aggregate and sell all such fractional interests on the NYSE at then-prevailing market prices and distribute the aggregate proceeds (net of brokerage fees) ratably to American Express shareholders of record otherwise entitled to fractional interests. See "Federal Income Tax Consequences" below for a discussion of the federal income tax treatment of fractional interests.


     IN ORDER TO BE ENTITLED TO RECEIVE COMMON STOCK IN THE DISTRIBUTION, AMERICAN EXPRESS SHAREHOLDERS MUST BE SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON THE RECORD DATE, MAY 20, 1994.

RESULTS OF THE DISTRIBUTION

     After the Distribution, Holdings will be an independent public company. Generally, the number and identity of common stockholders of Holdings immediately after the Distribution will be the number and identity of common shareholders of American Express on the Record Date and will also include the Company's employees who acquired Common Stock pursuant to the Offering. See "Management." Immediately after the Distribution, Holdings expects to have approximately 55,000 holders of record of the Common Stock and approximately
105.8 million shares of Common Stock outstanding, based on the number of shareholders of record and outstanding common shares of American Express on February 28, 1994, and the Distribution Ratio of one-fifth of one share of Common Stock for every common share of American Express. The actual number of shares of Common Stock to be distributed will be determined as of the Record Date. The Distribution will not affect the number of outstanding common shares of American Express or any rights of American Express shareholders.

FEDERAL INCOME TAX CONSEQUENCES


     It is a condition to the Distribution that American Express receive an opinion, based on certain representations of American Express and the Company, from Skadden, Arps, Slate, Meagher & Flom ("Tax Counsel"), to the effect that, although the matter is not entirely free from doubt, the Distribution should qualify as a tax-free distribution for federal income tax purposes and that, accordingly:


          (i) no gain or loss will be recognized by a holder of American Express common shares solely as result of the receipt of shares of Common Stock in the Distribution except to the extent that cash is received in lieu of fractional shares of Common Stock. A holder of American Express common shares who receives cash in lieu of fractional shares will recognize gain or loss to the extent of the difference between the holder's basis in the fractional share and the amount received for the fractional share (if the fractional shares are held as capital assets);

          (ii) the holder's tax basis of American Express common shares at the time of the Distribution will be allocated, based on relative fair market values at the time of the Distribution, between such American Express common shares and the Common Stock received in the Distribution;

          (iii) assuming that a holder of American Express common shares holds the American Express common shares as a capital asset, the holder's holding period for the Common Stock received in the Distribution will include the holding period during which the American Express common shares were held; and

          (iv) no gain or loss will be recognized by American Express on the Distribution.


     American Express currently anticipates that it will receive such an opinion prior to the Distribution.



     The opinion of Tax Counsel will not be binding on the Internal Revenue Service (the "Service") or a court and there can be no assurance that the Service will not challenge the validity of the Distribution as a tax-free distribution for federal income tax purposes or that such challenge will not ultimately prevail. In particular, among other things, in order for the Distribution to qualify as a tax-free distribution for federal income tax purposes, American Express must establish to the satisfaction of the Service that the retention by American Express of the Cumulative Preferred Stock or the Redeemable Preferred Stock was not in pursuance of a plan having as one of its principal purposes the avoidance of federal income tax. There is no authority directly applicable to the retention of the Cumulative Preferred Stock or the Redeemable Preferred Stock by American Express. Nonetheless, American Express anticipates that Tax Counsel will conclude that the Distribution should qualify as a tax-free distribution for federal income tax purposes, although the matter is not entirely free from doubt.



     For the foregoing reasons and due to the inherently factual nature of certain of the factors required for the Distribution to qualify as a tax-free distribution, Tax Counsel cannot render an unqualified opinion on this issue. Notwithstanding this, American Express believes, as Tax Counsel is currently anticipated to opine, that the Distribution should qualify as a tax-free distribution for federal income tax purposes.

     American Express also has requested an advance ruling from the Service that the Distribution would qualify as a tax-free distribution for federal income tax purposes. The Service has not yet issued such a ruling and no assurances can be given that such ruling will be forthcoming. If the Service were ultimately to decline to issue such a ruling, such decision, although representing the view of the Service's National Office regarding such request, would not represent a final determination as to whether the Distribution qualifies as a tax-free distribution for federal income tax purposes.

     If the Distribution fails to qualify as a tax-free distribution for federal income tax purposes, a holder of American Express common shares will be considered to have received a taxable dividend includible in income in an amount equal to the fair market value on the Distribution Date of the Common Stock received plus the amount of any cash received in lieu of fractional shares. In general, if certain conditions are met, any amount received by a corporate holder of American Express common shares that is treated as a dividend would be eligible for the dividends-received deduction. If the Distribution is treated as a taxable distribution for federal income tax purposes, the basis of a holder of American Express common shares of the Common Stock received on the Distribution will equal the fair market value of the Common Stock on the Distribution Date and the holding period of the Common Stock will begin on the Distribution Date. In such event, the holder's basis in its American Express common shares and its holding period therefor would not be affected by the Distribution.

     THE FOREGOING IS A SUMMARY OF THE ANTICIPATED PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW. IT DOES NOT PURPORT TO ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES, OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH SHAREHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

     For a description of agreements pursuant to which American Express and the Company have provided for certain tax sharing and other tax-related matters, see "Certain Transactions and Agreements Between the Company and American
Express -- Tax Allocation Agreements."

LISTING AND TRADING OF SHARES OF THE COMMON STOCK

     Application is being made for listing of the Common Stock on the NYSE under the symbol "LEH."

     There is not currently a public market for the Common Stock. Prices at which the Common Stock may trade cannot be predicted. The prices at which the shares of Common Stock will trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the Common Stock, investor perception of the Company and the securities industry, the Company's dividend policy and general economic and market conditions.

     It is expected that the Common Stock will trade on a "when-issued" basis prior to the Record Date and that "regular-way" trading will commence on the Distribution Date.

     The Common Stock distributed to American Express shareholders will be freely transferable, except for shares of Common Stock received by persons who may be deemed to be "affiliates" of Holdings under the Securities Act and shares owned by those employees of the Company who acquired shares through certain employee benefit plans and pursuant to the Phantom Share Conversion. See "The Offering" above. Persons who may be deemed to be affiliates of Holdings after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Holdings and may include certain officers and directors of the Company. Persons who are affiliates of Holdings will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act and Rule 144 thereunder. It is believed that all persons who may be deemed to be affiliates of the Company after the Distribution will own less than 1% of the outstanding shares of Common Stock.

                              RECENT DEVELOPMENTS

CHANGE OF FISCAL YEAR

     On March 28, 1994, the Board of Directors of Holdings approved, subject to the Distribution, a change in the Company's fiscal year end from December 31 to November 30. Such a change to a non-calendar cycle will shift certain year-end administrative activities to a time period that conflicts less with the business needs of the Company's institutional customers.

REDUCTION IN PERSONNEL

     During the first quarter of 1994, the Company completed a review of personnel needs, which will result in the termination of certain personnel. The Company anticipates that it will record a severance charge of approximately $30 million pre-tax in the first quarter of 1994 as a result of these terminations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

THE PRIMERICA TRANSACTION

     On July 31, 1993, pursuant to an asset purchase agreement (the "Primerica Agreement"), the Company completed the sale (the "Primerica Transaction") of LBI's domestic retail brokerage business (except for such business conducted under the Lehman Brothers name) and substantially all of its asset management business (collectively, "Shearson") to Primerica Corporation (now known as Travelers Corporation) ("Travelers") and its subsidiary Smith Barney, Harris Upham & Co. Incorporated ("Smith Barney"). Also included in the Primerica Transaction were the operations and data processing functions that support these businesses, as well as certain of the assets and liabilities related to these operations.

     LBI received approximately $1.2 billion in cash and a $586 million interest bearing note from Smith Barney which was repaid in January 1994 (the "Smith Barney Note"). The Smith Barney Note was issued as partial payment for certain Shearson assets in excess of $600 million which were sold to Smith Barney. The proceeds received at July 31, 1993, were based on the estimated net assets of Shearson, which exceeded the minimum net assets of $600 million prescribed in the Primerica Agreement. As further consideration for the sale of Shearson, Smith Barney agreed to pay future contingent amounts based upon the combined performance of Smith Barney and Shearson, consisting of up to $50 million per year for three years based on revenues, plus 10% of after-tax profits in excess of $250 million per year over a five-year period (the "Participation Rights"). In contemplation of the Distribution, American Express received the first Participation Right payment in the first quarter of 1994. All of the Participation Rights will be assigned to American Express and Nippon Life prior to the Distribution. See "Certain Transactions and Agreements Among Holdings, American Express and Nippon Life." As further consideration for the sale of Shearson, the Company received 2,500,000 shares of 5.50% Convertible Preferred Stock, Series B, of Travelers and a warrant to purchase 3,749,466 shares of common stock of Travelers at an exercise price of $39.00 per share. In August 1993, American Express purchased such preferred stock and warrant from LBI for aggregate consideration of $150 million. See "Business -- Relationship With Smith Barney."

     The Company recognized a 1993 first quarter loss related to the Primerica Transaction of approximately $630 million after-tax ($535 million pre-tax), which amount includes a reduction in goodwill of $750 million and transaction-related costs such as relocation, systems and operations modifications and severance.

THE MELLON TRANSACTION

     On May 21, 1993, pursuant to a stock purchase agreement (the "Mellon Agreement") between Lehman Brothers and Mellon Bank Corporation ("Mellon Bank"), LBI sold to Mellon Bank (the "Mellon Transaction") The Boston Company, Inc. ("The Boston Company") which through subsidiaries is engaged in the private banking, trust and custody, institutional investment management and mutual fund administration businesses. Under the terms of the Mellon Agreement, LBI received approximately $1.3 billion in cash, 2,500,000 shares of Mellon Bank common stock and ten-year warrants to purchase an additional 3,000,000 shares of Mellon Bank's common stock at an exercise price of $50.00 per share. In June 1993, such shares and warrants were sold by LBI to American Express for an aggregate purchase price of $169 million. After accounting for transaction costs and certain adjustments, the Company recognized a 1993 first quarter after-tax gain related to the Mellon Transaction of $165 million.

SHEARSON LEHMAN HUTTON MORTGAGE CORPORATION TRANSACTION

     LBI completed the sale of its wholly owned subsidiary, Shearson Lehman Hutton Mortgage Corporation ("SLHMC"), to GE Capital Corporation on August 31, 1993. The sales price, net of proceeds used to retire indebtedness of SLHMC, was approximately $70 million. During the first quarter of 1993, the Company provided $120 million of pre-tax reserves in anticipation of the sale of SLHMC. After accounting for these reserves, the sale did not have a material effect on the Company's results of operations.


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1994



     The Company reported net income of $42 million for the first quarter of 1994 as compared to a net loss of $451 million for the first quarter of 1993. The first quarter 1994 results included a $13 million charge for the cumulative effect of a change in accounting for postemployment benefits as a result of the adoption of Statement of Financial Accounting Standards No. 112. The 1993 net loss of $451 million was comprised of net income from the Lehman Businesses of $34 million, net income of $189 million from the discontinued operations of the Boston Company, including a $165 million after-tax gain on the sale and after-tax earnings of $24 million, and a net loss from Businesses Sold (as defined herein) of $674 million, which included a loss on the sale of Shearson of $630 million after-tax, a $79 million after-tax charge related to a reserve for non-core businesses recognized in anticipation of the sale of SLHMC, and operating earnings from Shearson of $35 million. The loss on the sale of Shearson included a reduction in goodwill of $750 million and transaction-related costs such as relocation, systems and operations modifications and severance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Net income from continuing operations before the cumulative effect of changes in accounting principles for the Lehman Businesses increased 63% to $55 million for the first quarter of 1994 from $34 million in the first quarter of 1993. Net income for 1994 included an $18 million ($33 million pre-tax) severance charge while net income for 1993 included a $21 million ($32 million pre-tax) reserve for certain non-core partnership syndication activities in which the Company is no longer actively engaged. Excluding these charges, net income from continuing operations before the cumulative effect of changes in accounting principles for the Lehman Businesses increased 33% to $73 million in the first quarter of 1994 from $55 million in the first quarter of 1993. Net revenues from the Lehman Businesses increased slightly to $841 million in the first quarter of 1994 from $829 million in the prior year reflecting strong customer flow partially offset by less favorable trading results. Total non-interest expenses decreased slightly to $753 million in the first quarter of 1994 from $757 million in the first quarter of 1993. The Company's effective tax rate was 38% for the first quarter of 1994 compared to 53% for the Lehman Businesses in the first quarter of 1993.

                                  RISK FACTORS

     Persons receiving this Prospectus should consider carefully the following factors, in addition to those discussed elsewhere in this Prospectus.

NATURE OF THE SECURITIES BUSINESS

     The Company's principal business activities, investment banking, securities trading and sales are, by their nature, subject to volatility, primarily due to changes in interest and foreign exchange rates, global economic and political trends, industry competition and substantial fluctuations in the volume and price level of securities held in trading and underwriting positions. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, levels of profitability are adversely affected because certain expenses remain relatively fixed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

COMPETITION

     All aspects of the Company's business are highly competitive. The Company competes in domestic and international markets directly with numerous other brokers and dealers in securities and commodities, investment banking firms, investment advisors and certain commercial banks and, indirectly for investment funds, with insurance companies and others.

     The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, several small and specialized securities firms have been successful in raising significant amounts of capital for their merger and acquisition activities and merchant banking investment vehicles and for their own accounts. These developments have increased competition from these firms, many of whom have significantly greater equity capital than the Company.

PRINCIPAL TRANSACTIONS

     The Company's trading, market making, underwriting and arbitrage activities involve the purchase, sale or short sale of securities (including foreign exchange, derivative products and certain commodities) as principal. These activities involve the risk of changes in the market prices of such securities and a decrease in the liquidity of markets, which could limit the Company's ability to resell securities purchased or to repurchase securities sold short. See "Business."

REGULATION

     The Company's business is, and the securities and commodities industries generally are, subject to extensive regulation in the United States, at both the federal and state level. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not protecting the interests of Holdings' stockholders. In addition, self-regulatory organizations and other regulatory bodies in the United States such as the NYSE, the NASD, the Commodity Futures Trading Commission (the "CFTC"), the National Futures Association (the "NFA") and the Municipal Securities Rulemaking Board (the "MSRB") require strict compliance with their rules and regulations. Abroad, the Company's business is subject to control by various foreign governments and regulatory bodies. Any change in regulation by such governments and bodies could restrict the participation of United States securities firms, including the Company, in the relevant international capital market. Failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have an adverse effect upon the Company. See "Business -- Regulation."

NET CAPITAL REQUIREMENTS

     The SEC, the NYSE, the CFTC and various other securities and commodities exchanges and other regulatory bodies in the United States and abroad have rules with respect to net capital requirements which could affect the Company. A change in such rules, or the imposition of new rules, affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any unusually large charge against net capital, could adversely affect the ability of Lehman Brothers to expand or maintain present levels of business. See "Business -- Regulation -- Capital Requirements."

MERCHANT BANKING PARTNERSHIPS

     The Company's merchant banking activities consist principally of making equity and equity-related investments in privately negotiated merger, acquisition and leveraged transactions. These transactions can result in investments with higher risks relating to illiquidity and leverage. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGH YIELD SECURITIES

     The Company underwrites, trades, invests and makes markets in high yield debt securities. The Company also syndicates, trades and invests in loans of below investment grade companies. High yield debt securities are defined as securities or loans to companies rated below BBB- by Standard & Poor's Corporation ("S&P") and below Baa3 by Moody's Investor Services, Inc. ("Moody's"), as well as non-rated securities or loans which, in the opinion of management, are non-investment grade.

     High yield debt securities held for sale by the Company generally involve greater risk and volatility than investment grade debt securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and are, therefore, more sensitive to adverse economic conditions. Such debt securities typically rank subordinate to bank debt of the issuer and may rank subordinate to other debt of the issuer. In addition, the market for these securities has been, and may in the future continue to be, characterized by periods of illiquidity. The liquidity of any particular issue may be significantly better or worse than the overall liquidity of the high yield debt market at any time, depending on the quality of the issuer, and during certain periods market quotations may not represent firm bids of dealers or prices of actual sales. In addition, the Company, through its market making and trading activities, may be the sole or principal source of liquidity in certain issues and, as a result, may substantially affect the prices at which such issues trade.

     High yield debt securities are carried at market value and unrealized gains or losses for these securities are reflected in the Company's Consolidated Statement of Operations. The Company's portfolio of such securities at December 31, 1993 and 1992 included long positions with an aggregate market value of approximately $1 billion and $920 million, respectively, and short positions with an aggregate market value of approximately $75 million and $50 million, respectively. The Company's portfolio may from time to time contain concentrated holdings of selected issues. The Company's two largest high yield positions were $179 million and $82 million at December 31, 1993 and $180 million and $123 million at December 31, 1992.

NON-CORE ASSETS

     The Company has made investments in and provided financial support to certain partnerships (the assets of which are primarily real estate). At December 31, 1993 and 1992, the Company had net exposure including commitments and contingent liabilities of $252 million and $329 million, respectively, for these activities. Although a decline in the real estate market or the economy in general or a change in the Company's disposition strategy could result in additional real estate reserves, the Company believes it is adequately reserved. The Company discontinued the origination of partnership syndication and real estate investments in March 1990.

DEPENDENCE ON CREDIT RATINGS

     The Company, like other companies in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations. Access to the global capital markets for unsecured financing, such as commercial paper and short-term debt, senior notes and subordinated indebtedness, is dependent on the Company's short-term and long-term debt ratings. In addition, the Company's existing and prospective customers and clients base their decision to do business with the Company in part on the Company's debt ratings. A debt rating downgrade would reduce the availability of unsecured funding and increase the cost of that funding to the Company and could affect the Company's ability to transact business with certain customers and clients. Holdings' current long-term/short-term senior debt ratings are as follows: S&P A/A-1; Moody's A3/P-2; IBCA A-/A1; and Thomson BankWatch -- /TBW-1. As of the Distribution Date, the Company expects to receive long-term/short-term debt ratings from Fitch Investor Services of A/F-1.

     The Company maintains an ongoing dialogue with several of the nationally recognized rating agencies to provide timely information on the Company's financial results, operations and other credit related matters. The Company expects that, as of the Distribution, all of its current debt ratings will be affirmed. However, no assurances can be given that, following the Distribution, the Company will continue to maintain its current debt ratings and level of access to the global capital markets.


CERTAIN ANTI-TAKEOVER EFFECTS



     The Certificate of Incorporation and By-laws of Holdings will include, as of the Distribution Date, certain provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might believe to be in its best interest including those attempts that might result in a premium over the market price for the shares of Common Stock. These provisions include a classified board of directors, the inability of the stockholders to take any action without a meeting or to call special meetings of stockholders, certain advance notice procedures for nominating candidates for election as directors and for submitting proposals for consideration at stockholders' meetings, and limitations on the ability to remove directors and the filling of vacancies on the Board of Directors. In addition, the Board of Directors has the ability to establish by resolution one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rate, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors, without any further stockholder approval. Section 203 of the Delaware General Corporation Law may have an anti-takeover effect as well. See "Description of Capital Stock" and "Certain Corporate Governance Matters."



     In addition, the terms of the Redeemable Preferred Stock provide that, in the case of certain change of control situations, the holders of the Redeemable Preferred Stock shall have the right to require the Company to redeem all of the Redeemable Preferred Stock for an aggregate redemption price initially equal to $400 million if such an event takes place prior to the first anniversary of the Distribution Date, declining by $50 million per year in each of the next seven years thereafter. Also, Nippon Life has certain rights pursuant to which it may require, under certain circumstances, the Company to repurchase shares of Series A Preferred Stock and/or Common Stock held by Nippon Life. These redemption and repurchase rights may have an anti-takeover effect and may delay, defer or prevent a tender offer or take-over attempt that a stockholder might believe to be in his best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. See "Certain Transactions and Agreements Among Holdings, American Express and Nippon Life" and "Description of Capital Stock -- Preferred Stock."


NO PRIOR MARKET

     Prior to the Offering and the Distribution, there has been no public market for the Common Stock. Although the Company is applying for the listing of the Common Stock on the NYSE, no assurance can be given that an active trading market for the Common Stock will develop. Prices at which the Common Stock may trade cannot be predicted. The prices at which the shares of Common Stock will trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the Common Stock, investor perception of the Company and the securities industry, the Company's dividend policy and general economic and market conditions.

LITIGATION

     Many aspects of the Company's business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities and commodities industries, including class action suits that generally seek substantial damages and often treble damages for alleged violations of the Federal Racketeer Influenced and Corrupt Organizations Act ("RICO"). Underwriters are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. The Company has been named as defendant in class action and other suits. See "Business -- Legal Proceedings."

PERSONNEL

     Most aspects of the Company's business are dependent on highly skilled individuals. The Company devotes considerable resources to recruiting, training and compensating such individuals. Individuals employed by the Company may, however, choose to leave the Company at any time to pursue other opportunities. See "Business -- Employees" and "Management." The Company has attempted to reduce this possibility by creating incentives for employees to remain with the Company including certain deferred compensation programs. See "Recent Developments" and "Management."

                                USE OF PROCEEDS


     Holdings will not receive any of the proceeds from the sale of the shares of Common Stock by American Express in the Offering. The proceeds to Holdings from the Equity Investment (approximately $1.2 billion) will be used to repay commercial paper and short-term debt and to pay costs in connection with the Concurrent Transactions and certain other related expenses estimated to be $20 million.


                                DIVIDEND POLICY

     Holdings anticipates that following the Distribution Date it will pay a dividend for the third quarter of 1994 of $0.125 per share of Common Stock. No such dividend, however, has been declared and the payment of dividends will be a business decision to be made by Holdings' Board of Directors from time to time based on considerations the Board of Directors deems relevant and will be payable only out of funds legally available under Delaware law. Relevant considerations are likely to include: (i) the Company's earnings, (ii) general market conditions, (iii) the dividend policy of the Company's public competitors, (iv) the capitalization of the Company's competitors and (v) preferred stock dividend requirements, including the dividend requirements applicable to the Redeemable Preferred Stock.

                                 CAPITALIZATION

     The following table sets forth the actual and pro forma consolidated capitalization and short-term indebtedness of the Company as of December 31, 1993. The pro forma capitalization gives effect to the Concurrent Transactions and the use of proceeds therefrom as if such transactions had occurred on December 31, 1993. See "Prospectus Summary -- Concurrent Transactions," "The Offering and the Distribution" and "Use of Proceeds." This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.


                                                                    PRO FORMA
                                                     ACTUAL        ADJUSTMENTS           PRO FORMA
                                                     -------       -----------           ---------
                                                           (in millions, except share data)
Commercial paper and short-term debt...............  $11,205         $(1,193)(a)          $10,012
Long-term indebtedness:
  Senior notes.....................................    7,779                                7,779
  Subordinated indebtedness........................    2,120                                2,120
                                                     -------       -----------           ---------
          Total commercial paper, short-term
            and long-term indebtedness.............   21,104          (1,193)              19,911
                                                     -------       -----------           ---------
Stockholders' equity:
  Preferred stock, $1 par value; 38,000,000 shares
     authorized:
     5% Cumulative Convertible Voting, Series A,
       13,000,000 shares authorized, issued and
       outstanding; $39.10 liquidation preference
       per share...................................      508                                  508
     Money Market Cumulative, 3,300 shares
       authorized; 250 shares issued and
       outstanding; $1,000,000 liquidation
       preference per share........................      250            (250)(b)
     Cumulative Voting, 8,000,000 shares issued and
       outstanding pro forma; $25.00 liquidation
       preference per share........................                      200(c)               200
     Redeemable Voting, 1,000 shares issued and
       outstanding pro forma; $1.00 liquidation
       preference
       per share...................................                       --(c)                --
  Common Stock, $.10 par value; 300,000,000 shares
     authorized; 168,235,284 shares (53,494,158
     shares as adjusted for the Reverse Stock
     Split) issued and outstanding; 105,776,664
     shares issued and outstanding
     pro forma.....................................       17              (6)(d)               11
  Additional paid-in capital.......................    1,871           1,306(b)(d)(e)       3,177
  Foreign currency translation adjustment..........      (12)               (f)               (12)
  Accumulated deficit..............................     (582)                                (582)
                                                     -------       -----------           ---------
          Total stockholders' equity...............    2,052           1,250                3,302
                                                     -------       -----------           ---------
          Total indebtedness and stockholders'
            equity.................................  $23,156         $    57(f)           $23,213
                                                     -------       -----------           ---------
                                                     -------       -----------           ---------


- ---------------
(a) Reflects the repayment of commercial paper and short-term debt with the proceeds from the Equity Investment. See "Use of Proceeds."

(b) Reflects the MMP Exchange.

(c) Reflects the Preferred Stock Purchases by American Express and Nippon Life.

(d) Reflects the decrease in the aggregate par value of Common Stock outstanding and corresponding increase in additional paid-in-capital from the Reverse Stock Split, partially offset by the increase in aggregate par value due to the issuance of Common Stock.

(e) Reflects the American Express Common Stock Purchase of approximately $903.8 million and the NL Common Stock Purchase of approximately $89.2 million.

(f) Reflects the Phantom Share Conversion.

             CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


    The following pro forma financial data has been derived from and should be read in conjunction with the pro forma consolidated financial statements and the notes thereto included elsewhere in this Prospectus and has been prepared by the Company based on certain adjustments to the audited historical consolidated financial statements of the Company included elsewhere in this Prospectus. The pro forma statement of operations reflects adjustments for the Concurrent Transactions and the sales during 1993 of The Boston Company, Shearson and SLHMC (see "Recent Developments") as if such transactions had occurred as of January 1, 1993. These adjustments include (i) the elimination of revenues and expenses of Shearson and SLHMC, (ii) the elimination of the loss on the sale of Shearson and the reserves related to the sale of SLHMC, and (iii) a reduction in net interest expense to reflect the use of proceeds from the Concurrent Transactions and the sales of The Boston Company, Shearson and SLHMC to reduce commercial paper, short-term debt and senior notes. The pro forma balance sheet reflects adjustments for the Concurrent Transactions as if such transactions had occurred as of December 31, 1993.


    The pro forma financial data does not purport to present the financial position and results of operations of the Company had the Concurrent Transactions and the sale of The Boston Company, Shearson and SLHMC actually occurred as of such dates, nor is it necessarily indicative of results of operations that may be achieved in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements and the pro forma consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                                            YEAR ENDED
                                                                                                        DECEMBER 31, 1993
                                                                                                     ------------------------
                                                                                                     HISTORICAL     PRO FORMA
                                                                                                     ----------     ---------
                                                                                                     (in millions, except per
                                                                                                           share data)
STATEMENT OF OPERATIONS:
Revenues
  Market making and principal transactions.........................................................   $  1,967       $ 1,644
  Investment banking...............................................................................        972           802
  Commissions......................................................................................      1,316           488
  Interest and dividends...........................................................................      5,840         5,679
  Other............................................................................................        491            79
                                                                                                     ----------     ---------
         Total revenues............................................................................     10,586         8,692
  Interest expense.................................................................................      5,368         5,203
                                                                                                     ----------     ---------
         Net revenues..............................................................................      5,218         3,489
                                                                                                     ----------     ---------
Non-interest expenses
  Compensation and benefits(a).....................................................................      2,989         1,825
  Other expenses...................................................................................      1,515         1,045
  Loss on sale of Shearson.........................................................................        535            --
  Reserves for non-core businesses(b)..............................................................        152            32
                                                                                                     ----------     ---------
         Total non-interest expenses...............................................................      5,191         2,902
                                                                                                     ----------     ---------
Income (loss) from continuing operation before taxes and
  cumulative effect of changes in accounting principles............................................         27           587
Provision for (benefit from) income taxes..........................................................        318           219
                                                                                                     ----------     ---------
Income (loss) from continuing operations before
  cumulative effect of changes in accounting principles............................................       (291)          368
Preferred stock dividends(c).......................................................................         48            42
                                                                                                     ----------     ---------
Income (loss) from continuing operations before cumulative effect of changes
  in accounting principles applicable to Common Stock..............................................   $   (339)      $   326
                                                                                                     ----------     ---------
                                                                                                     ----------     ---------
Income (loss) from continuing operations per share of Common Stock(d)..............................   $  (3.20)      $  3.08
                                                                                                     ----------     ---------
                                                                                                     ----------     ---------


- ---------------


(a) The Company will recognize compensation expense equal to (i) the increase in book value attributable to the Phantom Shares and (ii) the excess, if any, of the market value of the Common Stock issued pursuant to the Phantom Share Conversion over the price paid by employees for the Phantom Shares.



(b) The historical and pro forma amounts include $32 million of reserves related to certain partnership syndication activities in which the Company is no longer actively engaged. The historical amount also includes $120 million of reserves related to the sale of SLHMC.



(c) Historical amounts represent dividends payable on the 5% Cumulative Convertible Voting Preferred Stock, Series A, and the Money Market Cumulative Preferred Stock. Pro forma amounts include dividends payable on the 5% Cumulative Convertible Voting Preferred Stock, Series A, and the Cumulative Preferred Stock. An 8 1/2% dividend rate has been assumed on the Cumulative Preferred Stock. However, this rate will be based on prevailing market rates at the time of issuance and is therefore subject to adjustment. A 1/4% change in the dividend rate would increase or decrease the Company's annual dividend payment by $0.5 million. Holders of the Redeemable Preferred Stock will be entitled to receive, in the aggregate, an annual dividend equal to 50% of the Company's net income in excess of $400 million per year, with a maximum dividend of $50 million per year, for each of the next eight years commencing on or about the Distribution Date. On a pro forma basis, no such dividends would have been payable in 1993.



(d) Per share data is calculated based on 105,776,664 pro forma shares of Common Stock outstanding immediately following the Concurrent Transactions.

                                 BALANCE SHEET


                                                                                DECEMBER 31, 1993
                                                                     ---------------------------------------
                                                                                     PRO FORMA         PRO
                                                                     HISTORICAL     ADJUSTMENTS       FORMA
                                                                     ----------     -----------      -------
                                                                        (in millions, except share data)
                              ASSETS
Cash and cash equivalents..........................................   $  1,333                       $ 1,333
Cash and securities segregated and on deposit for regulatory and
  other purposes...................................................      1,073                         1,073
Securities and other financial instruments owned...................     35,699                        35,699
Collateralized short-term agreements...............................     30,418                        30,418
Receivables........................................................     10,398                        10,398
Other assets.......................................................      1,279                         1,279
Excess of cost over fair value of net assets acquired (net of
  accumulated amortization of $107)................................        274                           274
                                                                     ----------                      -------
         Total assets..............................................   $ 80,474                       $80,474
                                                                     ----------                      -------
                                                                     ----------                      -------
               LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term debt...............................   $ 11,205        $(1,193)(a)    $10,012
Securities and other financial instruments sold but not yet
  purchased........................................................      8,313                         8,313
Securities sold under agreements to repurchase.....................     39,191                        39,191
Securities loaned..................................................      1,116                         1,116
Payables...........................................................      5,515                         5,515
Accrued liabilities and other payables.............................      3,183            (57)(b)      3,126
Senior notes.......................................................      7,779                         7,779
Subordinated indebtedness..........................................      2,120                         2,120
                                                                     ----------     -----------      -------
         Total liabilities.........................................     78,422         (1,250)        77,172
                                                                     ----------     -----------      -------
Stockholders' equity:
  Preferred stock, $1 par value; 38,000,000 shares authorized:
    5% Cumulative Convertible Voting, Series A, 13,000,000 shares authorized, issued and outstanding; $39.10 liquidation
      preference per share.........................................        508                           508
    Money Market Cumulative, 3,300 shares authorized; 250 shares issued and outstanding; $1,000,000 liquidation preference per
      share........................................................        250           (250)(c)
    Cumulative Voting, 8,000,000 shares issued and outstanding
      pro forma; $25.00 liquidation preference per share...........                       200(d)         200
    Redeemable Voting, 1,000 shares issued and outstanding pro
      forma; $1.00 liquidation preference per share................                        --(d)          --
  Common Stock, $.10 par value; 300,000,000 shares authorized;
    168,235,284 shares (53,494,158 shares as adjusted for the
    Reverse Stock Split) issued and outstanding; 105,776,664 shares
    issued and outstanding pro forma...............................         17             (6)(e)         11
  Additional paid-in capital.......................................      1,871            904(f)       3,177
                                                                                          250(c)
                                                                                           89(g)
                                                                                           57(b)
                                                                                            6(e)
  Foreign currency translation adjustment..........................        (12)                          (12)
  Accumulated deficit..............................................       (582)                         (582)
                                                                     ----------     -----------      -------
         Total stockholders' equity................................      2,052          1,250          3,302
                                                                     ----------     -----------      -------
                                                                      $ 80,474        $              $80,474
                                                                     ----------     -----------      -------
                                                                     ----------     -----------      -------


- ---------------
(a) Reflects the repayment of commercial paper and short-term debt with the proceeds from the Equity Investment. See "Use of Proceeds."
(b) Reflects the Phantom Share Conversion.
(c) Reflects the MMP Exchange.
(d) Reflects the Preferred Stock Purchases by American Express and Nippon Life.
(e) Reflects the decrease in the aggregate par value of Common Stock outstanding and corresponding increase in additional paid-in-capital from the Reverse Stock Split, partially offset by the increase in aggregate par value due to the issuance of Common Stock.
(f) Reflects the American Express Common Stock Purchase of approximately $903.8 million.
(g) Reflects the NL Common Stock Purchase of approximately $89.2 million.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain consolidated financial information with respect to the Company and is derived from the audited historical financial statements of the Company. During 1993, the Company completed the sales of three businesses: The Boston Company on May 21; Shearson on July 31; and SLHMC on August 31. See "Recent Developments." In the Company's historical financial statements, the operating results of The Boston Company are accounted for as a discontinued operation while the operating results of Shearson and SLHMC are included in the Company's results from continuing operations through their respective sale dates. As a result, the Company's results of operations for 1993 are not directly comparable with the results for prior periods or with the pro forma consolidated financial data. In addition, historical financial information may not be indicative of the Company's future performance as an independent company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited historical consolidated financial statements and the notes thereto and the pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                     YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------------
                                                       1989        1990        1991       1992        1993
                                                      -------     -------     ------     -------     -------
                                                      (in millions, except per share data)
STATEMENT OF OPERATIONS DATA: (a)
Revenues
  Market making and principal transactions..........  $ 1,269     $ 1,199     $1,696     $ 1,697     $ 1,967
  Investment banking................................      949         553        674         892         972
  Commissions.......................................    1,858       1,508      1,649       1,677       1,316
  Interest and dividends............................    6,022       4,927      5,239       5,661       5,840
  Other.............................................      678         563        572         684         491
                                                      -------     -------     ------     -------     -------
         Total revenues.............................   10,776       8,750      9,830      10,611      10,586
  Interest expense..................................    5,884       4,734      4,925       5,185       5,368
                                                      -------     -------     ------     -------     -------
         Net revenues...............................    4,892       4,016      4,905       5,426       5,218
                                                      -------     -------     ------     -------     -------
Non-interest expenses
  Compensation and benefits.........................    2,856       2,451      2,899       3,310       2,989
  Other expenses(b).................................    1,929       1,707      1,712       2,118       1,515
  Loss on sale of Shearson..........................       --          --         --          --         535
  Reserves for non-core businesses(c)...............       --          --         --          --         152
  Other charges(d)..................................       --         607        144         245          --
                                                      -------     -------     ------     -------     -------
         Total non-interest expenses................    4,785       4,765      4,755       5,673       5,191
                                                      -------     -------     ------     -------     -------
Income (loss) from continuing operations before
  taxes and cumulative effect of changes in
  accounting principles.............................      107        (749)       150        (247)         27
Provision for (benefit from) income taxes...........       39         (57)       (47)        (54)        318
                                                      -------     -------     ------     -------     -------
Income (loss) from continuing operations before
  cumulative effect of changes in accounting
  principles........................................       68        (692)       197        (193)       (291)
                                                      -------     -------     ------     -------     -------
Income (loss) from discontinued operations, net of
  taxes
  Income (loss) from operations.....................       42        (117)        10          77          24
  Gain on disposal..................................       --          --         --          --         165
                                                      -------     -------     ------     -------     -------
                                                           42        (117)        10          77         189
                                                      -------     -------     ------     -------     -------
Income (loss) before cumulative effect of changes in
  accounting principles.............................      110        (809)       207        (116)       (102)
Cumulative effect of changes in accounting
  principles(e).....................................       --        (157)        --          (7)         --
                                                      -------     -------     ------     -------     -------
Net income (loss)...................................      110        (966)       207        (123)       (102)
Preferred stock dividends...........................       25          48         48          48          48
                                                      -------     -------     ------     -------     -------
Net income (loss) applicable to Common Stock........  $    85     $(1,014)    $  159     $  (171)    $  (150)
                                                      -------     -------     ------     -------     -------
                                                      -------     -------     ------     -------     -------
Income (loss) from continuing operations per share
  of Common Stock(f)................................                                                 $ (3.20)
                                                                                                     -------
                                                                                                     -------
Net income (loss) per share of Common Stock(f)......                                                 $ (1.41)
                                                                                                     -------
                                                                                                     -------

                                                                                  AS OF DECEMBER 31,
                                                                -------------------------------------------------------
                                                                 1989        1990        1991        1992        1993
                                                                -------     -------     -------     -------     -------
BALANCE SHEET DATA: (in millions)
Total assets..................................................  $52,372     $55,081     $59,742     $85,232     $80,474
Long-term indebtedness(g).....................................    6,766       5,472       5,731       7,680       9,899
Total stockholders' equity....................................    2,200       2,027       2,348       2,361       2,052
OTHER FINANCIAL DATA:
Total assets excluding matched book(h) (in millions)..........  $39,710     $41,892     $44,056     $58,866     $54,428
Ratio of total assets to total stockholders' equity...........     23.8x       27.2x       25.4x       36.1x       39.2x
Ratio of total assets excluding matched book to total
  stockholders' equity(h).....................................     18.1x       20.7x       18.8x       24.9x       26.5x

- ---------------
(a) Certain revenue and expense amounts for each of the years prior to 1993 have been reclassified to conform to the current period's presentation.

(b) Other expenses in 1991 includes $32 million write-down of the Company's equity investment in DR Holdings Inc., the former parent company of Computervision Corporation. 1992 amount includes $90 million in litigation reserves and a $162 million write-down of the carrying value of certain real estate investments.

(c) Includes $32 million of reserves for certain non-core partnership syndication activities in which the Company is no longer actively engaged and $120 million of reserves related to the sale of SLHMC.

(d) Amounts reflect charges associated with the restructuring of the Company in 1990, the write-off of the Company's investment in First Capital Holdings Corporation in 1991 and a write-down of the carrying value of the Company's holdings of Computervision Corporation in 1992.

(e) Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," for the Company's retiree health and other benefit plans. The cumulative effect of adopting SFAS No. 106 reduced 1992 net income by $76 million (net of taxes of $52 million). Of this amount, $5 million (net of taxes of $3 million) related to discontinued operations. The Company adopted SFAS No. 109 "Accounting for Income Taxes," as of January 1, 1992 and recorded a $69 million increase in consolidated net income from the cumulative effect of a change in accounting principle, $64 million of which related to discontinued operations. Effective as of January 1, 1990, the Company adopted the policy of expensing the cost of all internally developed software as incurred. The cumulative effect of the change for periods prior to January 1, 1990 increased the 1990 net loss by $157 million, $58 million of which related to discontinued operations.

(f) Per share data is calculated based on 105,776,664 pro forma shares of Common Stock outstanding immediately following the Concurrent Transactions.

(g) Long-term indebtedness includes senior notes and subordinated indebtedness.

(h) Matched book represents a short-term interest rate arbitrage collateralized primarily by U.S. government and agency securities. Several nationally recognized rating agencies consider "securities purchased under agreements to resell" ("reverse repos") a proxy for matched book assets. These rating agencies consider reverse repos to have a low risk profile, and when evaluating the Company's capital strength and financial ratios, exclude reverse repos in the calculation of total assets divided by total equity. Although there are other assets with similar risk characteristics on the Company's balance sheet, the exclusion of reverse repos from total assets in this calculation reflects the fact that these assets are matched against liabilities of a similar nature, and therefore require minimal amounts of capital support. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity to be a more meaningful measure of the Company's leverage.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT

     The Company's principal business activities, investment banking and securities trading and sales are, by their nature, subject to volatility, primarily due to changes in interest and foreign exchange rates, global economic and political trends and industry competition. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In 1993, the Company's operating results were achieved in an environment of declining interest rates in the United States, mixed economic trends around the world and continued globalization of the capital markets.

     The general decline in interest rates in the United States, which began in 1990, continued in 1993 with interest rates declining to their lowest levels in more than 10 years. Investors, seeking higher returns, reduced their holdings of short-term fixed income securities in favor of longer term debt and equity securities in U.S. and non-U.S. markets. Corporate issuers took advantage of this environment and the pools of capital available for investment to restructure their balance sheets through the issuance of equity, repayment of debt and refinancing of debt at lower interest rates. These factors resulted in record levels of debt and equity issuances in 1993.

     In addition, though the U.S. economy grew slowly in 1993, and the economies of Europe and Japan continued to stagnate, many emerging market economies, particularly in Asia and Latin America, grew more rapidly. Increasing ease of cross-border capital movement, due to lessening of currency and investment restrictions, enhanced the ability of investors and issuers to participate in the international capital markets.

RESULTS OF OPERATIONS

     During 1993, the Company completed the sales of three businesses: The Boston Company on May 21; Shearson on July 31; and SLHMC on August 31. See "Recent Developments." In the Company's audited historical consolidated financial statements, the operating results of The Boston Company are accounted for as a discontinued operation while the operating results of Shearson and SLHMC are included in the Company's results from continuing operations through their respective sale dates.

     Because of the significant sale transactions completed during 1993, the Company's historical financial statements are not fully comparable for all years presented. To facilitate an understanding of the Company's results, the following discussion is segregated into three sections and provides financial tables that serve as the basis for the review of results. These sections are as follows:

     - Historical Results: the results of the Company's ongoing businesses; the results of Shearson and SLHMC through their respective sale dates; the loss on the sale of Shearson; the reserves for non-core businesses; the results of The Boston Company (accounted for as a discontinued operation); and the cumulative effect of changes in accounting principles.

     - The Lehman Businesses: the results of the ongoing businesses of the Company.

     - The Businesses Sold: the results of Shearson and SLHMC; the loss on the sale of Shearson; and the reserves for non-core businesses related to the sale of SLHMC.

HISTORICAL RESULTS (CONTINUING, SOLD AND DISCONTINUED BUSINESSES)

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1991       1992       1993
                                                               ------     ------     ------
                                                                      (in millions)
    Net revenues.............................................  $4,905     $5,426     $5,218
    Total non-interest expenses..............................   4,755      5,673      5,191
                                                               ------     ------     ------
    Income (loss) from continuing operations before taxes....     150       (247)        27
    Provision for (benefit from) income taxes................     (47)       (54)       318
                                                               ------     ------     ------
    Income (loss) from continuing operations.................     197       (193)      (291)
    Income from discontinued operations, net of taxes........      10         77        189
                                                               ------     ------     ------
    Income (loss) before cumulative effect of changes in
      accounting principles..................................     207       (116)      (102)
    Cumulative effect of changes in accounting principles....                 (7)
                                                               ------     ------     ------
    Net income (loss)........................................  $  207     $ (123)    $ (102)
                                                               ------     ------     ------
                                                               ------     ------     ------

HISTORICAL RESULTS (CONTINUING, SOLD AND DISCONTINUED BUSINESSES)
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

     Net revenues decreased 4% to $5,218 million in 1993 from $5,426 million in 1992 due to the sale of Shearson and SLHMC, offset in part by a 25% increase in net revenues of the Lehman Businesses. Net revenues of $5,426 million in 1992 increased 11% over 1991 net revenues of $4,905 million with net revenues of the Lehman Businesses and the Businesses Sold increasing by 11% and 10%, respectively.

     Non-interest expenses decreased 8% to $5,191 million in 1993 from $5,673 million in 1992 due to the sale of Shearson and SLHMC and to a decrease in non-interest expenses of the Lehman Businesses. Non-interest expenses of $5,673 million in 1992 increased 19% over 1991 non-interest expenses of $4,755 million due primarily to $497 million of write-downs and reserves taken in 1992 and a 15% increase in compensation and benefits expenses related to the Businesses Sold.

     The Company reported a net loss of $102 million for the year ended December 31, 1993 compared to a net loss of $123 million in 1992 and net income of $207 million in 1991. Included in the 1993 net loss of $102 million was an after-tax loss on the sale of Shearson of $630 million ($535 million pre-tax) and an after-tax charge of $100 million ($152 million pre-tax) related to certain non-core businesses, including a $79 million ($120 million pre-tax) charge related to the sale of SLHMC and a $21 million ($32 million pre-tax) charge related to certain partnership syndication activities in which the Company is no longer actively engaged. The 1993 net loss also included income from discontinued operations of The Boston Company of $189 million, which included an after-tax gain of $165 million on the sale and after-tax operating earnings of $24 million. The 1992 net loss of $123 million included charges totaling $316 million ($497 million pre-tax) consisting of $59 million ($90 million pre-tax) of additional litigation reserves, a $107 million ($162 million pre-tax) write-down in the carrying value of certain real estate investments, and a $150 million ($245 million pre-tax) charge related to the Company's holdings of Computervision Corporation ("Computervision"). Also included in the 1992 results were income from discontinued operations of $77 million and a charge of $7 million related to the cumulative effect of the changes in accounting for non-pension postretirement benefits and income taxes. Net income of $207 million in 1991 included a $144 million (pre-tax and after-tax) write-off of the Company's investment in First Capital Holdings Corporation ("FCH"), a $32 million (pre-tax and after-tax) write-down of the Company's equity-related investment in DR Holdings Inc., the former parent company of Computervision, income from discontinued operations of $10 million, and a $122 million tax benefit on previously reported losses for which no financial statement benefit had been permitted.

     Included in the table below are the specific revenue and expense categories comprising the historical results as segregated between the Lehman Businesses and the Businesses Sold. The historical amounts for the Lehman Businesses do not include pro forma adjustments for the effects of the Concurrent Transactions and, therefore, differ in some respects from the pro forma financial statements included elsewhere in this Prospectus.

                                                              YEARS ENDED DECEMBER 31,
                   --------------------------------------------------------------------------------------------------------------

                                  1991                                  1992                                  1993
                   ----------------------------------    ----------------------------------    ----------------------------------
                     LEHMAN    BUSINESSES                  LEHMAN    BUSINESSES                  LEHMAN    BUSINESSES
  (IN MILLIONS)    BUSINESSES     SOLD     HISTORICAL    BUSINESSES     SOLD     HISTORICAL    BUSINESSES     SOLD     HISTORICAL
                   ----------  ----------  ----------    ----------  ----------  ----------    ----------  ----------  ----------
Revenues:
  Market making
    and principal
   transactions...   $1,146      $  550                    $1,122      $  575                    $1,644      $  323
  Investment
    banking.......      468         206                       674         218                       802         170
  Commissions.....      495       1,154                       446       1,231                       488         828
  Interest and
    dividends.....    4,909         330                     5,404         257                     5,679         161
  Other...........       50         522                        65         619                        79         412
                   ----------  ----------                ----------  ----------                ----------  ----------
    Total
      revenues....    7,068       2,762                     7,711       2,900                     8,692       1,894
  Interest
    expense.......    4,569         356                     4,928         257                     5,225         143
                   ----------  ----------                ----------  ----------                ----------  ----------
    Net
      revenues....    2,499       2,406      $4,905         2,783       2,643      $5,426         3,467       1,751      $5,218
                   ----------  ----------  ----------    ----------  ----------  ----------    ----------  ----------  ----------
Non-interest
  expenses:
  Compensation and
    benefits......    1,370       1,529                     1,551       1,759                     1,825       1,164
  Other
    expenses......      900         812                     1,341         777                     1,045         470
  Loss on sale of
    Shearson......                                                                                              535
  Reserves and
    other
    charges.......      144                                   245                                    32         120
                   ----------  ----------                ----------  ----------                ----------  ----------
    Total
      non-interest
      expenses....    2,414       2,341       4,755         3,137       2,536       5,673         2,902       2,289       5,191
                   ----------  ----------  ----------    ----------  ----------  ----------    ----------  ----------  ----------
Income (loss) from
  continuing
  operations
  before taxes and
  cumulative
  effect of
  changes in
  accounting
  principles......       85          65         150          (354)        107        (247)          565        (538)         27
Provision for
  (benefit from)
  income taxes....      (84)         37         (47)         (109)         55         (54)          210         108         318
                   ----------  ----------  ----------    ----------  ----------  ----------    ----------  ----------  ----------
Income (loss) from
  continuing
  operations
  before
  cumulative
  effect of
  changes in
  accounting
  principles......   $  169      $   28      $  197        $ (245)     $   52      $ (193)       $  355      $ (646)     $ (291)
                   ----------  ----------  ----------    ----------  ----------  ----------    ----------  ----------  ----------
                   ----------  ----------  ----------    ----------  ----------  ----------    ----------  ----------  ----------

THE LEHMAN BUSINESSES
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

     Summary. For the Lehman Businesses, income from continuing operations before the cumulative effect of changes in accounting principles was $355 million in 1993 consisting of $376 million of income from the continuing businesses and a $21 million reserve ($32 million pre-tax) for certain non-core partnership syndication activities in which the Company is no longer actively engaged. The loss of $245 million in 1992 from the Lehman Businesses includes charges totaling $316 million ($497 million pre-tax), as described above in "Historical Results."

     Net Revenues. Net revenues increased 25% to $3,467 million in 1993 from $2,783 million in 1992. Revenues related to market making and principal transactions and investment banking were the primary sources of the increase. Net revenues increased both domestically and internationally. Revenues associated with international products and services increased 63% to $850 million in 1993 from $520 million in 1992. The Company estimates that approximately $300 million in 1993 revenues that were associated with domestic products and services resulted from relationships with international clients and customers. These international results reflect the Company's strategy to increase the global scope of its business activities.

     Market Making and Principal Transactions. Market making and principal transactions include the results of the Company's market making and trading related to customer activities, as well as proprietary trading for the Company's own account. Revenues from these activities encompass net realized and mark-to-market gains (losses) on securities and other financial instruments owned as well as securities and other financial instruments sold but not yet purchased. The Company utilizes various hedging strategies as it deems appropriate to minimize its exposure to significant movements in interest and foreign exchange rates and the equity markets. Market making and principal transactions revenues increased 47% to $1,644 million in 1993 from $1,122 million in 1992, reflecting greater activity and strong customer order flow across all business lines. The following discussion provides an analysis of the Company's market making and principal transactions revenues based upon the various product groups which generated these revenues.

     Market Making & Principal Transactions Revenues (in millions):

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1991       1992       1993
                                                           ------     ------     ------
        Fixed income...................................    $  643     $  671     $  759
        Equity.........................................       338        243        338
        Derivative products............................        85        136        399
        Foreign exchange and commodities...............        80         72        148
                                                           ------     ------     ------
                                                           $1,146     $1,122     $1,644
                                                           ------     ------     ------
                                                           ------     ------     ------

     Fixed income revenues increased 13% to $759 million in 1993 from $671 million in 1992. This increase was due principally to increased revenues from several products, particularly emerging markets, high yield and corporate debt instruments.

     Equity revenues include net gains on market making and trading in listed and over-the-counter equity securities. Equity revenues increased 39% to $338 million in 1993 from $243 million in 1992, primarily as a result of higher revenues from the Company's proprietary trading activities.

     Derivative products revenues, which include revenues from fixed income derivative products and equity derivative products, increased 193% to $399 million in 1993 from $136 million in 1992.

     Fixed income derivative products revenues include net revenues from the trading and market making activities of the Company's fixed income derivative products business. These products include interest rate and currency swaps, caps, collars, floors and similar instruments. Fixed income derivative products revenues increased 197% to $318 million in 1993 from $107 million in 1992, representing 40% of the total increase in market making and principal transactions revenues. The increased revenues were primarily a result of increased Company activity in these markets and increased usage of these products by the Company's clients and customers. At December 31, 1993, the notional value of the Company's fixed income derivatives contracts increased to over $260 billion from approximately $105 billion at December 31, 1992. Notional amounts do not represent a quantification of the market or credit risk of the positions; rather, notional amounts represent the amounts used to calculate contractual cash flows to be exchanged and are generally not actually paid or received. During 1994, the Company will commence derivative trading and market making activities through Lehman Brothers Financial Products Inc., a separately capitalized triple-A rated derivatives subsidiary. This subsidiary is expected to increase the Company's volume of activity in its fixed income derivatives business and capture additional underwriting and trading business.

     Equity derivative products revenues include net revenues from the trading and market making activities of the Company's equity derivative products business. Such revenues increased 179% to $81 million in 1993 from $29 million in 1992. The Company's equity derivatives business expanded during 1993 due to the Company's increased emphasis on equity derivative products and the Company's activity in the equities business generally. At December 31, 1993, the notional value of equity derivatives contracts was approximately $24 billion. Notional amounts for 1992 and 1991 were not material.

     Foreign exchange and commodities revenues include revenues derived from market making and trading in spot and forward foreign currency contracts, foreign currency futures contracts, and energy and other commodity futures contracts. Revenues from these sources increased 106% to $148 million in 1993 from $72 million in 1992. Included in these results were foreign exchange revenues of $115 million and $62 million for 1993 and 1992, respectively, reflecting an increase of 85%. This increase was due primarily to increased customer-related and proprietary trading activities throughout 1993. Revenues from commodity trading activities increased 230% to $33 million in 1993 from $10 million in 1992, due primarily to increased customer-related trading activities throughout 1993. Foreign exchange contracts outstanding, including forward commitments to purchase and forward commitments to sell, at December 31, 1993 and 1992 were $230 billion and $104 billion, respectively.


     Investment Banking. Investment banking revenues increased 19% to $802 million in 1993 from $674 million in 1992. The 1993 results were driven primarily by a 40% increase in underwriting revenues to $523 million in 1993 from $373 million in 1992. Underwriting revenues increased as a result of significantly higher underwriting volumes in both domestic equity and fixed income products, with the increase in equity underwriting the primary component. Also included in these results were merchant banking revenues which decreased 10% to $105 million in 1993 from $117 million in 1992. Such revenues include net realized gains, net unrealized changes in the value of merchant banking investments and advisory fees.

     Commissions. Commission revenues increased 9% to $488 million in 1993 from $446 million in 1992, primarily as a result of higher volumes of customer trading of securities and commodities on exchanges. Commission revenues are generated from the Company's agency activities on behalf of corporations, institutions and high net worth individuals.

     Interest and Dividends. Interest and dividend revenues increased 5% to $5,679 million in 1993 from $5,404 million in 1992. Net interest and dividend income decreased 5% to $454 million in 1993 from $476 million in 1992. Net interest and dividend revenue amounts are closely related to the Company's trading activities. A significant portion of net interest revenue is due to trading decisions and strategies, the results of which are reflected in market making and principal transactions. The Company evaluates these strategies on a total return basis. Therefore, changes in net interest revenue from period to period should not be viewed in isolation but should be viewed in conjunction with revenues from market making and principal transactions.

     Other Revenues. Other revenues increased 22% to $79 million in 1993 from $65 million in 1992. Asset management fees were the principal component of this increase. Asset management and related advisory fees increased 25% to $35 million in 1993 from $28 million in 1992, as assets under management increased substantially to over $12 billion in 1993 from $3 billion in 1992.

     Non-interest Expense. Compensation and benefits expense increased 18% to $1,825 million in 1993 from $1,551 million in 1992, reflecting higher compensation due to increases in revenues and profitability. However, compensation and benefits expense as a percentage of net revenues decreased to 52.6% in 1993 from 55.7% in 1992 due to improvements in productivity.

     Excluding compensation and benefits expense, non-interest expenses decreased 32% to $1,077 million in 1993 from $1,586 million in 1992. Included in the 1993 amount was a charge of $32 million ($21 million after-tax) related to certain non-core partnership syndication activities in which the Company is no longer actively engaged. The 1992 results included a series of charges totaling $497 million ($316 million after-tax) which consisted of a charge of $90 million ($59 million after-tax) for additional litigation reserves, a $162 million ($107 million after-tax) write-down of the carrying value of certain real estate investments, and a $245 million ($150 million after-tax) charge related to the Company's holdings of Computervision. Excluding these charges, as well as compensation and benefits, non-interest expenses declined 4% to $1,045 million in 1993 from $1,089 million in 1992. This decrease was due primarily to lower levels of provisions for legal settlements and bad debts and reduced operating expenses.

     Cost Reduction Effort. In August 1993, the Company announced an expense reduction program with the objective of reducing costs by $200 million on an annualized basis by the end of the first quarter of 1994. The Company's expense structure for the first half of 1993, adjusted for changes in the volume and mix of revenues as well as for additional costs due to external factors such as inflation or new legislation, is the basis against which these goals are being measured. As of March 31, 1994 the Company had taken the following actions which it believes will result in $200 million of cost reductions on an annualized basis: (i) reduced certain purchased costs by lowering the volume of goods and services purchased, renegotiating rates with vendors and strengthening internal compliance with established policies and procedures; (ii) consolidated certain administrative and support functions; (iii) strengthened compliance and control functions; and (iv) completed its annual review of personnel, the objective of which is to upgrade personnel and eliminate positions to improve the Company's overall productivity. See "Recent Developments -- Reduction in Personnel."

     In addition to these actions, the Company has identified a variety of actions that are expected to reduce expenses further, such as (i) additional reductions in certain purchased expenses and (ii) the relocation in the summer of 1994 of certain administrative, operations and other support personnel to newly leased facilities in New Jersey. See "Business -- Properties."

THE LEHMAN BUSINESSES
FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991

     Summary. In 1992, the Company reported a loss from continuing operations before the cumulative effect of changes in accounting principles of $245 million compared to net income of $169 million in 1991. The 1992 results included charges of $316 million ($497 million pre-tax) as described above. Income of $169 million in 1991 included $313 million of income from the continuing core businesses, reduced by a charge of $144 million (pre-and after-tax) related to the write-off of the Company's investment in FCH. The 1991 income from the continuing core businesses also included a tax benefit of $122 million from the recognition of tax benefits under SFAS No. 96.

     Net Revenues. Net revenues increased 11% to $2,783 million in 1992 from $2,499 million in 1991. Investment banking revenues were the primary source of the improvement, increasing 44% to $674 million in 1992 from $468 million in 1991. Net revenues from domestic products and services accounted for most of the increase, rising 14% to $2,263 million in 1992. Net revenues from international products and services increased 2% to $520 million in 1992. The Company estimates that approximately $100 million of 1992 net revenues associated with domestic products and services resulted from relationships with international clients and customers.

     Market Making and Principal Transactions. Market making and principal transactions include the results of the Company's market making and trading related to customer activities and proprietary trading for the Company's own account. Revenues from these activities encompass net realized and mark-to-market gains (losses) on securities and other financial instruments owned as well as securities and other financial instruments sold but not yet purchased. The Company uses various hedging strategies to minimize its exposure to significant movements in interest and foreign exchange rates and the equity markets as it deems appropriate. Market making and principal transactions revenues decreased 2% in 1992 to $1,122 million from $1,146 million in 1991. The following discussion provides an analysis of the Company's market making and principal transactions revenues based upon the various product groups which generated these revenues.

     Revenues from fixed income products increased 4% to $671 million in 1992 from $643 million in 1991, with money market products and government securities contributing most of the increase.

     Equity revenues include net gains on market making and trading in listed and over-the-counter equity securities. Equity revenues decreased 28% to $243 million in 1992 from $338 million in 1991, primarily as a result of lower revenues from the Company's proprietary trading activities.

     Derivative products revenues, which include revenues from fixed income derivative products and equity derivative products increased 60% to $136 million in 1992 from $85 million in 1991.

     Fixed income derivative products revenues include net revenues from the trading and market making activities of the Company's fixed income derivatives business. These products include interest rate and currency swaps, caps, collars, floors and similar instruments. Fixed income derivative products revenues increased 84% to $107 million in 1992 from $58 million in 1991, primarily as a result of increased Company activity in these markets and increased usage of these products by the Company's clients and customers. At December 31, 1992, the notional value of the Company's fixed income derivatives contracts increased to approximately $105 billion from approximately $45 billion at December 31, 1991.

     Equity derivative products revenues increased 7% to $29 million in 1992 from $27 million for 1991. The notional value of the Company's equity derivatives contracts was not material at December 31, 1992 and 1991.

     Foreign exchange and commodities revenues include revenues derived from market making and trading in spot and forward foreign currency contracts, foreign currency futures contracts and energy and other commodity futures contracts. Revenues from these sources decreased 10% to $72 million in 1992 from $80 million in 1991. Foreign exchange revenues increased 27% to $62 million in 1992 from $49 million in 1991, primarily due to an expansion of the Company's proprietary trading activities during 1992. Commodity trading revenues decreased to $10 million in 1992 from approximately $31 million in 1991. Foreign exchange contracts outstanding, including forward commitments to purchase and forward commitments to sell, at December 31, 1992 and 1991 were $104 billion and $60 billion, respectively.

     Investment Banking. Investment banking revenues increased 44% to $674 million in 1992 from $468 million in 1991. This increase was due to increased underwriting revenues and improved merchant banking results. Underwriting revenues increased 57% to $373 million in 1992 from $238 million in 1991, while merchant banking revenues increased 92% to $117 million in 1992 from $61 million in 1991. Merchant banking revenues include net realized gains, net unrealized changes in the value of the Company's merchant banking investments and advisory fees.

     Commissions. Commission revenues decreased 10% to $446 million in 1992 from $495 million in 1991. This decrease was due primarily to the strategic deemphasis of the Company's institutional futures sales activities in 1992. Commission revenues are generated from the Company's agency activities on behalf of corporations, institutions and high net worth individuals.

     Interest and Dividends. Interest and dividend revenues increased 10% to $5,404 million in 1992 from $4,909 million in 1991. Net interest and dividend income increased 40% to $476 million in 1992 from $340 million in 1991. Net interest and dividend revenue amounts are closely related to the Company's trading activities. A significant portion of net interest revenue results from trading decisions and strategies, the results of which are reflected in market making and principal transactions. The Company evaluates these strategies on a total return basis. Therefore, changes in net interest revenue from period to period should not be viewed in isolation but should be viewed in conjunction with revenues from market making and principal transactions.

     Other Revenues. Other revenues increased 30% to $65 million in 1992 from $50 million in 1991. The growth in asset management fees was the primary source of this increase. Asset management and related advisory fees increased 33% to $28 million in 1992 from $21 million in 1991 due to an increase in assets under management.

     Non-interest Expense. Compensation and benefits expense increased 13% to $1,551 million in 1992 from $1,370 million in 1991. Compensation and benefits expense as a percent of net revenues was 55.7% in 1992 versus 54.8% in 1991, as a result of competitive pressures which caused compensation and benefits expense to increase at a faster rate than revenues.

     Excluding compensation and benefits, non-interest expenses increased 52% to $1,586 million in 1992 from $1,044 million in 1991. As previously discussed, 1992 results included a series of charges totaling $497 million while 1991 results included a charge of $144 million related to the write-off of the Company's investment in FCH. Excluding these charges, as well as compensation and benefits expense, other non-interest expenses increased 21% to $1,089 million in 1992 from $900 million in 1991. The increase in expenses was due primarily to higher provisions for legal settlements and bad debts as well as increased operating expenses related to the Company's investments in the expansion of its international, foreign exchange and derivatives businesses.

THE LEHMAN BUSINESSES
INCOME TAXES -- FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

     In 1993, the Lehman Businesses had an income tax provision of $210 million which consisted of a provision of $221 million for continuing businesses and a tax benefit of $11 million related to non-core business reserves. The effective tax rate for the continuing businesses was 37%, which is greater than the statutory U.S. federal income tax rate principally due to state and local income taxes partially offset by benefits attributable to income subject to preferential tax treatment and increased foreign profits. During the third quarter of 1993, the statutory U.S. federal income tax rate was increased to 35% from 34%, effective January 1, 1993. The Company's 1993 tax provision includes a one-time benefit of approximately $10 million from the impact of the federal rate change on the Company's net deferred tax assets. The Company's effective tax rate for continuing businesses is expected to increase slightly in 1994, subject to changes in the level and geographic mix of the Company's profits. See "Certain Transactions and Agreements Between the Company and American
Express -- Tax Allocation Agreements."

     The Company's net deferred tax assets decreased in 1993 to $265 million from $338 million in 1992. The decrease was primarily related to the utilization of net operating loss carryforwards ("NOLs") which resulted in cash savings to the Company. It is anticipated that the remaining deferred tax asset will be realized through future earnings.

     In addition, the Company had, as of December 31, 1993, approximately $175 million of tax NOLs available to offset future taxable income, the benefits of which have not yet been reflected in the financial statements. Although the benefit related to these NOLs does not currently meet the recognition criteria of SFAS No. 109, strategies are being implemented to increase the likelihood of realization. Approximately $35 million of these NOLs will be transferred to American Express in connection with the Distribution.

     In 1992, the Lehman Businesses had an income tax benefit of $109 million which consisted of a provision of $72 million from continuing businesses and a tax benefit of $181 million related to the special charges previously discussed. Excluding the tax benefit, the effective tax rate for the continuing businesses was 50%, which was higher than the statutory U.S. federal income tax rate primarily due to state and local taxes and the impact of certain non-deductible foreign losses. The effective rate on the benefit for special charges was 36%.

     Effective January 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Previously, the Company accounted for income taxes in accordance with SFAS No. 96. As a result of the adoption, the Company recorded a $69 million increase in consolidated net income from the cumulative effect of this change in accounting principle, $64 million of which related to discontinued operations. In addition, the Company reduced goodwill by $258 million related to the recognition of deferred tax benefits attributable to the Company's 1988 acquisition of The E. F. Hutton Group Inc. The Company established a deferred tax asset of $327 million in the first quarter of 1992 related to tax benefits previously unrecorded under SFAS No. 96.

     The 1991 tax benefit of $84 million includes $122 million for the recognition of benefits on previously reported losses for which no financial statement benefit had been permitted. Excluding the recognition of these benefits, the 1991 effective tax rate was 45%, which was higher than the statutory U.S. federal income tax rate due primarily to state and local income taxes and the non-deductibility of goodwill amortization.

THE BUSINESSES SOLD
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

     This discussion is provided to analyze the operating results of the Businesses Sold. For purposes of this discussion, the amounts described as the Businesses Sold include the results of operations of Shearson and SLHMC, the loss on sale of Shearson and the reserve for non-core businesses related to the sale of SLHMC. All 1993 amounts for the Businesses Sold include results through their dates of sale and therefore reported results for 1993 are not fully comparable with prior years' results.

     Net revenues related to the Businesses Sold were $1,751 million in 1993 and $2,643 in 1992. Excluding the loss on the sale of Shearson and the reserve for non-core businesses related to SLHMC, non-interest expenses of the Businesses Sold were $1,634 million in 1993 and $2,536 million in 1992. Compensation and benefits expense were $1,164 million in 1993 and $1,759 million in 1992.

     The Businesses Sold recorded a net loss of $646 million in 1993 compared to net income of $52 million in 1992. The 1993 results include a loss on sale of Shearson of $630 million and a $79 million charge recorded in the first quarter as a reserve for non-core businesses in anticipation of the sale of SLHMC. The loss on the sale of Shearson included a reduction in goodwill of $750 million and transaction-related costs such as relocation, systems and operations modifications and severance. Excluding the $630 million after-tax loss on sale, Shearson's net income was $63 million in 1993 compared to $55 million in 1992. Excluding the $79 million after-tax charge discussed above, SLHMC operations were break-even in 1993 compared to a net loss of $3 million in 1992.

THE BUSINESSES SOLD
FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991

     Net revenues related to the Businesses Sold increased 10% to $2,643 million in 1992 from $2,406 million in 1991, due primarily to increases in other revenues and commissions. The growth in other revenues was due to increases in investment advisory and custodial fees, reflecting growth in the Company's managed asset products. An increase in the volume of customer directed trading activity was the primary source of the increased level of commission revenues. Non-interest expenses of the Businesses Sold increased 8% to $2,536 million in 1992 from $2,341 million in 1991. Compensation and benefits increased 15% to $1,759 million in 1992 from $1,529 million in 1991, reflecting higher compensation due to increased revenues.

     Net income for the Businesses Sold increased 86% to $52 million in 1992 from $28 million in 1991. Shearson net income was $55 million in 1992 and $29 million in 1991.

THE BUSINESSES SOLD
INCOME TAXES -- FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

     The 1993 tax provision of $108 million for Businesses Sold included (i) expenses of $54 million related to the operating results of Shearson; (ii) an expense of $95 million from the sale of Shearson and (iii) a tax benefit of $41 million related to the $120 million reserve for non-core businesses recorded in anticipation of the sale of SLHMC. The provision related to the sale of Shearson primarily resulted from the write-off of $750 million of goodwill which was not deductible for tax purposes. For 1992 and 1991 the tax expense related principally to the Shearson operations. The effective tax rate for the Businesses Sold was 51% in 1992 and 57% in 1991, with the excess over the statutory U.S. federal income tax rate primarily resulting from state and local taxes and the non-deductibility of goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1993, total assets were $80.5 billion, compared to $85.2 billion at December 31, 1992. The composition of the Company's assets changed significantly during 1993 due to the sales of The Boston Company, Shearson and SLHMC. The Company's asset base now consists primarily of cash and cash equivalents, and assets which can be sold within one year, including securities and other financial instruments owned, collateralized short-term agreements and receivables. At December 31, 1993, these assets comprised approximately 95% of the Company's balance sheet. Long-term assets consist primarily of other receivables, which include a $945 million interest-bearing receivable from American Express due in 1996, property, equipment and leasehold improvements, deferred expenses and other assets, and excess of cost over fair value of net assets acquired.

     Daily Funding Activities. The Company finances its short-term assets primarily on a secured basis through the use of securities sold under agreements to repurchase, securities loaned, securities and other financial instruments sold but not yet purchased and other collateralized liability structures. Repurchase agreements and other types of collateralized borrowings historically have been a more stable financing source under all market conditions. Because of their secured nature, these collateralized financing sources are less credit sensitive and also provide the Company access to lower cost funding.

     The Company uses short-term unsecured borrowing sources to fund short-term assets not financed on a secured basis. The Company's primary sources of short-term, unsecured general purpose funding include commercial paper and short-term debt, including master notes and bank borrowings under uncommitted lines of credit. Commercial paper and short-term debt outstanding totalled $11.2 billion at December 31, 1993, compared to $13.4 billion at December 31, 1992. Of these amounts, commercial paper outstanding totalled $2.6 billion at December 31, 1993, with an average maturity of 31 days, compared to $6.8 billion at December 31, 1992, with an average maturity of 22 days. The 1993 year-end balances reflected the repayment of commercial paper and short-term debt obligations with the proceeds from the sales of The Boston Company, Shearson and SLHMC. As of December 31, 1993, the Company had $1.6 billion of unused committed bank credit lines, provided by 35 banks, to support its commercial paper programs.


     To reduce liquidity risk, the Company carefully manages its commercial paper and master note maturities to avoid large refinancings on any given day. In addition, the Company limits its exposure to any single commercial paper investor to avoid concentration risk. The Company's and LBI's access to short-term and long-term debt financing is highly dependent on their debt ratings. Holdings' current long-term/short-term senior debt ratings are as follows: S&P A/A-1; Moody's A3/P-2; IBCA A-/A1; and Thomson BankWatch --/ TBW-1. As of the Distribution Date, the Company expects to receive long-term/short-term debt ratings from Fitch Investor Services of A/F-1. LBI's long-term and short-term debt ratings are generally comparable to or in certain instances higher than those of Holdings.


     The Company's uncommitted lines of credit provide an additional source of short-term financing. As of December 31, 1993, the Company had in excess of $10.8 billion in uncommitted lines of credit, provided by 158 banks and institutional lenders, consisting of facilities that the Company has been advised are available but for which no contractual lending obligation exists.

     Long-term assets are financed with a combination of long-term debt and equity. The Company's long-term funding sources are unsecured senior notes and subordinated indebtedness. The Company maintains long-term debt in excess of its long-term assets to provide additional liquidity, which the Company uses to meet its short-term funding requirements and reduce its reliance on commercial paper and short-term debt.

     During 1993, the Company issued $4.2 billion in long-term debt, compared to $3.5 billion in 1992. In addition to refinancing long-term debt, these issuances strengthened the Company's capital base, which consists of long-term debt plus equity. The Company staggers the maturities of its long-term debt to minimize refunding risk. At December 31, 1993, the Company had long-term debt outstanding of $9.9 billion with an average life of 3.1 years, compared to $7.7 billion outstanding at December 31, 1992, with an average life of 3.8 years. For long-term debt with a maturity of greater than one year, the Company had $7.4 billion outstanding with an average life of 4.0 years at December 31, 1993, compared to $6.0 billion outstanding with an average life of 4.7 years at December 31, 1992.

     As of December 31, 1993, the Company had $3.2 billion available for issuance of debt securities under various shelf registrations. In July 1993, the Company initiated a $1 billion Euro medium-term note program, which is not registered under the Securities Act. As of December 31, 1993, $560 million of issuance availability remained under this program.


     The Company anticipates that 1994 long-term debt issuances will be below that of prior years due to the previously described changes in its asset composition and the pre-funding in 1993 of a portion of the Company's long-term debt maturing in 1994. The cash proceeds to the Company from the Equity Investment, which will total approximately $1,193 million, will be used to reduce commercial paper and short-term debt and to pay costs in connection with the Concurrent Transactions and certain other related expenses estimated to be $20 million that will be charged primarily to operating expenses in the second quarter of 1994.


     The Company enters into a variety of financial and derivative products agreements as an end user to hedge and/or modify its exposure to foreign exchange and interest rate risk of certain assets and liabilities. These agreements are not part of the Company's trading portfolio of derivative products. The Company primarily enters into interest rate swaps and caps to modify the interest characteristics of its long-term debt obligations. The Company recognizes the net interest expense or income related to these agreements on an accrual basis, including the amortization of premiums, over the life of the contracts.

     At December 31, 1993 and 1992, the Company had outstanding interest rate swap and cap agreements for the above purposes of approximately $4.5 billion and $3.8 billion, respectively. Included in these amounts were approximately $2.3 billion of interest rate swaps and caps, maturing in 1995 and 1997, which serve to reduce the Company's overall fixed rate debt to a lower fixed rate. Of the remaining interest rate swaps, the most significant serve to convert a portion of the Company's debt to either a fixed rate or a floating rate. The Company has matched substantially all of the maturities of its remaining interest rate swaps to the terms of its underlying borrowings.

     The $4.5 billion notional amount of interest rate swap and cap agreements matures as follows:

                                                                       (in millions)
            1994.....................................................     $   845
            1995.....................................................       1,540
            1996.....................................................         345
            1997.....................................................         910
            1998.....................................................         320
            1999 and thereafter......................................         540
                                                                       -------------
                                                                          $ 4,500
                                                                       -------------
                                                                       -------------

     The effect of interest rate swap and cap agreements was to decrease interest expense by approximately $56 million, $57 million and $15 million in 1993, 1992 and 1991, respectively. At December 31, 1993, the unrecorded net loss on these agreements was approximately $5 million compared to a net unrecorded gain of $64 million at December 31, 1992. The Company has no deferred gains or losses related to terminated agreements.

     The Company expects to continue using interest rate swap and cap agreements to modify the effective interest cost associated with its long-term indebtedness. The $2.3 billion of interest rate swaps and caps described above, which reduce the Company's rate on its fixed rate debt to a lower fixed rate, will lower 1994 and 1995 interest expense by approximately $25 million and $15 million, respectively. The effect of the remaining interest rate swaps is dependent on the level of interest rates in the future.

     Liquidity Management. The maintenance of the liability structure and balance sheet liquidity as discussed above is achieved through the daily execution of the following financing policies: (i) match funding the Company's assets and liabilities; (ii) maximizing the use of collateralized borrowing sources; and (iii) diversifying and expanding borrowing sources.

          (i) The Company's first financing policy focuses on funding the Company's assets with liabilities which have maturities similar to the anticipated holding period of the assets to minimize refunding risk. The anticipated holding period of assets financed on an unsecured basis is determined by the expected time it would take to obtain financing for these assets on a collateralized basis.

          (ii) The Company's second financing policy is to maximize that portion of its balance sheet that is funded through collateralized borrowing sources, which include repurchase agreements, securities loaned, securities sold but not yet purchased and other collateralized liability structures. The Company currently funds over 60% of its assets on a collateralized basis. As discussed above, repurchase agreements and other types of collateralized borrowings historically have been a more reliable financing source under all market conditions.

          (iii) The Company's third financing policy is to diversify and expand its borrowing sources in an effort to maximize liquidity and reduce concentration risk. Through its institutional sales force, the Company seeks financing from a global investor base with the goal of broadening the availability of its funding sources. The Company accesses both the unsecured and collateralized debt markets through its operations in New York, London, Tokyo, Hong Kong, Frankfurt and Geneva. In addition to maintaining geographic diversification, the Company also utilizes a broad range of debt instruments, which it issues in varying maturities. Where the Company deems it to be appropriate, foreign currency denominated assets are financed with corresponding foreign currency denominated liabilities.

     The Company incorporates these policies in its liquidity contingency planning process, which is designed to enhance the availability of alternative sources of funding in a period of financial stress. Financial stress is defined as any event which severely constrains the Company's access to unsecured funding sources. The Company's liquidity contingency plan is based on an estimate of its ability to meet its funding requirements with collateralized financing. To help achieve this objective, the Company would rely on the additional liquidity created by its policy of issuing long-term debt in excess of long-term assets and its ability to pledge its unencumbered marketable securities as collateral to obtain financing rather than on a sale of these securities.

     The Company's liquidity contingency plan assumes no draw-down of committed bank credit lines. The plan's assumptions are continually reviewed and updated as the Company's asset/liability mix and liquidity requirements change. The Company believes that these policies, combined with the maintenance of sufficient capital levels, position the Company to meet its liquidity requirements in periods of financial stress.


     The Company does not assume any reliance on American Express to provide additional liquidity in either the Company's daily funding activities or in the Company's liquidity contingency planning process. Over the past three years, the Company's ability to maintain its long-term debt ratings has reflected continuing support from American Express. This support has directly affected the Company's liquidity position in terms of the depth and breadth of its access to the capital markets and lower financing costs. Following the Distribution, based on the results of reviews by certain rating agencies, the Company expects its current debt ratings to be affirmed. If these ratings are maintained, the Company believes that it will have continued access to the capital markets at comparable costs. American Express is not obligated to provide the Company with any capital resources in the future See "Risk Factors -- Dependence on Ratings."


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES

     In addition to financial instruments recorded on the consolidated balance sheet, the Company enters into off-balance sheet financial instruments primarily consisting of derivative contracts and credit-related arrangements. Derivative products include futures, forwards, swaps, options, caps, collars, floors, swap options, forward rate agreements, foreign exchange contracts and similar instruments.

     Derivative products are generally based on notional amounts, while credit-related arrangements are based upon contractual amounts. The notional values of these instruments are generally not recorded on the balance sheet. Off-balance sheet treatment is generally considered appropriate when the exchange of the underlying asset or liability has not occurred or is not assured, or where the notional amounts are utilized solely as a basis for determining cash flows to be exchanged. Therefore, the notional amounts of these instruments do not reflect the Company's market or credit risk amount.

     The Company conducts its derivative activities through wholly owned subsidiaries. In late 1993, the Company established a new subsidiary, Lehman Brothers Financial Products Inc., a separately capitalized triple-A rated derivatives subsidiary. This subsidiary, which is expected to commence activities during the third quarter of 1994, was established to increase the volume of the Company's derivatives business related to customer-driven derivative activities and to capture additional underwriting and trading business.

     The Company records derivatives from dealer-related and proprietary trading activities at market or fair value, with unrealized gains and losses recognized in the consolidated statement of operations as market making and principal transactions revenue. While the notional value of these instruments is not reflected in the consolidated balance sheet, the mark to market value of trading-related derivatives is reflected on a net basis in the December 31, 1993 and 1992 balance sheets as "securities and other financial instruments owned" or "securities and other financial instruments sold but not yet purchased," as applicable.

     Derivative products, like all financial instruments, include various elements of risk which must be actively managed. General types of risk from derivative products include market risk, liquidity risk and credit risk.

     Market risk from derivatives results from the potential for changes in interest and foreign exchange rates and fluctuations in commodity or equity prices. The market risk for derivatives is similar to that of cash instruments. The Company may employ hedging strategies to reduce its exposure to fluctuations in market prices of securities and volatility in interest or foreign exchange rates.

     Liquidity risk from derivatives represents the cost to the Company of adjusting its positions in times of high volatility and financial stress. The liquidity of derivative products is highly related to the liquidity of the underlying cash instruments. As with on-balance sheet financial instruments, the Company's valuation policies for derivatives include consideration of liquidity factors.

     Credit risk from derivatives relates to the potential for a counterparty defaulting on its contractual agreement. The Company manages its counterparty credit risk through a process similar to its other trading-related activities. This process includes an evaluation of the counterparty's credit worthiness at the inception of the transaction, periodic review of credit standing and various credit enhancements in certain circumstances. In addition, the Company attempts to execute master netting agreements which provide for net settlement of contracts with the same counterparty in the event of cancellation or default when appropriate or when allowable under relevant law.

     For a discussion of the Company's policies and procedures regarding risk, see "Business -- Risk Management."

     Cash Flows. Cash and cash equivalents increased $692 million in 1993 to $1,333 million, as the net cash provided by investing activities exceeded the net cash used in operating and financing activities. In addition, cash and cash equivalents for discontinued operations increased $42 million in 1993. Net cash used in operating activities of $1,361 million included the loss from continuing operations adjusted for non-cash items of approximately $677 million for the year ended December 31, 1993. Net cash used in financing activities was $372 million in 1993. Net cash provided by investing activities of $2,467 million in 1993 included cash proceeds from the sales of The Boston Company, Shearson and SLHMC of $2,570 million.

     Cash and cash equivalents decreased $250 million in 1992 to $641 million, as the net cash used in operating activities exceeded the net cash provided by financing and investing activities. In addition, cash and cash equivalents for discontinued operations decreased $1,082 million and the effect of exchange rate changes on cash was an increase of $9 million. Net cash used in operating activities of $6,277 million included the loss from continuing operations adjusted for non-cash items of approximately $733 million for the year ended December 31, 1992. Net cash provided by financing and investing activities was $4,913 million and $23 million, respectively.

     Cash and cash equivalents decreased $299 million in 1991 to $891 million. In addition, cash and cash equivalents for discontinued operations increased $706 million and the effect of exchange rate changes on cash was an increase of $4 million. Net cash used in operating activities of $3,111 million included income from continuing operations adjusted for non-cash items of approximately $804 million for the year ended December 31, 1991. Net cash provided by financing and investing activities was $157 million and $3,357 million, respectively.

SPECIFIC BUSINESS ACTIVITIES AND TRANSACTIONS

     The following sections include information on specific business activities of the Company which affect overall liquidity and capital resources:

     Merchant Banking Partnerships. At December 31, 1993, the Company's investment in merchant banking partnerships was $381 million, which included $168 million in one employee-related partnership in which the Company, as general partner, is entitled to a priority return. At December 31, 1993, the Company had commitments to make investments through merchant banking partnerships of approximately $120 million of which approximately $66 million expired in March 1994. The Company's policy is to carry its interests in merchant banking partnerships at fair value based upon the Company's assessment of the underlying investments. The Company's merchant banking investments, made primarily through the 1989 Partnerships

(as defined below under "Business"), are, consistent with the terms of the 1989 Partnerships, expected to be sold or otherwise monetized during the remaining term of the partnerships.

     Westinghouse. In May 1993, the Company and Westinghouse Electric Corporation ("Westinghouse") entered into a partnership to facilitate the disposition of Westinghouse's commercial real estate portfolio valued at approximately $1.1 billion, which will be accomplished substantially by securitizations and asset sales. The Company invested approximately $154 million in the partnership, and also made collateralized loans to the partnership of $752 million. During the third quarter of 1993, Lennar Inc. was appointed portfolio servicer and purchased a 10% limited partnership interest from the Company and Westinghouse.

     At December 31, 1993, the carrying value of the Company's investment in the partnership was $154 million and the outstanding balance of the collateralized loan, including accrued interest, was $539 million. The remaining loan balance is expected to be repaid in 1994 through a combination of mortgage remittances, securitizations, asset sales and refinancings by third parties.

     High Yield Securities. The Company underwrites, trades, invests and makes markets in high yield corporate debt securities. The Company also syndicates, trades and invests in loans to below investment grade companies. For purposes of this discussion, high yield securities are defined as securities or loans to companies rated below BBB- by S&P and below Baa3 by Moody's, as well as non-rated securities or loans which, in the opinion of management, are below investment grade. High yield debt securities are carried at market value and unrealized gains or losses for these securities are reflected in the Company's Consolidated Statement of Operations. The Company's portfolio of such securities at December 31, 1993 and 1992 included long positions with an aggregate market value of approximately $1.0 billion and $920 million, respectively, and short positions with an aggregate market value of approximately $75 million and $50 million, respectively. The portfolio of high yield securities may from time to time contain concentrated holdings of selected issues. The Company's two largest high yield positions were $179 million and $82 million at December 31, 1993 and $180 million and $123 million at December 31, 1992.

     Change in Facilities. In 1993, the Company agreed to lease approximately 392,000 square feet of office space located at 101 Hudson Street in Jersey City, New Jersey (the "Operations Center"). The lease term will commence in August 1994 and provides for minimum rental payments of approximately $87 million over its 16-year term. Concurrently, the Company announced it would relocate certain administrative employees to five additional floors at 3 World Financial Center in New York, New York. These floors will be purchased from American Express for approximately $44 million, with the Company financing the purchase through the issuance of notes to American Express. In connection with the relocation to the Operations Center and the additional space at the World Financial Center, the Company anticipates incremental fixed asset additions of approximately $112 million which is expected to be funded from the issuance of long-term debt. The relocation is expected to be completed in the summer of 1994.

     Non-Core Activities and Investments. In March 1990, the Company discontinued the origination of partnerships (whose assets are primarily real estate) and investments in real estate. Currently, the Company acts as a general partner for approximately $4.2 billion of partnership investment capital and manages a real estate investment portfolio with an aggregate investment basis of approximately $322 million. The Company provided additional reserves for these activities of $32 million and $162 million in 1993 and 1992, respectively. At December 31, 1993 and 1992, the Company had remaining net exposure to these investments (defined as the remaining unreserved investment balance plus outstanding commitments and contingent liabilities under guarantees and credit enhancements) of $252 million and $329 million, respectively. In certain circumstances, the Company provides financial and other support and assistance to such investments to maintain investment values. There is no contractual requirement that the Company continue to provide this support. Although a decline in the real estate market or the economy in general or a change in the Company's disposition strategy could result in additional real estate reserves, the Company believes that it is adequately reserved.

     The Company holds $98 million of long-term subordinated indebtedness and equity securities of American Marketing Industries Holding Inc. ("AMI"). The subordinated debt, as amended, matures in 1997, and includes certain provisions which limit cash interest payments and provides for payment-in-kind securities above such cash interest payments. The AMI loan is current in payment in accordance with its terms.

     The Company has other equity, partnership and debt investments unrelated to its ongoing businesses. At December 31, 1993, the total carrying value of the AMI loan and these other investments was $229 million. Management's intention with regard to non-core assets is the prudent liquidation of these investments as and when possible. See "Business -- Non-Core Assets."

EFFECTS OF INFLATION

     Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office space leasing costs and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, it may adversely affect the Company's financial position and results of operations in certain businesses.

NEW ACCOUNTING PRONOUNCEMENTS

     Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts related to Certain Contracts" ("FIN No. 39"), was issued in March 1992. Effective for balance sheets after January 1, 1994, FIN No. 39 restricts the current industry practice of offsetting certain receivables and payables. Although the implementation of this standard is expected to substantially increase gross assets and liabilities, the Company believes that its results of operations and overall financial condition will not be affected. The Financial Accounting Standards Board ("FASB") has instructed its staff to explore modifying FIN No. 39 to create certain exceptions, which, if enacted, would substantially mitigate the increase in the Company's gross assets and liabilities expected to initially result from the implementation of FIN No. 39.

     In November 1992, the FASB issued Statement of Financial Standards ("SFAS") No. 112, "Employers Accounting for Postemployment Benefits." This statement requires the accrual of obligations associated with services rendered to date for employee benefits accumulated or vested for which payment is probable and can be reasonably estimated. The Company will record a charge to reflect a cumulative effect of a change in accounting principle of approximately $13 million after-tax in the first quarter of 1994.

     In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company records substantially all its securities at market value. No adjustment is anticipated to be recorded as a result of this accounting pronouncement.

RISK MANAGEMENT

     Risk management is an integral part of the Company's business. The Company has established extensive policies and procedures to identify, monitor, assess and manage risk effectively. For a discussion of these policies and procedures, see "Business -- Risk Management."

                                    BUSINESS

     Lehman Brothers is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in 19 additional locations in the United States, 11 in Europe and the Middle East, four in Latin and South America and seven in the Asia Pacific region.

     The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the NASD, and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

     Since 1990, Lehman Brothers has followed a "client/customer-driven" strategy. Under this strategy, Lehman Brothers concentrates on serving the needs of major issuing and advisory clients and investing customers worldwide to build an increasing "flow" of business that leverages the Company's capabilities and generates a majority of the Company's revenues and profits. Developing lead relationships with issuing clients and investing customers is a central premise of the Company's client/customer-driven strategy. Based on management's belief that each client and customer directs a majority of its financial transactions to a limited number of investment banks, Lehman Brothers' investment banking and sales professionals work together with global products and services professionals to identify and develop lead relationships with priority clients and customers worldwide. The Company believes that such relationships position Lehman Brothers to receive a substantial portion of its clients' and customers' financial business and lessen the volatility of revenues generally associated with the securities industry.

     Lehman Brothers' strategy consists of the following four key elements:

     (1) Focused coverage of major issuing clients and institutional and high net worth individual investing customers. The Company's Investment Banking and Sales areas develop and maintain relationships with clients and customers to understand and meet their financial needs. Business volume generated through these relationships accounts for the majority of Lehman Brothers' business.

     (2) Comprehensive product and service capabilities. Lehman Brothers has built capabilities in major product and service categories to enable the Company to develop lead relationships with its clients and customers, meet their diverse needs and increase the Company's overall volume of business. Each of these product and service capabilities is provided to clients and customers by Investment Banking and Sales.

     (3) Global scope of business activities. Lehman Brothers pursues a global strategy in order to: (i) enhance the Company's product and service capabilities; (ii) position the Company to increase its flow of business as the international markets continue to expand; (iii) leverage the Company's infrastructure to benefit from economies of scale; and (iv) geographically diversify the Company's revenues.

     (4) Organizational structure that enables and encourages the Company's business units to act in a coordinated fashion as "One Firm." The Company is organized to provide the delivery of products and services through teams comprised of professionals with specialized expertise focused on meeting the financial objectives of the Company's clients and customers.

     Lehman Brothers also engages in activities such as arbitrage and proprietary trading that leverage the Company's expertise and infrastructure and provide attractive profit opportunities, but generally entail a higher degree of risk as the Company makes investments for its own account.

                      FOCUSED CLIENT AND CUSTOMER COVERAGE

INVESTMENT BANKING

     Lehman Brothers is a leading underwriter of equity and equity-related securities in the equity capital markets and of taxable and tax-exempt fixed income securities denominated in U.S. dollars and other currencies in the fixed income markets. The Company also engages in project and real estate financings around the world. According to Securities Data Company, Inc., Lehman Brothers was the third ranked underwriter of debt and equity securities worldwide in 1993, compared to a ranking of eighth in 1990. During 1993, Lehman Brothers lead managed 784 offerings of debt and equity securities worldwide with a total volume of $129.4 billion.

     Investment Banking professionals are responsible for developing and maintaining relationships with issuing clients, gaining a thorough understanding of their specific needs and bringing together the full resources of Lehman Brothers to accomplish their financial objectives. Investment Banking is organized into industry and geographic coverage groups, enabling individual bankers to develop specific expertise in particular industries and markets. Industry coverage groups include consumer products, financial institutions, health care, industrial, media, merchandising, natural resources, real estate, technology, telecommunications, transportation and utilities. Where appropriate, professionals with specialized expertise in Strategic Advisory, Equities, Fixed Income, Foreign Exchange, Commodities, Derivatives and Project Finance are integrated into the client coverage teams.

     Lehman Brothers has a long history of providing strategic advisory services to corporate, institutional and government clients around the world on a wide range of financial matters, including mergers and acquisitions, divestitures, leveraged transactions, takeover defenses, spin-offs, corporate reorganizations and recapitalizations, tender and exchange offers, privatizations, opinion letters and valuations. The Company's Strategic Advisory Group works closely with industry and geographic coverage investment bankers and product specialists around the world. As mergers and acquisitions activity has become increasingly global, Lehman Brothers has maintained its position as a leader in cross-border transactions. In 1993, Lehman Brothers was ranked fourth in terms of mergers and acquisitions transactions worldwide according to Securities Data Company, Inc., the same ranking it held in 1990. In 1993, the Company advised clients worldwide on transactions totaling $23.2 billion.

     Lehman Brothers has increased its international presence during the past few years in recognition of the current and anticipated growth in international markets. Most recently, in 1993 the Company strengthened its presence in Germany, initiated banking coverage of the People's Republic of China, and in early 1994, opened an office in Beijing. During 1993, Lehman Brothers also brought together resources from around the world to advise on a complete range of financial and strategic issues in other emerging markets such as Mexico and Turkey.

INSTITUTIONAL SALES


     Institutional Sales serves the investing and liquidity needs of major institutional investors worldwide and provides the distribution mechanism for new issues and secondary market securities. Lehman Brothers maintains a network of over 750 sales professionals in 19 locations around the world. Institutional Sales focuses on the institutional investors that constitute the major share of global buying power in the financial markets. By serving the needs of these customers, the Company also gains insight into investor sentiment worldwide regarding new issues and secondary products and markets, which in turn benefits the Company's issuing clients.


     Institutional Sales is organized into four distinct sales forces, operating globally and specialized by the following product types: Equities, Fixed Income, Foreign Exchange/Commodities and Asset Management. Institutional Sales professionals work together to coordinate coverage of major institutional investors through customer teams. Depending on the size and investment objectives of the institutional investor, a customer team can be comprised of from two to five sales professionals, each specializing in a specific product. This approach positions Lehman Brothers to deliver the full resources of the Company to its customer base.

HIGH NET WORTH AND MIDDLE MARKET SALES

     The Company's Financial Services Division serves the investment needs of high net worth individual investors and small and mid-sized institutions. This division has one of the largest sales forces of its kind among major investment banks, with over 500 investment representatives located in seven offices in the major financial centers of the United States and 19 offices in major financial centers in Latin America, Europe, the Middle East and the Asia Pacific region. The Company's investment representatives provide investing customers with ready access to Lehman Brothers' equity and fixed income research, execution capabilities and global product offerings. The Financial Services Division also enables the Company's issuing clients to access a diverse investor base throughout the world.

     The global network of investment representatives is supported by the Investor Services Group located in New York, London and Hong Kong. This group provides an integrated, global approach to transaction execution, marketing support, asset allocation strategies, and product development. The Investor Services Group also works closely with Lehman Brothers Global Asset Management to develop proprietary product offerings for investing customers.

     Through Lehman Brothers Bank (Switzerland) S.A. (the "Bank"), the Financial Services Division provides high net worth investors the traditional personalized services of a Swiss bank, combined with the global resources of a leading securities company. The Bank's services include deposit facilities, international investment products, multi-currency secured lending and global custodial services.

                 COMPREHENSIVE PRODUCT AND SERVICE CAPABILITIES

     Lehman Brothers provides equity, fixed income, foreign exchange, commodities, asset management and merchant banking products and services to clients and customers worldwide. Each area is organized on a global basis and professionals are integrated into teams, supported by a dedicated administrative and operations staff, to provide high quality products and services.

EQUITIES

     Lehman Brothers combines professionals from the sales, trading, financing, derivatives and research areas of Equities, together with investment bankers, into teams to serve the financial needs of the Company's equity clients and customers. The integrated nature of the Company's global operations and the equity expertise delivered through the Company's client and customer teams enable Lehman Brothers to structure and execute global equity transactions for clients worldwide. The Company is a leading underwriter of initial public and secondary offerings of equity and equity-related securities. Lehman Brothers also makes markets in these and other securities, and executes block trades on behalf of clients and customers. The Company also actively participates in assisting governments around the world in raising equity capital as part of their privatization programs. According to Securities Data Company, Inc., Lehman Brothers ranked fourth in lead managed equity and equity-related securities offerings worldwide in 1993, compared to a ranking of sixth in 1990. During 1993, the Company lead managed 138 equity offerings worldwide totaling $10.6 billion.

     The Equities product group is responsible for the Company's equity operations and all dollar and non-dollar equity and equity-related products worldwide. These products include listed and over-the-counter ("OTC") securities, American Depository Receipts, convertibles, options, warrants and derivatives. The Company participates in the global equity and equity-related markets in all major currencies through its worldwide presence and membership in major stock exchanges, including among others, those in New York, London, Tokyo, Hong Kong, Frankfurt and Milan. During 1993, Lehman Brothers made markets in the top 300 NASDAQ stocks as measured by volume. The Company also makes markets in almost all major European large capitalization stocks. In addition, the Company's convertible securities trading professionals make markets in nearly 300 convertible debenture issues and 100 convertible preferred stock issues around the world.

     Derivative Products. Lehman Brothers offers equity derivative capabilities across a wide spectrum of products and currencies, including listed options and futures, portfolio trading, OTC options, equity swaps, warrants and similar products. In 1993, Lehman Brothers developed and marketed several innovative products designed to help investors establish or hedge positions in global markets and currencies. These included products such as certain call and put warrants that use major stock indices as a benchmark, including the Hang Seng, the FT-SE Eurotrack 200, the Mexican Bolsa, and the Nikkei Index. Warrants were also issued on baskets of stocks, including the Company's Ten Uncommon Valuessm, which is based on the recommendations of Lehman Brothers' equity research analysts. In addition, Lehman Brothers lead managed the largest ever stand-alone U.S. corporate warrant issue in 1993.

     Equities Research. The Equities research department is integrated with and supports the Company's investment banking, sales and trading activities. An important objective of Equities research is to have in place high quality research analysts covering industry and geographic sectors that support the activities of the Company's clients and customers. The Equities research department is comprised of regional teams staffed by industry specialists, covering more than 50 industry sectors and 1,000 companies worldwide from locations in New York, London, Hong Kong and Tokyo. During 1993, the Company expanded its global economics coverage and technical market analysis capabilities.

     Equity Finance. Lehman Brothers operates a comprehensive equity finance business to support the funding, sales and trading activities of the Company and its clients and customers. Margin lending for the purchase of equities and equity derivatives, securities lending and short sale facilitation are among the main functions of the equity finance group. This group also engages in a conduit business, whereby the Company seeks to earn a positive net spread on matched security borrowing and lending activities.

FIXED INCOME

     Lehman Brothers actively participates in all major fixed income product areas worldwide and maintains a 24-hour trading presence in global fixed income securities. The Company combines professionals from the sales, trading, financing, derivatives and research areas of Fixed Income, together with investment bankers, into teams to serve the financial needs of the Company's clients and customers. The Company is a leading underwriter of new issues, and also makes markets in these and other fixed income securities. The Company's global presence facilitates client and customer transactions and provides liquidity in marketable fixed and floating rate debt securities. According to Securities Data Company, Inc., Lehman Brothers ranked third in lead managed fixed income securities offerings worldwide in 1993, compared to a ranking of ninth in 1990. During 1993, the Company lead managed 646 offerings worldwide for a total of $118.8 billion of fixed income securities.

     Fixed Income products consist of dollar and non-dollar government, sovereign and supranational agency obligations; money market products; corporate debt securities; mortgage and asset-backed securities; emerging market securities; municipal and tax-exempt securities; derivative products and research. In addition, the Company's central funding operation provides global access to cost efficient debt financing sources, including repurchase agreements, for the Company and its clients and customers.

     Government and Agency Obligations. Lehman Brothers is one of the leading 39 primary dealers in U.S. Government securities, as designated by the Federal Reserve Bank of New York, and participates in the underwriting of, and maintains positions in, U.S. Treasury bills, notes and bonds, and securities of federal agencies. The Company is also a market maker in the government securities of all G7 countries, and participates in other major European and Asian government bond markets.

     Money Market Products. Lehman Brothers is a global market leader in the origination and distribution of short-term debt obligations, including commercial paper, short-term notes, preferred stock and Money Market Preferred Stock(R). The Company is an appointed dealer for approximately 600 commercial paper programs on behalf of companies and government agencies worldwide.

     Corporate Debt Securities. Lehman Brothers is a leader in the underwriting and market making of fixed, floating dollar and non-dollar investment grade debt worldwide and trades approximately $2.0 billion of these securities on a daily basis. According to Securities Data Company, Inc., during 1993, Lehman Brothers ranked third in new issue domestic investment grade debt. The Company also underwrites and makes markets in non-investment grade debt securities and bank loans. Lehman Brothers trades in excess of $2.0 billion of high yield securities on a monthly basis.

     Mortgage and Asset-Backed Securities. The Company is a leading underwriter of and market maker in mortgage and asset-backed securities. Lehman Brothers makes markets and trades in the full range of U.S. agency-backed mortgage products, as well as public and private collateralized mortgage obligations and whole loan products. The Company's trading activity in the secondary mortgage market exceeds $4.0 billion on a daily basis. According to Securities Data Company, Inc., the Company ranked second with $39.9 billion of residential, commercial and multi-family mortgage securities underwritten on a lead managed basis in 1993.

     Emerging Market Securities. The Company is a leader in the trading, structuring and underwriting of Latin American, Eastern European, and Asian dollar and local currency instruments. In 1993, the emerging markets group lead managed over $1 billion of new issues and traded over $150 billion of loans and Brady bonds.

     Municipal and Tax-Exempt Securities. Lehman Brothers is a leading dealer in municipal and tax-exempt securities, including general obligation and revenue bonds, notes issued by states, counties, cities, and state and local governmental agencies, municipal leases, tax-exempt commercial paper and put bonds. Lehman Brothers is also a leader in the structuring, underwriting and sale of tax-exempt and taxable securities and derivative products for city, state, not-for-profit and other public sector clients. The Company's Public Finance group advises state and local governments on the issuance of municipal securities, and works closely with the municipal sales and trading area to underwrite both negotiated and competitive short-and long-term offerings. According to Securities Data Company, Inc., Lehman Brothers ranked third in lead managed municipal securities offerings in 1993 with a total volume of $29.3 billion.

     Derivative Products. The Company offers a broad range of derivative product services in more than 15 currencies on a 24-hour basis in nine major financial centers. Derivatives professionals are integrated into all of the Company's major fixed income product areas. In 1993, Lehman Brothers assisted over 1,000 clients and customers worldwide, in the execution of over 3,900 transactions aggregating over $265 billion (notional amount).

     In 1993, the Company introduced several new derivative products to meet the needs of both issuers and investors, including Step-Up Recovery Floating Rate Notes and Range Floaters. These innovative products are designed to offer issuers and investors the opportunity to diversify their investment and liability portfolios. In late 1993, Lehman Brothers incorporated Lehman Brothers Financial Products Inc. ("LBFP"), a separately capitalized triple-A rated derivatives subsidiary. Lehman Brothers established LBFP to increase the volume of its derivatives business and capture additional underwriting and trading business. It is expected that LBFP will commence its derivatives activities in the third quarter of 1994.

     Central Funding. The central funding unit engages in two major activities, matched book funding and secured financing. Matched book funding involves lending cash on a short-term basis to institutional customers collateralized by marketable securities, typically government or government agency securities. These arrangements are classified on the Company's balance sheet as "securities purchased under agreements to resell." The Company may also enter into short-term contractual agreements, referred to as "securities sold under agreements to repurchase," whereby securities are pledged as collateral in exchange for cash. The Company enters into these agreements in various currencies and seeks to generate profits from the difference between interest earned and interest paid.

     Central funding works with the Company's institutional sales force to identify customers that have cash to invest and/or securities to pledge to meet the financing and investment objectives of the Company and its customers. Central funding also coordinates with the Company's treasury area to provide collateralized financing for a large portion of the Company's securities and other financial instruments owned.

     Fixed Income Research. Fixed Income research at Lehman Brothers encompasses a broad range of research disciplines: quantitative, economic, strategic, credit, portfolio and market-specific analysis. Fixed Income research is integrated with and supports the Company's investment banking, sales and trading activities. An important objective of Fixed Income research is to have in place high quality research analysts covering industry, geographic and economic sectors that support the activities of the Company's clients and customers. Fixed Income research specialists are based in New York, London, Tokyo and Hong Kong. Their expertise includes U.S. government and agency securities, sovereign and supranational issues, corporate securities, high yield, asset and mortgage-backed securities and emerging market debt. Fixed Income research expanded its quantitative capabilities and its coverage of the commercial real estate market during 1993.

FOREIGN EXCHANGE

     According to a leading market research firm, Lehman Brothers is one of the top two global investment banks that trade foreign exchange for clients and customers. Through its foreign exchange operations, Lehman Brothers seeks to provide its clients and customers with superior trading execution, price protection and hedging strategies to manage volatility. The Company, through operations in New York, London, and Hong Kong, engages in trading activities in all major currencies and maintains a 24-hour foreign exchange market making capability for clients and customers worldwide. In 1993, Lehman Brothers enhanced its foreign exchange capabilities by becoming the first U.S. investment bank to join the Electronic Broking Service in Europe. In addition to the Company's traditional client/customer-driven foreign exchange activities, Lehman Brothers also trades foreign exchange for its own account. See
"Business -- Business Strategy -- Proprietary Trading."

COMMODITIES AND FUTURES

     Lehman Brothers engages in commodities and futures trading in three business lines: market making in metals and energy, exchange futures execution services, and managed futures. To service the needs of the Company's clients and customers in the energy industry, Lehman Brothers is an active market maker in energy-related refined products. The Company seeks to provide clients and customers with innovative investment and hedging strategies to satisfy their investing and risk management objectives. In 1993, professionals from Commodities, Investment Banking and Equities worked together to structure and issue gold-denominated preferred stock, which was the first commodity-linked equity security to be listed on the New York Stock Exchange.

ASSET MANAGEMENT

     Lehman Brothers Global Asset Management ("LBGAM") provides discretionary and non-discretionary investment management services to institutional and high net worth investors worldwide. LBGAM's asset management philosophy combines fundamental research with quantitative techniques to identify investment opportunities that span the global equity, fixed income and currency markets. Established in late 1992, LBGAM's assets under management were over $12 billion at December 31, 1993. During 1993, LBGAM launched the Lehman Brothers Institutional Funds, a family of money market funds directed toward U.S. institutional investors, and expanded its offshore mutual funds directed toward non-U.S. investors and its managed futures funds for investors throughout the world. LBGAM serves its customers from four principal locations in New York, Boston, London and Tokyo.

MERCHANT BANKING FUND MANAGEMENT

     Since 1989, the Company's principal method of making merchant banking investments has been through a series of partnerships (the "1989 Partnerships"), for which the Company acts as general partner, and in some cases as a limited partner. Merchant banking activities have consisted principally of making equity and certain other investments in merger, acquisition, restructuring and leveraged capital transactions, including leveraged buyouts, either independently or in partnership with the Company's clients. Current merchant banking investments include both publicly traded and privately held companies diversified on a geographic and industry basis.

     The 1989 Partnerships have a ten-year life with capital available for investment for only the first five years, which period ended in March 1994. Accordingly, during the remaining life of the Partnerships, the Company's merchant banking activities, with respect to investments made by the 1989 Partnerships, will be directed toward selling or otherwise monetizing such investments. The Company is continuing to review its strategic opportunities in merchant banking and intends to participate in selected merchant banking opportunities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations
- -- Specific Business Activities and Transactions -- Merchant Banking Transactions."

OTHER BUSINESS ACTIVITIES


     While Lehman Brothers concentrates on its client/customer-driven strategy, the Company also participates in business opportunities such as arbitrage and proprietary trading that leverage the Company's expertise, infrastructure and resources. These businesses may generate substantial revenues but generally entail a higher degree of risk as the Company trades for its own account. Approximately 8%, 2% and 10% of the Company's net revenue was generated by arbitrage and proprietary trading activities during 1991, 1992 and 1993, respectively.



     Arbitrage. Lehman Brothers engages in a variety of arbitrage activities. In traditional or "riskless" arbitrage, the Company seeks to benefit from temporary price discrepancies that occur when a security is traded in two or more markets, or when a convertible or derivative security is trading at a price disparate from its underlying security. The Company's "risk" arbitrage activities involve the purchase of securities at discounts from the expected values that would be realized if certain proposed or anticipated corporate transactions (such as mergers, acquisitions, recapitalizations, exchange offers, reorganizations, bankruptcies, liquidations or spin-offs) were to occur. To the extent that these anticipated transactions do not materialize in a manner consistent with the Company's expectations, the Company is subject to the risk that the value of these investments will decline in value. Lehman Brothers' arbitrage activities benefit from the Company's presence in the global capital markets, access to advanced information technology, in-depth market research, proprietary risk management tools and general experience in assessing rapidly changing market conditions.


     Proprietary Trading. Lehman Brothers engages in the trading of various securities, derivatives, currencies and commodities for its own account. The Company's proprietary trading activities bring together various research and trading disciplines allowing it to take market positions, which at times may be significant, consistent with the Company's expectations of future events (such as movements in the level of interest rates, changes in the shape of yield curves and changes in the value of currencies). The Company is subject to the risk that actual market events will be different from the Company's expectations, which may result in significant losses associated with such proprietary positions. The Company's proprietary trading activities are generally carried out in consultation with personnel from the relevant major product area (e.g., mortgages, derivatives and foreign exchange).

                         ADMINISTRATION AND OPERATIONS

     The Company's administration and operations staff supports its businesses through the processing of certain securities and commodities transactions; receipt, identification and delivery of funds and securities; internal financial controls; safeguarding of customers' securities; and compliance with regulatory and legal requirements. In addition, this staff is responsible for information systems, communications, facilities, legal, internal audit, treasury, tax, accounting and other support functions.

     In response to the needs of certain of its domestic and international businesses, the Company has acquired sophisticated data processing and telecommunications equipment. The Company believes such acquisition will enable it to provide the high level of technological and analytical support required to process, settle and account for transactions in a worldwide marketplace. Automated systems also provide sophisticated decision support which enhances trading capability and the management of the Company's cash and collateral resources. There is considerable fluctuation within each year and from year to year in the volume of business that the Company must process, clear and settle.

                      GLOBAL SCOPE OF BUSINESS ACTIVITIES

     Through its network of offices in 44 cities around the world, Lehman Brothers pursues a global strategy to meet more effectively the needs of clients and customers and to generate increased business volume for the Company. The Company's headquarters in New York and regional headquarters located in London and Tokyo provide support for and are closely linked to the Company's other regional offices. Because Lehman Brothers' global strategy is based on a unified team approach to serving the financial needs of its clients and customers, the Company's regional offices enable Investment Banking and Sales to more effectively develop relationships and deliver products and services to clients and customers whose businesses are located in a given area or who predominantly transact business in that region. Based on the growth in international business activities over the past several years and the continued development of a more integrated global financial economy, Lehman Brothers expects international business activities to continue to grow in the future. The Company believes that its global presence and operating strategy position it to continue to increase the Company's flow of business, and thereby continue to realize greater benefits from economies of scale.

                                  ORGANIZATION

     The organization and culture of Lehman Brothers represent the fourth element of the Company's overall strategy. This strategy requires close integration of investment bankers and sales professionals and product and service professionals to maximize the Company's effectiveness in developing client and customer relationships. To effect this strategy, Lehman Brothers is managed as an integrated global operation. Business planning and execution is coordinated between regional locations and product heads. The Company's 18-member Operating Committee is the principal governing body of Lehman Brothers, and is comprised of representatives from every major area of the organization, including the senior managers from the Company's operations in the European and Asia Pacific regions. This structure promotes communication and cooperation, enabling Lehman Brothers to rapidly identify and address opportunities and issues on a global, firm-wide level. The Operating Committee facilitates management's ability to run the business as a whole, as opposed to managing the business units separately.

     This structure is reinforced with a culture and operating practices that promote integration through the implementation and communication of organizational values and principles consistent with the Company's "One Firm" philosophy. An example of one of these operating practices is the Company's approach to compensation, whereby employees are compensated to a significant extent on the overall performance of the Company and to a lesser extent on the performance of any individual business area.

                                RISK MANAGEMENT

     Risk is an inherent part of all of Lehman Brothers' businesses and activities. The extent to which Lehman Brothers properly and effectively identifies, assesses, monitors and manages each of the various types of risks involved in its trading, brokerage and investment banking activities is critical to the success and profitability of the Company. The principal types of risk involved in Lehman Brothers' activities are market risks, credit or counterparty risks and transaction risks. Lehman Brothers has developed a control infrastructure to monitor and manage each type of risk on a global basis throughout the Company.

MARKET RISK

     In its trading, market making and underwriting activities, Lehman Brothers is subject to risks relating to fluctuations in market prices and liquidity of specific securities, instruments and derivative products, as well as volatility in market conditions in general. The markets for these securities and products are affected by many factors, including the financial performance and prospects of specific companies and industries, domestic and international economic conditions (including inflation, interest and currency exchange rates and volatility), the availability of capital and credit, political events (including proposed and enacted legislation) and the perceptions of participants in these markets.

     Lehman Brothers has developed a multi-level approach for monitoring and managing its market risk. The base level control is at the trading desks where various risk management functions are performed, including daily mark to market by traders and on-going monitoring of inventory aging and pricing by trading desk managers, product area management and the independent risk managers for each product area. The next level of management of market risk occurs in the Trade Analysis department, which independently reviews the prices of the Company's trading positions and regularly monitors the aging of inventory positions.

     The final level of the risk management process is the Senior Risk Management Committee, which is composed of senior management from the various product areas and from credit, trade analysis and risk management. In addition, when appropriate, Lehman Brothers employs hedging strategies to reduce its exposure to fluctuations in market prices of securities and volatility in interest or foreign exchange rates.

CREDIT OR COUNTERPARTY RISKS

     Lehman Brothers is exposed to credit risks in its trading activities from the possibility that a counterparty to a transaction could fail to perform under its contractual commitment, resulting in Lehman Brothers incurring losses in liquidating or covering its position in the open market. The responsibility for managing these credit risks rests with the Corporate Credit department which has operations in New York, London, Frankfurt, Tokyo and Hong Kong. The department, which is organized along both industry and geographic lines, is independent from any of Lehman Brothers' product areas. Corporate Credit manages the Company's credit risks by establishing and monitoring counterparty limits, structuring and approving specific transactions, actively managing credit exposures and participating in the new product review process. In addition, Lehman Brothers, when appropriate, may require collateral from the counterparty to secure its obligations to the Company or seek some other form of credit enhancement (such as financial covenants, guarantees or letters of credit) to support the counterparty's contractual commitment.

TRANSACTION RISK

     In connection with its investment banking and product origination activities, Lehman Brothers is exposed to risks relating to the merits of proposed transactions. These risks involve not only the market and credit risks associated with underwriting securities and developing derivative products, but also potential liabilities under applicable securities and other laws which may result from Lehman Brothers' role in the transaction.

     Each proposed transaction involving the underwriting or placement of securities by Lehman Brothers is reviewed by the Company's Commitment Committee. The Commitment Committee is staffed by senior members of the Company with extensive experience in the securities industry. The principal function of the Commitment Committee is to determine whether Lehman Brothers should participate in a transaction in which the Company's capital and reputation will be at risk.

     Fairness opinions and valuation letters to be delivered by Lehman Brothers must be reviewed and approved by the Company's Fairness Opinion Committee, which is composed of senior investment bankers who provide an independent evaluation of the opinions and conclusions to be rendered to the Company's clients.

     In connection with its investment banking or merchant banking activities, the Company may from time to time make proprietary investments in securities that are not readily marketable. These investments primarily result from the Company's efforts to help clients achieve their financial and strategic objectives. Any such proposed investment which falls within established criteria with respect to the amount of capital invested, the anticipated holding period and the degree of liquidity of the securities must be reviewed and approved by the Company's Investment Committee, which is composed of senior investment bankers. The Investment Committee reviews in detail the proposed investment and applies relevant valuation methodologies to evaluate the risk of loss of capital compared to the anticipated returns from the investment and determine whether to proceed with the transaction.

     Lehman Brothers recently established a New Products and Business Committee (the "NPBC") for new products developed by Lehman Brothers or new businesses to be entered into by the Company. The NPBC will work in cooperation with the originators or sponsors of a new product or business to evaluate its feasibility, assess its potential risks and liabilities and analyze its costs and benefits.

                                NON-CORE ASSETS

     Prior to 1990, the Company participated in a number of activities that are not central to its current business as an institutional investment banking firm. As a result of these activities, the Company carries on its balance sheet a number of relatively illiquid assets (the "Non-Core Assets"), including a number of individual real estate assets, limited partnership interests, certain bridge loans and a number of smaller investments. Subsequent to their purchase, the values of certain of these Non-Core Assets declined below the recorded values on the Company's balance sheet, which necessitated the write-down of the carrying values of these assets and corresponding charges to the Company's income statement. Certain of these activities have resulted in various legal proceedings. See "Legal Proceedings."

     Since 1990, management has devoted substantial resources to reducing the Company's Non-Core Assets. Between December 31, 1990 and December 31, 1993, the Company's Non-Core Assets decreased from $2.3 billion in 1990 to approximately $481 million in 1993, with Non-Core Assets defined as carrying value plus contingent exposures net of reserves. Management's intention with regard to these Non-Core Assets is the prudent liquidation of these investments as and when possible. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         RELATIONSHIP WITH SMITH BARNEY

     On July 31, 1993, the Company completed the sale of Shearson which consisted of the Company's domestic retail brokerage business (except for such business conducted under the Lehman Brothers name), substantially all of its asset management business, the operations and data processing functions that supported those business and certain related assets and liabilities. See "Recent Developments."

SECURITIES CLEARING, DATA SERVICES AND GENERAL SERVICES AGREEMENTS

     Pursuant to a clearing agreement (the "Clearing Agreement"), Smith Barney carries and clears, on a fully disclosed basis, all accounts introduced to it by Lehman Brothers, and performs all clearing and settlement functions for equities, municipal securities and corporate debt which were previously performed by Shearson. Lehman Brothers also conducts certain securities lending activities as agent for Smith Barney under the Clearing Agreement. Pursuant to Data Services and General Services Agreements, Smith Barney provides to the Company all of the same data processing and related services that it previously received from Shearson. Charges for services under these three agreements are generally calculated using the intercompany transfer pricing methodology in effect prior to the Primerica Transaction. These agreements expire on December 31, 1994, but may be extended for up to an additional six months upon payment by the Company of up to $5 million. The Company has been reviewing alternative clearing, data processing and other servicing arrangements to take effect after the expiration of its arrangements with Smith Barney.

CERTAIN ARRANGEMENTS

     Revolving Cash Subordination Agreement. The Company has agreed to lend to Smith Barney up to $150 million to cover capital charges in excess of $50 million incurred by Smith Barney as a result of carrying LBI's customer and proprietary positions (the "Lehman Capital Charges"). The Company will lend additional amounts to Smith Barney in the event that the Lehman Capital Charges increase above $200 million. As of March 28, 1994, $150 million was outstanding. Under certain circumstances, Travelers is required to purchase all or part of Smith Barney's indebtedness to the Company under the facility up to $250 million. The Company is only required to fund in excess of $250 million under this facility if Travelers agrees to a corresponding increase in its purchase obligation; provided that, without such agreement, the Company may not engage in any activity which results in the Lehman Capital Charges exceeding $300 million.

     Revolving Credit Agreements. Pursuant to a Revolving Credit Agreement, Smith Barney may borrow funds from LBI secured by securities having a market value equal to not less than 130% of the aggregate unpaid principal amount borrowed for the purpose of funding customer margin debits carried by Smith Barney. As of March 28, 1994, there were no amounts outstanding under this facility. Pursuant to an Unsecured Revolving Credit Agreement, Holdings has agreed to advance funds to Smith Barney in order to finance, in part, certain of the cash demands of the securities lending activities conducted under the Clearing

Agreement. As of March 28, 1994, $756 million was outstanding under this facility. These facilities will terminate upon the termination of the Clearing Agreement.

     Non-Solicitation. In connection with the Primerica Transaction, both LBI and Smith Barney agreed that they would refrain from soliciting each other's employees and certain customers for varying periods of time after July 31, 1993. The majority of the customer-related non-solicitation provisions have expired.

     Shearson Related Litigation. LBI and Smith Barney agreed to a division of litigation relating to Shearson pursuant to which, subject to certain exceptions, Smith Barney is liable for such litigations arising after April 11, 1993. With respect to matters arising on or before April 11, 1993, LBI transferred to Smith Barney a $50 million reserve. If that reserve is exhausted, the parties have agreed to share liability equally on the matters arising on or before April 11, 1993. LBI retained liability for regulatory matters. LBI also retained liability for certain litigation involving the origination of limited partnerships and underwritings (the "Products"); however, Smith Barney and LBI share responsibility for broker misconduct litigation with respect to the Products.

                                  COMPETITION

     All aspects of the Company's business are highly competitive. The Company competes in domestic and international markets directly with numerous other brokers and dealers in securities and commodities, investment banking firms, investment advisors and certain commercial banks and, indirectly for investment funds, with insurance companies and others.

     The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, several small and specialized securities firms have been successful in raising significant amounts of capital for their merger and acquisition activities and merchant banking investment vehicles and for their own accounts. These developments have increased competition from firms, many of whom have significantly greater equity capital than the Company.

                                   REGULATION


     The securities industry in the United States is subject to extensive regulation under both federal and state laws. LBI and certain other subsidiaries of Holdings are registered as broker-dealers and investment advisers with the Commission and as such are subject to regulation by the Commission and by self-regulatory organizations, principally the NASD and national securities exchanges such as the NYSE, which has been designated by the Commission as LBI's primary regulator, and the Municipal Securities Rulemaking Board. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. LBI is a registered broker-dealer in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico. The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings, which may result in censure, fine, the issuance of cease-and-desist orders or suspension or expulsion of a broker-dealer or an investment adviser, its officers or employees. The Company believes that it is currently in material compliance with the regulations to which it is subject.



     LBI is registered with the CFTC as a futures commission merchant and is subject to regulation as such by the CFTC and various domestic boards of trade and other commodity exchanges. The Company's U.S. commodity futures and options business is also regulated by the National Futures Association, a not-for-profit membership corporation which has been designated as a registered futures association by the CFTC.


     The Company does business in the international fixed income, equity and commodity markets and undertakes investment banking activities through its London subsidiaries. The U.K. Financial Services Act of 1986 (the "Financial Services Act") governs all aspects of the United Kingdom investment business, including regulatory capital, sales and trading practices, use and safekeeping of customer funds and securities, record keeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures. Pursuant to the Financial Services Act, the Company is subject to regulations administered by The Securities and Futures Authority Limited, a self regulatory organization of financial services companies (which regulates the Company's equity, fixed income, commodities and investment banking activities) and the Bank of England (which regulates its wholesale money market, bullion and foreign exchange businesses).

     Holdings' subsidiary, Lehman Brothers Japan Inc., is a licensed securities company in Japan and a member of the Tokyo Stock Exchange, the Osaka Stock Exchange and the Tokyo Financial Futures Exchange and, as such, is regulated by the Japanese Ministry of Finance, the Japan Securities Dealers Association and such exchanges.


     Because the financial services businesses are subject to extensive regulation on the federal and state level, and because of the possiblity of changes resulting from numerous legislative and regulatory proposals that are advanced each year and from judicial decisions, it is possible that changes will be necessary to the way in which the Company and its affiliates conduct their activities. Recently, proposals have been introduced into Congress proposing increased regulation relating to investment advisors and in the area of public finance. In addition, regulators, both domestically and internationally, are studying the need for increased regulation relating to derivative products. The Company does not believe that any such proposed regulation, or compliance therewith, would have a material effect upon the Company. It is, however, difficult to predict what new laws, regulations and judicial decisions will be adopted, and accordingly, the Company cannot now predict the extent of the impact of any such laws, regulations or judicial decisions. The Company anticipates that regulation of the securities and commodities industries will increase at all levels and for compliance therewith to become more difficult. Monetary penalties and restrictions on business activities by regulators resulting from compliance deficiencies are also expected to become more severe.


                              CAPITAL REQUIREMENTS

     As registered broker-dealers LBI and Lehman Government Securities Inc. ("LGSI"), a wholly owned subsidiary of LBI, are subject to the Commission's net capital rule (Rule 15c3-1, the "Net Capital Rule") promulgated under the Exchange Act. The NYSE and the NASD monitor the application of the Net Capital Rule by LBI and LGSI, respectively. LBI and LGSI compute net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

     The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule, equity capital cannot be withdrawn from a broker-dealer without the prior approval of the Commission when net capital after the withdrawal would be less than 25% of its securities position haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the Commission and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000, or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000, or 20% of excess net capital. Finally, the Net Capital Rule authorizes the Commission to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the Commission believes that such a withdrawal would be detrimental to the financial integrity of the Company or would jeopardize the broker-dealer's ability to pay its customers. Certain of LBI's other subsidiaries are also subject to the Net Capital Rule.

     Compliance with the Net Capital Rule could limit those operations of LBI that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict the ability of Holdings to withdraw capital from LBI, which in turn could limit the ability of Holdings to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock. See Footnote 18 of Notes to Consolidated Financial Statements.

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

                                   PROPERTIES

     The Company's headquarters occupy approximately 915,000 square feet of space at 3 World Financial Center in New York, New York, which is owned by the Company as tenants-in-common with American Express and various other American Express subsidiaries. The Company expects to relocate in or about August 1994, certain administrative personnel from 388 and 390 Greenwich Street to five floors in the World Financial Center which are currently occupied by subsidiaries of American Express. These five floors will be added to the Company's interest in the World Financial Center, resulting in total occupancy of approximately 1,147,000 square feet. See "Certain Transactions and Agreements Between the Company and American Express -- World Financial Center."

     The Company entered into a lease for approximately 392,000 square feet for offices located at 101 Hudson Street in Jersey City, New Jersey (the "Operations Center"). The Operations Center will be used by systems, operations, and certain administrative personnel and contains certain back-up trading facilities. The lease term is approximately 16 years and is expected to commence in August 1994.

     The Company occupies 14 floors at 388 and 390 Greenwich Street which it expects to vacate by July 31, 1994 and will relocate the personnel to the Operations Center and the World Financial Center.

     The Company leases approximately 344,000 square feet of office space in London, England. The Company consolidated most of its London operations into this space in 1987. Most of the Company's other offices are located in leased premises, the leases for which expire at various dates through the year 2007.

     Facilities owned or occupied by the Company and its subsidiaries are believed to be adequate for the purposes for which they are currently used and are well maintained.

                                   EMPLOYEES

     As of December 31, 1993 the Company employed approximately 9,300 persons, including 6,900 in the U.S. and 2,400 internationally. The Company considers its relationship with its employees to be good. See "Recent
Developments -- Reduction in Personnel."

                               LEGAL PROCEEDINGS

     The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its business. Such proceedings include actions brought against the Company and others with respect to transactions in which the Company acted as an underwriter or financial advisor, actions arising out of the Company's activities as a broker or dealer in securities and commodities and actions brought on behalf of various classes of claimants against many securities and commodities firms of which the Company is one.

     Although there can be no assurance as to the ultimate outcome, the Company has denied, or believes it has a meritorious defense and will deny, liability in all significant cases pending against it including the matters described below, and intends to defend vigorously each such case. Although there can be no assurance as to the ultimate outcome, based on information currently available and established reserves, the Company believes that the eventual outcome of the actions against it, including the matters described below, will not, in the aggregate, have a material adverse effect on the business or consolidated financial condition of the Company.

GENERAL ACQUISITION, INC. ET AL. V. GENCORP, INC. ET AL. V. WAGNER & BROWN, ET AL. AND
SHEARSON LEHMAN BROTHERS INC. AND SHEARSON LEHMAN BROTHERS HOLDINGS INC.

     This litigation in the United States District Court for the Southern District of Ohio (the "Ohio Court") arose out of the Company's representation of Wagner & Brown and AFG Industries, Inc. ("AFG") in connection with their effort to acquire GenCorp, Inc. ("GenCorp") in March 1986. In response to the tender offer and the litigation commenced by Wagner & Brown and AFG on March 17, 1986, GenCorp amended its answer and counterclaims on April 2, 1986 to assert claims against LBI and the Company. Only GenCorp's counterclaims against LBI remain pending. GenCorp asserted common law claims for breach of fiduciary duty, fraud, negligence and unjust enrichment against LBI. The claims are based on prior contacts between

LBI and GenCorp and LBI's subsequent role in advising and assisting Wagner & Brown and AFG with respect to the tender offer. GenCorp seeks $258 million in damages and the imposition of a constructive trust on the fees and profits the Company earned in the transaction. On or about October 2, 1992, the Ohio Court granted LBI's motion for summary judgment and dismissed GenCorp's claim for compensatory damages. GenCorp has appealed this decision to the United States Court of Appeals for the Sixth Circuit. No decision has been rendered. GenCorp's claim for disgorgement of the fees that LBI received has been stayed pending the appeal.

BAMAODAH V. E.F. HUTTON & COMPANY INC.


     In April 1986, Ahmed and Saleh Bamaodah commenced an action against E.F. Hutton & Company Inc. ("EFH"), a subsidiary of The E.F. Hutton Group Inc. ("Hutton"), to recover all losses the Bamaodahs had incurred since May 1981 in the trading of commodity futures contracts in a nondiscretionary EFH trading account. The Dubai Civil Court ruled that the trading of commodity futures contracts constituted illegal gambling under Islamic law and that therefore the brokerage contract was void. In January 1987, a judgment was rendered against EFH in the amount of $48,656,000. On January 5, 1991, the Dubai Court of Appeals affirmed the judgment. On March 22, 1992, the Court of Cassation, Dubai's highest court, revoked and quashed the decision of the Court of Appeals and ordered that the case be remanded to the Court of Appeals for a further review. On April 26, 1994, the Dubai Court of Appeals again affirmed the judgment of the lower court. EFH intends to appeal such judgment.


PAUL WILLIAMS AND BEVERLY KENNEDY, ET AL. V. BALCOR PENSION INVESTORS ET AL.

     In February 1990, a purported class action complaint was filed in the United States District Court for the Northern District of Illinois. The complaint names eight separate limited partnerships originated by The Balcor Company ("Balcor"), which was then a wholly owned subsidiary of LBI, known as the Balcor Pension Investors series. Also named as defendants were the general partner of each named limited partnership, including Balcor, and Balcor Securities Co., LBI and American Express. The complaint which was amended on October 10, 1990 alleges that the named entities violated certain federal securities laws with regard to the adequacy and accuracy of disclosure of information in connection with the offering of limited partnership interests. The complaint also alleges breach of fiduciary duty, fraud, negligence and violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"). The complaint seeks compensatory damages and punitive damages. Defendants' Amended Counterclaim filed on September 19, 1990, asserts common law claims of fraud and breach of warranty against plaintiffs. Defendants seek to recover for the alleged damage to their reputation and business as well as their costs and attorneys fees in defending against the claims brought by plaintiffs. On November 29, 1990, W.B. Copeland, Trustee, Ploof Truck Lines, Inc. Profit Sharing Plan and Allan Hirschfield filed a class action counterclaim against defendants which is identical to the Amended Complaint seeking, among other things, leave to join this action as named plaintiffs.

     On September 8, 1993, the plaintiffs filed a Third Amended Complaint adding additional named plaintiffs and an amended motion for class certification which motions had previously been denied. No plaintiff class has yet been certified and no judicial determination has been made. No merits discovery has been conducted.

RALPH MAJESKI, ET AL. V. BALCOR ENTERTAINMENT COMPANY, LTD. ET AL.; ROBERT ECKSTEIN, ET AL. V. BALCOR FILM INVESTORS, ET AL.

     These two actions were filed in United States District Court for the Eastern District of Wisconsin (the "Wisconsin District Court"). LBI is a defendant only in the Majeski case. Plaintiffs allege that the named defendants in the lawsuits violated certain federal securities laws with regard to the adequacy and accuracy of disclosure of information in respect of the offering of limited partnership interests in Balcor Film Investors, a partnership of which a Balcor subsidiary is the general partner. The Majeski complaint also alleges, in general, breach of fiduciary duty, common law fraud, misrepresentation, breach of contract and a cause of action in the nature of a derivative action. On January 18, 1991, the Wisconsin District Court entered an order certifying a plaintiffs class of all persons who purchased or currently own interests in the Partnership which were purchased from January 8, 1985 through December 31, 1985. The Wisconsin District Court also consolidated the Eckstein and Majeski actions for the remainder of the pretrial proceedings and trial, but did not merge such actions. On March 11, 1992, the Wisconsin District Court granted defendants' motions to dismiss on statute of limitations grounds in both actions.

     In August 1993, the U.S. Court of Appeals for the Seventh Circuit (the "Court of Appeals") issued an opinion which reversed the order of the Wisconsin District Court and remanded the cases to such court for further proceedings. The defendants sought a writ of certiorari in the U.S. Supreme Court which was denied in January 1994. Upon remand to the Wisconsin District Court, plaintiffs filed a motion to amend the complaint to assert a RICO claim; defendants opposed this amendment, and the motion is pending. In addition, defendants have renewed their motions to dismiss. These motions are pending before the Wisconsin District Court.

     On or about March 8, 1993, the Majeski plaintiffs filed an action in the Circuit Court for Milwaukee County, Wisconsin. The allegations, including damages, in this complaint are essentially the same as in their federal court action, described above. Plaintiff's counsel has represented that this state court action will be dismissed.


     Under the terms of an agreement between American Express and Holdings, American Express has agreed to indemnify Lehman Brothers for liabilities which it may incur in connection with this action.


GLYNWILL INVESTMENT, LTD. V. SHEARSON LEHMAN BROTHERS INC.


     Glynwill Investment, Ltd. ("Glynwill"), a corporation chartered in Curacao, N.A., commenced an action against LBI "as successor in interest to E.F. Hutton & Co., Inc." in May of 1990 in the Supreme Court of the State of New York (the "New York Court"), alleging fraud and breach of contract on the part of EFH in overcharging Glynwill for foreign exchange transactions executed for Glynwill. The New York Court, on LBI's motion to dismiss, held that the release signed by Glynwill after Glynwill's repayment of approximately one half of the $10 million unsecured debit created in Glynwill's account was not a general release encompassing the claims raised by Glynwill in this action and denied LBI's motion. Discovery is expected to be completed on or about April 30, 1994.


ACTIONS RELATING TO FIRST CAPITAL HOLDINGS INC.

     FCH Derivative Actions. On or about March 29, 1991, two identical purported shareholder derivative actions were filed, entitled Mentch v. Weingarten, et al. and Isaacs v. Weingarten, et al. The complaints in these two actions, pending in the Superior Court of the State of California, County of Los Angeles, are filed allegedly on behalf of and naming as a nominal defendant FCH. Other defendants include Holdings, two former officers and directors of FCH, Robert Weingarten and Gerry Ginsberg, the four outside directors of FCH, Peter Cohen, Richard DeScherer, William L. Mack and Jerome H. Miller (collectively, the "Outside Directors"), and Michael Milken. The complaints allege generally breaches of fiduciary duty, gross corporate mismanagement and waste of assets in connection with FCH's purchase of non-rated bonds underwritten by Drexel Burnham Lambert Inc. and seek damages for losses suffered by FCH, punitive damages and attorneys' fees. The actions have been stayed pursuant to the bankruptcy of FCH.

     Concurrent with the bankruptcy filing of FCH and the conservatorship and receivership of its two life insurance subsidiaries, First Capital Life Insurance Company ("First Capital Life") and Fidelity Bankers Life Insurance Company ("Fidelity Bankers Life") (First Capital Life and Fidelity Bankers Life collectively, the "Insurance Subsidiaries"), a number of additional actions were instituted, naming one or more of Holdings, LBI and American Express as defendants (individually or collectively, as the case may be, the "American Express Defendants").

     FCH Shareholder and Agent Actions. Three actions were commenced in the United States District Courts for the Southern District of New York and the Central District of California allegedly as class actions on behalf of the purchasers of FCH securities during certain specified periods, commencing no earlier than May 4, 1988 and ending no later than May 31, 1991 (the "Shareholder Class"). The complaints are captioned Larkin, et al. v. First Capital Holdings Corp., et al., amended on May 15, 1991 to add American Express as a defendant, Zachary v. American Express Company, et al., filed on May 20, 1991, and Morse v. Weingarten, et al., filed on June 13, 1991 (the "Shareholder Class Actions"). The complaints raise claims under the federal securities laws and allege that the defendants concealed adverse material information regarding the finances, financial condition and future prospects of FCH and made material misstatements regarding these matters.

     On July 1, 1991 an action was filed in the United States District Court for the Southern District of Ohio entitled Benndorf v. American Express Company, et al. The action is brought purportedly on behalf of three classes. The first class is similar to the Shareholder Class; the second consists of managing general agents and general agents who marketed various First Capital Life products from April 2, 1990 to the filing of the suit and to whom it is alleged misrepresentations were made concerning FCH (the "Agent Class"); and the third class consists of Agents who purchased common stock of FCH through the First Capital Life Non Qualified Stock Purchase Plan ("FSPP") and who have an interest in the Stock Purchase Account under the FSPP (the "FSPP Class"). The complaint raises claims similar to those asserted in the other Shareholder Class Actions, along with additional claims relating to the FSPP Class and the Agent Class alleging damages in marketing the products. In addition, on August 15, 1991, Kruthoffer v. American Express Company, et al. was filed in the United States District Court for the Eastern District of Kentucky, whose complaint is nearly identical to the Benndorf complaint (collectively the "Agent Class Actions").

     On November 14, 1991, the Judicial Panel on Multidistrict Litigation issued an order transferring and coordinating for all pretrial purposes all related actions concerning the sale of FCH securities, including the Shareholder Class Action and Agent Class Actions, and any future filed "tag-along" actions, to Judge John G. Davies of the United States District Court for the Central District of California (the "California District Court"). The cases are captioned In Re: First Capital Holdings Corporation Financial Products Securities Litigation, MDL Docket No.-901 (the "MDL Action").

     On January 18, 1993, an amended consolidated complaint (the "Third Amended Complaint") was filed on behalf of the Shareholder Class and the Agent Class. The Third Amended Complaint names as defendants the American Express Defendants, Weingarten and his wife, Palomba Weingarten, Ginsberg, Philip A. Fitzpatrick (FCH's Chief Financial Officer), the Outside Directors and former FCH outside directors Jeffrey B. Lane and Robert Druskin (the "Former Outside Directors"), Fred Buck (President of First Capital Life) and Peat Marwick. The complaint raises claims under the federal securities law and the common law of fraud and negligence. On March 10, 1993, the American Express defendants answered the Third Amended Complaint, denying its material allegations.

     On March 11, 1993, the California District Court entered an order granting class certification to the Shareholder Class. The class consists of all persons, except defendants, who purchased FCH common stock, preferred stock and debentures during the period May 4, 1988 to and including May 10, 1991. It also issued an order denying class certification to the Agent Class. The FSPP Class action had been previously dropped by the plaintiffs.

     The American Express Shareholder Action. On or about May 20, 1991, a purported class action was filed on behalf of all shareholders of American Express who purchased American Express common shares during the period beginning August 16, 1990 to and including May 10, 1991. The case is captioned Steiner v. American Express Company, et al. and was commenced in the United States District Court for the Eastern District of New York. The defendants are Holdings, American Express, James D. Robinson, III, Howard L. Clark, Jr., Harvey Golub and Aldo Papone. The complaint alleges generally that the defendants failed to disclose material information in their possession with respect to FCH which artificially inflated the price of the common shares of American Express from August 16, 1990 to and including May 10, 1991 and that such nondisclosure allegedly caused damages to the purported shareholder class. The action has been transferred to California and is now part of the MDL Action. The defendants have answered the complaint, denying its material allegations.

     The Bankruptcy Court Action. In the FCH bankruptcy, pending in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"), on February 11, 1992, the Official Committee of Creditors Holding Unsecured Claims (the "Creditors' Committee") obtained permission from the Bankruptcy Court to file an action for and on behalf of FCH and the parent corporations of the Insurance Subsidiaries. On March 3, 1992, the Creditors' Committee initiated an adversary proceeding in the Bankruptcy Court, Case No. AD 92-01723, in which they assert claims for breach of fiduciary duty and waste of corporate assets against Holdings; fraudulent transfer against both Holdings and LBI; and breach of contract against LBI. Also named as defendants are the Outside Directors, the Former Outside Directors, Weingarten and Ginsberg. Holdings and LBI have answered this complaint, denying the material allegations.

Fact discovery has been completed and the contract claim has been dropped by plaintiffs. No trial date has been set.

     The Virginia Commissioner of Insurance Action. On December 9, 1992, a complaint was filed in federal court in the Eastern District of Virginia by Steven Foster, the Virginia Commissioner of Insurance as Deputy Receiver of Fidelity Bankers Life. The Complaint names Holdings and Weingarten, Ginsberg and Leonard Gubar, a former director of FCH and Fidelity Bankers Life, as defendants. The action was subsequently transferred to California to be part of the MDL Action. The Complaint alleges that Holdings acquiesced in and approved the continued mismanagement of Fidelity Bankers Life and that it participated in directing the investment of Fidelity Bankers Life assets. The complaint asserts claims under the federal securities laws and asserts common law claims including fraud, negligence and breach of fiduciary duty and alleges violations of the Virginia Securities laws by Holdings. It allegedly seeks no less than $220 million in damages to Fidelity Bankers Life and its present and former policyholders and creditors and punitive damages. Holdings has answered the complaint, denying its material allegations.

IN RE COMPUTERVISION CORPORATION SECURITIES LITIGATION

     In connection with public offerings of notes and common stock of Computervision, actions were commenced in federal district court in Massachusetts against Computervision, certain of its executive officers, the directors of Computervision, LBI, Donaldson, Lufkin & Jenrette Securities Corporation, The First Boston Corporation and Hambrecht & Quist Incorporated, the Company and J.H. Whitney & Co. in the United States District Court for the District of Massachusetts (collectively the "Massachusetts Case"). These actions have been consolidated in a consolidated amended class action complaint which alleges in substance that the registration statement and prospectus used in connection with the offerings contained materially false and misleading statements and material omissions related to Computervision's anticipated operating results for 1992 and 1993. The plaintiffs purport to represent a class of individuals who purchased in the public offering or in the aftermarket. The complaint seeks damages for negligent misrepresentation and under Sections 11, 12 and 15 of the Securities Act.

     In addition, three suits were filed in the United States District Court for the Southern District of New York. The suits raise claims similar to those in the Massachusetts Case against the same defendants. The Judicial Panel on Multidistrict Litigation has ordered these cases consolidated with the Massachusetts Case.

CC&F MEDFORD III INVESTMENT COMPANY V. THE BOSTON COMPANY, INC. AND WELLINGTON-MEDFORD III PROPERTIES, INC.

     In September 1992, Wellington-Medford Properties, Inc. ("W-M III"), then a subsidiary of The Boston Company and now a subsidiary of LBI, and The Boston Company, then a subsidiary of LBI, were sued in Superior Court of the Commonwealth of Massachusetts by a limited partner in a partnership (the "Partnership") of which W-M III is the general partner. The Partnership's principal asset is an office building which is leased to The Boston Company. Financing in the amount of $74 million provided to the Partnership by The Sanwa Bank, Ltd. ("Sanwa") is secured by the office building and the lease with The Boston Company. The financing matured in December 1992 and Sanwa has initiated a foreclosure process.

     The complaint alleges that W-M III has breached its obligation to secure successor financing in order to prevent The Boston Company from being required to pay increased rental pursuant to a rental formula in its lease. The complaint seeks damages in an unspecified amount and a declaration regarding The Boston Company's lease obligations and W-M III's obligations to secure successor financing. W-M III and The Boston Company have answered, denying the material allegations of the complaint.

     In April 1993, The Boston Company filed a third-party complaint against Sanwa seeking a declaration as to The Boston Company's obligations pursuant to its lease of the office building. Sanwa answered and asserted claims against The Boston Company and W-M III, including claims for treble damages based on alleged breaches of the construction loan agreement.


     In December 1993, the parties entered into a stay of proceedings for purposes of facilitating negotiations of a possible settlement. Those negotiations are ongoing but have not resulted in agreement. The stay has been extended and now expires on July 17, 1994, with trial scheduled to commence on or after July 18, 1994.

EASTON & CO. V. MUTUAL BENEFIT LIFE INSURANCE CO., ET AL.; EASTON & CO. V. LEHMAN BROTHERS INC.

     LBI has been named as a defendant in two consolidated class action complaints pending in the United States District Court for the District of New Jersey (the "N.J. District Court"). Easton & Co. v. Mutual Benefit Life Insurance Co., et al. ("Easton I"), and Easton & Co. v. Lehman Brothers Inc. ("Easton II"). The plaintiff in both of these actions is Easton & Co., which is a broker-dealer located in Fort Lee, New Jersey. Both of these actions allege federal securities law claims and pendent common law claims in connection with the sale of certain municipal bonds as to which Mutual Benefit Life Insurance Company ("MBLI") has guaranteed the payment of principal and interest. MBLI is an insurance company which was placed in rehabilitation proceedings under the supervision of the New Jersey Insurance Department on or about July 16, 1991. In the Matter of the Rehabilitation of Mutual Benefit Life Insurance Company, (Sup. Ct. N.J. Mercer County.)

     Easton I was commenced on or about September 17, 1991. In addition to LBI, the defendants named in this complaint are MBLI, Henry E. Kates (MBLI's former Chief Executive Officer) and Ernst & Young (MBLI's accountants). The litigation is purportedly brought on behalf of a class consisting of all persons and entities who purchased DeKalb, Georgia Housing Authority Multi-Family Housing Revenue Refunding Bonds (North Hill Ltd. Project), Series 1991, due November 30, 1994 (the "DeKalb Bonds") during the period from May 3, 1991 (when the DeKalb bonds were issued) through July 16, 1991. Lehman Brothers acted as underwriter for this bond issue, which was in the aggregate principal amount of $18.7 million. The complaint alleges that LBI violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and seeks damages in an unspecified amount or rescission. The complaint also alleges a common law negligent misrepresentation claim against LBI and the other defendants.

     Easton II was commenced on or about May 18, 1992, and names LBI as the only defendant. Plaintiff purports to bring this second lawsuit on behalf of a class composed of all persons who purchased "MBLI-backed Bonds" from LBI during the period April 19, 1991 through July 16, 1991. The complaint alleges that LBI violated Section 10(b) and Rule 10b-5, and seeks monetary damages in an unspecified amount, or rescission pursuant to Section 29(b) of the Exchange Act. The complaint also contains a common law claim of alleged breach of duty and negligence.

     On or about February 9, 1993, the New Jersey District Court granted plaintiffs' motion for class certification in Easton I. The parties have agreed to certification of a class in Easton II for purchases of certain fixed-rate MBLI-backed bonds during the class period.

MAXWELL RELATED LITIGATION

     Certain of Holdings' subsidiaries are defendants in several lawsuits arising out of transactions entered into with the late Robert Maxwell or entities controlled by Maxwell interests. These actions are described below.

     Berlitz International Inc. v. Macmillan Inc. et al. This interpleader action was commenced in Supreme Court, New York County (the "Court") on or about January 2, 1992, by Berlitz International Inc. ("Berlitz") against Macmillan Inc. ("Macmillan"), Lehman Brothers Holdings PLC ("PLC"), Lehman Brothers International Limited (now known as Lehman Brothers International (Europe), "LBIE") and seven other named defendants. The interpleader complaint seeks a declaration of the rightful ownership of approximately 10.6 million shares of Berlitz common stock, including 1.9 million shares then registered in PLC's name, alleging that Macmillan claimed to be the beneficial owner of all 10.6 million shares, while the defendants did or might claim ownership to some or all of the shares. As a result of its bankruptcy filing, Macmillan sought to remove this case to the Bankruptcy Court for the Southern District of New York. LBIE and PLC have moved to remand the case back to the Court.

     Macmillan, Inc. v. Bishopsgate Investment Trust, Shearson Lehman Brothers Holdings PLC et al. This action was commenced by issuance of a writ in the High Court of Justice in London, England on or about December 9, 1991. In this action, Macmillan sought a declaration that it is the legal and beneficial owner of approximately 10.6 million shares of Berlitz common stock, including 1.9 million shares then registered in PLC's name. (The same shares that are at issue in the Berlitz case in New York discussed above.) After a trial, on December 10, 1993, the High Court of Justice handed down a judgment finding for the Company on all aspects of its defense and dismissing Macmillan's claims. On April 12, 1994, Macmillan appealed this judgment.



     Bishopsgate Investment Management Limited (in liquidation) v. Lehman Brothers International (Europe) and Lehman Brothers Holdings PLC. In August 1993, Bishopsgate Investment Management Limited ("BIM") served a Writ and Statement of Claim against LBIE and PLC. The Statement of Claim alleges that LBIE and PLC knew or should have known that certain securities received by them, either for sale or as collateral in connection with BIM's stock loan activities, were in fact, beneficially owned by various pension funds associated with the Maxwell Group entities. BIM seeks recovery of any securities still held by LBIE and PLC or recovery of any proceeds from securities sold by them. The total value of the securities is alleged to be L100 million. BIM also commenced certain proceedings for summary disposition of its claims relating to certain of the securities with a value of approximately L30 million. On January 11, 1994, the parties agreed to a settlement of that portion of the claim relating to BIM's request for summary disposition with respect to certain securities. Under this agreement, two securities holdings were delivered to BIM. The Company continues to defend the balance of BIM's claim for recovery of other assets alleged to be worth approximately L70 million. The case is scheduled for trial in April 1995.


WARREN D. CHISUM, ET AL. V. LEHMAN BROTHERS INC. ET AL.


     On February 28, 1994 a purported class action was filed in the United States District Court for the Northern District of Texas. The complaint names Lehman Brothers and two former E. F. Hutton & Company Inc. employees as defendants. The complaint alleges that defendants violated Section 10b of the Exchange Act and RICO, breached their fiduciary duties and the limited partners' contract and committed fraud in connection with the origination, sale and operation of four Hutton net lease real estate limited partnerships. Plaintiffs seek: (i) to certify a class of all persons who purchased limited partnership interests in the four partnerships at issue, (ii) damages in excess of $140 million plus interest or rescission, (iii) treble and punitive damages and (iv) accounting and attorneys' fees. The Company believes it has several meritorious defenses and intends to defend vigorously this case.


OTHER MATTERS

     In connection with the regulatory attention focused on the U.S. treasury market, LGSI received from the Commission and the U.S. Department of Justice, Antitrust Division, subpoenas and letters requesting information and testimony in connection with a review of the activities of various participants in the government securities market. LGSI has responded to the subpoenas and letters. The Company continues to cooperate and supply documents and testimony requested. As of the date hereof, the Company does not believe that the investigations will have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS

     The Board of Directors of Holdings consists of 12 Directors, two of whom are officers of Holdings. The Board of Directors is divided into three classes, designated Class I, Class II and Class III, serving staggered three-year terms. As of the Distribution Date, the Board of Directors of Holdings will consist of nine Directors, two of whom will be officers of Holdings and none of whom will be an officer or director of American Express. The current By-Laws provide that each class may consist of between two and eight Directors. As of the Distribution Date, the By-Laws will provide that each class must be substantially equal in size. The Restated Certificate of Incorporation of Holdings provides that the Holdings Board of Directors must be comprised of between six and 24 Directors. Prior to the end of 1994, as many as four additional Directors, not more than two of whom will be employees of the Company, may be added to the Holdings Board of Directors. In the event that additional Directors are elected, the Holdings Board of Directors may decide to increase the membership of one or more of the standing Board Committees.

CURRENT DIRECTORS

  CLASS I                       CLASS II                        CLASS III
  Richard S. Fuld, Jr.          Roger S. Berlind                David M. Culver
  Katsumi Funaki                Sherman R. Lewis, Jr.           Richard M. Furlaud
  T. Christopher Pettit         Dina Merrill                    Harvey Golub
  Malcolm Wilson                Masataka Shimasaki              Roger S. Penske

DIRECTORS AS OF THE DISTRIBUTION DATE

  CLASS I                       CLASS II                        CLASS III
  Richard S. Fuld, Jr.          Roger S. Berlind                John J. Byrne
  Katsumi Funaki                Dina Merrill                    John D. Macomber
  Malcolm Wilson                Masataka Shimasaki              T. Christopher Pettit

                  DIRECTORS FOR LEHMAN BROTHERS HOLDINGS INC.

CLASS I DIRECTORS -- TERM EXPIRES 1996

RICHARD S. FULD, JR.(A)                SINCE 1990                           AGE:
47

     Chairman and Chief Executive Officer of Holdings and LBI. Mr. Fuld was elected Chairman of the Board of Directors of Holdings and LBI in April 1994 and has been Chief Executive Officer of Holdings and LBI since November 1993. Mr. Fuld was President and Chief Operating Officer of Holdings and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of LBI from August 1984 until 1990. He also serves as a director and executive officer of several of Holdings' subsidiaries. Mr. Fuld has been a director of LBI since 1984 and a Director of Holdings since 1990. Mr. Fuld is a trustee of Mount Sinai Medical Center, a member of the Executive Committee of Mount Sinai Children's Center Foundation, a trustee of Wilbraham & Monson Academy and a director of Ronald McDonald House.

KATSUMI FUNAKI(A)                      DIRECTOR SINCE 1991                  AGE:
52

     Senior General Manager for International Business of the Finance and Investment Planning Office of Nippon Life. Mr. Funaki has been affiliated with Nippon Life, Japan's largest insurance company, since 1964 and has been Senior General Manager for International Business of the Finance and Investment Planning Office since March 1994. Mr. Funaki was Chief General Manager for the Americas from 1993 through March 1994, and Mr. Funaki was General Manager for North America from March 1991 until 1993. He was Deputy Chief of International Investment Headquarters of Nippon Life from 1990 to 1991. Mr. Funaki was General Manager of the International Investment Department of Nippon Life from 1988 to 1990 and Deputy General Manager of the International Investment Department of Nippon Life from 1986 to 1988.

MALCOLM WILSON(A)                      DIRECTOR SINCE 1984                  AGE:
80

     Counsel to Kent, Hazzard, Jaeger, Greer, Wilson & Fay. Mr. Wilson, former Governor of the State of New York, has been counsel at the law firm of Kent, Hazzard, Jaeger, Greer, Wilson & Fay since 1986. Governor Wilson is a trustee of the New York State Historical Association, St. Agnes Hospital, the Clark Foundation, St. Patrick's Cathedral and Trustee Emeritus of Fordham Preparatory School and Fordham University. Governor Wilson is also a director of LBI, the Thomas & Agnes Carvel Foundation and the Farmer's Museum.

CLASS II DIRECTORS -- TERM EXPIRES 1995

ROGER S. BERLIND(A)                    DIRECTOR SINCE 1985                  AGE:
63

     Private Investor. Roger S. Berlind has been a theatrical producer for Berlind Productions since 1981. Mr. Berlind is a director of LBI, a Governor of the League of American Theaters and Producers, and has served as a Trustee of Princeton University, The Eugene O'Neill Theater Center and the American Academy of Dramatic Arts.

DINA MERRILL(A)                        DIRECTOR SINCE 1988                  AGE:
64

     Actress and Private Investor. Dina Merrill, an actress and private investor, is a director and Vice Chairman of RKO Pictures, Inc. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of The Eugene O'Neill Theater Foundation and a member of the board of Project Orbis, the Juvenile Diabetes Foundation and the Museum of Broadcasting.

MASATAKA SHIMASAKI(A)                  DIRECTOR SINCE 1994                  AGE:
50

     General Manager for the Americas of Nippon Life. Mr. Shimasaki has been affiliated with Nippon Life, Japan's largest insurance company, since 1967 and has been General Manager for the Americas since March

1994. He was General Manager, International Planning Department of Nippon Life from 1993 until March 1994. Mr. Shimasaki was General Manager of Nippon Life's International Finance Department from 1990 until 1993, and Chief Representative of Nippon Life's London Representative Office from 1988 through 1990.

SHERMAN R. LEWIS, JR.(C)               DIRECTOR SINCE 1990                  AGE:
57

     Vice Chairman and Director of Holdings and LBI. Mr. Lewis has been a Vice Chairman and Director of Holdings since September 1990. He has been Vice Chairman of LBI since January 1983 and a Director of LBI since September 1979. Mr. Lewis is a Trustee of Northwestern University, Chairman of the Visiting Committee of the College of Arts and Sciences at Northwestern University and a Regent of Northwestern University. Mr. Lewis is also a member of the Council to the Graduate School of Business of the University of Chicago. Mr. Lewis is currently and will continue to be a Vice Chairman and Director of LBI.

CLASS III DIRECTORS -- TERM EXPIRES 1994

JOHN J. BYRNE(B)                                AGE: 61

     Chairman of Fund American Enterprises Holdings, Inc. Mr. Byrne has been Chairman of Fund American Enterprises Holdings, Inc., an operating company engaged in the mortgage business since 1985. He was Chairman of Fireman's Fund Insurance Companies from 1989 to 1990. Mr. Byrne is a director of Martin Marietta Corp., Potomac Electric Power Company, Zurich Reinsurance Centre Holdings Inc., the Stanford Research Institute and New Dartmouth Bank. Mr. Byrne's election as a Director of the Company is subject to certain bank regulatory approvals.

JOHN D. MACOMBER(B)                             AGE: 66

     Principal of JDM Investment Group Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Mr. Macomber is a director of Bristol-Myers Squibb Company, the Brown Group, Inc., DNA Plant Technology Corporation, Pilkington Ltd., Textron Inc. and Xerox Corporation. Mr. Macomber is Chairman of the Council for Excellence in Government. He is a Trustee of the Carnegie Institution of Washington and The Rockefeller University and a member of the Council on Foreign Relations.

T. CHRISTOPHER PETTIT(A)                        AGE: 49

     President and Chief Operating Officer of Holdings and LBI. Mr. Pettit was elected President and Chief Operating Officer of Holdings and LBI in April 1994. Mr. Pettit is responsible for the day-to-day operations of the Company. He was Managing Partner of Holdings and LBI from 1993 to April 1994 and Managing Director of LBI from 1992 to April 1994. Mr. Pettit, who was a Senior Executive Vice President of LBI from 1984 to 1992 was appointed the Managing Partner of the Lehman Brothers Division in 1991. Mr. Pettit also serves as a director and executive officer of several of Holdings' subsidiaries.

DAVID M. CULVER(C)                     DIRECTOR SINCE 1987                  AGE:
69

     Chairman of CAI Capital Corporation. Mr. Culver has been Chairman of CAI Capital Corporation, a Canadian-based equity investment fund, since 1990 and Chairman of D. Culver & Co. Investments Inc., a private investment firm, since 1989. He was Chairman and Chief Executive Officer of Alcan Aluminium Limited, a Canadian based multinational company engaged in all aspects of the aluminum business from 1987 to 1989. Mr. Culver is a director of American Cyanamid Company, The Seagram Company Ltd. and American Express. He is Honorary Chairman of the Business Council on National Issues, a member of the International Council of J.P. Morgan & Co., the Advisory Council of the Institute of International Studies of Stanford University, the Board of Governors of The Joseph H. Lauder Institute of Management and International Studies (University of Pennsylvania) and the Board of Trustees of the Lester B. Pearson College of the Pacific.

RICHARD M. FURLAUD(C)                  DIRECTOR SINCE 1987                  AGE:
70

     Chairman of the Executive Committee of American Express. Mr. Furlaud has been Chairman of the Executive Committee of the Board of Directors of American Express, a diversified financial services corporation, since August 1993 and was Chairman of the Board of American Express from February 1993 to August 1993. He has been a private investor and corporate director since 1991. Mr. Furlaud was President and a Director of Bristol-Myers Squibb Company, a pharmaceutical and health care products company from 1989 to 1991 and he was Chairman and Chief Executive Officer of Squibb Corporation from 1968 to 1989. Mr. Furlaud is also a director of International Flavors & Fragrances, Inc. He is Chairman of the Board of Trustees of The Rockefeller University, a trustee of the John M. Olin Foundation, a member of the Council of Foreign Relations and Board of Overseers of Memorial Sloan-Kettering Cancer Center.

HARVEY GOLUB(C)                        DIRECTOR SINCE 1991                  AGE:
54

     Chairman and Chief Executive Officer of American Express. Mr. Golub has been Chairman and Chief Executive Officer of American Express, a diversified financial services corporation, since August 1993. Prior to August 1993 Mr. Golub held the following positions with American Express: President and Chief Executive Officer from February 1993 to August 1993, President from 1991 to 1993 and Vice Chairman from 1990 to 1991. Mr. Golub has also been Chairman and Chief Executive Officer of American Express Travel Related Services Company, Inc. since 1991. Mr. Golub was Chairman of IDS Financial Corporation ("IDS") from 1990 to 1992, Chairman and Chief Executive Officer of IDS from 1990 to 1991, and its President and Chief Executive Officer from 1984 to 1990. Mr. Golub is also a director of American Express Bank Ltd.

ROGER S. PENSKE(C)                     DIRECTOR SINCE 1989                  AGE:
57

     President of Penske Corporation. Mr. Penske has been President of Penske Corporation, a privately-held transportation service company since 1969. He is also Chairman and Chief Executive Officer of Detroit Diesel Corporation, a manufacturer of diesel engines, and President and Chief Executive Officer of Penske Truck Leasing Corporation. Mr. Penske is a director of Philip Morris Companies Inc., Conner Peripherals, Inc. and American Express and a trustee of the Henry Ford Museum and Greenfield Village.
- ---------------
(a) Director who will continue after the Distribution.

(b) Individual who will become a Director as of the Distribution Date.

(c) Director who will resign prior to the Distribution.

CURRENT BOARD OF DIRECTORS COMMITTEES

     The Board of Directors currently has four standing committees: the Executive Committee, the Audit Committee, the Finance Committee and the Compensation and Benefits Committee.

     Executive Committee. The Executive Committee consists of Mr. Fuld and Mr. Golub, who chairs the Executive Committee. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all of the authority of the Board of Directors (including the power to declare dividends and approve mergers and consolidations pursuant to Section 253 of the Delaware General Corporation Law ("DGCL")), except for those matters that the DGCL or the Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee held three meetings during the 1993 fiscal year.

     Audit Committee. The Audit Committee consists of Governor Wilson, who chairs the Audit Committee, and Mr. Berlind, both of whom are non-employee Directors. The Audit Committee held three meetings during the 1993 fiscal year. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent accountants, makes recommendations to the Board of Directors as to their selection, reviews the plan, fees and results of their audit, and approves their non-audit services and related fees.


     Finance Committee. The Finance Committee consists of Mr. Culver, who chairs the Finance Committee, and Messrs. Berlind, Funaki, Furlaud, Golub and Penske. The Finance Committee held six meetings during the 1993 fiscal year. The Finance Committee reviews and advises the Board of Directors concerning the Company's financial policies and strategy, reviews the Company's results of operations and major capital expenditure programs and other significant capital transactions and the policies and procedures pursuant to which such commitments are made. In addition, until March 1994, the Finance Committee was responsible for compensation of employees whose salaries were above stated levels, made recommendations to the Board and approved standards for setting compensation levels for key employees. The Finance Committee is responsible for administering all of the Company's employee benefit and compensation plans which were established prior to March 1994. It is anticipated that as of the Distribution Date, the Compensation and Benefits Committee will assume responsibility for the administration of such plans. No member of the Finance Committee, with the exception of Mr. Berlind, was an officer or employee of the Company during the 1993 fiscal year or at any other time. Mr. Berlind, who was an executive officer of a predecessor firm, ceased his employment with such firm in 1975. No member of this committee may receive an award under any plan identified herein other than as described under "Compensation of Directors as of the Distribution Date."



     Compensation and Benefits Committee. The Compensation and Benefits Committee (the "Compensation Committee"), which was formed during the first quarter of 1994, consists of Mr. Culver, who chairs the Compensation Committee, Mr. Penske and Governor Wilson. None of the members of the Compensation Committee was an officer or employee of the Company during the 1993 fiscal year or at any other time. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Company, including establishing compensation programs, policies and practices, such as salary, cash incentive, long-term incentive compensation, stock purchase and other programs and making grants under such plans. No member of this committee may receive an award under any plan identified herein other than as described under "Compensation of Directors as of the Distribution Date."


COMPENSATION OF CURRENT DIRECTORS

     Directors who are not employees of the Company or any affiliate which owns 40 percent or more of Holdings ("Outside Directors") receive an annual retainer of $20,000 plus $750 for each Board of Directors meeting attended and are reimbursed for reasonable travel and related expenses. Each Outside Director who serves on a committee of the Board of Directors receives an additional annual retainer of $2,500 (or $5,000 each in the case of a committee chairman) plus $500 per committee meeting attended.

     Holdings' Retirement Plan for Outside Directors. The Lehman Brothers Holdings Inc. Retirement Plan for non-employee Directors is a non-qualified retirement plan which provides a limited annual retirement benefit for Outside Directors who have earned five or more years of service as defined in the Plan. Retirement benefits are paid from the general assets of Holdings. The amount of the annual retirement benefit is equal to the annual retainer payable to an eligible Outside Director for the year in which retirement occurs. Annual retirement benefit payments will be made over a period which is equal to the number of full years of service credited to an Outside Director upon retirement, unless such former Outside Director dies prior to the completion of such retirement benefits, in which case payments will cease as of the date of death. The Board of Directors, upon recommendation of the Finance Committee, may provide retirement benefits to Outside Directors who do not otherwise qualify for benefits under this Plan. Other than with respect to accrued benefits of non-employee Directors, it is anticipated that this Plan will be terminated as of the Distribution.

     Holdings' Deferred Compensation Plan for Outside Directors. The Lehman Brothers Holdings Inc. Deferred Compensation Plan for non-employee Directors is a non-qualified deferred compensation plan which provides each Outside Director an opportunity to elect to defer receipt of compensation to be earned for services on the Board of Directors. Each Outside Director may elect to defer all or a specified percentage of his or her future compensation (or such election may be limited to such Outside Director's annual retainer fees) with respect to one or more terms as director. Such an election can be revoked only by a showing of financial hardship and with the consent of the Finance Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the Outside Director. Payments will commence pursuant to an election by the Outside Director at a specified date in the future or upon termination of service as an Outside Director. The rights of an Outside Director under this Plan are no greater than the rights of an unsecured creditor of the Company.

     Capital Partners I and II. Lehman Brothers Capital Partners I ("Capital Partners I") and Lehman Brothers Capital Partners II, L.P. ("Capital Partners II"), are limited partnerships established in 1985 and 1988, respectively, to provide senior officers and other employees of the Company, as well as certain senior officers of American Express and its subsidiaries, with the opportunity to invest in a portfolio of high risk opportunities. Directors of Holdings were given an opportunity to invest in Capital Partners II. During 1993 Messrs. Berlind, Golub, Lewis and Wilson received $153,203, $161,454, $186,988 and $20,427, respectively, which amounts reflect income distributions and distributions related to the liquidation of assets.

BOARD OF DIRECTORS COMMITTEES AS OF THE DISTRIBUTION DATE

     Composition. As of the Distribution Date, there will be five standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Finance Committee and the Nominating Committee, although the Board of Directors may, from time to time, establish other committees.


     Executive Committee. As of the Distribution Date, the Executive Committee will have substantially the same authority as it did prior to the Distribution except that it will not, other than by specific delegation, have the authority to declare dividends, or to authorize the issuance of stock. As of the Distribution Date, the Executive Committee will be comprised of Messrs. Fuld, Pettit and Byrne.


     Audit Committee. The Audit Committee, which will consist entirely of non-employee directors, will have substantially the same authority as the current Audit Committee. As of the Distribution Date, the members of the Audit Committee will be Governor Wilson, Messrs. Berlind, Macomber and Shimasaki.


     Compensation and Benefits Committee. The Compensation Committee, which will consist entirely of non-employee Directors, will have substantially the same authority as the current Compensation Committee. In addition, commencing in March 1994, the Compensation Committee will be responsible for compensation of employees whose salaries are above stated levels, make recommendations to the Board and approve standards for setting compensation levels for key employees and establishing and administering all of the Company's employee benefit and compensation plans, and will have the authority, where appropriate, to delegate its duties. As of the Distribution Date, the members of the Compensation Committee will be Messrs. Byrne, Macomber and Wilson. No member of this committee may receive an award under any plan identified herein other than as described under "Compensation of Directors as of the Distribution Date."



     Finance Committee. The Finance Committee will have the responsibility for reviewing and advising on financial policies and practices of the Company. Among other matters the Finance Committee will periodically review, among other things, major capital expenditure programs and significant capital transactions, as well as recommend a dividend policy to the Board of Directors. As of the Distribution Date, the members of the Finance Committee will be the members of the Audit Committee and Mr. Fuld.


     Nominating Committee. The Nominating Committee will consider and make recommendations to Holdings' Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. At least three members of the Nominating Committee must be non-employee Directors and one member of such committee will be a non-voting employee Director. As of the Distribution Date, the members of the Nominating Committee will be the members of the Compensation Committee and Mr. Fuld as a non-voting member.

COMPENSATION OF DIRECTORS AS OF THE DISTRIBUTION DATE

     Directors who do not receive compensation as officers or employees of the Company or any of its affiliates will be paid an annual retainer of $45,000 and be reimbursed for reasonable travel and related expenses. No additional fees will be paid for attendance at Board of Directors or committee meetings. Each Director will be expected to attend all Board meetings. Compensation for attending meetings is deemed to be included within the annual retainers which shall be paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the required number of meetings.

     Under the terms of the 1994 Management Ownership Plan, a grant of Restricted Stock Units representing $30,000 fair market value of Common Stock will be made to each non-employee Director on the first business day following the Company's annual meeting of stockholders for each year that such Plan is in effect. Restricted Stock Units representing $30,000 of Common Stock will be granted to each non-employee Director in calendar year 1994 on the date which is the first day of regular way public trading of Common Stock or, if later, on the first business day following commencement of a non-employee Director's service. As of each date a dividend is paid on Common Stock, each non-employee Director holding Restricted Stock Units shall be credited with a number of additional Restricted Stock Units equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of Restricted Stock Units held by the non-employee Director, divided by (C) the closing price of Common Stock on the NYSE on such date. One-third of the Restricted Stock Units granted to non-employee Directors will vest ratably on the first three anniversaries of the date of grant, or, if earlier, immediately upon death, disability or termination of service as a non-employee Director after serving ten years. One-third of a non-employee Director's vested Restricted Stock Units is payable in Common Stock on each of the first three anniversaries following death, disability or termination of service. The number of Restricted Stock Units granted will be based on the closing price of the Common Stock on the NYSE on the day such units are awarded.

                         EXECUTIVE OFFICERS OF HOLDINGS

     The current Executive Officers of Holdings are set forth below, excluding Messrs. Fuld and Pettit, whose biographies are included above.

T. ANTHONY BROOKS                               AGE: 54


     Managing Director of LBI. Mr. Brooks has been a Managing Director of LBI and responsible for the Company's Equity New Issue group since 1991. Mr. Brooks was a Managing Director at First Boston Corporation from 1987 to 1991 where he was responsible for Equity Capital Markets and Equity Syndicate.


JEREMIAH M. CALLAGHAN                           AGE: 51

     Managing Director of LBI. Mr. Callaghan has been a Managing Director of LBI and head of the Company's Trading Services group since December 1993. After the announcement of the Primerica Transaction, Mr. Callaghan became a consultant to LBI until December 1993. He was a Senior Executive Vice President of Shearson and head of its Securities Processing Group from 1991 to 1993. From 1987 to 1991 Mr. Callaghan was a Covenant House volunteer.

JAMES A. CARBONE                                AGE: 42

     Managing Director of LBI. Mr. Carbone has been a Managing Director of LBI since 1988 and is Managing Partner for the Company's Asia Pacific operations since 1992. Mr. Carbone is a director and executive officer of several of Holdings' subsidiaries. He was responsible for LBI's Capital Markets Origination, Corporate Bond and Fixed Income Syndicate groups from 1990 to 1992 and was head of LBI's Money Market Origination area from 1986 to 1990.

JOHN L. CECIL                                   AGE: 39


     Chief Administrative Officer of Holdings and LBI. Mr. Cecil has been Chief Administrative Officer of Holdings and LBI as well as a Managing Director of LBI since January 1994. Mr. Cecil joined McKinsey & Company, Inc. in 1980 where he was elected a partner in 1986 and was a director from 1991 through December 1993. Mr. Cecil is a member of the Board of Directors of Graham-Windham Agency and is the Chairman of its Executive Committee.


RONALD L. GALLATIN                              AGE: 48

     Senior Executive Vice President of Holdings and Managing Director of
LBI. Mr. Gallatin has been Senior Executive Vice President of Holdings since January 1993 and a Managing Director of LBI since 1984 and is responsible for Corporate Strategy, Product Development and Non-Core Assets. As a senior investment banker for the Company, Mr. Gallatin has had general corporate finance responsibilities which resulted in his developing a number of new securities. Mr. Gallatin was in charge of several product areas including the proprietary option, commodity and the corporate tax departments of a predecessor of LBI.

ROBERT E. GENIRS                                AGE: 58

     Managing Director of LBI. Mr. Genirs has been a Managing Director of LBI since 1992 and is the Chairman of the Company's Cost Reduction Committee. Mr. Genirs was a Senior Executive Vice President of LBI from May 1991 to March 1992 and an Executive Vice President of LBI from 1984 until May 1991. Mr. Genirs was the Chief Administrative Officer for the Lehman Brothers Division from July 1991 until May 1993.

JOSEPH M. GREGORY                               AGE: 42


     Managing Director of LBI. Mr. Gregory has been a Managing Director of LBI since March 1992 and is responsible for the Company's Global Fixed Income business. Mr. Gregory was a Senior Executive Vice President of LBI from May 1991 to March 1992 and an Executive Vice President of LBI from 1984 until May

1991 during which time he was responsible for various aspects of the fixed income business. Mr. Gregory is a director and executive officer of several of Holdings' subsidiaries.

BRUCE R. LAKEFIELD                              AGE: 50

     Managing Director of LBI. Mr. Lakefield has been a Managing Director of LBI since March 1992 and is responsible for the Company's Foreign Exchange, Commodities, Municipal and Public Finance businesses. Mr. Lakefield was a Senior Executive Vice President of Lehman Brothers from May 1991 through March 1992 and an Executive Vice President of Lehman Brothers from January 1985 to May 1991 during which time he held various positions in the Company's fixed income department. Mr. Lakefield is a director and executive officer of several of Holdings' subsidiaries. Mr. Lakefield is a member of the Board of Directors of the Public Securities Association (the "PSA"), and a member of the PSA's Treasury Borrowing Advisory Committee. He is also a member of the Board of Directors of Liberty Brokers, Inc.

STEPHEN M. LESSING                              AGE: 39

     Managing Director of LBI. Mr. Lessing has been a Managing Director of LBI since March 1992 and is responsible for the Company's Global Fixed Income Sales. Mr. Lessing was an Executive Vice President of LBI from July 1989 to March 1992. Mr. Lessing is a member of the Trustee Advisory Committee for Fairfield University and a member of the Board of Directors of Lessing's Inc.

ROBERT MATZA                                    AGE: 37

     Chief Financial Officer of Holdings and LBI. Mr. Matza has been Chief Financial Officer of Holdings and LBI since January 1994 and a Managing Director of LBI since 1992. He also has been a director of LBI since January 1994. Mr. Matza was Chief Financial Officer of the LBI Division from November 1990 to July 1993. Mr. Matza was Controller of Holdings and LBI from 1987 through November 1990 and Executive Vice President of LBI from 1987 through 1992.

THOMAS A. RUSSO                                 AGE: 50

     Managing Director of LBI. Mr. Russo has been a Managing Director of LBI since 1993. He is responsible for the Company's Legal, Compliance, Credit, Corporate Communications, Internal Audit and Government Relations departments, as well as the Company's Investment and Commitment Committees. From 1977 until he joined LBI in 1993, Mr. Russo was a partner at the law firm of Cadwalader, Wickersham & Taft where he had a financial markets and general corporate practice. Mr. Russo is a member of the American Bar Association where he is a member of its Executive Council for the Futures Regulation Committee, and the Advisory Committee of the Committee on Federal Regulations of Securities.

MEL A. SHAFTEL                                  AGE: 50

     Managing Director of LBI. Mr. Shaftel has been a Managing Director of LBI since 1984 and is the head of the Company's Investment Banking group. During his tenure with the Company, Mr. Shaftel has held various positions in Investment Banking, including heading the financial institutions group.

STEVEN SPIEGEL                                  AGE: 49

     Managing Director of LBI. Mr. Spiegel has been a Managing Director of LBI since 1992 and is responsible for the Company's Financial Services and Global Asset Management divisions. Mr. Spiegel served as Managing Director and country head of the Company's United Kingdom operations from 1989 to 1992. Mr. Spiegel was Senior Executive Vice President of LBI from 1991 to 1992 and an Executive Vice President from 1984 through 1991. Mr. Spiegel is a director of the Oporto Fund and a member of the International Committee of the Securities Industry Association.

THOMAS H. TUCKER                                AGE: 49

     Managing Director of LBI. Mr. Tucker has been a Managing Director of LBI since 1992 and is responsible for the Company's Global Institutional Sales. Mr. Tucker was a Senior Executive Vice President of LBI from 1991 to 1992, and an Executive Vice President of LBI from 1985 through 1991 during which time he was involved in the sales of various money market instruments and fixed income products. Mr. Tucker is a director and executive officer of several of Holdings' subsidiaries.

C. DANIEL TYREE                                 AGE: 45


     Managing Director of LBI. Mr. Tyree has been a Managing Director of LBI and the Managing Partner of the Company's European and Middle Eastern businesses since 1992. Mr. Tyree is also a director and executive officer of several of Holdings' European subsidiaries. Prior to joining LBI in 1992, Mr. Tyree was a Managing Director of Salomon Brothers where he was responsible for its high yield business from 1989 through early 1992, and its international investment banking division from 1987 through 1989. Mr. Tyree is a member of the Board of Directors of the International Primary Market Association.


PAUL D. WILLIAMS                                AGE: 50

     Managing Director of LBI. Mr. Williams has been a Managing Director of LBI since 1992 and is responsible for the Company's equity business. Mr. Williams was a Senior Executive Vice President of LBI from 1991 to 1992, and one of its Executive Vice Presidents from 1985 to 1991. Mr. Williams was responsible for the Company's retail trading activities from 1984 through 1992.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth (i) the expected beneficial ownership of Common Stock as of the Distribution Date and (ii) as of March 25, 1994, beneficial ownership of common shares of American Express, by each current Director, by all individuals who will be Directors as of the Distribution Date and all current Directors and Executive Officers of Holdings as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown.

                                        NUMBER OF SHARES OF                                 NUMBER OF AMERICAN EXPRESS
                                           COMMON STOCK        NUMBER OF AMERICAN EXPRESS         COMMON SHARES
                                       TO BE OWNED AS OF THE         COMMON SHARES            WHICH MAY BE ACQUIRED
       NAMES OF DIRECTORS(A)           DISTRIBUTION DATE(B)          OWNED(C)(D)(E)            WITHIN 60 DAYS(C)(F)
- ------------------------------------  ----------------------- ---------------------------- ----------------------------
CONTINUING DIRECTORS
Roger S. Berlind....................           107,148                    535,740                       1,440
Richard S. Fuld, Jr.................           128,808                    105,264                     104,120
Katsumi Funaki......................                 0                          0                           0
Dina Merrill........................               240                      1,200                         960
T. Christopher Pettit...............            89,432                      9,734                      14,694
Masataka Shimasaki..................                 0                          0                           0
Malcolm Wilson......................             9,938                     49,690                       1,440
NEW DIRECTORS AS OF DISTRIBUTION
  DATE
John J. Byrne.......................             4,000(g)                  20,000(g)                        0
John D. Macomber....................                 0                          0                           0
OTHER CURRENT DIRECTORS
David M. Culver.....................               249                      1,248                       8,106
Richard M. Furlaud..................             5,000                     25,000                       8,106
Harvey Golub........................            13,872                    226,861                     405,602
Sherman R. Lewis, Jr................            31,872                     79,131                      68,986
Roger S. Penske.....................             2,000                     10,000                       5,146
All current Directors and Executive
  Officers as a group (28
  individuals)(h)...................           883,887                  1,244,717                     716,275

- ---------------
(a) List includes all current Directors and all individuals who will be Directors as of the Distribution Date.

(b) Includes the number of shares of Common Stock expected (i) to be acquired in the Offering and Phantom Share Conversion and (ii) to be received in the Distribution as a dividend on American Express common shares.

(c) As a result of the Distribution, adjustments will be made by American Express to American Express restricted stock awards and options on American Express common shares held by American Express directors and employees and Lehman Brothers directors and employees. Subsequent to such adjustments, the American Express restricted stock awards and options on American Express common shares held by the Company's employees will be cancelled by American Express as of the Distribution Date and restricted Common Stock and options on Common Stock will be granted to such employees under Holdings' 1994 Management Replacement Plan. The number of shares of restricted Common Stock and options on Common Stock to be granted under such plan can be determined only subsequent to the Distribution. See "1994 Management Replacement Plan" below.

(d) The number of American Express common shares owned by Mr. Fuld, Mr. Pettit and all current Directors and Executive Officers as a group include 134, 134 and 12,110 shares held in their respective employee benefit plan accounts as of dates ranging from September 30, 1993 to March 1, 1994.

     In addition to the share amounts in this column, Mr. Furlaud has invested all of his American Express director's fees in 24,612 American Express Common Share Equivalent Units as of December 31, 1993, under the American Express Directors' Deferred Compensation Plan.

     The number of American Express common shares as to which beneficial ownership is disclaimed is as follows: 200,000 shares owned by Mr. Berlind's wife, 400 shares owned by Mr. Culver's wife, 2,018 shares held by a trust of which Mr. Culver is a co-trustee, 2,116 shares owned by a child of Mr. Golub, 280 shares owned by two children of Mr. Lewis and 204,814 shares disclaimed by all current Directors and Executive Officers as a group.

(e) The number of American Express common shares owned by all current Directors and Executive Officers as a group includes 159,167 shares of restricted stock, as to which shares the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale of such restricted stock lapse over a period of years ending in 1997.

(f) Shares shown include American Express common shares subject to stock options.

(g) The number of shares shown does not include 5,150,000 shares owned by Fund American Enterprises Holdings, Inc. ("FAEH") and certain subsidiaries. Mr. Byrne is Chairman, President and Chief Executive Officer of FAEH and owns approximately 5% of its outstanding voting capital stock. (The outstanding voting preferred stock of FAEH is owned by American Express.) Mr. Byrne also owns warrants to purchase 1,280,000 additional shares of FAEH voting capital stock. Upon exercise of such warrants, Mr. Byrne would own approximately 13% of the outstanding voting capital stock of FAEH. Mr. Byrne has disclaimed beneficial ownership of the shares of American Express owned by FAEH and its subsidiaries.

(h) The Company's current Directors and Executive Officers as a group beneficially owned approximately 1.96 million American Express common shares as of March 25, 1994, representing approximately 0.4% of American Express' then outstanding common shares.

SECURITY OWNERSHIP OF NAMED EXECUTIVES

     The following table sets forth (i) the expected beneficial ownership of Common Stock as of the Distribution Date and (ii) as of March 25, 1994, beneficial ownership of American Express common shares of Richard S. Fuld, Jr., Chairman and Chief Executive Officer of Holdings, each of the four most highly compensated Executive Officers of Holdings at the end of 1993 other than Mr. Fuld, and certain other individuals who are named in the summary compensation table below (collectively, the "Named Executives").

                                                                                        NUMBER OF AMERICAN       PERCENT OF CLASS
                                       NUMBER OF SHARES OF      NUMBER OF AMERICAN        EXPRESS COMMON           OF AMERICAN
                                           COMMON STOCK              EXPRESS             SHARES WHICH MAY            EXPRESS
                                         OWNED AS OF THE          COMMON SHARES         BE ACQUIRED WITHIN            COMMON
                NAME                   DISTRIBUTION DATE(A)       OWNED(B)(C)(D)            60 DAYS(E)                SHARES
- -------------------------------------  --------------------     ------------------     ---------------------     ----------------
R.S. Fuld, Jr........................         128,808                 105,264                  104,120                  0.043%
T.C. Pettit..........................          89,432                   9,734                   14,694                  0.005
J.M. Gregory.........................          49,421                   7,498                    7,491                  0.003
M.A. Shaftel.........................          50,482                  48,049                   17,735                  0.013
B.R. Lakefield.......................          43,066                  14,891                    7,491                  0.005
H.L. Clark, Jr.......................          28,722                  90,077                  366,587                  0.093
J.T. Hill III........................          30,635                 153,180                        0                  0.031

- ---------------
(a) Includes the number of shares of Common Stock expected (i) to be acquired in the Offering and Phantom Share Conversion and (ii) to be received in the Distribution as a dividend on American Express common shares.

(b) As a result of the Distribution, adjustments will be made by American Express to the American Express restricted stock awards and options on American Express common shares held by Holdings' employees. As of the Distribution Date, such awards will be cancelled by American Express and restricted Common Stock and options on Common Stock will be granted to such employees under Holdings' 1994 Management Replacement Plan. The number of shares of restricted Common Stock and options on Common Stock to be granted under such plan can be determined only subsequent to the Distribution. See "1994 Management Replacement Plan" below.

(c) The number of American Express common shares owned by Messrs. Fuld, Pettit, Gregory, Shaftel, Lakefield, Clark and Hill includes 134, 134, 134, 152, 2,719, 8,166 and 3,756 shares held in their respective employee benefit plan accounts as of dates ranging from September 30, 1993 to March 1, 1994.

(d) The number of American Express common shares owned by Mr. Clark includes 23,000 shares of restricted stock, as to which shares Mr. Clark possesses sole voting power, but no investment power, during the restricted period.

(e) Shares shown include American Express common shares subject to stock options and common shares issuable upon conversion of a convertible debenture held by Mr. Clark. Mr. Clark's debenture is convertible into 6,921 American Express common shares. The conversion price of Mr. Clark's debenture will be adjusted pursuant to its terms as a result of the Distribution.

EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1993, 1992 and 1991, as applicable, the cash and other compensation paid or accrued and certain American Express long-term awards made to the Named Executives for services in all capacities. None of the Named Executives was an executive officer of Holdings prior to 1993.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                            ----------------------------------------   -------------------------------------------

                                                                                 AWARDS                 PAYOUTS
                                                                       ---------------------------   -------------
      NAME AND                                          OTHER ANNUAL    RESTRICTED                     LONG-TERM      ALL OTHER
 PRINCIPAL POSITION          SALARY          BONUS      COMPENSATION   STOCK AWARDS   OPTIONS/SARS     INCENTIVE     COMPENSATION
AT DECEMBER 31, 1993 YEAR      ($)           ($)(A)        ($)(B)         ($)(C)       (# SHARES)    PAYOUTS($)(D)      ($)(E)
- -------------------- -----  ---------      ----------   ------------   ------------   ------------   -------------   ------------
R.S. Fuld, Jr.......  1993  $ 400,000      $8,425,000     $175,883       $      0             0       $    74,710     $  243,081
Chairman and Chief
  Executive Officer
T.C. Pettit.........  1993    300,000       6,800,000      122,272              0             0                 0        157,255
President and Chief
  Operating Officer
J.M. Gregory........  1993    225,000       5,375,000       76,739              0             0                 0         97,735
Managing Director
  of LBI
M.A. Shaftel........  1993    300,000       4,400,000       62,798              0             0                 0        187,203
Managing Director
  of LBI
B.R. Lakefield......  1993    225,000       4,375,000       63,432              0             0                 0        156,990
Managing Director
  of LBI
H.L. Clark, Jr......  1993    382,696       1,717,302      139,636              0             0           404,670      1,468,521
Former Chairman and   1992    525,000       1,500,000       73,890              0        55,000         1,198,523        346,678
Chief Executive       1991    525,000       1,500,000           --        233,463        55,000           252,792             --
  Officer
J.T. Hill III.......  1993    173,077               0            0              0             0                 0      5,313,343
Former Co-President

- ---------------

(a) Pursuant to the Operating Committee Ownership Plan (the "OCP") and the Employee Ownership Plan ("EOP"), in 1993 50% of the salary and bonus of Messrs. Fuld and Pettit, and 33 1/3% of the salary and bonus of Messrs. Gregory, Shaftel, and Lakefield was deferred. In addition, 25% of the bonus of Mr. Clark was deferred under the EOP. In connection with the Distribution, the Finance Committee has determined to terminate the OCP which will result in the acceleration of vesting and payment in cash prior to the Distribution of amounts deferred by the participants in the OCP. It is anticipated that each OCP participant will purchase Common Stock with the after-tax proceeds received from such plan. Under the EOP each participant was credited with phantom units, each consisting of a Phantom Share and a Cash Right. The Phantom Shares will be converted into shares of Common Stock as of on or prior to the Distribution Date and the Cash Right will be paid to the EOP participants as of such date. See "Employee Ownership Plan" below.


(b) Amounts reported in this column for 1993 reflect perquisites and other personal benefits, amounts reimbursed for the payment of taxes and cash earnings on deferred compensation paid or payable in 1993 in excess of 120 percent of the applicable federal long-term rate. Included in the cost to Holdings and its subsidiaries are the following: above-market interest paid under the Participating Preferred Plan for Messrs. Fuld, Pettit, Gregory, Shaftel and Lakefield of $161,678, $122,272, $76,739, $62,798 and $63,432,
     respectively; and financial counseling expenses of $44,936 and personal travel expenses of $28,209 for Mr. Clark.

(c) Mr. Clark held 23,000 American Express restricted shares on December 31, 1993 with a fair market value of $710,125, based on the per share closing price of American Express common shares on the NYSE on December 31, 1993 ($30.875). These restricted shares will be cancelled as of the Distribution Date (except for approximately 8,000 of such shares which will vest in May
     1994) in accordance with the terms of the American Express 1989 Long-Term Incentive Plan and new restricted shares of Common Stock will be issued to Mr. Clark under the 1994 Management Replacement Plan. See "1994 Management Replacement Plan" below.

     Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on all other American Express common shares.

(d) Includes payouts of a portion of the final values of Portfolio Grant-II ("PG-II") awards granted under the American Express 1989 Long-Term Incentive Plan. Final values of the PG-II awards were based on achievement of cumulative earnings and average return on equity targets for the business segments of American Express and for American Express on a consolidated basis, weighted based on the Named Executive's responsibilities. PG-II awards were based on performance for the period January 1989 to December 1991 for Mr. Clark and January 1991 through December 1991 for Mr. Fuld.

(e) Amounts reported under "All Other Compensation" for 1993 consist of the dollar value of the following:

                                                                 ABOVE-MARKET
                                                   PAYMENTS        EARNINGS
                                                 UNDER CAPITAL    ACCRUED ON       VALUE OF       PAYMENTS
                                                  PARTNERS I       DEFERRED      SPLIT-DOLLAR      UNDER
                                                    AND II       COMPENSATION   LIFE INSURANCE   AGREEMENTS
                                                 -------------   ------------   --------------   ----------
     R.S Fuld, Jr. ............................    $ 238,055        $5,026          $    0       $        0
     T.C. Pettit...............................      156,347           908               0                0
     J.M. Gregory..............................       95,164         2,571               0                0
     M.A. Shaftel..............................      186,988           215               0                0
     B.R. Lakefield............................      156,347           643               0                0
     H.L. Clark, Jr. ..........................      136,018         6,791          30,789        1,294,924
     J.T. Hill III.............................      289,123         2,992               0        5,021,228

     Capital Partners I and Capital Partners II are limited partnerships established by LBI in 1985 and 1988, respectively. Pursuant to these partnerships, senior officers were offered the opportunity to invest in a portfolio of high risk investments. An affiliate of Holdings is general partner and invested most of the capital of the partnerships. Amounts reported reflect income distributions and distributions related to the sale of assets.

     Above-market earnings on deferred compensation include credits to compensation deferred pursuant to the Executive and Select Employees Plan which was established in 1985 and Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977, 1980 and 1983 for the Named Executives other than Mr. Clark who received credits under various American Express plans.

     In January 1993, Mr. Clark relinquished his position as Chairman and Chief Executive Officer of Holdings and LBI, and in March 1993 he signed an agreement with LBI. Amounts shown in the column "Payments under Agreements" for Mr. Clark include $200,000 received at that time in consideration of his agreement to comply with certain new restrictive covenants, and $902,128 representing accelerated vesting and payment of a portion of his balance under a 1992 incentive award. In May 1993, Mr. Clark assumed the position of a Vice Chairman of LBI and signed an employment contract with LBI. Pursuant to such contract, Mr. Clark was awarded $182,796 under a deferred compensation plan for certain of the Company's executives. See "Agreements with Former Executives" below. During 1993 Mr. Clark received $10,000 as an advisor to Ayco Asset Management, a subsidiary of American Express.

     In March 1993, Mr. Hill relinquished his positions as Co-President and Co-Chief Operating Officer of Holdings and LBI, and in June 1993 signed an agreement with LBI. Amounts shown in the column "Payments under Agreements" for Mr. Hill include $4,901,923 received during 1993 in consideration of his agreement to provide advisory services to the Company and to comply with certain restrictive covenants, and $119,305, representing accelerated vesting and payment of certain balances under incentive plans. See "Agreements with Former Executives" below.

     The following table sets forth information for the Named Executives regarding the exercise of stock options and/or SARs during 1993 and unexercised options and SARs held as of the end of 1993:

    AGGREGATED AMERICAN EXPRESS OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                  YEAR-END AMERICAN EXPRESS OPTION/SAR VALUES

                                                NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                                   OPTIONS/SARS AT                     OPTIONS/SARS AT
                   SHARES                         DECEMBER 31, 1993                 DECEMBER 31, 1993(A)
                  ACQUIRED      VALUE     ---------------------------------   ---------------------------------
      NAME       ON EXERCISE   REALIZED   EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
- ----------------------------   --------   --------------   ----------------   --------------   ----------------
R.S. Fuld,
  Jr. ...........         0          0         97,453           11,947          $  101,665         $ 35,835
T.C. Pettit......         0          0         14,694              480              16,549                0
J.M. Gregory.....         0          0          7,491              288              15,515                0
M.A. Shaftel.....         0          0         17,735              960              31,029                0
B.R. Lakefield...         0          0          7,491              288              15,515                0
H.L. Clark,
  Jr. ...........    67,152    648,060        322,999           55,001           1,179,164          446,881
J.T. Hill III....    13,333     76,665              0                0                   0                0

- ---------------
(a) Calculated based on the closing price per share of American Express common shares on the NYSE on December 31, 1993 ($30.875).

     The following table sets forth information concerning long-term incentive plan awards made in 1993 to the Named Executives:

                  LONG TERM INCENTIVE PLANS -- AWARDS IN 1993

                                    NAME                          DOLLAR VALUE($)(A)
            ----------------------------------------------------  ------------------
            R.S. Fuld, Jr. .....................................       $646,717
            T.C. Pettit.........................................        489,090
            J.M. Gregory........................................        306,952
            M.A. Shaftel........................................        251,188
            B.R. Lakefield......................................        253,730
            H.L. Clark, Jr. ....................................        114,241
            J.T. Hill III.......................................              0

- ---------------
(a) Reflects credits under the Participating Preferred Plan ("PPP"), an incentive compensation plan. Participant account balances under the PPP are adjusted annually by crediting or debiting the account with a return based on Holdings' after-tax return on average annual risk-adjusted equity (calculated as provided in the Plan). The amounts indicated above reflect credits based on Holdings' 1993 results. It is anticipated that the Finance Committee will approve the termination of the PPP which would result in the acceleration of payment of all deferred balances immediately prior to the Distribution Date.

PENSION BENEFITS

     Lehman Brothers Holdings Inc. Retirement Plan (the "Holdings Retirement Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible employees.

                 LEHMAN BROTHERS HOLDINGS INC. RETIREMENT PLAN
                    GROSS ANNUAL BENEFIT BY YEARS OF SERVICE

 CAREER
 AVERAGE
EARNINGS     15 YEARS    20 YEARS    25 YEARS    30 YEARS     35 YEARS
- ---------    --------    --------    --------    ---------    ---------
$ 100,000    $ 20,277    $ 26,287    $ 32,272    $  38,303    $  44,646
  150,000      32,652      42,787      52,897       63,053       73,521
  200,000      45,027      59,287      73,522       87,803      102,396
  235,840      53,897      71,115      88,306      105,544      123,094

     The table above illustrates the annual pension benefits provided by the Holdings Retirement Plan for the benefit of eligible employees upon retirement at age 65. The benefits shown in the table are not subject to reduction for Social Security benefit amounts.

     Employees eligible to participate in the Holdings Retirement Plan are generally salaried or commissioned employees of Holdings or a designated subsidiary who have attained the age of 21 and completed one year of service. The Holdings Retirement Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan and certain other health plan deferral amounts) up to the Internal Revenue Service maximum of $235,840 in 1993 ($150,000 for 1994 plan year). For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the Social Security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a non-forfeitable right to their accrued benefits upon completing five years of vesting service. As of January 1, 1994, the estimated credits for Messrs. Fuld, Pettit, Gregory, Shaftel and Lakefield for purposes of projecting annual benefits under Holdings Retirement Plan were 24, 17, 19, 18 and 19 years, respectively. Mr. Hill will receive annual benefits under the Holdings Retirement Plan based upon 11 years of employment.

     The Compensation and Benefits Committee of the Board of Directors of American Express approved unfunded, non-qualified arrangements for Mr. Clark who in 1990 transferred at the request of American Express to a position at Holdings. As of January 1, 1994, Mr. Clark had three years of credited service under the Holdings Retirement Plan. The arrangement provides that for Mr. Clark the total value of the pension benefits to which he would be entitled at the time of his retirement (based on 13 total years of service), plus the value of his base salary and cash bonus received while employed by Holdings, would not be lower as a result of his assumption of duties at Holdings than would have been the case had he remained in his prior position at American Express. The American Express Compensation and Benefits Committee has retained broad discretion in the methodology for determining the respective values for comparisons and making any equitable adjustments deemed necessary to carry out the intent of the arrangements.


CERTAIN AGREEMENTS


     In January 1993, Mr. Clark relinquished his positions as Chairman and Chief Executive Officer of Holdings and LBI. Pursuant to an agreement signed in March 1993, Mr. Clark agreed to continue to provide transition and advisory services until April 15, 1994 or earlier commencement of other full-time employment. At that time LBI made certain payments to Mr. Clark which are included in the summary compensation table above. In May 1993, Mr. Clark was named a Vice Chairman of LBI and in connection therewith executed an employment contract which rescinded the March 1993 agreement. LBI (i) agreed to pay Mr. Clark salary and bonus for 1993 and 1994 of at least $1.75 million per year, subject to resignation or termination for cause, (ii) credited Mr. Clark with a $182,796 award under an incentive compensation plan for Lehman Brothers executives and
(iii) agreed that Mr. Clark would continue to participate in Lehman Brothers' employee benefit and incentive programs.

     On March 29, 1993, Mr. Hill relinquished all officer and director positions with LBI, Holdings and their subsidiaries. Pursuant to an agreement signed on June 1, 1993 (the "Agreement"), Mr. Hill agreed, among other things, to continue providing advisory assistance to the Company through December 31, 1993 and also agreed to comply with certain restrictive covenants through December 31, 1994, in consideration for which LBI made payments to Mr. Hill during 1993 aggregating $4,901,923. Under the terms of the Agreement, Mr. Hill also received $74,710 upon acceleration of vesting of a performance award, the acceleration of receipt of 12,302 shares of Computervision Corporation common stock and approximately $52,573 in accordance with the terms of a deferred compensation plan. Mr. Hill's 3,600 restricted American Express common shares vested in accordance with the terms of the plan under which they were awarded. Mr. Hill also is entitled to continue his participation in Capital Partners I and II and to receive, beginning at age 65, payments under a deferred compensation plan. Under the terms of the Holdings Retirement Plan, Mr. Hill will receive an annual retirement benefit of approximately $42,919. The Company made a payment of $1,392,820 to a charitable trust designated by Mr. Hill in satisfaction of any claims under an incentive compensation plan. Mr. Hill will also receive $1,100,000 in December 1994, subject to his compliance with restrictive covenants.


     During 1993, the Company reimbursed Robert Genirs, a member of the Operating Committee, for approximately $65,000 in mortgage and utility payments incurred for an apartment located in lower Manhattan which is utilized by the Company and not occupied by Mr. Genirs.


1994 MANAGEMENT OWNERSHIP PLAN

     Holdings has adopted, effective as of the Distribution Date, the Lehman Brothers Holdings Inc. 1994 Management Ownership Plan ("1994 Plan"). The 1994 Plan is administered by the Compensation Committee, which is comprised exclusively of non-employee Directors. The 1994 Plan provides for the granting of incentive and non-qualified stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units ("RSUs"), performance shares and performance units (collectively or individually, "Awards"). Except with respect to grants of RSUs to non-employee Directors, as described above, the Compensation Committee has discretion to select the individuals to whom Awards will be granted and to determine the type, size and terms of each Award and the authority to administer, construe and interpret the 1994 Plan. The Compensation Committee's decisions are final, binding and conclusive. Awards may be issued to officers, salaried or commissioned employees and consultants. In addition, non-employee Directors will receive an annual grant of RSUs. See "Compensation of Directors" above. As of March 28, 1994, approximately 9,000 individuals were eligible to participate in the 1994 Plan.

     A total of 16,500,000 shares of Common Stock may be subject to Awards under the 1994 Plan, subject to adjustment in accordance with the terms of the 1994 Plan. A total of 150,000 additional shares of Common Stock may be subject to RSUs which will be issued to non-employee Directors. Common Stock issued under the 1994 Plan may be either authorized but unissued shares, or treasury shares, or any combination thereof. Unless prohibited by Rule 16b-3 under Section 16 of the Exchange Act, as amended, if any shares of Common Stock subject to repurchase or forfeiture rights are reacquired by Holdings or if any Award is cancelled, terminates or expires unexercised, the shares of Common Stock which were issued or would have been issuable pursuant thereto will become available for new Awards. No individual may receive options or SARs over the life of the 1994 Plan attributable to more than 1,650,000 shares of Common Stock, subject to adjustment in accordance with the terms of the 1994 Plan.

     Set forth below are the types of awards which may be granted under the 1994 Plan.

     Stock Options for Eligible Individuals. A stock option (each, an "Option"), which may be a non-qualified or an incentive stock option, is the right to purchase a specified number of shares of Common Stock at a price (the "Option Price") fixed by the Compensation Committee. The Option Price of an Option may be no less than the fair market value of the underlying Common Stock on the date of grant.

     Options are not transferable during the Optionee's lifetime and will generally expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the Compensation Committee shall determine. The Committee may also accelerate the period for the exercise of any or all Options held by an Optionee. Payment of the Option Price must be made in full at the time of exercise in cash or by tendering to the Company Common Stock having a fair market value equal to the Option Price, or by other means that the Compensation Committee deems appropriate.


     The Committee may, at the time of the grant of an Option or thereafter, grant a Limited Right, defined as a right to surrender to Holdings all or a portion of the related Option in connection with a Change in Control (as defined in the 1994 Plan). In exchange for such surrender, the Optionee would receive cash in an amount equal to the number of shares subject to the Option multiplied by the excess of the higher of (i) the highest price per share of Common Stock paid in certain Change in Control transactions or (ii) the highest fair market value per share of Common Stock at any time during the 90-day period preceding such a Change in Control over the Option Price of the Option to which the Limited Right relates. A Limited Right can be exercised within the 30-day period following a Change in Control. A Limited Right will only be exercisable during the term of the related Option and may be granted following the Distribution Date.


     Stock Appreciation Rights. An SAR may be granted alone or in tandem with Options or other Awards. An SAR granted in connection with an Option shall be exercisable to the extent that the related Option is exercisable, and will be transferable only to the extent the related Option may be transferred. Upon the exercise of an SAR related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the excess of the fair market value of a share of Common Stock on the date preceding the date of exercise of such SAR over the per share Option Price, by (B) the number of shares as to which such SAR is being exercised. The Option related thereto will be cancelled. SARs unrelated to an Option shall contain such terms and conditions as to exercisability, vesting and duration as the Compensation Committee shall determine, but such duration shall be no greater than ten years. The Committee may accelerate the period for the exercise of an SAR unrelated to an Option. Upon exercise of an SAR unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the excess of the fair market value of a share of Common Stock on the date the SAR was exercised over the fair market value of Common Stock on the date preceding the date the SAR was granted, by (B) the number of shares as to which the SAR is being exercised. The Grantee will receive, at the election of the Compensation Committee, cash or shares of Common Stock. An individual to whom an Award is made has no rights as a stockholder with respect to any Common Stock issuable pursuant to any such Option or SAR until the date of issuance of the stock certificate for such shares upon payment of the Option Price or settlement of the SAR. The Committee may, at the time of the grant of an SAR unrelated to an Option or thereafter, grant a Limited Right in tandem with the SAR which will operate in a manner comparable to the Limited Rights described above under the caption "Stock Options for Eligible Individuals."

     Restricted Stock. A Restricted Stock Award is an Award of Common Stock which is subject to forfeiture and/or a restriction against transfer (except in the case of death) for a period specified by the Compensation Committee. Prior to the expiration of the restricted period, a Grantee who has received a Restricted Stock Award has the right to vote and to receive dividends on the shares subject to the Award. Dividends may be deferred until the lapsing of the restrictions and, at the Compensation Committee's discretion, reinvested in shares of restricted Common Stock or paid in cash. If deferred dividends are to be held in cash, they may be credited at the end of each year with interest on the amount in the account at the beginning of the year at a rate the Compensation Committee may determine. Payment of deferred dividends, together with interest, shall be made upon the lapsing of restrictions and any deferred dividends shall be forfeited upon the forfeiture of such shares.

     Restricted Stock Units. An RSU is an Award of a unit representing the right to receive a share of Common Stock upon the lapse of such restrictions as may be determined by the Compensation Committee. Dividend equivalents may be deferred until the lapsing of the restrictions and, at the Compensation Committee's discretion, reinvested in RSUs or paid in cash. See "Directors as of the Distribution Date" above for a description of the annual grant of RSUs to non-employee Directors.

     Performance Units. Performance Units are Awards whose final value, if any, is determined by the degree to which specified company, business unit, participant and/or other performance objectives are achieved during a specified performance period (the "Performance Cycle"), subject to such adjustments as the Compensation Committee may approve based on relevant factors. Performance objectives may be based on earnings per share, net income, return on equity, and/or on other measures as it deems appropriate. Prior to the end of a Performance Cycle, the Compensation Committee, in its discretion and only under conditions which do not affect the deductibility of compensation attributable to Performance Units under Section 162(m) of the Code, may adjust the performance objectives to reflect a change in the capitalization, a change in the tax rate or book tax rate of Holdings or any subsidiary or any other event which may materially affect the performance of Holdings, a subsidiary or a division, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by Holdings, a subsidiary or a division.

     Performance Units may be denominated in shares of Common Stock or a specified dollar amount and, contingent upon the attainment of specified performance objectives within the Performance Cycle, represent the right to receive payment (i) in the case of Common Stock-denominated Performance Units, the fair market value of a share of Common Stock on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Compensation Committee, (ii) in the case of dollar-denominated Performance Units, the specified dollar amount or (iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii) depending on the level of performance objective attainment; provided, however, that the Compensation Committee may, at the time a Performance Unit is granted, specify a maximum amount payable in respect of a vested Performance Unit. A Grantee shall vest to the extent the performance objectives are satisfied. Payment shall be made within 60 days after the last day of the Performance Cycle.

     Performance Shares. Performance Shares are Awards whose final value, if any, is denominated or paid in Common Stock or RSUs, as determined by the Compensation Committee at the time of grant. The number of shares of Common Stock or RSUs earned will be based on the factors described above with respect to Performance Units. The Compensation Committee shall specify at the time of grant the length of the performance period. The Grantee shall have, in the discretion of the Compensation Committee, the right to receive payments equivalent in value to dividends or other distributions paid or made with respect to the underlying shares of Common Stock ("Dividend Equivalents"). Until any restrictions upon the Performance Shares have lapsed, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee.

     Restrictions upon Performance Shares shall lapse at such time or times and on such terms, as the Compensation Committee may determine at the time an Award is granted. The Compensation Committee may determine that the payment of Dividend Equivalents shall be deferred until the lapsing of the restrictions upon such Performance Shares and reinvested in shares of Common Stock (which shall be held as additional Performance Shares) or held in cash. If such Dividend Equivalents are held in cash, such amount may be credited with interest at a rate determined by the Compensation Committee. Payment of deferred Dividend Equivalents shall be made upon the lapsing of restrictions and any Dividend Equivalents deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

     Additional Information. Under the 1994 Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Compensation Committee may direct that appropriate changes be made in the number or kind of securities that may be issued under the 1994 Plan and in the terms of outstanding Awards, except that RSUs granted to non-employee Directors may be adjusted only to maintain the proportionate interests of the holder in RSUs and to preserve the value of such RSUs. The Committee may accelerate vesting, exercisability or lapse of restrictions on all or any portion of any Award at any time, other than with respect to: (i) Awards of RSUs to non-employee Directors, vesting of which may be accelerated only under such circumstances as will not cause such persons to fail to be "disinterested persons," within the meaning of Rule 16b-3 under the Exchange Act; and (ii) Awards other than Options or SARs, to the extent that such acceleration would jeopardize the Company's tax deduction for the payment or exercise of the Awards under Section 162(m) of the Code.

     Generally, an individual's rights under the 1994 Plan may not be assigned or transferred (except in the event of death). The Compensation Committee may permit an individual to pay taxes required to be withheld with respect to an Award in any appropriate manner (including, without limitation, by the surrender of Holdings Common Stock owned by such person or Common Stock that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award).

     The 1994 Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by Holdings and no Award may be granted thereafter. Holdings may terminate the 1994 Plan sooner and the Board of Directors may at any time and from time to time amend, modify or suspend the 1994 Plan; provided, however, that no such amendment, modification, suspension or termination shall materially impair or materially adversely alter any Awards theretofore granted under the 1994 Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Common Stock which he or she may have acquired through or as a result of the 1994 Plan; and no such amendment shall be effective unless and until the same is approved by stockholders of Holdings where the absence of stockholder approval would adversely affect the compliance of the 1994 Plan with Rule 16b-3, Code Section 162(m) or other applicable law or regulation. Rule 16b-3 currently requires stockholder approval if the amendment would, among other things, materially increase the benefits accruing to Optionees or Grantees under the 1994 Plan.

     Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to Optionees and their employers of Options granted under the 1994 Plan should generally be as set forth in the following summary. For purposes of this discussion, the term "employer" shall be deemed to include the employer of an employee Optionee and the taxpayer for whom a non-employee Optionee performs services.

     An employee to whom an incentive stock option ("ISO") which qualifies under
Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such ISO. However, upon the exercise of an ISO, special alternative minimum tax rules apply for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the Option exercise price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder and the employee's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

     An individual to whom a non-qualified Option (which is treated as an option for federal income tax purposes) is granted will not recognize income at the time of grant of such Option. When such optionee exercises such non-qualified Option, the optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares the optionee receives. The tax basis of such shares to such optionee will be equal to the Option Price paid plus the amount includable in the optionee's gross income, and the optionee's holding period for such shares will commence on the day on which the optionee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the employer of such optionee will generally be entitled to a federal income tax deduction in respect of non-qualified Options in an amount equal to the ordinary compensation income recognized by the optionee. Any compensation includable in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal income and employment taxes.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or their employers or to describe tax consequences based on particular circumstances and does not address Awards other than Options. It is based on federal income tax law and interpretational authorities as of the date of this prospectus, which are subject to change at any time.

1994 MANAGEMENT REPLACEMENT PLAN

     Holdings has adopted, effective as of the Distribution Date, the Lehman Brothers Holdings Inc. 1994 Management Replacement Plan (the "Replacement Plan"). A maximum of 3,200,000 shares of Common Stock will be subject to awards under the Replacement Plan. Under the Replacement Plan, the Compensation Committee will have the authority to grant nonqualified stock options and shares of restricted Common Stock. The primary purpose of the Replacement Plan is to replace awards relating to American Express common shares which were outstanding as of April 4, 1994. Substantially all awards previously made under the American Express 1979 and 1989 Long-Term Incentive Plans to Lehman Brothers' employees which are outstanding immediately prior to the Distribution Date and subject to the terms of these plans will be cancelled as of the Distribution Date. Approximately 1,000 of the Company's employees hold such awards and will be eligible to receive, as of the Distribution Date, the new awards under the Replacement Plan.

     Cancelled American Express restricted common shares and cancelled options on American Express common shares will be replaced with restricted Common Stock and options on Common Stock, respectively. The number of shares of restricted Common Stock and options on Common Stock issued in replacement of the cancelled American Express awards will be determined as of the Distribution Date, and will be based upon such factors as: (i) the relative trading price of American Express common shares and the Common Stock at the close of business on the first day of "regular way" trading; (ii) the application of a valuation model to be determined by the Compensation Committee, which model may be modified as the Compensation Committee deems appropriate; and (iii) such other factors as the Compensation Committee, in its discretion shall determine.


     It is expected that the replacement options will mirror those of the American Express options with respect to which they are granted, including similar exercisability and termination provisions. In all other material respects, the replacement options are expected to be identical to stock options granted under the 1994 Plan, including, without limitation, the availability of Limited Rights (as described above under the 1994 Plan) with respect to options granted under the Replacement Plan. Similarly, awards of Common Stock under the Replacement Plan are expected to include a number of shares of restricted Common Stock having a value substantially equivalent to the cancelled American Express restricted shares, and to continue the same vesting and other conditions that apply to the replaced awards.


     The Compensation Committee has authority to administer, construe and interpret the Replacement Plan. Its decisions are final, binding and conclusive. In addition, the Replacement Plan has substantially the same provisions as those described more fully above under "1994 Management Ownership Plan."

EMPLOYEE OWNERSHIP PLAN

     During 1993, LBI established the Lehman Brothers Inc. Employee Ownership Plan (the "Employee Ownership Plan") pursuant to which certain key employees of the Company deferred a percentage of their 1993 salary and bonus for the purchase of certain Phantom Units of Holdings. Each Phantom Unit is comprised of a phantom equity interest representing a notional interest in a share of Common Stock (a "Phantom Share") and the right to receive a certain amount in cash with respect to a Phantom Share ("Cash Right"). The number of Phantom Units which were available to each participant was determined by the Finance Committee.


     Up to 6,000,000 Phantom Shares (3,566,277 as adjusted for the Reverse Stock Split) were available for "purchase" through voluntary and mandatory deferrals of 1993 compensation. Currently, approximately $57 million is credited to participants' Phantom Unit accounts. Such amount may be reduced prior to the Distribution Date in the event of terminations of employment. The price of each Phantom Unit was $10.00 per Phantom Share and $6.67 for each related Cash Right ($16.82 per Phantom Share and $11.22 per related Cash Right, as adjusted for the Reverse Stock Split) and was determined by the Finance Committee in July 1993 using an assumed capital structure of Holdings for purposes of the program and taking into account various factors, including market multiples for comparable companies, the absence of a public market for Holdings, vesting requirements, and the restrictions on transferability of the Phantom Units.



     The Phantom Units representing voluntary deferrals are immediately vested and non-forfeitable; however, there is a restriction on transferability of such Units. There is also a restriction on transferability of the Common Stock which employees will receive upon conversion of Phantom Shares. Generally, such restrictions will lapse ratably over a three-year period. In accordance with the terms of the Employee Ownership Plan, each Phantom Share will be converted to Common Stock and each Cash Right will be paid upon or prior to the Distribution.


     The Phantom Units representing mandatory deferrals are subject to the same restrictions on transfer provisions as described above. Common Stock which employees receive upon conversion of these Phantom Shares, in addition to the three-year restriction on transferability, will continue to be subject to forfeiture in accordance with the vesting schedule applicable to the Phantom Shares prior to conversion. Vested Common Stock issued with restrictions upon conversion will be subject to repurchase if the participant resigns or is terminated for cause.

PARTICIPATING PREFERRED PLAN

     During 1993, LBI converted a deferred compensation plan that was established in 1990 into the Participating Preferred Plan (the "PPP").

     The deferred balances in the PPP are credited with a fixed return of 12% per annum, payable in cash on or as soon as possible following the end of each calendar quarter. The deferred balances are also credited or debited with an annual return (the "New Accretions") equal to the after-tax return on average annual risk-adjusted equity of Lehman Brothers multiplied by the deferred balance in the PPP account.

     The beginning balance in all PPP accounts will vest on January 1, 1995. New Accretions will vest on the first anniversary of crediting to the PPP accounts commencing January 1, 1994. Except as the administrator of the PPP may determine, all unvested amounts will be forfeited upon termination of employment, except termination upon retirement, death, disability, government service or termination without cause. The Finance Committee may pay out all or any portion of a PPP account at any time. Such distribution, and distributions of vested amounts upon termination of employment, will be paid in cash in a lump sum, or in three annual installments together with 8% interest thereon. After two years of participation in the PPP (including participation in the previous plans), any participant age 52 or older will begin to receive annual payments of 10% (20% at age 57) of his or her PPP account balance.

     It is anticipated that the Finance Committee will approve the termination of the PPP which would result in the acceleration of payment of all deferred balances immediately prior to the Distribution Date.

1994 EMPLOYEE STOCK PURCHASE PLAN

     The Compensation Committee adopted effective June 1, 1994, or such later date as the Compensation Committee shall designate, and subject to the Distribution, the Lehman Brothers Holdings Inc. 1994 Employee Stock Purchase Plan (the "ESPP"), under which 6,000,000 shares of Common Stock were reserved for issuance subject to adjustment in accordance with the terms of the ESPP.

     Purpose, Eligibility and Administration. The ESPP, which is intended to qualify under Section 423 of the Code, is designed to encourage stock ownership by employees of the Company. All employees of Holdings and designated subsidiaries are eligible to participate. No employee is eligible to participate who, after the grant of options under the ESPP, owns (including all shares which may be purchased under any outstanding options) 5% or more of the total combined voting power or value of all classes of shares of Holdings. Approximately 9,000 persons will be eligible to participate in the ESPP. The ESPP is administered by the Compensation Committee.

     Payroll Deductions. Each ESPP participant may authorize the Company to deduct up to 10% of the participant's total cash remuneration for each quarterly period (each, an "Offering Period") subject to a maximum amount of $15,000 per year.


     Stock Purchase. On the first day of each Offering Period, Holdings will grant to each participant an option to purchase on the last day of the Offering Period (the "Exercise Date") at a price determined as described below (the "Purchase Price") the number of full shares of Common Stock of Holdings which his or her accumulated payroll deductions on the Exercise Date will purchase at the Purchase Price; provided, however, that prior to an Offering Period the Committee may, in its discretion, determine a maximum number of shares which may be subject to an option granted under the ESPP. The Purchase Price for each Offering Period will be 85% of the fair market value of Holdings Common Stock on the Exercise Date. Fractional shares of Common Stock may be purchased, at the discretion of the Committee; if the purchase of fractional shares is not allowed, and only full shares of Common Stock may be purchased, any balance remaining in the participant's account will be carried over to the next Offering Period or returned to the participant.


     Adjustment for Recapitalization, Merger, Etc. Subject to any required action by the stockholders of Holdings, the number of shares available under the ESPP as well as the price per share of Common Stock covered by each option under the ESPP that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Holdings.

     In the event of a proposed sale of all or substantially all of the assets of Holdings, or the merger of Holdings with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Compensation Committee determines to shorten the Offering Period then in progress, in which case a new Exercise Date will be set and participants will be given the choice of having their options exercised on the new Exercise Date or withdrawing from the ESPP and receiving the balance of their accounts.

     Withdrawal from ESPP. A participant may withdraw from the ESPP at any time. Upon such withdrawal, the entire amount credited to the participant's account will be refunded to him. Upon any termination of a participant's service, the entire amount then credited to the participant's account shall be refunded to the participant, or, in case of the participant's death, to the participant's estate.

     Termination or Amendment. The Board of Directors of Holdings may amend or terminate the ESPP at any time without the approval of stockholders, provided that no such action shall adversely affect options already granted thereunder, and further provided that no such action will (a) increase the total number of shares of Common Stock available under the ESPP (except in connection with certain capital adjustments), (b) expand the class of persons eligible to receive shares, or (c) extend the term during which shares may be purchased. See "Adjustment for Recapitalization, Merger, Etc." above.

     Federal Income Tax Consequences. Under Section 423(a) of the Code, the transfer of a share of Common Stock to a participant pursuant to the ESPP is entitled to the benefits of Section 421(a) of the

Code. Under that Section, a participant will not be required to recognize income at the time the option is granted or at the time the option is exercised. If the option price under the ESPP is less than the fair market value of the stock on the date of grant, Section 423(c) of the Code requires that, provided the holding periods described below are met, when the shares of Common Stock received pursuant to the ESPP are sold or otherwise disposed of in a taxable transaction (or in the event of the death of the participant while owning such shares whether or not the holding period requirements are met), the participant will recognize compensation income (taxed as ordinary income), for the taxable year in which disposition or death occurs, in an amount equal to the lesser of
(i) the excess of the fair market value of the Common Stock at the time of such disposition or death over the amount paid for the shares, and (ii) the excess of the fair market value of the stock at the time the option was granted over the option price. Such recognition of compensation income upon disposition shall have the effect of increasing the basis of the shares in the participant's hands by an amount equal to the amount of compensation income recognized. The Company will not be entitled to any business expense deduction with respect to the ESPP, except in connection with a disqualifying disposition as discussed below. Any additional gain or loss resulting from the disposition (provided it is not a disqualifying disposition), measured by the difference between the amount paid for the shares and the amount realized (less the amount recognized as compensation income as described above), will be recognized by the participant as long-term capital gain or loss. No portion of the amount received pursuant to such a disposition will be subject to withholding for federal income taxes, or be subject to FICA or FUTA taxes.

     In order for a participant to receive the favorable tax treatment provided in Section 421(a) of the Code, Section 423(a) requires that the participant make no disposition of the shares within two years from the date the option was granted nor within one year from the date such option was exercised and the shares were transferred to him or her.

     If a participant disposes of Common Stock acquired pursuant to the ESPP before the expiration of the holding period requirements set forth above, the participant will realize, at the time of the disposition, ordinary income to the extent the fair market value of the Common Stock on the date the shares were purchased exceeds the Purchase Price. The difference between the fair market value of the Common Stock on the date the shares were purchased and the amount realized on disposition is treated as long-term or short-term capital gain or loss, depending on the participant's holding period in the Common Stock. The amount treated as ordinary income may be subject to the income tax withholding requirements of the Code and FICA withholding requirements. The participant will be required to reimburse Holdings, either directly or through payroll deduction, for all withholding taxes (e.g., federal income tax and FICA) Holdings is required to pay on behalf of the participant. At the time of the disposition, the Company may adopt procedures to assist it in identifying such deductions, and may require a participant to notify Holdings of his or her intention to dispose of any such shares.

     The market value of the Common Stock that may be issued or acquired pursuant to the 1994 Plan, the Replacement Plan and the ESPP cannot be determined until the Distribution Date.

SHORT-TERM EXECUTIVE COMPENSATION PLAN

     The Short-Term Executive Compensation Plan (the "STEP") was adopted by the Compensation Committee effective as of January 1, 1994 (and subject to the successful completion of the Distribution). The STEP allows the Compensation Committee (or, in certain situations, its delegate) to grant to certain employees of the Company annual cash awards of two types -- "Standard Awards" and "Special Awards."

     A Standard Award may be granted in the discretion of the Compensation Committee or its delegate to any employee. The amount of the Standard Award will be based on any criteria the Compensation Committee or its delegate wishes to consider, including but not limited to, the objective or subjective performance of the employee, the Company or any subsidiary or division thereof. A Standard Award will be paid at the time determined by the Compensation Committee or its delegate.

     A Special Award may be granted in the discretion of the Compensation Committee to any employee who the Compensation Committee reasonably believes may be a "Covered Employee," as defined in Section 162(m) of the Code. Section 162(m) limits the Company's deduction to $1 million per year per executive for certain compensation paid to each of its Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO. In general, the proposed regulations exclude from this limitation compensation that is calculated based on "objective" performance criteria. The amount of any Special Award will be based on objective performance goals established by the Compensation Committee. The Compensation Committee must certify as to the attainment of the applicable performance goals prior to payment of any Special Award, and may reduce the amount of any Special Award. Under no circumstances may a Special Award be paid unless the material terms of the Special Award, including the performance measures applicable thereto, have been disclosed to and approved by the stockholders of Holdings. All terms and conditions of Special Awards, and the STEP provisions referring thereto, shall be administered and interpreted in accordance with Section 162(m) of the Code, to ensure the deductibility by the Company of the Special Awards.

NEW PLAN BENEFITS

     The table set forth below shows (i) the number of shares of Common Stock underlying the awards of stock options made by the Compensation Committee on March 28, 1994, to the individuals and group listed below and (ii) the value of the annual grant of restricted stock units to all of Holdings' non-employee Directors as a group, assuming that seven non-employee Directors will each receive an annual grant of RSUs representing underlying Common Stock with a fair market value of $30,000 in each case under the 1994 Plan.

          LEHMAN BROTHERS HOLDINGS INC. 1994 MANAGEMENT OWNERSHIP PLAN

                                                    DOLLAR VALUE OF
                                                     COMMON STOCK        NUMBER OF SHARES OF
                                                 UNDERLYING RESTRICTED      COMMON STOCK
                                                      STOCK UNITS        UNDERLYING OPTIONS
                                                 ---------------------   -------------------
        NAME AND POSITION
        R.S. Fuld, Jr.
        Chairman and Chief Executive Officer                   0                 78,320
        T.C. Pettit
        President and Chief Operating Officer                  0                 61,760
        J.M. Gregory
        Managing Director of LBI                               0                 29,440
        M.A. Shaftel
        Managing Director of LBI                               0                 23,680
        B.R. Lakefield
        Managing Director of LBI                               0                 23,040
        H.L. Clark, Jr.
        Former Chairman of the Board and Chief
        Executive Officer                                      0                      0
        J.T. Hill III
        Former Co-President and Co-Chief
        Operating Officer                                      0                      0
        GROUP
        Executive Officer group                                0                360,720
        GROUP
        Non-Employee Director group                    $ 210,000                      0

     Lehman Brothers Holdings Inc. 1994 Management Replacement Plan. Certain restricted American Express common shares and options on American Express common shares previously awarded under the American Express 1979 and 1989 Long-Term Incentive Plans held by employees of the Company will be cancelled as of the Distribution Date. As more fully described above, the number and value of new awards to be issued under the Replacement Plan will be based upon the closing price of the Common Stock on the NYSE on the first day of "regular way" trading, as well as the value of the cancelled awards. Therefore, the actual number of shares of restricted Common Stock and options on Common Stock can be determined only subsequent to the Distribution. See "1994 Management Replacement Plan" above.

            CERTAIN TRANSACTIONS AND AGREEMENTS BETWEEN THE COMPANY
                              AND AMERICAN EXPRESS

SERVICES AND PAYMENTS BETWEEN THE COMPANY AND AMERICAN EXPRESS

     American Express and its subsidiaries, including TRS, AEB and IDS (as hereafter defined), from time to time provide services to the Company. The following table lists the fees paid by the Company for significant services, other expenses allocated by American Express to the Company and amounts received by the Company in respect of certain projects funded by American Express.

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1991        1992        1993
                                                                -------     -------     -------
                                                                (in thousands of dollars)
Rent and shared services(a)(b)................................  $ 4,941     $ 5,738     $ 4,636
Communications and data processing(b)(c)......................    4,975       5,337       4,797
General services(b)(d)........................................    4,642       2,718       4,120
Insurance(b)..................................................    9,561      12,515       9,468
Salaries and incentives(b)(e).................................    2,161       5,299       3,526
Tax payments (credits)(f).....................................  (74,331)     72,569      (3,337)
American Express Tower common charges(g)(h)...................   18,335      16,159      16,477
American Express funded projects(b)(i)........................   (1,754)     (4,675)     (3,708)
Other(j)......................................................      376       2,393       1,725

- ---------------
(a) Primarily represents rents and allocations paid to American Express for shared facilities other than American Express Tower.

(b) Services expected to be discontinued on the Distribution Date or prior to December 31, 1994.

(c) Charges and allocations for shared communications equipment, time sharing services and data processing.

(d) Charges for certain central purchasing, distribution, supplies and services.

(e) Represents salary allocations as well as certain consulting payments and the cost of training provided by American Express.

(f) See "Tax Allocation Agreements" below. The future amount of tax payments cannot be determined.

(g) The Company's share of common area and service charges at American Express Tower and fees charged by American Express as managing co-tenant of World Financial Center.

(h) See "World Financial Center" below.

(i) Amounts funded by American Express for certain of the Company's technology projects.

(j) See "Intercompany Agreements" below.

CERTAIN TRANSACTIONS WITH AMERICAN EXPRESS AND SUBSIDIARIES

     The Company, American Express International Inc., a subsidiary of American Express Travel Related Services Company, Inc. ("TRS"), and American Express Bank Ltd. ("AEB") share office space in Hong Kong for which they are jointly and severally liable for lease payments of approximately $3.1 million per year.

     Until the sale of Shearson (a) IDS Life Insurance Company, a wholly owned subsidiary of IDS Financial Corporation ("IDS"), and IDS Life Insurance Company of New York, a wholly owned subsidiary of IDS Life Insurance Company, sold deferred annuities and single premium variable life policies through the Company's Financial Consultants and (b) AMEX Life Assurance Company sold long-term care insurance through the Company's Financial Consultants. Such insurance companies paid the Company a selling commission in connection with the sale of such products.

     American Express has invested $5.2 million in a domestic merchant banking partnership in which the Company acts as general partner and remains committed to invest an additional $0.5 million. American Express has received partnership distributions in an aggregate amount of $8.9 million in respect of this investment. Subsidiaries of American Express are the general partners and another subsidiary is a limited partner in a limited partnership which has invested in an offshore merchant banking partnership which the Company acts as general partner.

     Lehman Brothers Financial Resource Accounts include, as one of the features of the integrated financial services accounts, the Gold Card, issued by TRS, for which Lehman Brothers pays TRS a portion of the fees received from the holders. Lehman Brothers and TRS have agreed to extend such arrangements for a three-year period on an exclusive basis. TRS also provides the Corporate Card to employees of the Company, for which TRS receives annual fees. In January 1994, the Company agreed to consolidate all its business travel reservations through TRS' Travel Center in Omaha. Lehman Brothers and TRS have agreed to extend such arrangements with respect to the Corporate Card and travel services for 5 years, with TRS as the sole provider of such services.

     Until 1992 the Company and AEB had a Swiss joint venture, Lehman Brothers Finance S.A., which engaged in certain trading and underwriting activities.

     In August 1990, American Express acquired all of the then publicly-held common stock of Holdings pursuant to a merger of a wholly owned subsidiary of American Express with and into Holdings (the "Merger"). In connection with the Merger, American Express agreed to guarantee certain payments to employees who were then active employees of the Company or its affiliates under the Company's Executive and Select Employees Plan, a deferred compensation plan for highly compensated executives (the "ESEP"), the Company's Voluntary Deferred Compensation Plan, the Lehman Brothers Kuhn Loeb Deferred Compensation Plans ("LDCP") and certain other deferred compensation programs of the Company, subject to certain limitations. The guarantee covered participants of the ESEP and the LDCP only if such participants elected to accept certain amendments to these plans and the deferral agreements thereunder. As of December 31, 1993, deferred compensation with an aggregate balance of approximately $59 million was covered by this guarantee. The Company will pay to American Express after the Distribution an annual fee equal to 0.625% of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee.

     American Express provided letters to several foreign regulatory bodies, confirming the Company's financial well-being and ongoing business operations. These letters did not constitute guarantees but did further the Company's ability to secure certain regulatory approvals for its business operations. These letters are being rescinded at the Distribution and will be replaced with letters from Holdings.

     Lehman Brothers has participated, along with other units of American Express, in the American Express philanthropic program. In 1993, 1992 and 1991, Lehman Brothers contributed $2.8 million, $3.6 million and $4 million, respectively, to support American Express philanthropic activities.

     In April 1992, American Express pledged $1 million callable from January 1, 1997 to December 31, 2003 for the development by the New York Public Library of a Science, Business and Industry Library. Holdings, as co-pledgor, has agreed to reimburse American Express for 50% of the pledge.

     In connection with the sale of The Ayco Corporation ("Ayco") by the Company to American Express on December 31, 1989, the Company agreed to guarantee specified levels of revenue from certain financial planning services to be performed for Lehman Brothers in the years 1990 and 1991, which was terminated on March 31, 1991. The parties also agreed that until December 31, 1994, Ayco and Lehman Brothers would continue certain working relationships whereby Ayco will provide financial consulting and related services to customers of Lehman Brothers or its affiliates, and Lehman Brothers or its affiliates will provide certain investment services and products to Ayco clients. In addition, Ayco provides certain administrative services for the ESEP and for certain other Company plans, pursuant to which Ayco receives customary fees. Ayco also provides financial counseling and tax preparation services to certain executive officers of the Company.

     In June 1989, the domestic mutual fund transfer agency business ("TSSG") of an affiliate of The Boston Company was sold to certain subsidiaries of American Express which included First Data Corporation. In connection with such sale, the Company agreed that, for each calendar quarter during the period from January 1, 1991 to December 1, 1995, in the event TSSG does not act as transfer agent for a specified percentage of shareholder accounts of certain mutual funds, unit investment trusts, limited partnerships, offshore investment companies and money market demand accounts, then The Boston Company will pay

TSSG the amount of any resulting shortfall in net revenues. The Boston Company's obligations were guaranteed by Holdings. Subject to applicable fiduciary requirements, the Company is also obligated, until June 1999, to designate TSSG as transfer agent for those unit investment trusts and other entities for which the Company has the legal power or authority to make such appointment, and otherwise to recommend TSSG as transfer agent. The Company and its affiliates also agreed, subject to applicable fiduciary duties, to recommend a TSSG nominee to serve on the board of directors of selected representative mutual funds, for which Lehman Brothers is the primary adviser, until 1996. The Company is obligated to promote actively the transfer agent services provided by TSSG, until June 1996.

     On June 28, 1991, Lehman sold all the issued and outstanding stock (the "Stock") of its wholly owned subsidiary The Balcor Company ("Balcor") to National Express Company, Inc. ("NEC"), a wholly owned subsidiary of American Express. In connection therewith, the Company sold to American Express certain loans (the "Loans") made by the Company to Balcor and one of Balcor's wholly owned subsidiaries. Pursuant to the terms of the transaction, NEC and American Express purchased the Stock and the Loans at book value for $1.445 billion consisting of $500 million in cash and a $945 million promissory note due June 28, 1996 (the "Balcor Note"). Effective as of the Distribution Date, the Balcor Note will be divided into two separate notes, each with a maturity date of June 28, 1996, in the amounts of $382 million and $563 million (collectively, the "Balcor Notes"). The Company will have the ability to pledge the $382 million note (the principal amount of which may be increased as described below)(the "Pledge Right") subject to American Express' right, commencing one year subsequent to the Distribution Date, to revoke the Pledge Right (and any pledge of the $382 million note) if American Express has a reasonable belief that such note is necessary to secure outstanding Lehman Brothers debt to American Express at such time. American Express will have a set-off right with respect to the $563 million note which could be extended to the $382 million note in connection with the revocation referred to above. The principal amount of the $382 million note will be increased (but not above $500 million) and the principal amount of the $563 million note will be decreased (but not below $445 million) by an amount equal to any principal repayments of the WFC Indebtedness (as defined below) by the Company. See "World Financial Center" below.

     In order to facilitate the sale by the Company of SLHMC to GE Capital Mortgage Services, Inc. ("GE") on August 31, 1993, American Express provided an indemnity to GE with respect to certain tax and ERISA liabilities. In consideration of American Express providing such indemnity, the Company paid American Express $10 million.

     In connection with the Primerica Transaction and the Mellon Transaction, certain securities received as proceeds were transferred by the Company to American Express for consideration. See "Recent Developments" for further information with respect to these transfers.

FINANCIAL SERVICES

     The Company from time to time provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Company, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. AEB issues letters of credit and provides overnight loans which are used in financing the Company's overseas activities.


TAX ALLOCATION AGREEMENT



     Holdings and American Express have entered into an agreement (the "Tax Allocation Agreement") providing for the allocation and settlement of their respective federal, state and local income tax liabilities (including Holdings' and its subsidiaries' share of liability, if any, for alternative minimum tax) and detailing the procedures that determine the payments to be made to or by Holdings with respect to those liabilities, including payments with respect to adjustments to tax liabilities resulting from audits or other proceedings with respect to taxes for taxable periods for which Holdings or its subsidiaries were included in a consolidated federal or combined state or local income tax return with American Express. The Tax Allocation Agreement supersedes prior tax sharing agreements and applies retroactively to all periods prior to the Distribution during which Holdings or its subsidiaries filed as members of the American Express consolidated federal group or combined state or local group, dating back to the original acquisition in July 1981. Certain relevant terms of the Tax Allocation Agreement are as described below.


     In general, Holdings will be liable and has agreed to indemnify American Express for Holdings' share of the American Express consolidated federal tax liability or combined state or local tax liability (together with interest, penalties and additions to tax) for taxable periods for which Holdings or its subsidiaries are included in any returns with American Express. Holdings' share of federal tax liabilities will generally be based on its tax liability determined as if Holdings and its subsidiaries filed federal income tax returns as a separate taxpayer. Holdings will be given credit for tax benefits American Express can use in its consolidated federal income tax return, provided that it will be subject to any consolidated limitations, as adjusted, that affect American Express, and, if these limitations apply, Holdings' benefits will be considered to be used after the benefits of other members of the American Express consolidated group. If Holdings is required under the Tax Allocation Agreement to repay amounts previously received in respect of a tax benefit or attribute arising during an affiliation year, Holdings could report a permanent earnings charge. Holdings' share of combined state or local tax liabilities will generally be based on Holdings' and its subsidiaries' proportionate share of the tax liabilities of all members of the combined group with positive tax liabilities, determined as if such members were each separate taxpayers after giving effect to all apportionment factors on a separate taxpayer basis.


     Under U.S. consolidated federal income tax return rules, Holdings is jointly and severally liable for the tax liability of all members of the American Express consolidated group for all periods during which Holdings filed consolidated federal income tax returns with members of such group. Joint and several liability is generally the liability that each member of a consolidated federal tax group has for the liability of the group during the years in which such corporation was a member of the group.



     Holdings will be liable to American Express for any taxes (together with interest, penalties and additions to tax) resulting from any adjustment in the tax liability of the American Express consolidated or combined group (as a result, for example, of tax audits or judicial decisions) that results in an increase in its share of such tax liability as described above. Holdings will be required to settle all unsettled audit issues that do not satisfy a prescribed legal standard or the taxes for which do not exceed $1 million in the aggregate in a taxable year. Such legal standard requires that there be a realistic possibility of a position being sustained on the merits under applicable IRS rules. These settlement requirements may result in Holdings' settling issues which in the aggregate do not exceed such $1 million threshold or satisfy this legal standard on terms that are less favorable than it might have been able to in the absence of these requirements. Holdings will indemnify American Express for taxes (together with interest, penalties and additions to tax) with respect to certain new tax issues or tax liabilities in excess of those previously identified if Holdings is permitted by American Express to assume control of the proceedings.



     American Express will control the filing and content of all consolidated and combined tax returns which include Holdings or its subsidiaries, including all determinations whether to file amended returns or claims for refund. In addition, American Express may, in its discretion, in good faith, determine whether to claim carrybacks or carryovers of losses and credits by Holdings or its subsidiaries from taxable years during which they have or will file federal income tax returns separately from American Express ("separate return years") to taxable years in which they filed returns with American Express, provided, however, American Express may, in its discretion, without regard to whether it acts in good faith, determine whether to effect most such carryback or carryover claims. In addition, American Express may impose certain limits on Holdings or its subsidiaries taking inconsistent positions.


     In the Tax Allocation Agreement, American Express and the Company have agreed to reattribute to American Express up to $35 million of net operating losses of Holdings and its subsidiaries to the extent allowable by law, the tax benefits for which have not been reflected in the consolidated financial statements of Holdings and its subsidiaries.

WORLD FINANCIAL CENTER

     LBI, LGSI and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its other subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property").


     The Co-tenants issued approximately $649 million aggregate original principal amount, and American Express issued $175 million original principal amount (a portion of which was re-loaned to the LB Co-tenants) of long-term debt to finance the Property, in a series of notes with various financial terms and maturities through the year 2000 (the "WFC Indebtedness"). The LB Co-Tenants are liable, on a limited recourse basis, for their proportionate share (approximately 50%) of the debt issued by the Co-tenants, which debt has been guaranteed by American Express, and are liable to American Express, on a limited recourse basis, for their proportionate share of the notes issued by American Express. Certain of the debt issued by the Co-tenants is secured by a first and/or second mortgage granted on the interest of the Co-tenants as tenants-in-common in the Property. In consideration of the American Express guarantee of the WFC Indebtedness, the Company will pay a guarantee fee, commencing upon the repayment of the Balcor Notes, of 0.625% of its proportionate share of the aggregate outstanding WFC Indebtedness per annum. Holdings has agreed to indemnify American Express for all payments that American Express may be required to make on behalf of the LB Co-tenants under the guarantees and under the Agreement of Tenants-In-Common referred to below, and Holdings has guaranteed payment of their share of the $175 million in long-term debt originally issued by American Express. After the Distribution Date, American Express will assign to the Company its tenancy-in-common interest applicable to five floors of the Property in exchange for promissory notes in an aggregate principal amount of $44 million.



     In 1987, the Co-tenants entered into an Agreement of Tenants-In-Common which sets forth their respective rights, obligations and interests as tenants-in-common with respect to the Property. On or before the Distribution Date, a new Agreement of Tenants-In-Common will be entered into which supersedes the 1987 agreement. The new agreement provides, among other things, that: (i) a Co-tenant is obligated to pay its proportionate share of all Property obligations; (ii) a Co-tenant may not assign or transfer all or any portion of its interest in the Property without the consent of the managing Co-tenant, which consent shall not be unreasonably withheld or delayed after satisfaction of the WFC Indebtedness; (iii) a Co-tenant may enter into a sublease of all or a portion of its space subject to the terms and conditions set forth in the agreement; (iv) a Co-tenant shall not have the right to partition its interest in the Property so long as any initial Co-tenant or an affiliate thereof shall own an interest in the Property; (v) a Co-tenant can not pledge or mortgage its interest in the Property without the consent of the managing Co-tenant; (vi) subject to certain conditions, American Express will act as managing Co-tenant of the Property and in that capacity will retain certain discretionary rights with respect to its management and operation; (vii) after satisfaction of the WFC Indebtedness, a Co-tenant may cause the conversion of the Property to a condominium form of ownership; and (viii) American Express has a right of first refusal with respect to any proposed sublease of the LBI Co-tenants' space or any proposed assignment or transfer of their interest in the Property and the LBI Co-tenants have similar rights with respect to the AXP Co-tenants; and (ix) LBI Co-tenants may, for certain periods of time after the Distribution, continue to use certain shared facilities at the World Financial Center, such as the fitness centers, the cafeteria, the medical center.


     Under the terms of the WFC Indebtedness, certain events affecting one or more of the Co-tenants of the Property constitute events of default. Such defaults in turn may cause the acceleration of other indebtedness of a Co-tenant. In order to afford themselves better individual protection against the effects of such defaults, and in furtherance of the ongoing separation of the Company's activities and obligations from those of American Express, the Co-tenants are presently engaged in discussions concerning the possible severance of their joint obligations under the WFC Indebtedness and the Property. Among the possibilities are transfer of legal or beneficial title to the Property to a different legal structure (including by sale-leaseback) and/or exchange of debt. None of the Co-tenants, by engaging in such discussions, has committed or obligated itself to implement any particular change except as described in the next paragraph below. Certain of these alternatives may require consent of the ground lessor or the trustees or holders of the debt and, if they agree, modification of the ground lease or debt instruments.


     The alternative that will be adopted if no other approach is agreed upon by the parties, or the relevant debt instruments are not amended, is a mutual buy-sell agreement (the "Buy-Sell Agreement") under which, upon the occurrence of certain specified events with respect to a Co-tenant (and subject to the receipt of certain third-party approvals that may be required), American Express (if such Co-tenant is a Lehman Brothers entity) or the Company (if such Co-tenant is an American Express entity) could acquire such Co-tenant's interest in the Property at fair value. In connection with such purchase, (i) the selling party would borrow from the purchasing party funds necessary to pay the selling party's prior share of the WFC indebtedness as and when due thereafter, in consideration of the payment by the purchaser of such amounts to the holders of the WFC indebtedness, and (ii) the purchasing party would sublease the applicable portion of Property back to the selling party for a term to expire upon satisfaction of the WFC Indebtedness upon terms and conditions substantially similar to those contained in the Agreement of Tenants-In-Common with such modifications as may be required by the provisions of the WFC Indebtedness. Upon exercise of such purchase option, depending on the then current valuation of the Property, the selling party might be required to recognize a loss, which could be substantial. The Buy-Sell Agreement would provide that at the end of the term of the sublease, the Property would be reconveyed to the seller and the Agreement of Tenants-in-Common would be reinstated.


     As to any of the possible alternatives (whether the Buy-Sell Agreement or, in lieu thereof, any other alternative to which the parties may hereafter mutually agree), whenever implemented, the transaction costs thereof, such as transfer, occupancy, income and mortgage recording taxes, could be significant. As part of their continuing discussion the parties will agree as to how any such expenses would be shared. The implementation of any of such options could also have tax, regulatory, accounting or other consequences which may have a material adverse effect on the business or financial condition of the Company.

INTERCOMPANY AGREEMENTS

     As of May 1, 1987, Holdings and American Express entered into an Intercompany Agreement which governed certain rights and liabilities of the parties with respect to trademark usage, insurance, the sharing of facilities and certain other matters. Such agreement terminates in its entirety at the Distribution Date.


     American Express and the Company will enter into a new Intercompany Agreement (the "1994 Intercompany Agreement") which will govern certain business arrangements between the parties after the Distribution. The 1994 Intercompany Agreement, among other things, will provide: that, after the Distribution, each party will be responsible, with certain exceptions, for losses, liabilities and claims relating to or arising out of such party's business; how certain joint litigation will be managed and how any monies payable in respect thereof will be shared; and whether the Company shall be entitled to receive its proportionate share of certain refunded insurance premiums.



     It is expected that prior to the Distribution Date, Holdings and American Express will enter into a stock purchase agreement relating to the American Express Common Stock Purchase and the acquisition by American Express of the Cumulative Preferred Stock and the Redeemable Preferred Stock. The agreement will contain customary representations, warranties and covenants and certain other terms including registration and information rights with respect thereto. The Company has agreed to pay $5 million of American Express' expenses in connection with such registration rights. In the case American Express selects the Company as its underwriter pursuant to its registration rights, the Company has agreed that its underwriting compensation for such offering would not exceed such amount.

              CERTAIN TRANSACTIONS AND AGREEMENTS AMONG HOLDINGS,
                        AMERICAN EXPRESS AND NIPPON LIFE

INVESTMENT AGREEMENT


     In connection with the sale in 1987 of 13,000,000 shares of Cumulative Convertible Voting Preferred Stock, Series A ("Series A Preferred Stock"), to Nippon Life, Holdings, American Express and Nippon Life entered into an Investment Agreement which was amended in 1990 (as so amended, the "Investment Agreement"). Nippon Life, Holdings and American Express have entered into a new agreement (the "1994 Agreement"), as part of the Concurrent Transactions, which, in addition to providing for Nippon Life's Equity Investment and the right to receive a portion of the Participation Rights as described above, requires Nippon Life in connection therewith to make certain additional payments in respect of the assignment of such portion of the Participation Rights and provides for certain modifications to the investment arrangement with Nippon Life, as described below. The following is a description of the Investment Agreement, and the proposed changes to be made by the 1994 Agreement.


     Board of Directors Representation. Pursuant to the Investment Agreement, Nippon Life has nominated, and American Express has voted its shares of Voting Stock for two directors to Holdings' Board of Directors, one of whom serves on the Finance Committee of the Board of Directors. These rights continue so long as Nippon Life owns shares of Voting Stock, with a value (as determined in accordance with the Investment Agreement) equal to not less than two-thirds of the aggregate purchase price of the Series A Preferred Stock ($508.3 million), as adjusted (the "Investor's Minimum Investment"). Except to the extent Nippon Life may participate in the management of Holdings through its nominees, Nippon Life has agreed that it will not, alone or in concert with any other person, seek to affect or influence the control of the management or business operations of Holdings. Voting Stock means all securities issued by Holdings having the ordinary power to vote in the election of directors of Holdings, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

     Rights Under the Series A Preferred Stock. In the event that in April 1996 Holdings does not have any class or series of Voting Stock registered under the Securities Exchange Act of 1934 which is broadly held and actively traded ("Public Stock"), then Nippon Life will have the right to require either American Express or Holdings (at the option of American Express) to purchase all of the shares of Series A Preferred Stock at the price at which Nippon Life purchased from Holdings the Series A Preferred Stock ($39.10 per share or $508.3 million in the aggregate) plus accumulated and unpaid dividends (the "Preferred Sale Price") and shares of Common Stock Holdings received upon any conversion of the Series A Preferred Stock at a price per share equal to the conversion price per share (currently $122.97) on the date of conversion for such shares (adjusted for stock dividends, splits and reverse stock splits) plus declared and unpaid dividends ("the Common Sale Price") on terms specified in the Investment Agreement (the "1996 Put Option"). American Express intends to require Holdings to purchase the Series A Preferred Stock in the event Nippon Life were to exercise the 1996 Put Option.

     The 1996 Put Option will expire prior to April 1996 if the trading price of the American Express common shares equals or exceeds the exchange price of $81.46 (as it may be adjusted) for a period of 20 days out of any 30 consecutive trading days. See "Right to Exchange Series A Preferred Stock for American Express Common Shares" below. American Express' and Holdings' obligations under the 1996 Put Option may be satisfied by delivering, in lieu of cash, freely marketable American Express common shares or debt securities (other than "zero-coupon" or "deep discount" debt, but including debt of American Express Credit Corporation, a subsidiary of American Express, if it has a credit rating at least as high as American Express' rating), or certain investment grade debt securities or other marketable securities of non-American Express issuers.


     Holdings and Nippon Life have agreed that effective upon the completion of the NL Common Stock Purchase, the Series A Preferred Stock, currently entitled to one vote per share, would have its votes reduced to a number of votes per share equal to the quotient obtained by dividing $39.10 by the Conversion Price then in effect.

     Right to Exchange Series A Preferred Stock for American Express Common Shares. In addition to Nippon Life's right to convert the Series A Preferred Stock into Common Stock at a conversion price of $122.97 per share, American Express has granted to Nippon Life the non-transferable right (the "Exchange Right") to exchange all or a portion of the Series A Preferred Stock for American Express common shares. The Exchange Right entitles Nippon Life to sell shares of Series A Preferred Stock to American Express and receive 0.48 of an American Express common share for each share of Series A Preferred Stock to be exchanged (or an aggregate of 6,240,000 American Express common shares at the initial exchange price of $81.46 per share). The exchange price is subject to certain anti-dilution adjustments. The Exchange Right terminates on December 31, 1999, provided that American Express or Holdings may require Nippon Life to sell to American Express or Holdings, as the case may be, the Series A Preferred Stock in cumulative annual increments of 2,600,000 shares, on any dividend payment date, if the average market price (as defined in the Investment Agreement) of American Express common shares exceeds the exchange price per share, and American Express or Holdings may require such sale to American Express or Holdings, as the case may be, on any dividend payment date on and after June 15, 1994, if the average per share market price of publicly traded Common Stock exceeds the conversion price per share of Series A Preferred Stock, in each case, on the date notice of required sale is given.

     Pursuant to the 1994 Agreement, American Express would not have the right to require Nippon Life to sell to American Express shares of the Series A Preferred Stock.

     Warrant for Common Stock. In 1990, Nippon Life acquired a Warrant (the "Warrant") to purchase approximately 3.3 million shares of Common Stock (the "Warrant Shares"). The Warrant has an exercise price of $47.17 per share and expires on April 15, 1996. If the Common Stock is publicly traded, Holdings may accelerate the expiration of the Warrant with respect to 20% of the underlying Warrant Shares each year if at the time of acceleration the per share trading price of the underlying Common Stock for 20 out of 30 consecutive trading days is equal to or greater than 135% of the exercise price of the Warrant. The right to accelerate the Warrant is cumulative each year. The Warrant is non-transferable except to affiliates of Nippon Life. The Warrant Shares are non-transferable except (i) among affiliates of Nippon Life, (ii) subject to American Express' right of first refusal, after American Express ceases to own at least 70% of the outstanding Voting Stock of Holdings and (iii) subject to American Express' right of first refusal, after December 31, 1999. Notwithstanding the foregoing, Nippon Life is not subject to any restriction against transfer of Warrant Shares purchased upon exercise of that portion of the Warrant the expiration of which has been accelerated. The exercise price of the Warrant and the number of Warrant Shares are subject to certain anti-dilution adjustments.

     Pursuant to the 1994 Agreement, the exercise price of the Warrant would be reduced to $35.03 per share and American Express' right of first refusal would terminate.

     Nippon Life and its affiliates have certain registration rights with respect to the Warrant Shares if the Common Stock is publicly traded at the time.

     Other Rights and Restrictions. Until April 2012, Nippon Life has agreed that it will not directly or indirectly increase its ownership of Voting Stock above 33 1/3% of the outstanding Voting Stock without the consent of Holdings. Nippon Life will, to the extent permitted by any securities exchange upon which the Voting Stock is listed or as otherwise granted to American Express and so long as it owns the Investor's Minimum Investment, have the right to purchase a pro rata share (based on its then current percentage equity interest in Holdings) of any voting equity security or any securities convertible into or exchangeable for shares of voting equity securities issued by Holdings (excluding shares of any such security offered pursuant to Holdings' employee benefit plans, dividend reinvestment plans and other offerings other than for cash). After April 1994, all shares of Common Stock received upon conversion of the Series A Preferred Stock and Series A Preferred Stock held by Nippon Life are freely transferable, except that American Express (so long as American Express owns directly or indirectly at least 5% of the issued and outstanding Holdings' Voting Stock) and Holdings will have a right of first refusal with respect to any sales of shares of Voting Stock by Nippon Life in an amount greater than 2% of the total outstanding Voting Stock of Holdings during any six-month period (from January to June and from July to December). All transferees of shares in an amount greater than 2% of the total outstanding Voting Stock of Holdings must agree to the restrictions to which Nippon Life is subject, and provided the Company then has Public Stock outstanding, Nippon Life is entitled to require Holdings to register under the Securities Act its shares of Common Stock acquired upon conversion of the Series A Preferred Stock and is also entitled, subject to certain limitations and exceptions, to have such shares registered in the event Holdings registers common equity securities for sale to the public. Any such sales by Nippon Life are subject to American Express' and Holdings' right of first refusal, the right of Holdings to delay the public offering under certain circumstances and the requirement that Nippon Life use its best efforts to effect a broad distribution of the shares of Common Stock sold in the public offering.

     Pursuant to the 1994 Agreement, American Express' rights of first refusal would terminate and Holdings' rights of first refusal would not be applicable to sales made pursuant to underwritten public offerings involving broad distributions. In addition, the 1994 Agreement would provide Nippon Life with certain registration rights with respect to the Series A Preferred Stock and the Common Stock acquired in the NL Common Stock Purchase if there is Public Stock outstanding at the time.

BUSINESS TRANSACTIONS

     Holdings, American Express and Nippon Life entered into a Business Association Agreement in 1987. The Company and Nippon Life have conducted certain personnel exchanges pursuant to such agreement.

     On September 24, 1987 and October 3, 1988, Holdings entered into loan agreements with Nippon Life (the "1987 Loan" and the "1988 Loan," respectively). Pursuant to these loan agreements Holdings borrowed Y10,000,000,000. These borrowings were used to meet the Company's general funding requirements. Interest on any advance outstanding under the 1987 Loan was paid at a rate of 5.3% per annum, and under the 1988 Loan is paid at a rate of 5.5% per annum. The 1987 Loan matured in September 1992. The Company, through certain of its subsidiaries, has entered into securities lending agreements with Nippon Life pursuant to which Nippon Life loans securities and in exchange therefor the Company provides collateral, the types and amounts of which are negotiated on an arm's-length basis. Nippon Life invested $134.8 million in a merchant banking partnership in which the Company acts as general partner. Nippon Life remains committed to invest approximately $4.2 million in this merchant banking partnership. Nippon Life has received partnership distributions in an aggregate amount of $62.8 million in respect of this investment. The relationship also provides the Company with access to numerous Asian institutions for private placements and underwritings.

     Holdings' subsidiaries from time to time engage in certain trading activities with Nippon Life in return for commissions and fees which are negotiated on an arm's-length basis.

     Each of the Company and Nippon Life owns 50% of the outstanding common stock of PanAgora Asset Management Inc. ("PanAgora"). Nippon Life and the Company also are parties to an agreement regarding the cooperation and management of PanAgora and PanAgora Asset Management Ltd., an asset management company established by the Company and Nippon Life in London in July 1989.

                             PRINCIPAL STOCKHOLDERS

     Set forth below are those persons known to Holdings to be beneficial owners of more than five percent of any class of voting securities of Holdings.


                                                                                        SHARES OWNED
                                                             ------------------------------------------------------------------
                                                                                      AFTER THE EQUITY
                                                                                        INVESTMENT,
                                                                                        THE OFFERING
                                                                                      AND THE PHANTOM
                                                              BEFORE CONCURRENT                                 AFTER THE
                                                                                           SHARE
                                                               TRANSACTIONS(A)           CONVERSION            DISTRIBUTION
                                                             --------------------   --------------------   --------------------
                                                                          PERCENT                PERCENT                PERCENT
                                         NAME OF             NUMBER OF      OF      NUMBER OF      OF      NUMBER OF      OF
       TITLE OF CLASS                BENEFICIAL OWNER          SHARES      CLASS      SHARES      CLASS      SHARES      CLASS
- -----------------------------  ----------------------------  ----------   -------   ----------   -------   ----------   -------
Common Stock                   American Express Company(b)   53,494,158     87.8%   98,254,243     86.8%          -0-      0.0%
Common Stock                   Nippon Life Insurance
                                 Company(c)................   7,439,986(d)   12.2   10,932,844(d)    9.7   12,930,552(d)   11.4
Cumulative Convertible Voting
  Preferred Stock, Series A    Nippon Life Insurance
                                 Company(c)................  13,000,000    100.0    13,000,000    100.0    13,000,000    100.0
Cumulative Voting Preferred
  Stock                        American Express
                                 Company(b)................          --       --     8,000,000    100.0     8,000,000    100.0
Redeemable Voting Preferred
  Stock                        American Express
                                 Company(b)................          --       --           928     92.8           928     92.8
Redeemable Voting Preferred
  Stock                        Nippon Life Insurance
                                 Company(c)................          --       --            72      7.2            72      7.2


- ---------------
(a) Gives effect to the Reverse Stock Split.

(b) The address of American Express Company is American Express Tower, World Financial Center, New York, New York 10285.

(c) The address of Nippon Life Insurance Company is 2-2, Yurakucho, 1-chome, Chiyoda-ku, Tokyo, 100, Japan.

(d) Includes 3,306,346 shares of Common Stock issuable upon exercise of the Warrant and 4,133,640 shares of Common Stock issuable upon conversion of the Cumulative Convertible Voting Preferred Stock, Series A.

                            ------------------------

     American Express is selling in the Offering 441,600 shares of Common Stock to executive officers of Lehman Brothers for an aggregate purchase price of approximately $11.3 million, or approximately $25.53 per share. See "The Offering and the Distribution." Holdings will not receive any proceeds from the sale of shares of Common Stock by American Express in the Offering.

                          DESCRIPTION OF CAPITAL STOCK


     Under the Restated Certificate of Incorporation of Holdings which will be in effect as of the Distribution Date (the "Certificate of Incorporation"), Holdings is authorized to issue up to 38,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), and 300,000,000 shares of Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon completion of the Offering and the Distribution will be, legally issued, fully paid and non-assessable.


COMMON STOCK

     Dividends. Subject to any prior dividend rights of the holders of Preferred Stock, dividends may be paid on the Common Stock as determined by the Board of Directors out of funds legally available therefor. Holdings' ability to pay dividends is contingent upon the earnings of its subsidiaries, as well as their ability to declare and pay dividends to Holdings. Certain subsidiaries may be limited in their ability to pay dividends by capital and other rules of regulatory bodies, as well as certain covenants in instruments governing certain indebtedness.

     Voting. Holders of Common Stock are entitled to vote, together with the holders of Series A Preferred Stock, the Cumulative Preferred Stock and the Redeemable Preferred Stock as a single class, on all matters to be voted on by the stockholders of Holdings, including the election of directors. Each share of Common Stock is entitled to one vote on all matters. Holders of Common Stock do not have cumulative voting rights.

     Liquidation Value. After the satisfaction in full of any liquidation preferences of holders of Preferred Stock, holders of Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders in the event of any liquidation, dissolution or winding up of Holdings.

     Other. The Common Stock is not subject to redemption by operation of a sinking fund or otherwise. Holders of Common Stock are not entitled to preemptive rights under the Certificate of Incorporation or under the Restated By-laws of Holdings which will be in effect as of the Distribution Date (the "By-laws").

     The transfer agent and registrar for the Common Stock is First National Bank of Boston.

PREFERRED STOCK

     General. Preferred Stock may be issued from time to time in one or more series with such designations, voting powers, dividend rates, rights of redemption, conversion rights, participating, optional or other special rights, and qualifications, limitations or restrictions thereon as may be stated in the resolutions providing for the issue of such series adopted by the Board of Directors. The rights and preferences of each series of the Preferred Stock, if issued, will be superior and prior to the rights of the Common Stock to the extent determined by the resolution of the Board of Directors creating such series.

     Certain terms of the Redeemable Preferred Stock may be deemed to have an anti-takeover effect. See "Redeemable Voting Preferred Stock" below. In addition, although Holdings has no intention at the present time of doing so, it could issue an additional series of Preferred Stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of the stockholders. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of Holdings, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange regulations. Frequently, opportunities arise that require prompt action, and the Board of Directors believes that the delay occasioned by seeking stockholder approval of a specific issuance could be to the detriment of Holdings and its stockholders.

     Series A Preferred Stock. Holdings has issued 13,000,000 shares of Series A Preferred Stock pursuant to the authority granted to it by the Certificate of Incorporation.

     As of the date hereof, Nippon Life owns all of the issued and outstanding shares of Series A Preferred Stock.

     Holders of shares of Series A Preferred Stock are entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, in an amount equal to 5% per annum of the price per share paid by Nippon Life ($39.10) upon purchase of the Series A Preferred Stock (the "Preferred Sale Price") payable quarterly on a cumulative basis before any dividends are paid to the holders of shares of Common Stock. Upon the liquidation or winding-up of Holdings (other than by merger or transfer of assets to a successor), holders of shares of Series A Preferred Stock will be entitled to receive, out of the assets of Holdings legally available for distribution to stockholders and before any payment to holders of Common Stock, an amount per share equal to the Preferred Sale Price plus accumulated and unpaid dividends.

     Except as otherwise agreed to in the Investment Agreement, holders of Series A Preferred Stock have no preemptive rights or subscription rights, and are not subject to further calls or assessments by Holdings. See "Certain Transactions and Agreements Among Holdings, American Express and Nippon Life."

     Holdings may not redeem shares of Series A Preferred Stock prior to June 15, 1994. Thereafter, subject to restrictions on redemptions when dividends are in arrears, Holdings (to the extent funds are legally available therefor) will have the right to redeem shares of Series A Preferred Stock on not less than 30 nor more than 45 days' notice in cumulative annual increments of 2,600,000 shares, subject to adjustment for shares theretofore converted. Such redemption will be at a price per share equal to the Preferred Sale Price and is permitted only if there is a public market for the Common Stock and the average market price of shares of Common Stock exceeds the conversion price on the date notice of redemption is given.


     Each share of Series A Preferred Stock is convertible, at any time prior to the date of redemption, into 0.3179723 of a share of Common Stock, provided that at least 250,000 shares of Series A Preferred Stock (or such lesser number of such shares then outstanding) must be converted each time. The conversion rate is subject to adjustment in certain events. Holders of Series A Preferred Stock are entitled to vote, together with the holders of Common Stock as one class (except as otherwise required by law), on all matters to be voted on by stockholders of the Company, including the election of Directors. Each share of Series A Preferred Stock is entitled to one vote, subject to adjustment at the Distribution Date, at which time each share will be entitled to 0.3179723 votes, and thereafter the number of votes per share will be equal to the quotient obtained by dividing $39.10 by the Conversion Price then in effect. In addition, the affirmative vote of the holders of at least a majority of the Series A Preferred Stock is required to (i) amend, alter or repeal the Certificate of Designation of the Series A Preferred Stock or the Certificate of Incorporation or authorize any reclassification of the Series A Preferred Stock in a manner which adversely affects the preferences, special rights or powers of the Series A Preferred Stock or (ii) authorize any capital stock of Holdings ranking, as to dividends or upon liquidation, senior to the Series A Preferred Stock.



     Nippon Life has the non-transferable right to exchange the Series A Preferred Stock for American Express common shares. In addition, Holdings will also have the right to redeem the Series A Preferred Stock if the average market price of American Express common shares exceeds the exchange price on the date notice of redemption is given. See "Certain Transactions and Agreements Among Holdings, American Express and Nippon Life."


     Cumulative Voting Preferred Stock. Prior to the Distribution, Holdings will issue and sell to American Express 8,000,000 shares of the Cumulative Preferred Stock pursuant to the authority granted to it by the Certificate of Incorporation. Immediately following the Distribution, American Express will own all of the issued and outstanding shares of Cumulative Preferred Stock.


     Holders of shares of Cumulative Preferred Stock will be entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, at the Annual Dividend Rate, payable quarterly on a cumulative basis before any dividends are paid to the holders of shares of Common Stock. "Annual Dividend Rate" means the average of the yields immediately prior to the Distribution Date of selected publicly traded, split-rated, cumulative perpetual preferred stocks of certain financial institutions. Upon the liquidation or winding-up of Holdings (other than by merger or transfer of assets to a successor), holders of shares of the Cumulative Preferred Stock will be entitled to receive, out of Holdings' assets legally available for distribution to stockholders and before any payment to holders of Common Stock, an amount per share equal to $25.00 plus accumulated and unpaid dividends.

     Holders of the Cumulative Preferred Stock will not have preemptive rights or subscription rights, and will not be subject to further calls or assessments by Holdings. Holders of the Cumulative Preferred Stock will have certain registration and information rights.


     Holdings may not redeem shares of the Cumulative Preferred Stock prior to June 1, 2001. Thereafter, subject to restrictions on redemptions when dividends are in arrears, Holdings (to the extent funds are legally available therefor) will have the right to redeem shares of the Cumulative Preferred Stock on not less than 30 days' notice at a price per share equal to $25.00 plus accumulated and unpaid dividends.



     Holders of the Cumulative Preferred Stock will be entitled to vote, together with the holders of Common Stock as one class on all matters to be voted on by stockholders of Holdings, including the election of Directors. Notwithstanding the foregoing, American Express has agreed that so long as it or any of its subsidiaries holds any shares of the Cumulative Preferred Stock, it will vote such shares in the same proportion as the votes cast by the holders of shares of Common Stock on matters to be voted on by stockholders of Holdings generally. Each share of the Cumulative Preferred Stock will be entitled to 0.25 votes. The affirmative vote of the holders of at least two-thirds of the Cumulative Preferred Stock will be required to (i) amend, alter or repeal the Certificate of Designation of the Cumulative Preferred Stock or the Certificate of Incorporation in a manner which adversely affects the preferences, special rights or powers of the Cumulative Preferred Stock or (ii) issue or increase the authorized amount of any capital stock of Holdings ranking, as to dividends or upon liquidation, senior to the Cumulative Preferred Stock. In addition, if the equivalent of six quarterly dividends (whether or not consecutive) on the Cumulative Preferred Stock or any parity preferred stock shall be in arrears, then the authorized number of directors of Holdings shall be increased by two and the holders of the Cumulative Preferred Stock will have the right (voting as a class with the holders of any other parity preferred stock of Holdings upon which like voting rights have been conferred and are exercisable) to elect such two directors until such time as all accumulated dividends have been paid.


     Redeemable Voting Preferred Stock. Prior to the Distribution, Holdings will issue and sell to American Express 928 shares of Redeemable Preferred Stock and to Nippon Life 72 shares of Redeemable Preferred Stock pursuant to the authority granted to it by the Certificate of Incorporation. Immediately following the Distribution, American Express and Nippon Life together will own all of the issued and outstanding shares of Redeemable Preferred Stock.

     The holders of shares of Redeemable Preferred Stock will be entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, on a cumulative basis before any dividends are paid to the holders of shares of Common Stock. For each of eight annual dividend periods following the Distribution, the holders of Redeemable Preferred Stock will be entitled to receive dividends in an amount equal to, in the aggregate, 50% of the amount, if any, by which the Company's net income for the applicable dividend period exceeds $400 million, up to a maximum of $50 million for any such period (the "Dividend Formula"), payable on the 45th day following the last day of the dividend period. Accumulated and unpaid dividends on Redeemable Preferred Stock will accrue interest at a rate per annum based on the yield on one year treasury securities plus 0.50%. Upon the liquidation or winding-up of Holdings (other than by merger or transfer of assets to a successor), holders of shares of Redeemable Preferred Stock will be entitled to receive, out of Holdings' assets legally available for distribution to stockholders and before any payment to holders of Common Stock, an amount per share equal to $1.00 plus accumulated and unpaid dividends and accrued interest, if any, thereon.

     Holders of Redeemable Preferred Stock will not have preemptive rights or subscription rights, and will not be subject to further calls or assessments by Holdings. Holders of the Redeemable Preferred Stock will have certain registration and information rights.

     Other than as set forth below, Holdings may not redeem shares of Redeemable Preferred Stock prior to the final dividend payment date for the Redeemable Preferred Stock. Subject to funds being legally available therefor, Holdings will be required to redeem all of the Redeemable Preferred Stock on the final dividend payment date for the Redeemable Preferred Stock, or as soon as practicable thereafter when funds become legally available, at a price per share equal to $1.00 plus accumulated and unpaid dividends and accrued interest, if any, thereon. In addition, if a Designated Event occurs, the holders of the Redeemable Preferred Stock will have the right to require Holdings to redeem, out of funds legally available therefor, all of the Redeemable Preferred Stock for an aggregate redemption price initially equal to $400 million if such Designated Event takes place prior to the first anniversary of the Distribution Date, declining by $50 million per year in each of the next seven years thereafter. These redemption rights may have an anti-takeover effect and may delay, defer or prevent a tender offer or take-over attempt that a stockholder might believe to be in his best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.


     "Designated Event" means an event or series of events as a result of which
(i) any "person" (as such term in used in Sections 13(d) and 14(d) of the Exchange Act), other than a holder of Redeemable Preferred Stock, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
Act) of shares representing more than 30% (or 34% in the case of Nippon Life) of the combined voting power of the then-outstanding Voting Stock; (ii) Holdings consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into Holdings, and, in the case of any such transaction, the outstanding Common Stock is changed or exchanged as a result, unless the stockholders of Holdings immediately before such transaction own, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; (iii) Holdings or any of its subsidiaries consummates an acquisition (other than the acquisition, directly or indirectly through any special purpose entity, of securities or other inventory in the ordinary course of the Company's business) involving aggregate consideration to the seller in an amount exceeding 30% of the fair market value of the outstanding Common Stock immediately prior to such transaction and either (a) the ratio of consolidated indebtedness to consolidated stockholders' equity of Holdings as of the last day of the calendar month immediately preceding the calendar month in which such acquisition occurs or (b) the ratio of adjusted consolidated tangible assets (total consolidated assets less goodwill) to consolidated tangible net worth of Holdings as of the last day of the calendar month immediately preceding the calendar month in which such acquisition occurs increases, on a pro forma basis as if such acquisition occurred on such day, by more than 20% as a result of such transaction; or (iv) on any day (a "Calculation Date") Holdings makes any distribution or distributions of cash, property or securities (other than regular quarterly dividends, or in Common Stock, preferred stock which is substantially equivalent to Common Stock or rights to acquire Common Stock or preferred stock which is substantially equivalent to Common Stock) to holders of Common Stock, or Holdings or any of its subsidiaries purchases or otherwise acquires Common Stock, and the sum of the fair market value of such distribution or purchase on the Calculation Date, plus the fair market value, when made, of all other such distributions and purchases which have occurred during the 12-month period ending on the Calculation Date, exceeds 30% of the aggregate fair market value of all of the shares of Common Stock outstanding at the close of business on the last day prior to such 12-month period. Notwithstanding the foregoing, a Designated Event shall not be deemed to occur solely because any person (the "Subject Person") becomes the beneficial owner of more than the permitted amounts of the outstanding Voting Stock as a result of the acquisition of Voting Stock by Holdings or any subsidiary of Holdings that, by reducing the number of shares of Voting Stock outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Designated Event would occur (but for the operation of this sentence) as a result of the acquisition of Voting Stock by Holdings or any subsidiary of Holdings, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional Voting Stock that increases the percentage of the then-outstanding Voting Stock beneficially owned by the Subject Person by more than 2%, then a Designated Event shall occur. With respect to Designated Events covered by clause (i) above, in the event of an acquisition of Voting Stock not approved by a majority of the Board in place at the time any such acquisition takes place, Holdings will pay the redemption price of the Redeemable Preferred Stock through proceeds raised by the issuance of Holdings equity securities that are not mandatorily redeemable.

     Holders of Redeemable Preferred Stock will be entitled to vote, together with the holders of Common Stock as one class, on all matters to be voted on by stockholders of Holdings, including the election of Directors. Notwithstanding the foregoing, American Express has agreed that so long as it or any of its subsidiaries holds any shares of the Redeemable Preferred Stock, it will vote such shares in the same proportion as the votes cast by the holders of shares of Voting Stock on matters to be voted on by stockholders of Holdings generally. Each share of Redeemable Preferred Stock will be entitled to 560 votes. The affirmative vote of at least two-thirds of the Redeemable Preferred Stock will be required to (i) amend, alter, or repeal the Certificate of Designation of the Redeemable Preferred Stock or the Certificate of Incorporation so as to affect adversely the preferences, special rights or powers of the Redeemable Preferred Stock or (ii) authorize, create or issue, or increase the authorized amount of, any capital stock of Holdings ranking, as to dividends or upon liquidation, senior to the Redeemable Preferred Stock. Notwithstanding the foregoing, so long as Nippon Life holds any shares of Redeemable Preferred Stock, Holdings will not permit any amendment to the Certificate of Designation of the Redeemable Preferred Stock that adversely affects the preferences, special rights or powers thereof without Nippon Life's written consent. In addition, if the equivalent of six quarterly dividends (whether or not consecutive) to which the holders of the Redeemable Preferred Stock are entitled in accordance with the Dividend Formula, or to which the holders of any parity preferred stock are entitled pursuant to the terms of such parity preferred stock, are in arrears, then the authorized number of directors of Holdings shall be increased by two and the holders of the Redeemable Preferred Stock will have the right (voting as a class with the holders of any other parity preferred stock of Holdings upon which like voting rights have been conferred and are exercisable) to elect such two directors until such time as all accumulated dividends have been paid.


SENIOR SUBORDINATED CAPITAL NOTES OF THE COMPANY

     Holdings has issued Senior Subordinated Capital Notes maturing February 8, 1995 in the aggregate principal amount of $150 million with an initial interest rate of LIBOR plus 0.75% which upon maturity will be exchanged for Common Stock, perpetual preferred stock of Holdings or a combination thereof (the "Equity Securities"), which choice will be made by Holdings in its sole discretion, having a market value equal to the principal amount of the Senior Subordinated Capital Notes, except to the extent Holdings, at its option, elects to pay in cash the principal amount of the Senior Subordinated Capital Notes, in whole or in part, from amounts representing proceeds of other issuances of Equity Securities which Holdings, in its sole discretion, has designated for such use (the "Designated Proceeds"). Holdings will be unconditionally obligated to sell Equity Securities in a secondary offering on behalf of the holders of Senior Subordinated Capital Notes in an amount equal to the principal amount of such Senior Subordinated Capital Notes less any Designated Proceeds applied by Holdings to the payment of such Senior Subordinated Capital Notes. If Holdings does not sell in such secondary offering a sufficient amount of Equity Securities so that the sale proceeds thereof, when added to any Designated Proceeds, are sufficient to satisfy the cash election of such holders, then such holders will receive, at their option, either cash or Equity Securities to the extent that aggregate cash elections exceed the aggregate amount of the sales proceeds from such secondary offering and any Designated Proceeds. Prior to the exchange of Equity Securities for Senior Subordinated Capital Notes, a holder of a Senior Subordinated Capital Note will have none of the rights or privileges of a stockholder of Holdings. None of the holders of the Senior Subordinated Capital Notes is affiliated with Holdings. As of December 31, 1993, Designated Proceeds were $150 million.

                      CERTAIN CORPORATE GOVERNANCE MATTERS

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Certain provisions of the Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might believe to be in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.


     As of the Distribution Date, the Certificate of Incorporation will provide
(i) for a classified Board of Directors and (ii) that any action required or permitted to be taken by the stockholders of Holdings may be effected only at an annual or special meeting of stockholders, and that stockholder action by written consent in lieu of a meeting is prohibited. As of the Distribution Date, the By-laws will provide (i) that directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock entitled to vote generally in an election of directors, (ii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders unless there are no directors then in office, (iii) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual or special meetings of stockholders and (iv) special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary of Holdings at the request of the Board of Directors or any committee thereof or the holders of at least a majority of capital stock entitled to vote thereat. In general, notice of intent to nominate a director or raise business at such meetings must be received by Holdings not less than 90 or more than 120 days prior to the anniversary of the previous year's annual meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.


     The foregoing summary is qualified in its entirety by the provisions of the Certificate of Incorporation and By-laws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Prospectus forms a part.

CERTAIN STATUTORY PROVISIONS

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. Section 203 of the DGCL could prohibit or delay mergers or other takeover or change of control attempts with respect to Holdings and, accordingly, may discourage attempts to acquire Holdings.

LIMITATION OF LIABILITY OF DIRECTORS

     As of the Distribution Date, the Certificate of Incorporation will provide, pursuant to authority conferred by Section 102 of the DGCL, that the directors of Holdings shall not be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty. The directors of Holdings will remain liable, however, for (i) any breach of the duty of loyalty to Holdings or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which the director derives an improper personal benefit. The Certificate of Incorporation also will provide that any future repeal or amendment of its terms will not adversely affect any rights or directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment and incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

INDEMNIFICATION AND INSURANCE


     The Certificate of Incorporation authorizes and the By-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law from time to time. In addition, the Company is obligated to, in the case of a director, and may, in the case of an officer, advance the expenses of defending a civil or criminal action or proceeding against such director or officer. The Certificate of Incorporation and By-laws provide that such rights to indemnification are not exclusive of any other rights which a director or officer may have or thereafter acquire under the By-laws or any contract or agreement with Holdings.


     The Certificate of Incorporation and By-laws also authorize Holdings to purchase insurance for directors, officers, employees and agents of Holdings or another person against any expense, liability or loss, whether or not Holdings would have the power to indemnify such person against such expense, liability or loss under the DGCL. Holdings maintains such insurance coverage for its officers and directors, as well as insurance coverage to reimburse Holdings for potential costs of its corporate indemnification of directors and officers.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Holdings and American Express by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, and for Holdings by Thomas A. Russo, Esq., Chief Legal Officer of Holdings. Certain attorneys of Skadden, Arps, Slate, Meagher & Flom own or have investment discretion with respect to an aggregate of approximately 112,000 common shares of American Express. Upon completion of the Distribution, Mr. Russo will own approximately 18,150 shares of Common Stock.

                                    EXPERTS


     The consolidated financial statements of the Company at December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      INDEX TO HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Auditors.....................................................     F-2
  Consolidated Balance Sheet at December 31, 1992 and 1993...........................     F-3
  Consolidated Statement of Operations for the three years ended December 31, 1993...     F-4
  Consolidated Statement of Stockholders' Equity for the three years ended
     December 31, 1993...............................................................     F-5
  Consolidated Statement of Cash Flows for the three years ended December 31, 1993...     F-6
  Notes to Consolidated Financial Statements.........................................     F-8
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:
  Pro Forma Consolidated Balance Sheet at December 31, 1993..........................    F-31
  Pro Forma Consolidated Statement of Operations for the year ended December 31,
     1993............................................................................    F-33
  Notes to Pro Forma Financial Statements............................................    F-34

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Lehman Brothers Holdings Inc.


     We have audited the accompanying consolidated balance sheet of Lehman Brothers Holdings Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehman Brothers Holdings Inc. and Subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.


     As discussed in Note 11 to the consolidated financial statements, in 1992 the Company changed its methods of accounting for postretirement benefits and income taxes.

                                                      Ernst & Young

New York, New York
February 3, 1994, except for Note 2
as to which the date is April 4, 1994

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1992        1993
                                                                           -------     -------
                                            ASSETS
Cash and cash equivalents................................................  $   641     $ 1,333
Cash and securities segregated and on deposit for regulatory and other
  purposes...............................................................    1,253       1,073
Securities and other financial instruments owned.........................   33,165      35,699
Collateralized short-term agreements:
  Securities purchased under agreements to resell........................   26,366      26,046
  Securities borrowed....................................................    7,705       4,372
Receivables:
  Brokers and dealers....................................................    2,841       5,059
  Customers..............................................................    6,078       2,646
  Other..................................................................    2,028       2,693
Property, equipment and leasehold improvements (net of accumulated
  depreciation and amortization of $766 in 1992 and $438 in 1993)........    1,122         529
Deferred expenses and other assets.......................................    1,972         750
Net assets of discontinued operations....................................    1,004
Excess of cost over fair value of net assets acquired (net of accumulated
  amortization of $272 in 1992 and $107 in 1993).........................    1,057         274
                                                                           -------     -------
                                                                           $85,232     $80,474
                                                                           -------     -------
                                                                           -------     -------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term debt.....................................  $13,427     $11,205
Securities and other financial instruments sold but not yet purchased....   11,442       8,313
Securities sold under agreements to repurchase...........................   37,437      39,191
Securities loaned........................................................    2,777       1,116
Payables:
  Brokers and dealers....................................................    2,071       1,385
  Customers..............................................................    5,183       4,130
Accrued liabilities and other payables...................................    2,854       3,183
Senior notes.............................................................    5,468       7,779
Subordinated indebtedness................................................    2,212       2,120
                                                                           -------     -------
          Total liabilities..............................................   82,871      78,422
                                                                           -------     -------
Stockholders' equity:
  Preferred stock, $1 par value; 38,000,000 shares authorized:
     5% Cumulative Convertible Voting, Series A, 13,000,000 shares authorized, issued and outstanding; $39.10 liquidation preference
      per share..........................................................      508         508
     Money Market Cumulative, 3,300 shares authorized; 250 shares issued
      and outstanding; $1,000,000 liquidation preference per share.......      250         250
  Common Stock, $.10 par value; 300,000,000 shares authorized;
     168,235,284 shares issued and outstanding in 1992 and 1993..........       17          17
  Additional paid-in capital.............................................    1,871       1,871
  Net unrealized securities losses.......................................      (13)
  Foreign currency translation adjustment................................       (5)        (12)
  Accumulated deficit....................................................     (267)       (582)
                                                                           -------     -------
          Total stockholders' equity.....................................    2,361       2,052
                                                                           -------     -------
                                                                           $85,232     $80,474
                                                                           -------     -------
                                                                           -------     -------

                See notes to consolidated financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1991        1992        1993
                                                                -------     -------     -------
Revenues
  Market making and principal transactions....................  $ 1,696     $ 1,697     $ 1,967
  Investment banking..........................................      674         892         972
  Commissions.................................................    1,649       1,677       1,316
  Interest and dividends......................................    5,239       5,661       5,840
  Other.......................................................      572         684         491
                                                                -------     -------     -------
          Total revenues......................................    9,830      10,611      10,586
  Interest expense............................................    4,925       5,185       5,368
                                                                -------     -------     -------
          Net revenues........................................    4,905       5,426       5,218
                                                                -------     -------     -------
Non-interest expenses
  Compensation and benefits...................................    2,899       3,310       2,989
  Communications..............................................      353         378         318
  Occupancy and equipment.....................................      300         326         254
  Professional services.......................................      169         212         203
  Advertising and market development..........................      164         205         161
  Depreciation and amortization...............................      197         185         157
  Brokerage, commissions and clearance fees...................      106         117         140
  Other.......................................................      423         695         282
  Loss on sale of Shearson....................................                              535
  Reserves for non-core businesses............................                              152
  Computervision write-down...................................                  245
  First Capital Holdings Corp. write-off......................      144
                                                                -------     -------     -------
          Total non-interest expenses.........................    4,755       5,673       5,191
                                                                -------     -------     -------
Income (loss) from continuing operations before taxes and
  cumulative effect of changes in accounting principles.......      150        (247)         27
Provision for (benefit from) income taxes.....................      (47)        (54)        318
                                                                -------     -------     -------
Income (loss) from continuing operations before cumulative
  effect of changes in accounting principles..................      197        (193)       (291)
                                                                -------     -------     -------
Income from discontinued operations, net of taxes:
  Income from operations......................................       10          77          24
  Gain on disposal............................................                              165
                                                                -------     -------     -------
                                                                     10          77         189
                                                                -------     -------     -------
Income (loss) before cumulative effect of changes in
  accounting principles.......................................      207        (116)       (102)
Cumulative effect of changes in accounting principles.........                   (7)
                                                                -------     -------     -------
Net income (loss).............................................      207        (123)       (102)
Preferred stock dividends.....................................       48          48          48
                                                                -------     -------     -------
Net income (loss) applicable to Common Stock..................  $   159     $  (171)    $  (150)
                                                                -------     -------     -------
                                                                -------     -------     -------
Income (loss) from continuing operations per share of Common
  Stock.......................................................                          $ (3.20)
                                                                                        -------
                                                                                        -------
Net income (loss) per share of Common Stock...................                          $ (1.41)
                                                                                        -------
                                                                                        -------

                See notes to consolidated financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1993
                                 (IN MILLIONS)

                                                       MONEY                              NET        FOREIGN
                                         SERIES A     MARKET              ADDITIONAL   UNREALIZED    CURRENCY
                                         PREFERRED   PREFERRED   COMMON    PAID-IN     SECURITIES   TRANSLATION  ACCUMULATED
                                TOTAL      STOCK       STOCK     STOCK     CAPITAL       LOSSES     ADJUSTMENT     DEFICIT
                                ------   ---------   ---------   ------   ----------   ----------   ----------   -----------
Balance at January 1, 1991....  $2,027     $ 508       $ 250      $ 16      $1,700       $ (174)       $(51)        $(222)
Net income....................     207                                                                                207
Preferred dividends...........     (48)                                                                               (48)
Net change in unrealized
  securities losses...........     119                                                      119
Other.........................      43                                          (3)                      46
                                ------   ---------   ---------   ------   ----------   ----------     -----      -----------
Balance at December 31,
  1991........................   2,348       508         250        16       1,697          (55)         (5)          (63)
Net loss......................    (123)                                                                              (123)
Preferred dividends...........     (48)                                                                               (48)
Common dividends..............     (33)                                                                               (33)
Net change in unrealized
  securities losses...........      42                                                       42
Issuance of Common Stock......     175                               1         174
                                ------   ---------   ---------   ------   ----------   ----------     -----      -----------
Balance at December 31,
  1992........................   2,361       508         250        17       1,871          (13)         (5)         (267)
Net loss......................    (102)                                                                              (102)
Preferred dividends...........     (48)                                                                               (48)
Common dividends..............    (165)                                                                              (165)
Net change in unrealized
  securities losses...........      13                                                       13
Foreign currency translation
  adjustment..................      (7)                                                                  (7)
                                ------   ---------   ---------   ------   ----------   ----------     -----      -----------
Balance at December 31,
  1993........................  $2,052     $ 508       $ 250      $ 17      $1,871       $             $(12)        $(582)
                                ------   ---------   ---------   ------   ----------   ----------     -----      -----------
                                ------   ---------   ---------   ------   ----------   ----------     -----      -----------

                See notes to consolidated financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1991        1992        1993
                                                                -------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from continuing operations before cumulative
  effect of changes in accounting principles..................  $   197     $  (193)    $  (291)
Adjustments to reconcile income (loss) to net cash provided by
  (used in) operating activities:
  Depreciation and amortization...............................      197         185         157
  Provisions for losses and other reserves....................      181         458         106
  Loss on sale of Shearson....................................                              535
  Non-core business reserves..................................                              152
  Deferred tax benefit........................................      (46)        (65)        (82)
  Computervision write-down...................................                  245
  First Capital Holdings Corp. write-off......................      144
  Other adjustments...........................................      131         103         100
Net change in:
  Cash and securities segregated..............................      273         (44)        180
  Receivables from brokers and dealers........................   (1,049)        (88)     (2,313)
  Receivables from customers..................................     (703)       (908)       (268)
  Securities purchased under agreements to resell.............   (2,497)    (10,680)        320
  Securities borrowed.........................................      864      (4,634)      3,251
  Loans originated or purchased for resale....................     (126)        (26)        (62)
  Securities and other financial instruments owned............   (3,013)    (10,844)     (2,228)
  Payables to brokers and dealers.............................      676         450        (361)
  Payables to customers.......................................      344         (19)        430
  Accrued liabilities and other payables......................      101        (506)        902
  Securities sold under agreements to repurchase..............     (368)     13,905       1,754
  Securities loaned...........................................      306        (170)       (881)
  Securities and other financial instruments sold but not yet
     purchased................................................    1,674       6,081      (3,093)
  Other receivables and other assets..........................      200         464         (97)
                                                                -------     -------     -------
                                                                 (2,514)     (6,286)     (1,789)
Net cash flows provided by (used in) operating activities of
  discontinued operations.....................................     (597)          9         428
                                                                -------     -------     -------
  Net cash used in operating activities.......................   (3,111)     (6,277)     (1,361)
                                                                -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior notes........................    1,663       3,407       3,609
Principal payments of senior notes............................   (1,113)     (1,567)     (1,346)
Proceeds from issuance of subordinated indebtedness...........      214          88         568
Principal payments of subordinated indebtedness...............     (339)        (14)       (602)
Issuance of other indebtedness................................    3,996       4,992       5,751
Principal payments of other indebtedness......................   (3,853)     (5,482)     (6,023)
Increase (decrease) in commercial paper and short-term debt,
  net.........................................................    1,168       4,048      (1,815)
Issuance of stock.............................................                  175
Dividends paid................................................      (48)        (81)       (213)
Net cash flows used in financing activities of discontinued
  operations..................................................   (1,531)       (653)       (301)
                                                                -------     -------     -------
  Net cash provided by (used in) financing activities.........  $   157     $ 4,913     $  (372)
                                                                -------     -------     -------

                See notes to consolidated financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1991        1992        1993
                                                                -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of buildings, furnishings, equipment and leasehold
  improvements................................................  $   (75)    $  (108)    $  (129)
Proceeds from the sale of:
  The Boston Company..........................................                            1,300
  Shearson....................................................                            1,200
  SLHMC.......................................................                               70
  Other assets................................................                  607
  Balcor loans................................................      500
Other.........................................................       98         (38)        111
Net cash flows provided by (used in) investing activities of
  discontinued operations.....................................    2,834        (438)        (85)
                                                                -------     -------     -------
  Net cash provided by investing activities...................    3,357          23       2,467
                                                                -------     -------     -------
Net change in cash and cash equivalents of discontinued
  operations..................................................      706      (1,082)         42
                                                                -------     -------     -------
Effect of exchange rate changes on cash.......................        4           9
                                                                -------     -------     -------
          Net change in cash and cash equivalents.............     (299)       (250)        692
                                                                -------     -------     -------
Cash and cash equivalents at beginning of year................    1,190         891         641
                                                                -------     -------     -------
          Cash and cash equivalents at end of year............  $   891     $   641     $ 1,333
                                                                -------     -------     -------
                                                                -------     -------     -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN MILLIONS)
(INCLUDING THE BOSTON COMPANY)

     Interest paid (net of amount capitalized) totaled $5,535 in 1991; $5,561 in 1992 and $5,591 in 1993. Income taxes (received) paid totaled $(47) in 1991; $86 in 1992 and $28 in 1993.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITY

     During 1993, the Company completed the sale of The Boston Company, Shearson and SLHMC. The cash proceeds related to these sales have been separately reported in the above statement. Excluded from the statement are the individual balance sheet changes related to the net assets sold as well as the non cash proceeds received related to these sales. See notes 3, 4 and 5 which discuss these sale transactions in further detail.

                See notes to consolidated financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

     The consolidated financial statements include the accounts of Lehman Brothers Holdings Inc. (formerly Shearson Lehman Brothers Holdings Inc., "Holdings"), (Holdings together with its subsidiaries, the "Company" or "Lehman Brothers" unless the context otherwise requires) whose principal subsidiary is Lehman Brothers Inc. (formerly Shearson Lehman Brothers Inc., "LBI"), a registered broker-dealer. American Express Company ("American Express") owns 100% of Holdings' common stock, par value $.10 per share (the "Common Stock"), which represents approximately 93% of Holdings' voting stock. The remainder of Holdings' voting stock is owned by Nippon Life Insurance Company ("Nippon Life"). (See Note 2.) All material intercompany transactions and accounts have been eliminated.

     The Consolidated Statement of Operations includes the results of operations of Shearson and SLHMC, which were sold on July 31, 1993 and August 31, 1993, respectively. (See Notes 4 and 5 for definitions and additional information concerning these sales.)

     The balance sheet accounts of the Company's foreign subsidiaries are translated using the exchange rates at the balance sheet date. Revenues and expenses are translated at average exchange rates during the year. The resulting translation adjustments, net of hedging gains or losses, are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Operations.

     The Company uses the trade date basis of accounting for recording principal transactions. Customer accounts reflect transactions on a settlement date basis.

     Certain amounts reflect reclassifications to conform to the current period's presentation.

     The number of shares outstanding at December 31, 1993 included in the consolidated financial statements and notes thereto do not give effect to the Reverse Stock Split which will be effected immediately prior to the Distribution. Per share amounts, except earnings per share, also have not been adjusted for the Reverse Stock Split. (See Note 2 for a discussion of the Reverse Stock Split and the Distribution.)

Discontinued Operations

     As described in Note 3, the Company completed the sale of The Boston Company, Inc. ("The Boston Company"), on May 21, 1993. The accompanying consolidated financial statements and notes to consolidated financial statements reflect The Boston Company as a discontinued operation.

Securities and Other Financial Instruments

     Securities and other financial instruments owned and securities and other financial instruments sold but not yet purchased, including interest rate and currency swaps, caps, collars, floors, swaptions, forwards, options and similar instruments are valued at market or fair value, as appropriate, with unrealized gains and losses reflected in market making and principal transactions in the Consolidated Statement of Operations. These amounts also include certain instruments with multiple characteristics whose principal repayment is contingent upon the performance of certain stocks, stock indexes or change in foreign exchange rates. Market value is generally based on listed market prices. If listed market prices are not available, market value is determined based on other relevant factors, including broker or dealer price quotations, and valuation pricing models which take into account time value and volatility factors underlying the financial instruments.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     In addition to trading and market making activities, the Company enters into a variety of financial instruments and derivative products as an end user to hedge and/or modify its exposure to foreign exchange and interest rate risk of certain assets and liabilities. As an end user, the Company primarily enters into interest rate swaps and caps to modify the interest characteristics of its long-term debt obligations. The Company recognizes the net interest expense/revenue related to these instruments on an accrual basis, including the amortization of premiums, over the life of the contracts. Other than in connection with its debt related hedging programs, the Company's other hedging activities are immaterial.

Repurchase and Resale Agreements

     Securities purchased under agreements to resell and Securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government and government agency securities and are carried at the amounts at which the securities will be subsequently resold or repurchased plus accrued interest. It is the policy of the Company to take possession of securities purchased under agreements to resell and to value the securities on a daily basis to protect the Company in the event of default by the counterparty. In addition, provisions are made to obtain additional collateral if the market value of the underlying assets is not sufficient to protect the Company. Securities and other financial instruments owned which are sold under repurchase agreements are carried at market value with changes in market value reflected in the Consolidated Statement of Operations.

     Securities purchased under agreements to resell and Securities sold under agreements to repurchase for which the resale/repurchase date corresponds to the maturity date of the underlying securities are accounted for as purchases and sales, respectively. At December 31, 1993, such resale and repurchase agreements aggregated $5.5 billion and $5.2 billion, respectively.

Securities Borrowed and Loaned

     Securities borrowed and Securities loaned are carried at the amount of cash collateral advanced or received plus accrued interest. It is the Company's policy to value the securities borrowed and loaned on a daily basis, and to obtain additional cash as necessary to ensure such transactions are adequately collateralized.

Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Prior to January 1, 1992, the Company accounted for income taxes under the provisions of SFAS No. 96.

Fixed Assets and Intangibles

     Property and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the terms of the underlying leases. The Company capitalizes interest costs during construction and amortizes the interest costs based on the useful lives of the assets.

     Excess of cost over fair value of net assets acquired is amortized using the straight-line method over a period of 35 years.

Statement of Cash Flows

     The Company defines cash equivalents as highly liquid investments with original maturities of three months or less, other than those held for sale in the ordinary course of business.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

2. SUBSEQUENT EVENTS:

Equity Investments and Distribution of Common Stock

     American Express has announced its intention to distribute, subject to certain conditions, all of the Common Stock then held by it on a pro rata basis to the common shareholders of American Express (the "Distribution"). Prior to the Distribution, the following series of transactions which affect the capital structure of Holdings will occur.

     -- The shares of Common Stock presently outstanding will be subject to a reverse stock split of approximately .3179723 for 1 (the "Reverse Stock Split") prior to the offerings of Common Stock and preferred stock discussed below. The calculation of the reverse split ratio is based on the number of American Express common shares outstanding as of February 28, 1994; however, the final reverse split ratio will be based on the number of American Express common shares outstanding as of the record date for the Distribution.

     -- Holdings will sell 35,407,931 shares of Common Stock to American Express for an aggregate purchase price of approximately $903.8 million (the "American Express Common Stock Purchase") and 3,492,858 shares of Common Stock to Nippon Life for an aggregate purchase price of approximately $89.2 million (the "NL Common Stock Purchase").

     -- Holdings will issue up to 3,387,963 shares of Common Stock, having an aggregate purchase price of approximately $57 million, upon conversion of all outstanding phantom equity interests issued pursuant to the Lehman Brothers Holdings Inc. Employee Ownership Plan (the "Phantom Share Conversion") and American Express will offer 441,600 shares of Common Stock to executive officers of the Company for an aggregate purchase price of $11.3 million (the "Offering").

     -- American Express will purchase 8,000,000 shares of Cumulative Voting
        Preferred Stock of Holdings (the "Cumulative Preferred Stock") for an aggregate purchase price of $200 million and 928 shares of Redeemable Voting Preferred Stock of Holdings (the "Redeemable Preferred Stock") for $1 per share and Nippon Life will purchase 72 shares of Redeemable Preferred Stock for $1 per share (collectively, the "Preferred Stock Purchases"). Holders of the Redeemable Preferred Stock will be entitled to receive, in the aggregate, 50% of the Company's net income in excess of $400 million per year, with a maximum dividend of $50 million per year, for each of the next eight years commencing on or about the date of the Distribution.

     -- In exchange for $250 million of Money Market Preferred Stock of Holdings held by American Express, Holdings will issue to American Express 9,793,754 shares of Common Stock (the "MMP Exchange").

     -- Under the Lehman Brothers Holdings Inc. 1994 Management Replacement
        Plan, as described below, Holdings will issue approximately 200,000 shares of restricted Common Stock to employees in replacement of restricted stock awards of American Express.


     The American Express Common Stock Purchase, the NL Common Stock Purchase and the Preferred Stock Purchases are collectively referred to herein as the "Equity Investment." The Equity Investment, the Offering, the Phantom Share Conversion, the MMP Exchange and the Distribution are collectively referred to herein as the "Concurrent Transactions." The Company will incur costs in connection with the Concurrent Transactions and certain other related expenses estimated to be approximately $20 million, which will be charged primarily to operating expenses in the second quarter of 1994. The Company and American Express are entering into several agreements for the purpose of giving effect to the Distribution and defining their ongoing relationships.


     Following the Concurrent Transactions, American Express and Nippon Life will be entitled to receive 92.8% and 7.2%, respectively, of certain revenue and profit participation rights received in connection with the sale of Shearson. (See Note 4.)

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

Earnings Per Share

     Earnings per share calculations are based on 105,776,664 pro forma number of shares of Common Stock outstanding immediately following the Concurrent Transactions. This includes 53,052,558 shares of Common Stock held by American Express prior to the American Express Common Stock Purchase and the MMP Exchange, 35,407,931 and 9,793,754 shares of Common Stock to be acquired by American Express in the American Express Common Stock Purchase and the MMP Exchange, respectively, 441,600 shares to be issued in the Offering, 3,387,963 shares to be issued in the Phantom Share Conversion, 3,492,858 shares to be acquired by Nippon Life in the NL Common Stock Purchase and approximately 200,000 shares of Restricted Common Stock to be issued to employees in replacement of American Express restricted stock awards. Earnings per share data is not presented for years other than the most recent year as such presentation would not be meaningful.

Nippon Life Warrant Amendment

     In connection with the Concurrent Transactions, the exercise price of Nippon Life's warrant to purchase approximately 3,306,346 shares of Common Stock (10,398,221 shares before adjusting for the Reverse Stock Split) will be reduced from $47.17 per share ($15 per share before adjusting for the Reverse Stock Split) to $35.03 per share.

Establishment of Long-Term Incentive Plans

     Prior and subject to the Distribution, Holdings adopted the Lehman Brothers Holdings Inc. 1994 Management Ownership Plan (the "1994 Plan"), the Lehman Brothers Holdings Inc. 1994 Management Replacement Plan (the "Replacement Plan"), and the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the "ESPP").

     The 1994 Plan provides for the Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors to grant stock options, stock appreciation rights ("SARs"), restricted stock units ("RSUs"), restricted stock, performance related shares and performance units to eligible employees. In addition, the 1994 Plan provides for non-employee directors to receive annual RSUs representing $30,000 of Common Stock, which vests ratably over a three-year period. Stock options may be awarded as either incentive stock options or non-qualified stock options. The exercise price for any stock option shall not be less than the market price of Common Stock on the day of the grant. SARs may be awarded as a single award or in conjunction with a stock option. Vesting provisions for stock options and SARs are at the discretion of the Compensation Committee, but in no case may the term of the award exceed 10 years. The 1994 Plan also allows the Compensation Committee to grant restricted stock, performance related shares and performance units to eligible employees, with vesting and performance objective terms at the discretion of the Compensation Committee. The 1994 Plan expires in ten years. A total of 16,500,000 shares of Common Stock may be subject to awards under the 1994 Plan and an additional 150,000 shares may be subject to RSUs to be issued to non-employee directors. No individual may receive options or SARs over the life of the 1994 Plan attributable to more than 1,650,000 shares.

     The Replacement Plan allows the Compensation Committee to grant stock options and restricted stock awards to eligible employees. The primary purpose of the Replacement Plan is to replace awards relating to American Express common shares granted to Company employees which will be cancelled as of the date of the Distribution. A maximum of 3,200,000 shares of Common Stock will be subject to awards under the Replacement Plan. The number and terms of awards currently outstanding to individuals, as well as the current stock prices of American Express and the Company, will determine the actual number of shares awarded under the Replacement Plan. Awards made under the Replacement Plan will generally contain the same vesting conditions that apply to the cancelled awards.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     The Compensation Committee adopted, effective June 1, 1994, or such later date as the Compensation Committee shall designate, and subject to the Distribution, the ESPP, under which 6,000,000 shares of Common Stock were reserved for issuance. The ESPP will allow employees to purchase Common Stock at a 15% discount to market value, with a maximum of $15,000 in annual aggregate purchases by any one individual.

Change of Fiscal Year-End

     On March 28, 1994, the Board of Directors of Holdings approved, subject to the Distribution, a change in the Company's fiscal year-end from December 31 to November 30. Such a change to a non-calendar cycle will shift certain year-end administrative activities to a time period that conflicts less with the business needs of the Company's institutional customers.

Reduction in Personnel

     During the first quarter of 1994, the Company completed a review of personnel needs, which will result in the termination of certain personnel. The Company anticipates that it will record a severance charge of approximately $30 million pre-tax in the first quarter of 1994 as a result of these terminations.

3. SALE OF THE BOSTON COMPANY:

     On May 21, 1993, pursuant to a stock purchase agreement (the "Mellon Agreement") between Lehman Brothers and Mellon Bank Corporation ("Mellon Bank"), LBI sold to Mellon Bank (the "Mellon Transaction") The Boston Company, which through subsidiaries is engaged in the private banking, trust and custody, institutional investment management and mutual fund administration businesses. Under the terms of the Mellon Agreement, LBI received approximately $1.3 billion in cash, 2,500,000 shares of Mellon Bank common stock and ten-year warrants to purchase an additional 3,000,000 shares of Mellon Bank's common stock at an exercise price of $50 per share. In June 1993, such shares and warrants were sold by LBI to American Express for an aggregate purchase price of $169 million. After accounting for transaction costs and certain adjustments, the Company recognized a 1993 first quarter after-tax gain of $165 million.

     As a result of the Mellon Transaction, the Company has treated The Boston Company as a discontinued operation. Accordingly, the Company's financial statements segregate the net assets of The Boston Company as of December 31, 1992, and operating results of The Boston Company for the three years ended December 31, 1993.

     Presented below are the results of operations and the gain on disposal of The Boston Company included in income from discontinued operations (in millions):

                                                                  YEAR ENDED DECEMBER 31,
                                                                  ------------------------
                                                                   1991      1992     1993
                                                                  ------     ----     ----
    Discontinued Operations:
      Revenues..................................................  $1,157     $909     $201
      Expenses..................................................   1,145      758      159
                                                                  ------     ----     ----
      Income before taxes.......................................      12      151       42
      Provision for income taxes................................       2       74       18
                                                                  ------     ----     ----
      Income from operations....................................      10       77       24
      Gain on disposal, net of taxes of $37.....................                       165
                                                                  ------     ----     ----
      Income from discontinued operations, net of taxes.........  $   10     $ 77     $189
                                                                  ------     ----     ----
                                                                  ------     ----     ----

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

4. SALE OF SHEARSON:

     On July 31, 1993, pursuant to an asset purchase agreement (the "Primerica Agreement"), the Company completed the sale (the "Primerica Transaction") of LBI's domestic retail brokerage business (except for such business conducted under the Lehman Brothers name) and substantially all of its asset management business (collectively, "Shearson") to Primerica Corporation ("Primerica") (now known as Travelers Corporation, "Travelers") and its subsidiary Smith Barney, Harris Upham & Co. Incorporated ("Smith Barney"). Also included in the Primerica Transaction were the operations and data processing functions that support these businesses, as well as certain of the assets and liabilities related to these operations.

     LBI received approximately $1.2 billion in cash and a $586 million interest bearing note from Smith Barney which was repaid in January 1994 (the "Smith Barney Note"). The Smith Barney Note was issued as partial payment for certain Shearson assets in excess of $600 million which were sold to Smith Barney. The proceeds received at July 31, 1993, were based on the estimated net assets of Shearson, which exceeded the minimum net assets of $600 million prescribed in the Primerica Agreement. As further consideration for the sale of Shearson, Smith Barney agreed to pay future contingent amounts based upon the combined performance of Smith Barney and Shearson, consisting of up to $50 million per year for three years based on revenues, plus 10% of after-tax profits in excess of $250 million per year over a five-year period (the "Participation Rights"). In contemplation of the Distribution, American Express received the first Participation Right payment in the first quarter of 1994. All of the Participation Rights will be assigned to American Express and Nippon Life prior to the Distribution. As further consideration for the sale of Shearson, the Company received 2,500,000 shares of 5.50% Convertible Preferred Stock, Series B, of Travelers and a warrant to purchase 3,749,466 shares of common stock of Travelers at an exercise price of $39 per share. In August 1993, American Express purchased such preferred stock and warrant from the LBI for aggregate consideration of $150 million.

     The Company recognized a 1993 first quarter loss related to the Primerica Transaction of approximately $630 million after-tax ($535 million pre-tax), which amount includes a reduction in goodwill of $750 million and transaction-related costs such as relocation, systems and operations modifications and severance.

     Presented below are the results of operations and the loss on the sale of Shearson (in millions):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1991       1992       1993
                                                               ------     ------     ------
    Revenues.................................................  $2,601     $2,781     $1,825
    Expenses.................................................   2,535      2,669      1,708
    Loss on sale of Shearson.................................                           535
                                                               ------     ------     ------
    Income (loss) before taxes...............................      66        112       (418)
    Provision for income taxes...............................      37         57        149
                                                               ------     ------     ------
    Net income (loss)........................................  $   29     $   55     $ (567)
                                                               ------     ------     ------
                                                               ------     ------     ------

     Shearson operating results reflect allocated interest expense of $112 million, $102 million and $72 million for the years ended December 31, 1991, 1992 and 1993, respectively.

5. SALE OF SHEARSON LEHMAN HUTTON MORTGAGE CORPORATION:

     LBI completed the sale of its wholly owned subsidiary, Shearson Lehman Hutton Mortgage Corporation ("SLHMC") to GE Capital Corp. on August 31, 1993. The sales price, net of proceeds used to retire debt of SLHMC, was approximately $70 million. During the first quarter of 1993, the Company provided $120 million of pre-tax reserves in anticipation of the sale of SLHMC, which are included in the $152 million of pre-tax reserves for non-core businesses on the Consolidated Statement of Operations. After accounting for these reserves, the sale did not have a material effect on the Company's results of operations.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

6. SECURITIES AND OTHER FINANCIAL INSTRUMENTS:

     Securities and other financial instruments owned and Securities and other financial instruments sold but not yet purchased are summarized as follows (in millions):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1992        1993
                                                                   -------     -------
        Securities and other financial instruments owned:
          Government obligations.................................  $15,600     $15,065
          Certificates of deposit and other money market
             instruments.........................................    3,348       2,051
          Mortgage-backed........................................    6,515       6,127
          Corporate obligations and other contractual
             commitments.........................................    6,330      10,103
          Corporate stocks and options...........................    1,342       2,343
          Spot commodities.......................................       30          10
                                                                   -------     -------
                                                                   $33,165     $35,699
                                                                   -------     -------
                                                                   -------     -------

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1992        1993
                                                                   -------     -------
        Securities and other financial instruments sold but not
          yet purchased:
          Government obligations.................................  $ 9,706     $ 5,861
          Mortgage-backed securities.............................      322         116
          Corporate obligations and other contractual
             commitments.........................................      167       1,109
          Corporate stocks and options...........................      897         947
          Spot commodities.......................................      350         280
                                                                   -------     -------
                                                                   $11,442     $ 8,313
                                                                   -------     -------
                                                                   -------     -------

7. CASH AND SECURITIES SEGREGATED AND ON DEPOSIT FOR REGULATORY AND OTHER
   PURPOSES:

     In addition to amounts presented in the accompanying Consolidated Balance Sheet as Cash and securities segregated and on deposit for regulatory and other purposes, securities with a market value of approximately $341 million and $890 million at December 31, 1992 and 1993, respectively, primarily collateralizing resale agreements, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of Securities and Exchange Commission Rule 15c3-3.

8. COMMERCIAL PAPER AND SHORT-TERM DEBT:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1992        1993
                                                                   -------     -------
                                                                      (IN MILLIONS)
        Commercial paper.........................................  $ 6,849     $ 2,648
        Short-term debt..........................................    6,578       8,557
                                                                   -------     -------
                                                                   $13,427     $11,205
                                                                   -------     -------
                                                                   -------     -------

     Short-term debt consists primarily of bank loans, master notes and payables to banks. At December 31, 1992 and 1993, unused committed lines of credit totaled approximately $1.7 billion and $1.6 billion, respectively. The proceeds from these lines, if utilized, would be used primarily to repay commercial paper

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES obligations. Commitment fees on the lines supporting the commercial paper program are 1/8 of 1% on the committed line.

9. SENIOR NOTES:

                                                                    DECEMBER 31, 1993
                                                  -----------------------------------------------------
                                                      USD              USD
                                 DECEMBER 31,     CONTRACTUAL      CONTRACTUAL      FOREIGN
            MATURING IN              1992         FIXED RATE      FLOATING RATE     CURRENCY     TOTAL
    ---------------------------  ------------     -----------     -------------     --------     ------
                                                             (IN MILLIONS)
    1993.......................     $1,146
    1994.......................        848          $   428          $ 1,473          $125       $2,026
    1995.......................        518              503              585             6        1,094
    1996.......................        742              714              660            98        1,472
    1997.......................        518              567              142            19          728
    1998.......................        305              803               10           126          939
    1999 and thereafter........      1,391            1,352              150            18        1,520
                                 ------------     -----------     -------------     --------     ------
                                    $5,468          $ 4,367          $ 3,020          $392       $7,779
                                 ------------     -----------     -------------     --------     ------
                                 ------------     -----------     -------------     --------     ------

     As of December 31, 1993 the Company had $4,367 million of U.S. dollar fixed rate senior notes outstanding. Contractual interest rates on these notes ranged from 3.69% to 12.20% as of December 31, 1993, with a contractual weighted average interest rate of 7.79%.

     The Company entered into interest rate swap contracts which effectively converted $253 million of its U.S. dollar fixed rate senior notes to floating rates based on the London Interbank Offered Rate ("LIBOR"). Excluding this $253 million, but including the effect of $552 million of U.S. dollar floating rate senior notes effectively converted to fixed rates through the use of interest rate swap contracts and $401 million of fixed rate basis swaps, the Company's U.S. dollar fixed rate senior notes outstanding had an effective weighted average interest rate of 7.84%.

     As of December 31, 1993, the Company had $3,020 million of U.S. dollar floating rate senior notes outstanding, including $192 million of U.S. dollar floating rate senior notes on which the interest and/or redemption values have been linked to movements in various indices. Excluding this $192 million, contractual rates on the Company's U.S. dollar floating rate senior notes ranged from 3.48% to 5.75%, with a contractual weighted average interest rate of 3.97%.

     The Company entered into interest rate swap contracts which effectively converted $552 million of its U.S. dollar floating rate senior notes to fixed rates. Excluding this $552 million, but including the effect of $253 million of U.S. dollar fixed rate senior notes converted to floating rates through the use of interest rate swap contracts and $811 million of floating rate basis swaps, the Company's U.S. dollar floating rate senior notes outstanding had an effective weighted average interest rate of 3.90%.

     As of December 31, 1993 the Company had the equivalent of $392 million of foreign currency denominated senior notes outstanding of which $107 million were fixed rate and $285 million were floating rate. Contractual interest rates on the Company's fixed rate foreign currency denominated senior notes ranged from 2.65% to 5.50% as of December 31, 1993, with a contractual weighted average interest rate of 4.43%. Contractual interest rates on the Company's floating rate foreign currency denominated senior notes ranged from 2.43% to 10.06% as of December 31, 1993, with a contractual weighted average interest rate of 3.51%. The Company entered into cross currency swap contracts which effectively converted a portion of its fixed and floating rate foreign currency denominated senior notes into U.S. dollar obligations. The Company's fixed and floating rate foreign currency senior notes not converted to U.S. dollar obligations, totaling $283 million, were used to finance foreign currency denominated assets.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     Of the Company's U.S. dollar fixed rate senior notes outstanding as of December 31, 1993, $158 million are repayable prior to maturity at the option of the holder. These obligations are reflected in the above table as $78 million, $25 million, and $55 million maturing in 1994, 1996 and 1997, respectively, rather than at their contractual maturities in 1998, 2003 and 2023, respectively. The holders of these notes have the option to redeem them at par value.

     The Company's interest in 3 World Financial Center is financed with U.S. dollar, fixed rate senior notes totaling $384 million as of December 31, 1993. Of this amount, $301 million is guaranteed by American Express with a portion of these notes being collateralized by certain mortgage obligations. The remaining $83 million of debt supporting the Company's interest in 3 World Financial Center was loaned to the Company by American Express, the recourse of which is limited to certain fixed assets.

     As of December 31, 1993, the Company had $3.2 billion available for issuance of debt securities under various shelf registrations. In July 1993, the Company initiated a $1.0 billion Euro medium-term note program which is not registered under the Securities Act of 1933. As of December 31, 1993, $560 million of issuance availability remained under this program.

     At December 31, 1993, the fair value of the Company's senior notes were approximately $8,037 million ($5,608 million in 1992) which exceeded the aggregate carrying value of the notes outstanding by approximately $258 million ($140 million in 1992). For purposes of this fair value calculation the carrying value of variable rate debt that reprices within a year and fixed rate debt which matures in less than six months approximates fair value. For the remaining portfolio, fair value was estimated using either quoted market prices or discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowing arrangements. Unrecognized net losses on interest rate swaps and other transactions used by the Company to manage its interest rate risk within the senior notes portfolio were $54 million and $13 million at December 31, 1993 and 1992, respectively. The unrecognized net losses on these transactions reflect the estimated amounts the Company would pay if the agreements were terminated as calculated based upon market rates as of December 31, 1993 and 1992, respectively.

10. SUBORDINATED INDEBTEDNESS:

                                                                     DECEMBER 31, 1993
                                                          ----------------------------------------
                                        DECEMBER 31,      CONTRACTUAL      CONTRACTUAL
               MATURING IN                  1992          FIXED RATE      FLOATING RATE     TOTAL
    ----------------------------------  -------------     -----------     -------------     ------
                                                              (IN MILLIONS)
    1993..............................     $   500
    1994..............................         469          $   313           $ 194         $  507
    1995..............................         150              145             199            344
    1996..............................         296              256             150            406
    1997..............................         191              191                            191
    1998..............................                          200                            200
    1999 and thereafter...............         606              472                            472
                                        -------------     -----------        ------         ------
                                           $ 2,212          $ 1,577           $ 543         $2,120
                                        -------------     -----------        ------         ------
                                        -------------     -----------        ------         ------

     As of December 31, 1993, the Company had $1,577 million of fixed rate subordinated indebtedness outstanding. Contractual interest rates on this indebtedness ranged from 5.75% to 12.50% as of December 31, 1993, with an effective weighted average rate of 9.46%. The Company entered into interest rate swap contracts which effectively converted $425 million of this debt to floating rates based on the London Interbank Offered Rate (LIBOR). Exclusive of this $425 million, the Company utilized a series of fixed rate basis swaps totaling $1,949 million to lower the fixed rate of this portfolio to an effective weighted average interest rate of 7.82% as of December 31, 1993.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     As of December 31, 1993, the Company had $543 million of floating rate subordinated indebtedness outstanding. Contractual interest rates on this indebtedness are primarily based on LIBOR and ranged from 2.91% to 4.25% as of December 31, 1993, with an effective weighted average rate of 3.89%. Including the effect of the $425 million of fixed rate indebtedness swapped to floating rates at an effective weighted average rate of 3.58%, the effective weighted average rate of the Company's floating rate subordinated indebtedness was 3.75%.

     Of the Company's fixed rate subordinated indebtedness outstanding as of December 31, 1993, $160 million is repayable prior to maturity at the option of the holder. This obligation is reflected in the above table as maturing in 1996, the year in which the holder has the option to redeem the debt at par value, rather than its contractual maturity of 2003.

     Of the Company's floating rate subordinated indebtedness maturing in 1995, $150 million is redeemable, in whole or in part, at the option of the Company on each quarterly interest payment date from proceeds of previously designated equity securities issuances.

     As of December 31, 1993, $1,926 million of the total subordinated indebtedness outstanding was senior subordinated indebtedness.

     As of December 31, 1993 the fair value of the Company's subordinated indebtedness was approximately $2,265 million ($2,329 million in 1992) which exceeded the aggregate carrying value of the notes outstanding by approximately $145 million ($117 million in 1992). Unrecognized net gains on interest rate swaps and other transactions used by the Company to manage its interest rate risk on the debt was $49 million and $77 million at December 31, 1993 and 1992, respectively.

11. CHANGES IN ACCOUNTING PRINCIPLES:

Accounting for Postretirement Benefits

     Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for the Company's retiree health and other welfare benefit plans. This accounting pronouncement requires the current recognition of these benefits as expenses based upon actuarially determined projections of the benefits provided. The cumulative effect of adopting SFAS No. 106 reduced 1992 net income by $76 million (net of taxes of $52 million). Of this amount, $5 million (net of taxes of $3 million) related to discontinued operations. Prior to the adoption of this accounting principle, the Company recorded these benefits as they were paid.

Accounting for Income Taxes

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 109, "Accounting for Income Taxes," which superseded SFAS No. 96, the accounting standard that the Company had followed since 1987. The primary difference between this accounting standard and SFAS No. 96, lies in the manner in which income tax expense is determined. SFAS No. 96 provided for significantly more restrictive criteria prior to the recognition of deferred tax assets. Under the provisions of SFAS No. 109, deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax loss carryforwards, if, in the opinion of management, it is more likely than not that the tax benefit will be realized. A valuation allowance is recognized, as a reduction of the deferred tax asset, for that component of the net deferred tax asset which does not meet the more likely than not criterion for realization.

     The Company adopted SFAS No. 109 as of January 1, 1992 and recorded a $69 million increase in consolidated net income from the Cumulative effect of a change in accounting principle, $64 million of which related to discontinued operations. In addition, the Company reduced goodwill by $258 million related to the recognition of deferred tax benefits attributable to the Company's 1988 acquisition of The E.F. Hutton Group Inc. (now known as LB-1 Group, Inc., "Hutton").

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

12. PENSION PLANS:

     The Company sponsors several noncontributory defined benefit pension plans. The cost of pension benefits for eligible employees, measured by length of service, compensation and other factors, is currently being funded through trusts established under the plans. Funding of retirement costs for the applicable plans complies with the minimum funding requirements specified by the Employee Retirement Income Security Act of 1974, as amended, and other statutory requirements. Plan assets consist principally of equities and bonds.

     Total expense related to pension benefits amounted to $31 million, $27 million and $24 million for the years ended December 31, 1991, 1992 and 1993, respectively, and consisted of the following components (in millions):

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1991            1992            1993
                                                  -----------     -----------     -----------
    Service cost -- benefits earned during the
      period....................................         $ 27            $ 33            $ 32
    Interest cost on projected benefit
      obligation................................           40              45              40
    Actual return on plan assets................  $(76)           $(59)           $(73)
    Net amortization and deferral...............    40    (36)       8    (51)      25    (48)
                                                  ----   ----     ----   ----     ----   ----
                                                         $ 31            $ 27            $ 24
                                                         ----            ----            ----
                                                         ----            ----            ----

     The following table sets forth the funded status of the Company's defined benefit plans (in millions):

                                                                       DECEMBER 31,
                                                                      ---------------
                                                                      1992      1993
                                                                      -----     -----
        Actuarial present value of benefit obligations:
          Vested benefit obligation.................................  $(487)    $(370)
                                                                      -----     -----
                                                                      -----     -----
          Accumulated benefit obligation............................  $(504)    $(377)
                                                                      -----     -----
                                                                      -----     -----
        Projected benefit obligation................................  $(577)    $(401)
        Plan assets at fair value...................................    606       430
                                                                      -----     -----
        Plan assets in excess of projected benefit obligation.......     29        29
        Unrecognized net (gain) loss................................    (21)       90
        Unrecognized net obligation (asset).........................      7        (2)
                                                                      -----     -----
        Pension asset recognized in the consolidated balance
          sheet.....................................................  $  15     $ 117
                                                                      -----     -----
                                                                      -----     -----

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation for the Company's plans ranged primarily from 8.25% to 9.5% and 7.25% to 7.5% in 1992 and 1993, respectively. The rate of increase in future compensation levels used ranged primarily from 6% to 8% and 5.5% to 7% in 1992 and 1993, respectively. The expected long-term rate of return on assets ranged primarily from 9% to 10% in 1992 and 9% to 9.75% in 1993.

     During 1993, the Company incurred a settlement and curtailment with respect to its domestic pension plan in relation to the Primerica Transaction. The net gain of approximately $26 million (pre-tax) was included in the loss on sale of Shearson.

13. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     The Company sponsors several defined benefit health care plans that provide health care, life insurance and other postretirement benefits to retired employees. The health care plans include participant contributions, deductibles, co-insurance provisions and service-related eligibility requirements. The Company funds the cost of these benefits as they are incurred.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     Net periodic postretirement benefit cost for the year ending December 31, 1992 and 1993 consisted of the following components (in millions):

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                         -------------
                                                                         1992     1993
                                                                         ----     ----
        Service cost...................................................  $ 3      $ 2
        Interest cost..................................................   10        8
                                                                         ----     ----
        Net periodic postretirement benefit cost.......................  $13      $10
                                                                         ----     ----
                                                                         ----     ----

     The Company previously accounted for the cost of these benefits by expensing the amount the Company paid. For the year ending December 31, 1991 $2.5 million was paid for such benefits.

     During 1993, the Company incurred a curtailment with respect to its postretirement plan, in relation to the Primerica Transaction. The net gain of approximately $56 million (pre-tax) was included in the loss on sale of Shearson.

     The following table sets forth the amount recognized in the Consolidated Balance Sheet for the Company's postretirement benefit plans (other than pension plans) at December 31, 1992 and 1993 (in millions):

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1992     1993
                                                                        ----     ----
        Accumulated postretirement benefit obligation:
          Retirees....................................................  $ 43     $48
          Fully eligible active plan participants.....................    40       7
          Other active plan participants..............................    32       7
                                                                        ----     ----
                                                                         115      62
        Unrecognized net gain.........................................    10      12
                                                                        ----     ----
        Accrued postretirement benefit cost...........................  $125     $74
                                                                        ----     ----
                                                                        ----     ----

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1992 and 7.25% in 1993.

     The weighted average annual assumed health care cost trend rate is 13% for 1994 and is assumed to decrease at the rate 1% per year to 7% in 2000 and remain at that level thereafter. An increase in the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by approximately $1.4 million.

     In November 1992, the FASB issued SFAS No. 112, "Employer's Accounting for Postemployment Benefits." This statement requires the accrual of obligations associated with services rendered to date for employee benefits accumulated or vested for which payment is probable and can be reasonably estimated. The Company will record a charge to reflect a cumulative effect of a change in accounting principle of approximately $13 million after-tax in the first quarter of 1994.

14. INCOME TAXES:

     The Company's taxable income is included in the consolidated U.S. federal income tax return of American Express and in combined state and local tax returns with other affiliates of American Express. The income tax provision is computed in accordance with the income tax allocation agreement between the Company and American Express. Under the agreement, the Company receives income tax benefits for net operating losses ("NOLs"), future tax deductions and foreign tax credits that are recognizable on a stand-

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES alone basis, or a share, derived by formula, of such losses, deductions and credits that are recognizable on American Express' consolidated income tax return. Intercompany taxes are remitted to or from American Express when they are otherwise due to or from the relevant taxing authority. The balances due from American Express at December 31, 1992 and 1993 were $117 million and $12 million, respectively, and are included in other receivables in the accompanying Consolidated Balance Sheet.

     The provision for (benefit from) income taxes from continuing operations consists of the following (in millions):

                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1991     1992     1993
                                                                    ----     ----     ----
    Current:
      Federal.....................................................  $(21)    $(19)    $220
      State.......................................................     5       22      130
      Foreign.....................................................    15        8       50
                                                                    ----     ----     ----
                                                                      (1)      11      400
    Deferred:
      Federal.....................................................   (46)     (67)     (59)
      State.......................................................              2      (23)
                                                                    ----     ----     ----
                                                                    $(47)    $(54)    $318
                                                                    ----     ----     ----
                                                                    ----     ----     ----

     During the third quarter of 1993, the statutory U.S. federal income tax rate was increased to 35% from 34%, effective January 1, 1993. The Company's 1993 tax provision includes a one-time benefit of approximately $10 million from the impact of the rate change on the Company's net deferred tax assets as of January 1, 1993.

     Income from continuing operations before taxes included $318 million, $1 million and $26 million that was subject to income taxes of foreign jurisdictions for 1993, 1992 and 1991, respectively.

     The income tax provision for (benefit from) differs from that computed by using the statutory federal income tax rate for the reasons shown below (in millions):

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                                   1991      1992     1993
                                                                   -----     ----     ----
    Federal income tax provision (benefit) at statutory rate.....  $  51     $(84)    $  9
    State and local taxes........................................      4       16       69
    Tax-exempt interest and dividends............................     (2)      (4)     (20)
    Goodwill reduction related to the sale of Shearson...........                      263
    Amortization of goodwill.....................................     17       14        9
    Decrease in unrecognized deferred tax benefits...............   (122)
    U.S. federal rate change.....................................                      (10)
    Other........................................................      5        4       (2)
                                                                   -----     ----     ----
                                                                   $ (47)    $(54)    $318
                                                                   -----     ----     ----
                                                                   -----     ----     ----

     Deferred income tax assets and liabilities result from the recognition of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in differences between income for tax purposes and income for consolidated financial statement purposes in future years.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     At December 31, 1992 and 1993, the Company's net deferred tax assets from continuing operations consisted of the following (in millions):

                                                                           DECEMBER 31,
                                                                          ---------------
                                                                          1992      1993
                                                                          -----     -----
    Deferred tax assets.................................................  $ 895     $ 746
    Less: Valuation allowance...........................................    209       149
                                                                          -----     -----
    Deferred tax assets net of valuation allowance......................    686       597
    Deferred tax liabilities............................................   (348)     (332)
                                                                          -----     -----
         Net deferred tax assets from continuing operations.............  $ 338     $ 265
                                                                          -----     -----
                                                                          -----     -----

     At December 31, 1992 and 1993, deferred tax assets consisted primarily of reserves not yet deducted for tax purposes of $398 million and $517 million, respectively, and tax return NOLs of $256 million and $38 million, respectively, and deferred compensation of $149 million and $178 million, respectively. At December 31, 1992 and 1993, deferred tax liabilities consisted primarily of unrealized trading and investment gains of $224 million and $183 million, respectively, and excess tax over financial depreciation of $117 million and $68 million, respectively. During 1993, the Company increased deferred tax assets by approximately $65 million related to transactions arising from the sale of The Boston Company.

     The net deferred tax asset is included in Deferred expenses and other assets in the accompanying Consolidated Balance Sheet. At December 31, 1992, the valuation allowance recorded against deferred tax assets from continuing operations was $209 million as compared to $149 million at December 31, 1993. The reduction in the valuation allowance was primarily attributable to 1993 utilization of tax return NOLs for which a valuation allowance was previously established. Of the $149 million valuation allowance at December 31, 1993, approximately $100 million will reduce goodwill if future circumstances permit recognition.

     For tax return purposes, the Company has approximately $175 million of NOL carryforwards, all of which are attributable to the 1988 acquisition of Hutton. Substantially all of the NOLs are scheduled to expire in the years 1999 through 2007. A portion of the valuation allowance discussed above relates to these NOLs. This amount includes approximately $35 million of NOLs which will transfer to American Express in connection with the Distribution discussed in Note 2, the benefit of which had not been reflected in the financial statements.

15. PREFERRED STOCK:

     In 1987, Holdings issued to Nippon Life 13,000,000 shares of Cumulative Convertible Voting Preferred Stock, Series A ("Series A Preferred Stock"), for a cash purchase price of $508 million, as adjusted, or $39.10 per share. The holder of the Series A Preferred Stock is entitled to receive preferred dividends at an annual rate of 5%, payable quarterly before any dividends are paid to the holders of Common Stock.

     The Company has the right to redeem the shares of Series A Preferred Stock on any dividend payment date after June 15, 1994, in cumulative annual increments of 2,600,000 shares, subject to adjustment, and subject to restrictions on redemptions when dividends are in arrears. Such redemption will be at a price per share equal to $39.10 and is permitted only if there is a public market for the Common Stock and the average market price of shares of Common Stock exceeds the conversion price on the date notice of redemption is given.

     Each share of Series A Preferred Stock is convertible, at any time prior to the date of redemption, into one share of Common Stock, provided that at least 250,000 shares of Series A Preferred Stock (or such lesser

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES number of such shares then outstanding) are converted each time. The conversion rate is subject to adjustment in certain events.

     In 1989, the Company issued to American Express Money Market Cumulative Preferred Stock ("Cumulative Preferred Stock"), with a liquidation preference of $250 million. The Cumulative Preferred Stock is pari passu with the Series A Preferred Stock as to dividends and as to distributions upon liquidation. The Cumulative Preferred Stock dividends are payable quarterly at an annual rate of 9% through the fifth anniversary of their issuance. After such time the dividend rate will generally be set by auction.

16. COMMON STOCK:

     Changes in shares of Common Stock outstanding are as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1991            1992            1993
                                                  -----------     -----------     -----------
    Shares outstanding at beginning of year.....  156,568,617     156,568,617     168,235,284
    Shares issued to American Express...........                   11,666,667
                                                  -----------     -----------     -----------
    Shares outstanding at end of year...........  156,568,617     168,235,284     168,235,284
                                                  -----------     -----------     -----------
                                                  -----------     -----------     -----------

     The Company has reserved for issuance 13,000,000 shares of Common Stock for conversion of the Series A Preferred Stock.

     On August 10, 1990, the Company issued to Nippon Life a non-transferable common stock purchase warrant, pursuant to which Nippon Life may purchase 10,398,221 shares of Common Stock with an initial exercise price of $15 per share and an expiration date of April 15, 1996.

     Effective December 31, 1992, the Company sold 11,666,667 shares of Common Stock to American Express for $175 million.

17. EMPLOYEE OWNERSHIP PLAN:

     During 1993, Lehman Brothers established the Lehman Brothers Inc. Employee Ownership Plan (the "Employee Ownership Plan") pursuant to which certain key employees of the Company deferred a percentage of their 1993 salary and bonus for the purchase of certain Phantom Units of Holdings. Each Phantom Unit is comprised of a phantom equity interest representing a notional interest in a share of Common Stock ("Phantom Share") and the right to receive a certain amount in cash with respect to a Phantom Share ("Cash Right"). The number of Phantom Units which were available to each participant was determined by the Finance Committee.

     Up to 6,000,000 Phantom Shares were available for "purchase" through voluntary and mandatory deferrals of 1993 compensation. The price of each Phantom Unit was $10.00 per Phantom Share and $6.67 for each related Cash Right and was determined by the Finance Committee in July 1993 using an assumed capital structure of Holdings for purposes of the program and taking into account various factors, including market multiples for comparable companies, the absence of a public market for Holdings, vesting requirements, and the restrictions on transferability of the Phantom Units. In accordance with the terms of the Plan, Phantom Units will be converted to the Common Stock contemporaneously with the effectiveness of the Distribution. (See Note 2.)

     The Phantom Units purchased through voluntary deferrals are immediately vested and non-forfeitable; however, there is a restriction on transferability of such Phantom Units. There is also a restriction on transferability of the Common Stock which employees will receive upon conversion of the Phantom Shares. Generally, such restriction will lapse ratably over a three year period. The Phantom Units purchased through mandatory deferrals apply to selected senior executives and vest in accordance with a schedule established by

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES the Company's Finance Committee of its Board of Directors and, together with the Common Stock into which they convert, are also subject to transfer restrictions.


     The Company will recognize compensation expense in 1994 equal to (i) the increase in book value attributable to the Phantom Shares and (ii) the excess, if any, of the market value of the Common Stock issued pursuant to the Phantom Share conversion over the price paid by employees for the Phantom Shares.


18. CAPITAL REQUIREMENTS:

     As registered broker-dealers, LBI and certain of its subsidiaries are subject to the Net Capital Rule (Rule 15c3-1, the "Rule") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. monitor the application of the Rule by LBI and such subsidiaries, as the case may be. LBI and such subsidiaries compute net capital under the alternative method of the Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if net capital is less than 4% of aggregate debit balances or 6% of the funds required to be segregated pursuant to the Commodity Exchange Act (the "Commodity Act") and the regulations thereunder, if greater. A broker-dealer may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances or 7% of the funds required to be segregated pursuant to the Commodity Act and the regulations thereunder, if greater. In addition, the Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances or 7% of the funds required to be segregated pursuant to the Commodity Act and the regulations, thereunder, if greater.

     The Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Rule, equity capital cannot be withdrawn from a broker-dealer without the prior approval of the Securities and Exchange Commission (the "Commission") when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Rule requires broker-dealers to notify the Commission and the appropriate self regulatory organization two business days before the withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital.

     Finally, the Rule authorizes the Commission to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the Commission believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers. At December 31, 1993, LBI's net capital aggregated $1,339 million and was $1,293 million in excess of minimum requirement. Also at December 31, 1993, Lehman Government Securities Inc., a wholly owned subsidiary of LBI, had net capital which aggregated $184 million and was $161 million in excess of minimum requirement.

     The Company is subject to other domestic and international regulatory requirements. As of December 31, 1993, the Company believes it is in material compliance with all such requirements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

19. COMMITMENTS AND CONTINGENCIES:

     The Company leases office space and equipment and has entered into ground leases with the City of New York or its agencies. Total rent expense for each of the years ended December 31, 1991, 1992 and 1993 was $269 million, $283 million and $201 million, respectively. Minimum future rental commitments under noncancellable operating leases (net of subleases of $679 million) are as follows (in millions):

                YEAR                                                AMOUNT
                ----                                                ------
                1994...............................................   $ 45
                1995...............................................     44
                1996...............................................     44
                1997...............................................     44
                1998...............................................     38
                1999 and thereafter................................    425
                                                                     ------
                                                                      $640
                                                                     ------
                                                                     ------

     Certain leases on office space contain escalation clauses providing for additional rentals based upon maintenance, utility and tax increases.

     On October 13, 1993, the Company executed a 16 year lease at 101 Hudson Street in Jersey City, New Jersey. The lease, which commences in August 1994, obligates the Company to make minimum lease payments of approximately $87 million over its term. Amounts shown above include this commitment.


     In the normal course of its business, the Company has been named a defendant in a number of lawsuits and other legal proceedings. After considering all relevant facts, available insurance coverage and the opinions of outside counsel, in the opinion of the Company such litigation will not, in the aggregate, have a material adverse effect on the Company's consolidated financial position or results of operations.


Financial Instruments with Off-Balance Sheet Risk

     In the normal course of business, the Company enters into financial instrument transactions to conduct its trading activities, to satisfy the financial needs of its clients and to manage its own exposure to credit and market risks. Many of these financial instruments typically have off-balance-sheet risk resulting from their nature including the terms of settlement. These instruments can be broadly categorized as interest rate and currency swaps, caps, collars, floors, swaptions and similar instruments (collectively, "Swap Products"), foreign currency products, equity related products, commitments and guarantees and certain other instruments.

     Market risk arises from the possibility that market changes, including interest and foreign exchange rate movements, may make financial instruments less valuable. Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The Company has extensive control procedures regarding the extent of the Company's transactions with specific counterparties, the manner in which transactions are settled and the ongoing assessment of counterparty creditworthiness.

     The notional or contract amounts disclosed below provide a measure of the Company's involvement in such instruments but are not indicative of potential loss. Management does not anticipate any material adverse effect to its financial position or results of operations as a result of its involvement in these instruments. In many cases, these financial instruments serve to reduce, rather than increase, market risk.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     The Company enters into interest rate contracts as principal in its trading operations or as an integral part of its interest rate risk management. These contracts include Swap Products, financial future contracts and forward security contracts.

     The notional or contractual amounts of these instruments are set forth below (in millions):

                                                                       NOTIONAL/CONTRACT
                                                                            AMOUNT
                                                                     ---------------------
                                                                       1992         1993
                                                                     --------     --------
    Swap Products..................................................  $109,695     $267,861
    Financial futures:
      To purchase..................................................    27,673       95,333
      To sell......................................................    21,974       56,122
    Forward contracts:
      Securities:
         To purchase...............................................    21,457       52,352
         To sell...................................................    21,909       46,729
      Foreign exchange:
         To purchase...............................................    48,980      107,613
         To sell...................................................    51,333      114,238
    Options written:
      Securities...................................................     5,195       95,672
      Foreign exchange.............................................     3,495        7,803
                                                                     --------     --------
                                                                     $311,711     $843,723
                                                                     --------     --------
                                                                     --------     --------

     The majority of the Company's off-balance-sheet transactions are short-term in duration with a weighted average maturity of approximately 1.64 years as of December 31, 1992 and 1.80 years as of December 31, 1993. Presented below is a maturity schedule for the notional/contractual amounts outstanding for Swap Products and other off-balance-sheet instruments (in millions):

        1994..............................................................  $592,835
        1995..............................................................    76,033
        1996..............................................................    41,640
        1997..............................................................    15,953
        1998..............................................................    82,330
        1999 and thereafter...............................................    34,932
                                                                            --------
                                                                            $843,723
                                                                            --------
                                                                            --------

     At December 31, 1993, the replacement cost of contracts in a gain position not recorded on the Company's consolidated balance sheet is as follows (in millions):

        Swap Products......................................................  $ 1,978
        Forward and other contracts........................................    1,431
                                                                             -------
                                                                               3,409
          Less: Amounts recorded on the consolidated balance sheet.........   (1,461)
                                                                             -------
        Credit exposure not recorded on the consolidated balance sheet.....  $ 1,948
                                                                             -------
                                                                             -------

     As of December 31, 1992 and 1993, the Company was contingently liable for $1.9 billion of letters of credit primarily used to provide collateral for securities and commodities borrowed and to satisfy margin deposits at option and commodity exchanges and other financial guarantees.

     As of December 31, 1992 and 1993, the Company had pledged or otherwise transferred securities, primarily fixed income, having a market value of $21.7 billion and $34.1 billion, respectively, as collateral for securities borrowed or otherwise received having a market value of $21.4 billion and $33.8 billion, respectively.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     Securities sold but not yet purchased represent obligations of the Company to purchase the securities at prevailing market prices. Therefore, the future satisfaction of such obligations may be for an amount greater or less than the amount recorded.

     The Company's customer activities may expose it to off-balance sheet credit risk. The Company may be required to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle trades on their original terms, or in the event cash and securities in customer accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities through the use of systems and procedures for financial instruments with off-balance-sheet risk.

     In the normal course of business, subsidiaries of the Company, as general partner, are contingently liable for the obligations of certain public and private limited partnerships organized as pooled investment funds or engaged primarily in real estate activities. In the opinion of the Company, contingent liabilities, if any, for the obligations of such partnerships will not in the aggregate have a material adverse effect on the Company's consolidated financial position or results of operations.

Concentrations of Credit Risk

     As a major international securities firm, the Company is actively involved in securities underwriting, brokerage, distribution and trading. These and other related services are provided on a worldwide basis to a large and diversified group of clients and customers, including multinational corporations, governments, emerging growth companies, financial institutions and individual investors.

     A substantial portion of the Company's securities and commodities transactions is collateralized and is executed with and on behalf of commercial banks and other institutional investors, including other brokers and dealers. The Company's exposure to credit risk associated with the non-performance of these customers and counterparties in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile or illiquid trading markets which may impair the ability of customers and counterparties to satisfy their obligations to the Company.

     Securities and other financial instruments owned by the Company include U.S. government and agency securities and securities issued by non-U.S. governments (principally Japan, Germany, Great Britain and Canada) which, in the aggregate, represented 16.6% of the Company's total assets at December 31, 1993. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented 37.8% of total assets at December 31, 1993, consisted of securities issued by the U.S. government, federal agencies or non-U.S. governments. In addition to these specific exposures, the Company's most significant concentration is financial institutions, which include other brokers and dealers, commercial banks and institutional clients. This concentration arises in the normal course of the Company's brokerage trading, financing and underwriting business.

     Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts related to Certain Contracts" ("FIN No. 39"), was issued in March 1992. Effective for balance sheets after January 1, 1994, FIN No. 39 restricts the current industry practice of offsetting certain receivables and payables. Although the implementation of this standard is expected to substantially increase gross assets and liabilities, the Company believes that its results of operations and overall financial condition will not be affected. The Financial Accounting Standards Board has instructed its staff to explore modifying FIN No. 39 to create certain exceptions, which, if enacted, would substantially mitigate the increase in gross assets and liabilities expected to initially result from the implementation of FIN No. 39.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     In 1992, the Company adopted SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires disclosure of the fair values of most on- and off-balance-sheet financial instruments for which it

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES is practicable to estimate that value. The scope of SFAS No. 107 excludes certain financial instruments, such as trade receivables and payables when the carrying value approximates the fair value, employee benefit obligations and all non-financial instruments, such as land, buildings and equipment and goodwill. The fair values of the financial instruments are estimates based upon current market conditions and perceived risks and require varying degrees of management judgment.

     For the majority of the Company's assets and liabilities which fall under the scope of SFAS No. 107, book value approximates fair value, with the exception of senior notes and subordinated indebtedness, which are discussed in Notes 9 and 10, respectively.

21. RELATED PARTY TRANSACTIONS:

     The Company has entered into various related party transactions with American Express. The Company shares certain facilities, primarily the World Financial Center, and administrative support with American Express for which the Company is charged based upon specific identification and allocation methods.

     The Company believes that amounts arising through related party transactions, including those allocated expenses referred to above, are reasonable and approximate the amount that would have been incurred if the Company operated as an unaffiliated entity.

     On June 28, 1991, LBI sold all the issued and outstanding stock (the "Stock") of its wholly owned subsidiary, the Balcor Company ("Balcor"), to National Express Company, Inc. ("NEC"), a wholly owned subsidiary of American Express. In connection therewith, the Company sold to American Express certain loans (the "Loans") made by the Company to Balcor and one of Balcor's wholly owned subsidiaries. Pursuant to the terms of the transaction, NEC and American Express purchased the Stock and the Loans at book value for $1.445 billion in a combination of $500 million cash and a $945 million promissory note which matures on June 28, 1996.

22. INTERNATIONAL OPERATIONS:

     Although the Company's business activities are highly integrated and constitute a single industry segment for the purposes of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," they can be broadly categorized into the three major geographic areas in which it conducts operations: North America, Europe and Asia Pacific.

     The Company manages its businesses with the goal of maximizing worldwide profitability by product line. Activities such as the global distribution of underwritings and the twenty-four hour risk management of trading positions render geographic profitability to be highly subjective as it is the result of numerous estimates and assumptions not normally performed by the Company for internal management reporting purposes.

     The amounts presented below provide a broad indication of each region's contribution to the consolidated results. The method of allocation is as follows: Gross and Net Revenues, if syndicate or trading related, have been distributed based upon the location where the primary or secondary position was fundamentally risk managed; if fee related, by the location of the senior coverage banker; if commission related, by the location of the salesman. Income
(Loss) Before Taxes includes expenses both incurred within and allocated to the region. Identifiable Assets represent essentially those recorded in the legal entities in which the Company does business within the respective region.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                                              GROSS         NET        INCOME (LOSS)     IDENTIFIABLE
                                             REVENUES     REVENUES     BEFORE TAXES         ASSETS
                                             --------     --------     -------------     ------------
                                                                  (IN MILLIONS)
    Year ended December 31, 1991
      International operations:
         Europe............................  $    545      $  362          $  17           $  3,413
         Asia Pacific......................       174         149             25              1,128
                                             --------     --------     -------------     ------------
              Total international..........       719         511             42              4,541
      Domestic operations..................     9,111       4,394            108             55,201
                                             --------     --------     -------------     ------------
              Total........................  $  9,830      $4,905          $ 150           $ 59,742
                                             --------     --------     -------------     ------------
                                             --------     --------     -------------     ------------
    Year ended December 31, 1992
      International operations:
         Europe............................  $    536      $  362          $ (92)          $  8,188
         Asia Pacific......................       178         158             15              1,006
                                             --------     --------     -------------     ------------
              Total international..........       714         520            (77)             9,194
      Domestic operations..................     9,897       4,906           (170)            76,038
                                             --------     --------     -------------     ------------
              Total........................  $ 10,611      $5,426          $(247)          $ 85,232
                                             --------     --------     -------------     ------------
                                             --------     --------     -------------     ------------
    Year ended December 31, 1993
      International operations:
         Europe............................  $    988      $  635          $ 109           $ 17,949
         Asia Pacific......................       267         215             31              1,944
                                             --------     --------     -------------     ------------
              Total international..........     1,255         850            140             19,893
      Domestic operations..................     9,331       4,368           (113)            60,581
                                             --------     --------     -------------     ------------
              Total........................  $ 10,586      $5,218          $  27           $ 80,474
                                             --------     --------     -------------     ------------
                                             --------     --------     -------------     ------------

23. OTHER CHARGES:

Reserves for Non-Core Businesses

     During the first quarter of 1993, the Company provided $152 million pre-tax ($100 million after-tax) of non-core business reserves. Of this amount, $32 million pre-tax ($21 million after-tax) relates to certain non-core partnership syndication activities in which the Company is no longer actively engaged. The remaining $120 million pre-tax ($79 million after-tax) relates to reserves recorded in anticipation of the sale of SLHMC. Such sale was completed during the third quarter of 1993.

Computervision Write-Down

     In June 1992, in connection with the recapitalization of Computervision Corporation ("Computervision") the Company and DR Holdings Inc. of Delaware agreed to restructure the Company's $500 million subordinated loan (the "Loan") to Computervision. On June 5, 1992, Computervision filed a Registration Statement on Form S-1 with respect to the initial public offering of its common stock (the "Computervision Stock").

     On August 21, 1992, the initial public offering of the Computervision Stock, for which the LBI was lead underwriter, was completed at a price of $12 per share. The Company received $250 million and 6,200,000 shares of Computervision Stock as consideration for all notes held by it in connection with the Loan and, as a result, recognized a second quarter 1992 after-tax charge to earnings of $84 million ($137 million pre-tax) which reflected a reduction in the carrying value of the Loan. Following the initial public offering, LBI purchased and sold Computervision Stock in connection with its activities as a broker-dealer and underwriter, and on August 28, 1992, sold approximately 4,300,000 shares of Computervision Stock to Holdings thereby

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES increasing Holding's beneficial ownership of Computervision Stock to 22%. On September 30, 1992, Holdings recorded a third quarter 1992 after-tax charge to earnings of $66 million ($108 million pre-tax) which reflected the losses incurred in connection with the aforementioned trading activities, the number of shares of Computervision Stock owned by Holdings, the market value ($6.25 per share) of such Computervision Stock at the close of business on September 30, 1992 and the Company's valuation.

First Capital Holdings Corp. Write-Off

     Until December 24, 1992, the Company owned approximately 28% of the outstanding common stock of First Capital Holdings Corp. ("FCH"), a financial services holding company which specialized primarily in annuities and other life insurance products, through two subsidiaries, First Capital Life Insurance Company ("First Capital Life") and Fidelity Bankers Life Insurance Company ("Fidelity Bankers Life"). In May 1991, First Capital Life and Fidelity Bankers Life were placed into conservatorship, and an order for bankruptcy relief was entered with respect to FCH by United States Bankruptcy Court for the Central District of California. As a result, FCH wrote off the net assets of First Capital Life and Fidelity Bankers Life, resulting in a significant deficit in FCH's shareholders' equity. In the second quarter of 1991, the Company recorded a charge to earnings of approximately $144 million (pre-tax and after-tax) related to its investment in FCH.

24. QUARTERLY INFORMATION (UNAUDITED):

     Quarterly results for the year ended December 31, 1992 were as follows (in millions):

                                                                     QUARTER ENDED
                                                 -----------------------------------------------------
                                                 MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                 --------     -------     ------------     -----------
Net revenues...................................   $1,415      $ 1,459        $1,263          $ 1,289
Expenses.......................................    1,311        1,470         1,314            1,578
                                                 --------     -------     ------------     -----------
Income (loss) from continuing operations before
  taxes and cumulative effect of changes in
  accounting principles........................      104          (11)          (51)            (289)
Provision for (benefit from) income taxes......       52            5            (9)            (102)
                                                 --------     -------     ------------     -----------
Income (loss) from continuing operations before
  cumulative effect of changes in accounting
  principles...................................       52          (16)          (42)            (187)
Income from discontinued operations, net of
  taxes........................................       19           20            17               21
                                                 --------     -------     ------------     -----------
Income (loss) before cumulative effect of
  changes in accounting principles.............       71            4           (25)            (166)
Cumulative effect of changes in accounting
  principles...................................       (7)
                                                 --------     -------     ------------     -----------
Net income (loss)..............................   $   64      $     4        $  (25)         $  (166)
                                                 --------     -------     ------------     -----------
                                                 --------     -------     ------------     -----------

     The results for the fourth quarter reflect $59 million after-tax ($90 million pre-tax) of additional legal provisions and a $107 million after-tax ($162 million pre-tax) write-down in the carrying value of certain real estate investments.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

     Quarterly results for the year ended December 31, 1993 were as follows (in millions):

                                                                     QUARTER ENDED
                                                 -----------------------------------------------------
                                                 MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                 --------     -------     ------------     -----------
Net revenues...................................   $1,587      $ 1,604        $1,150           $ 877
Expenses.......................................    2,108        1,393           976             714
                                                 --------     -------     ------------     -----------
Income (loss) from continuing operations
  before taxes.................................     (521)         211           174             163
Provision for income taxes.....................      119           90            60              49
                                                 --------     -------     ------------     -----------
Income (loss) from continuing operations.......     (640)         121           114             114
Income (loss) from discontinued operations, net
  of taxes
  Income from operations.......................       24
  Gain on disposal.............................      165
                                                 --------     -------     ------------     -----------
                                                     189
                                                 --------     -------     ------------     -----------
Net income (loss)..............................   $ (451)     $   121        $  114           $ 114
                                                 --------     -------     ------------     -----------
                                                 --------     -------     ------------     -----------

     The results for the first quarter reflect a loss on the Primerica Transaction of $630 million ($535 million pre-tax) and reserves for non-core businesses of $100 million ($152 million pre-tax).

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   UNAUDITED
                                 (IN MILLIONS)

                                     ASSETS

                                                                        DECEMBER 31, 1993
                                                             ----------------------------------------
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Cash and cash equivalents..................................   $  1,333        $              $ 1,333
Cash and securities segregated and on deposit for
  regulatory and other purposes............................      1,073                         1,073
Securities and other financial instruments owned...........     35,699                        35,699
Collateralized short-term agreements:
  Securities purchased under agreements to resell..........     26,046                        26,046
  Securities borrowed......................................      4,372                         4,372
Receivables:
  Brokers and dealers......................................      5,059                         5,059
  Customers................................................      2,646                         2,646
  Other....................................................      2,693                         2,693
Property, equipment and leasehold improvements (net of
  accumulated depreciation and amortization of $438).......        529                           529
Deferred expenses and other assets.........................        750                           750
Excess of cost over fair value of net assets acquired (net
  of accumulated amortization of $107).....................        274                           274
                                                             ----------     -----------     ---------
                                                              $ 80,474        $              $80,474
                                                             ----------     -----------     ---------
                                                             ----------     -----------     ---------

                  See notes to pro forma financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   UNAUDITED
                        (IN MILLIONS, EXCEPT SHARE DATA)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                        DECEMBER 31, 1993
                                                             ----------------------------------------
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             ----------     -----------     ---------
Commercial paper and short-term debt.......................   $ 11,205        $(1,193)(a)    $10,012
Securities and other financial instruments sold but not yet
  purchased................................................      8,313                         8,313
Securities sold under agreements to repurchase.............     39,191                        39,191
Securities loaned..........................................      1,116                         1,116
Payables:
  Brokers and dealers......................................      1,385                         1,385
  Customers................................................      4,130                         4,130
Accrued liabilities and other payables.....................      3,183            (57)(b)      3,126
Senior notes...............................................      7,779                         7,779
Subordinated indebtedness..................................      2,120                         2,120
                                                             ----------     -----------     ---------
     Total liabilities.....................................     78,422         (1,250)        77,172
                                                             ----------     -----------     ---------
Stockholders' equity:
  Preferred stock, $1 par value; 38,000,000 shares
     authorized:
     5% Cumulative Convertible Voting, Series A, 13,000,000
       shares authorized, issued and outstanding; $39.10
       liquidation preference per share....................        508                           508
     Money Market Cumulative, 3,300 shares authorized; 250
       shares issued and outstanding; $1,000,000
       liquidation preference per share....................        250           (250)(c)
     Cumulative Voting, 8,000,000 shares issued and
       outstanding pro forma; $25.00 liquidation preference
       per share...........................................                       200(d)         200
    Redeemable Voting, 1,000 shares issued and outstanding
       pro forma; $1.00 liquidation preference per share...                        --(d)          --
  Common Stock, $.10 par value; 300,000,000 shares
    authorized; 168,235,284 shares (53,494,158 as adjusted
    for the Reverse Stock Split) issued and outstanding;
    105,776,664 shares issued and outstanding pro forma....         17             (6)(e)         11
  Additional paid-in capital...............................      1,871            904(f)       3,177
                                                                                  250(c)
                                                                                   89(g)
                                                                                   57(b)
                                                                                    6(e)
  Foreign currency translation adjustment..................        (12)                          (12)
  Accumulated deficit......................................       (582)                         (582)
                                                             ----------     -----------     ---------
       Total stockholders' equity..........................      2,052          1,250          3,302
                                                             ----------     -----------     ---------
                                                              $ 80,474        $              $80,474
                                                             ----------     -----------     ---------
                                                             ----------     -----------     ---------

                  See notes to pro forma financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES


                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                   UNAUDITED
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED DECEMBER 31, 1993
                                     -------------------------------------------------------------------
                                                                 ADJUSTMENTS
                                                   ---------------------------------------
                                                                               CONCURRENT
                                     HISTORICAL    SHEARSON          SLHMC     TRANSACTIONS    PRO FORMA
                                     ----------    --------          -----     -----------     ---------
Revenues
  Market making and principal
     transactions..................   $  1,967     $   (323)(h)                                 $ 1,644
  Investment banking...............        972         (170)(h)                                     802
  Commissions......................      1,316         (828)(h)                                     488
  Interest and dividends...........      5,840         (148)(h)      $(13 )(i)                    5,679
  Other............................        491         (356)(h)       (56 )(i)                       79
                                     ----------    --------          -----     -----------     ---------
          Total revenues...........     10,586       (1,825)          (69 )                       8,692
  Interest expense.................      5,368         (116)(h),(j)    (7 )(i)       (42)(l)      5,203
                                     ----------    --------          -----     -----------     ---------
          Net revenues.............      5,218       (1,709)          (62 )           42          3,489
                                     ----------    --------          -----     -----------     ---------
Non-interest expenses
  Compensation and benefits........      2,989       (1,147)(h)       (17 )(i)                    1,825
  Communications...................        318         (126)(h)        (4 )(i)                      188
  Occupancy and equipment..........        254         (104)(h)        (3 )(i)                      147
  Professional services............        203          (40)(h)        (2 )(i)                      161
  Advertising and market
     development...................        161          (33)(h)        (1 )(i)                      127
  Depreciation and amortization....        157          (44)(h)                                     113
  Brokerage, commissions and
     clearance fees................        140           32(h)                                      172
  Other............................        282         (110)(h)       (35 )(i)                      137
  Loss on sale of Shearson.........        535         (535)(h)
  Reserves for non-core
     businesses....................        152                       (120 )(k)                       32
                                     ----------    --------          -----     -----------     ---------
          Total non-interest
            expenses...............      5,191       (2,107)         (182 )                       2,902
                                     ----------    --------          -----     -----------     ---------
Income (loss) from continuing
  operation before taxes...........         27          398           120             42            587
Provision for (benefit from)
  income taxes.....................        318         (157)(h),(m)    41 (k)         17(m)         219
                                     ----------    --------          -----     -----------     ---------
Income (loss) from continuing
  operations.......................       (291)         555            79             25            368
                                     ----------    --------          -----     -----------     ---------
Preferred stock dividends..........         48                                        (6)(n)         42
                                     ----------    --------          -----     -----------     ---------
Income (loss) from continuing
  operations applicable to Common
  Stock............................   $   (339)    $    555          $ 79        $    31        $   326
                                     ----------    --------          -----     -----------     ---------
                                     ----------    --------          -----     -----------     ---------
Income (loss) from continuing
  operations per share of Common
  Stock(o).........................   $  (3.20)                                                 $  3.08
                                     ----------                                                ---------
                                     ----------                                                ---------

                  See notes to pro forma financial statements.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

BASIS OF REPORTING


     The pro forma financial data has been prepared by the Company based on certain adjustments to the audited historical consolidated financial statements of the Company. The pro forma statement of operations reflects adjustments for the Concurrent Transactions and the sale during 1993 of The Boston Company, Shearson and SLHMC as if such transactions had occurred as of January 1. These adjustments include (i) the elimination of revenues and expenses of Shearson and SLHMC, (ii) the elimination of the loss on the sale of Shearson and the reserves related to the sale of SLHMC, and (iii) a reduction in net interest expense to reflect the use of proceeds from the Concurrent Transactions and the sales of The Boston Company, Shearson and SLHMC to reduce commercial paper and short-term debt and senior notes. The pro forma balance sheet reflects adjustments for the Concurrent Transactions as if such transactions had occurred as of December 31, 1993.


     The pro forma financial data does not purport to present the financial position and results of operations of the Company had the Concurrent Transactions and the sale of The Boston Company, Shearson and SLHMC actually occurred as of such dates, nor is it necessarily indicative of results of operations that may be achieved in the future.


     The Company will incur costs in connection with the Concurrent Transactions and certain other related expenses estimated to be $20 million which will be charged primarily to operating expenses in the second quarter of 1994. In addition, the Company will recognize compensation expense in 1994 equal to (i) the increase in book value attributable to the Phantom Shares and (ii) the excess, if any, of the market value of the Common Stock issued pursuant to the Phantom Share Conversion over the price paid by employees for the Phantom Shares.


PRO FORMA BALANCE SHEET ADJUSTMENTS:

     As the sales of The Boston Company, Shearson and SLHMC were consummated prior to December 31, 1993, the effects of these transactions are reflected in the historical December 31, 1993 balance sheet. Accordingly, no further adjustments relating to these transactions are necessary.

     The pro forma adjustments to the balance sheet give effect to the items described below:

          (a) Reflects the repayment of commercial paper and short-term debt with gross proceeds from the Equity Investment.

          (b)  Reflects the Phantom Share Conversion.

          (c)  Reflects the MMP Exchange.

          (d)  Reflects the Preferred Stock Purchases.

          (e) Reflects the decrease in the aggregate par value of Common Stock outstanding and corresponding increase in additional paid-in-capital from the Reverse Stock Split, partially offset by the increase in the aggregate par value due to the issuance of Common Stock.

          (f)  Reflects the American Express Common Stock Purchase.

          (g)  Reflects the NL Common Stock Purchase.

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:

     The pro forma adjustments to the statement of operations give effect to the items described below:


          (h) The elimination of revenues and expenses of Shearson and the loss on the sale of Shearson in 1993. Also eliminated is the income tax expense of $149 million related to these items.

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

          (i)   The elimination of revenues and expenses of SLHMC.


          (j) Elimination of interest expense of approximately $52 million resulting from the utilization of cash proceeds from the sales of The Boston Company, Shearson and SLHMC to reduce the Company's commercial paper, short-term debt and senior notes, offset by additional interest expense of $72 million allocated to Shearson and SLHMC for the carrying costs of buildings, improvements and equipment and certain acquisition-related debt, which is not directly eliminated by the Primerica Transaction or the sale of SLHMC other than through the utilization of available sales proceeds.


          (k) The elimination of the reserves related to the sale of SLHMC and the related income tax benefit of $41 million.


          (l) Reduced interest expense of approximately $42 million resulting from the utilization of the cash proceeds to the Company from the Equity Investment.


          (m) Adjustments (j) and (l) above, tax effected at an assumed rate of 40%.


          (n) Elimination of the dividend on the Money Market Cumulative Preferred Stock partially offset by the addition of the dividend on the Cumulative Preferred Stock. An 8 1/2% dividend rate has been assumed on the Cumulative Preferred Stock. However, this rate will be based on prevailing market rates at the time of issuance and is therefore subject to adjustment. A 1/4% change in the dividend rate would increase or decrease the Company's annual dividend payment by $0.5 million. Holders of the Redeemable Preferred Stock will be entitled to receive, in the aggregate, an annual dividend equal to 50% of the Company's net income in excess of $400 million per year, with a maximum dividend of $50 million per year, for each of the next eight years commencing on or about the Distribution Date. On a pro forma basis, no such dividends would have been payable in 1993.


          (o) Income (loss) from continuing operations per share of Common Stock is calculated based on 105,776,664 pro forma number of shares of Common Stock outstanding immediately following the Concurrent Transactions.

                                    ANNEX A


                                                                  April 29, 1994


The Board of Directors
American Express Company
American Express Tower
World Financial Center
New York, New York 10285-2150

Ladies and Gentlemen:


     American Express Company ("American Express") proposes to distribute (the "Distribution") to holders of common shares of American Express all outstanding shares of common stock, par value $0.10 ("Common Stock"), of Lehman Brothers Holdings Inc. ("Lehman Brothers") held by American Express, which will represent, after giving effect to certain capital raising transactions, approximately 93% of all Common Stock outstanding, all as described more fully in the prospectus of Lehman Brothers, dated April 29, 1994, prepared in connection with the Distribution (the "Prospectus").


     You have asked for our opinion with respect to the fairness, from a financial point of view, of the Distribution to holders of common shares of American Express. In connection with this opinion, we have reviewed, among other things, the Prospectus and the financial and other terms of the Distribution and related transactions described therein; publicly available financial information relating to American Express and Lehman Brothers, including pro forma financial statements; and certain internal financial analyses for American Express and Lehman Brothers prepared by their respective managements. We have held discussions with members of the senior managements of American Express and Lehman Brothers regarding their past and current business operations and financial condition, and the future prospects and financial and strategic business objectives of their respective companies. In addition, we have reviewed the reported price and trading activity for common shares of American Express; compared certain financial and stock market information for American Express and Lehman Brothers to similar information for other public companies which we deemed to be generally similar to American Express and Lehman Brothers; reviewed the terms of selected recent transactions similar to the Distribution and the price and trading activity of stocks in such transactions both prior and subsequent to such transactions; and performed such other studies, analyses, inquiries and investigations as we considered appropriate.

     In conducting our analysis and in arriving at our opinion as expressed herein, we have not conducted a physical inspection of any of the properties or assets of American Express or Lehman Brothers, nor have we made or obtained any independent evaluation or appraisals of any properties, assets or liabilities of American Express or Lehman Brothers. We have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and have not attempted independently to verify any of such information. With respect to the financial analyses discussed with or furnished to us, we have assumed without independent verification that they reflect the best currently available estimates and judgments of the managements of American Express and Lehman Brothers as to the business operations, financial results and condition and prospects of their respective companies. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     This opinion does not represent our opinion as to the value of the Common Stock or common shares of American Express following the consummation of the Distribution, and does not constitute a recommendation to any current or prospective shareholder of either American Express or Lehman Brothers as to any action or investment decision such person or party may take. You have not asked us nor authorized us to solicit or investigate, and accordingly in rendering our opinion we have not considered, the possible sale of Lehman Brothers.

     We have acted as financial advisor to American Express in connection with the Distribution and will be paid a fee for our services as financial advisor which is in substantial part contingent upon the consummation of the Distribution. Our firm provides additional financial advisory services for American Express and receives fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of American Express only, and may not be used for any other purpose or disclosed or otherwise referred to without our prior written consent.

     Based upon and subject to the foregoing, it is our view, as investment bankers, that the Distribution is fair, from a financial point of view, to holders of common shares of American Express.

                                          Very truly yours,

                                    ANNEX B


                                                                  April 29, 1994


The Board of Directors
American Express Company
American Express Tower
World Financial Center
New York, New York 10285-2150

Ladies and Gentlemen:


     American Express Company ("American Express") proposes to distribute (the "Distribution") to holders of common shares of American Express all outstanding shares of common stock, par value $0.10 ("Common Stock"), of Lehman Brothers Holdings Inc. ("Lehman Brothers") held by American Express, which will represent, after giving effect to certain capital raising transactions, approximately 93% of all Common Stock outstanding, all as described more fully in the prospectus of Lehman Brothers, dated April 29, 1994, prepared in connection with the Distribution (the "Prospectus").


     You have asked for our opinion with respect to the fairness, from a financial point of view, of the Distribution to holders of common shares of American Express. In connection with this opinion, we have reviewed, among other things, the Prospectus and the financial and other terms of the Distribution and related transactions described therein; publicly available financial information relating to American Express and Lehman Brothers, including pro forma financial statements; and certain internal financial analyses, for American Express and Lehman Brothers prepared by their respective managements. We have held discussions with members of the senior managements of American Express and Lehman Brothers regarding their past and current business operations and financial condition, and the future prospects and financial and strategic business objectives of their respective companies. In addition, we have reviewed the reported price and trading activity for common shares of American Express; compared certain financial and stock market information for American Express and Lehman Brothers to similar information for other public companies which we deemed to be generally similar to American Express and Lehman Brothers; reviewed the terms of selected recent transactions similar to the Distribution and the price and trading activity of stocks in such transactions both prior and subsequent to such transactions; and performed such other studies, analyses, inquiries and investigations as we considered appropriate.

     In conducting our analysis and in arriving at our opinion as expressed herein, we have not conducted a physical inspection of any of the properties or assets of American Express or Lehman Brothers, nor have we made or obtained any independent evaluation or appraisals of any properties, assets or liabilities of American Express or Lehman Brothers. We have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and have not attempted independently to verify any of such information. With respect to the financial analyses discussed with or furnished to us, we have assumed without independent verification that they reflect the best currently available estimates and judgments of the managements of American Express and Lehman Brothers as to the business operations, financial results and condition and prospects of their respective companies. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     This opinion does not represent our opinion as to the value of the Common Stock or common shares of American Express following the consummation of the Distribution, and does not constitute a recommendation to any current or prospective shareholder of either American Express or Lehman Brothers as to any action or investment decision such person or party may take. You have not asked us nor authorized us to solicit or investigate, and accordingly in rendering our opinion we have not considered, the possible sale of Lehman Brothers.

     We have acted as financial advisor to American Express in connection with the Distribution and will be paid a fee for our services as financial advisor which is in substantial part contingent upon the consummation of the Distribution. Our firm provides additional financial advisory services for American Express and receives fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of American Express only, and may not be used for any other purpose or disclosed or otherwise referred to without our prior written consent.

     Based upon and subject to the foregoing, it is our view, as investment bankers, that the Distribution is fair, from a financial point of view, to holders of common shares of American Express.

                                          Very truly yours,

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY COMMON STOCK CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................   11
The Offering and the Distribution.....   12
Recent Developments...................   17
Risk Factors..........................   19
Use of Proceeds.......................   22
Dividend Policy.......................   22
Capitalization........................   23
Condensed Pro Forma Consolidated
  Financial Statements................   24
Selected Historical Consolidated
  Financial Data......................   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
Business..............................   43
Management............................   62
Certain Transactions and Agreements
  Between the Company and
  American Express....................   86
Certain Transactions and Agreements
  Among Holdings, American Express and
  Nippon Life.........................   92
Principal Stockholders................   95
Description of Capital Stock..........   96
Certain Corporate Governance
  Matters.............................  101
Legal Matters.........................  102
Experts...............................  102
Index to Historical and Pro Forma
  Consolidated Financial Statements...  F-1
Opinions of Financial Advisors........  A-1

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                 441,600 SHARES

                                LEHMAN BROTHERS
                                 HOLDINGS INC.

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                                 APRIL 29, 1994


                          ---------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                   ALTERNATE PAGE FOR DISTRIBUTION PROSPECTUS

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY COMMON STOCK CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................   11
The Offering and the Distribution.....   12
Recent Developments...................   17
Risk Factors..........................   19
Use of Proceeds.......................   22
Dividend Policy.......................   22
Capitalization........................   23
Condensed Pro Forma Consolidated
  Financial Statements................   24
Selected Historical Consolidated
  Financial Data......................   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
Business..............................   43
Management............................   62
Certain Transactions and Agreements
  Between the Company and
  American Express....................   86
Certain Transactions and Agreements
  Among Holdings, American Express and
  Nippon Life.........................   92
Principal Stockholders................   95
Description of Capital Stock..........   96
Certain Corporate Governance
  Matters.............................  101
Legal Matters.........................  102
Experts...............................  102
Index to Historical and Pro Forma
  Consolidated Financial Statements...  F-1
Opinions of Financial Advisors........  A-1

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                               98,254,243 SHARES

                                LEHMAN BROTHERS
                                 HOLDINGS INC.

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                                 APRIL 29, 1994


                          ---------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following are the estimated expenses to be incurred and paid by the Registrant in connection with the offering described in this Registration Statement.



                                                                         (IN THOUSANDS)
        SEC registration fee...........................................      $  316
        NASD and New York Stock Exchange Listing Fees..................         200*
        Legal fees and expenses........................................       4,000*
        Accounting fees and expenses...................................         300*
        Fees and expenses of Transfer Agent and Distribution Agent.....         300*
        Blue Sky qualification fees and expenses.......................          25*
        Printing and engraving fees....................................       1,625*
        Miscellaneous..................................................         475*
                                                                            -------
                  Total................................................      $7,241*
                                                                            -------
                                                                            -------


- ---------------
* Estimated and subject to future contingencies.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation of the Registrant requires the Registrant to indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law. In addition, the directors of the Registrant are insured under officers' and directors' liability insurance policies purchased by the Company. The directors, officers and employees of the Registrant are also insured against fiduciary liabilities under the Employee Retirement Income Security Act of 1974.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

     (b) Financial Statement Schedules

     The following financial statement schedules not included in the Prospectus appear on the following pages of this Registration Statement:

                                       SCHEDULE                                 PAGE
        ----------------------------------------------------------------------  ----
        Schedule II -- Amounts Receivable from Related Parties and
          Underwriters, Promoters and Employees Other Than Related Parties....  S-1
        Schedule III -- Condensed Financial Information of Registrant.........  S-5
        Schedule IX -- Short-Term Borrowings..................................  S-10

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of April, 1994.


                                          LEHMAN BROTHERS HOLDINGS INC.


                                          By  /s/      KAREN M. MULLER

                                            ------------------------------------
                                             Name: Karen M. Muller
                                             Title: Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURES                               TITLE                        DATE
- ----------------------------------------  ----------------------------------    ---------------
/s/                   *                         Chairman of the Board,          April 28, 1994
- ----------------------------------------       Chief Executive Officer
          Richard S. Fuld, Jr.                       and Director
                                            (principal executive officer)



/s/                   *                        Chief Financial Officer          April 28, 1994
- ----------------------------------------    (principal financial officer)
              Robert Matza
/s/                   *                     (principal accounting officer)      April 28, 1994
- ----------------------------------------
            Stephen J. Bier
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
            Roger S. Berlind
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
            David M. Culver
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
             Katsumi Funaki
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
           Richard M. Furlaud
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
              Harvey Golub

               SIGNATURES                               TITLE                        DATE
- ----------------------------------------  ----------------------------------    ---------------
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
         Sherman R. Lewis, Jr.
                                                       Director
- ----------------------------------------
              Dina Merrill
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
            Roger S. Penske
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
         T. Christopher Pettit
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
           Masataka Shimasaki
/s/                   *                                Director                 April 28, 1994
- ----------------------------------------
             Malcolm Wilson



*By /s/      KAREN MULLER

    -----------------------------
            Karen Muller


          Attorney-in-Fact

                                                                     SCHEDULE II

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

           AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
               PROMOTERS AND EMPLOYEES OTHER THAN RELATED PARTIES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                                                         YEAR ENDED DECEMBER 31, 1993
                                         -------------------------------------------------------------
                                          BALANCE AT
                                         BEGINNING OF                      AMOUNT         BALANCE AT
            NAME OF DEBTOR                  PERIOD        ADDITIONS       COLLECTED      END OF PERIOD
- ---------------------------------------  ------------     ----------     -----------     -------------
Joel Butler............................  $  1,087,556                    $    13,625      $  1,073,931(a)
Michael J. Collins.....................       450,675                                          450,675(a)
Richard S. Collins.....................       220,600                                          220,600(b)
Joseph M. Grunfeld.....................       353,625                                          353,625(a)
Barry Hamerling........................       400,805                                          400,805(b)
Ruggero Magnoni........................       162,750                                          162,750(a)
Joel Margolies.........................       440,625                                          440,625(a)
William Taft...........................       782,863                                          782,863(a)
John Tuosto............................        51,750                                           51,750(a)
Edward Bruksch.........................       120,000                         30,000            90,000(c)
Fred Farina............................       100,000     $  160,000                           260,000(d)
Peter Hunt.............................                      100,000                           100,000(e)
Todd C. Jorn...........................                      105,000                           105,000(f)
Adam Shafiroff.........................        72,582                         22,582            50,000(g)
David Sitzer...........................        60,000                         60,000
Kim Sullivan...........................       125,000                        125,000
John Tuosto............................       150,000                         93,500            56,500(h)
Helen Van Eeden........................        73,474                         15,341            58,133(d)
Miriam Willard.........................                      100,000                           100,000(e)
Jacob Worenklein.......................                      600,000                           600,000(i)
Others.................................    38,697,408         74,160      31,217,866         7,553,702(j)
                                         ------------     ----------     -----------     -------------
                                         $ 43,349,713     $1,139,160     $31,577,914      $ 12,910,959
                                         ------------     ----------     -----------     -------------
                                         ------------     ----------     -----------     -------------

                      See notes to Schedule II on page S-4

                                                                     SCHEDULE II

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

           AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
       PROMOTERS AND EMPLOYEES OTHER THAN RELATED PARTIES -- (CONTINUED)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                                                          YEAR ENDED DECEMBER 31, 1992
                                          ------------------------------------------------------------
                                           BALANCE AT
                                          BEGINNING OF                      AMOUNT        BALANCE AT
             NAME OF DEBTOR                  PERIOD        ADDITIONS      COLLECTED      END OF PERIOD
- ----------------------------------------  ------------     ----------     ----------     -------------
Joel Butler.............................  $  1,037,125     $  119,293     $   68,862      $  1,087,556
Michael J. Collins......................       450,675                                         450,675
Richard S. Collins......................       220,600                                         220,600
Joseph M. Grunfeld......................       353,625                                         353,625
Barry Hamerling.........................       400,805                                         400,805
Ruggero Magnoni.........................       162,750                                         162,750
Joel Margolies..........................       440,625                                         440,625
James J. Stewart........................       112,944                       112,944
William Taft............................       782,863                                         782,863
John Tuosto.............................        51,750                                          51,750
Edward Bruksch..........................       150,000                        30,000           120,000
James Carbone...........................       200,000                       200,000
Brian Edmonds...........................       103,000        150,000        253,000
Fred Farina.............................                      100,000                          100,000
Joseph Gregory..........................       225,000                       225,000
La Brena Martin.........................       270,000                       270,000
Gordon Paris............................       250,000                       250,000
Martin Randall..........................        44,444                        44,444
Craig Schiffer..........................                      150,000        150,000
Adam Shafiroff..........................       145,000                        72,418            72,582
David Sitzer............................       180,000                       120,000            60,000
Mark Stevenson..........................                      200,000        200,000
Kim Sullivan............................                      125,000                          125,000
John Tuosto.............................                      150,000                          150,000
Helen Van Eeden.........................       115,000         16,267         57,793            73,474
Samuel Wasserman........................       225,000                       225,000
Richard Zielong.........................        90,000                        90,000
Others..................................    41,485,017      2,929,928      5,717,537        38,697,408
                                          ------------     ----------     ----------     -------------
                                          $ 47,496,223     $3,940,488     $8,086,998      $ 43,349,713
                                          ------------     ----------     ----------     -------------
                                          ------------     ----------     ----------     -------------

                                                                     SCHEDULE II

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

           AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
       PROMOTERS AND EMPLOYEES OTHER THAN RELATED PARTIES -- (CONTINUED)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                                                          YEAR ENDED DECEMBER 31, 1991
                                          ------------------------------------------------------------
                                           BALANCE AT
                                          BEGINNING OF                      AMOUNT        BALANCE AT
             NAME OF DEBTOR                  PERIOD        ADDITIONS      COLLECTED      END OF PERIOD
- ----------------------------------------  ------------     ----------     ----------     -------------
Joel Butler.............................  $  1,037,125                                    $  1,037,125
Michael J. Collins......................       450,675                                         450,675
Richard S. Collins......................       220,600                                         220,600
Joseph M. Grunfeld......................       353,625                                         353,625
Barry Hamerling.........................       400,805                                         400,805
Theodore Krebsbach......................        44,584                    $   44,584
Ruggero Magnoni.........................       162,750                                         162,750
Joel Margolies..........................       440,625                                         440,625
James J. Stewart........................       234,000                       121,056           112,944
William Taft............................       782,863                                         782,863
John Tuosto.............................        51,750                                          51,750
Edward Bruksch..........................                   $  150,000                          150,000
James Carbone...........................                      200,000                          200,000
Brian Edmonds...........................                      103,000                          103,000
Joseph Gregory..........................                      225,000                          225,000
La Brena Martin.........................                      270,000                          270,000
Gordon Paris............................                      250,000                          250,000
Martin Randall..........................       100,000                        55,556            44,444
Adam Shafiroff..........................       175,818        145,000        175,818           145,000
David Sitzer............................                      180,000                          180,000
Helen Van Eeden.........................       120,000         15,000         20,000           115,000
Samuel Wasserman........................       125,000        100,000                          225,000
Richard Zielong.........................                      120,000         30,000            90,000
Others..................................    44,766,924      2,720,691      6,002,598        41,485,017
                                          ------------     ----------     ----------     -------------
                                          $ 49,467,144     $4,478,691     $6,449,612      $ 47,496,223
                                          ------------     ----------     ----------     -------------
                                          ------------     ----------     ----------     -------------

                                                                     SCHEDULE II

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

           AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
       PROMOTERS AND EMPLOYEES OTHER THAN RELATED PARTIES -- (CONTINUED)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

NOTES TO PAGE S-1 OF SCHEDULE II

(a) The Executive Stock Loan Program provides low interest demand loans, on an unsecured basis, to assist key employees in acquiring common stock through open market purchases. Loans under this program bear interest at the lower of the prime lending rate minus 2% or 11%. Such loans are payable on demand and mature on December 31, 1996.

(b) American Express is purchasing the loans of Mr. Collins and Mr. Hamerling at the Distribution Date.

(c) Note is payable by March 1994. Interest accrues at the Company's margin rate.

(d) Notes are payable out of February 1994 bonus. Interest accrues at the Company's margin rate.

(e) Note is payable out of February 1994 bonus. Interest accrues at the Company's margin rate.

(f) Notes are payable out of February 1995 bonus. Interest accrues at the Company's margin rate.

(g) Note is payable by payroll deductions of 10% of gross commissions up to $50,000 and all net commissions over $50,000, plus deferred compensation and investment banking fees. Interest accrues at the Company's margin rate.

(h) Note is payable by monthly payments of $1,000 plus 50% of any net bonus payable February 1994. Interest accrues at the Company's margin rate.

(i) Note is payable from bonus to be paid in 1994. Note is noninterest bearing.

(j) Other includes employees who transferred to Smith Barney on July 31, 1993. In connection with this transfer Smith Barney paid the Company $25,775,013 for loans related to these individuals. The balance in other also represents loans to individuals who terminated employment and are outstanding at December 31, 1993.

                                                                    SCHEDULE III

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEET
                             (PARENT COMPANY ONLY)
                        (IN MILLIONS EXCEPT SHARE DATA)

                                     ASSETS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1992        1993
                                                                           -------     -------
Cash and cash equivalents................................................  $    29     $    29
Securities and other financial instruments owned.........................       75         287
Equity in net assets of subsidiaries and affiliates......................    4,193       4,238
Accounts receivable and accrued interest.................................      371       1,843
Due from subsidiaries and affiliates.....................................    7,897       6,143
Other assets.............................................................      251         338
                                                                           -------     -------
                                                                           $12,816     $12,878
                                                                           -------     -------
                                                                           -------     -------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and short-term debt.....................................  $ 5,549     $ 3,835
Securities and other financial instruments sold but not yet purchased....                  142
Accrued liabilities, due to subsidiaries and other payables..............      216         418
Senior notes.............................................................    4,540       6,281
Subordinated indebtedness................................................      150         150
                                                                           -------     -------
          Total liabilities..............................................   10,455      10,826
                                                                           -------     -------
Stockholders' equity:
  Preferred stock, $1 par value; 38,000,000 shares authorized:
     5% Cumulative Convertible Voting, Series A, 13,000,000 shares authorized, issued and outstanding; $39.10 liquidation preference
      per share..........................................................      508         508
     Money Market Cumulative, 3,300 shares authorized;
       250 shares issued and outstanding; $1,000,000 liquidation
        preference per share.............................................      250         250
  Common stock, $.10 par value; 300,000,000 shares authorized;
     168,235,284 shares issued and outstanding in 1992 and 1993..........       17          17
  Additional paid-in capital.............................................    1,871       1,871
  Net unrealized securities losses.......................................      (13)
  Foreign currency translation adjustment................................       (5)        (12)
  Accumulated deficit....................................................     (267)       (582)
                                                                           -------     -------
          Total stockholders' equity.....................................    2,361       2,052
                                                                           -------     -------
                                                                           $12,816     $12,878
                                                                           -------     -------
                                                                           -------     -------

          See notes to condensed financial information of Registrant.

                                                                    SCHEDULE III

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENT OF OPERATIONS
                             (PARENT COMPANY ONLY)
                                 (IN MILLIONS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                    --------------------------
                                                                     1991      1992      1993
                                                                    ------     -----     -----
Revenues
  Market making and principal transactions........................  $  (10)    $  (4)    $  34
  Investment banking..............................................     (12)       (6)      (31)
  Interest and dividends..........................................     544       375       381
  Other...........................................................       3        15        13
                                                                    ------     -----     -----
     Total revenues...............................................     525       380       397
  Interest expense................................................     642       549       592
                                                                    ------     -----     -----
     Net revenues.................................................    (117)     (169)     (195)
                                                                    ------     -----     -----
Non-interest expenses
  Compensation and benefits.......................................      20        46        22
  Other...........................................................      46       180        39
  Computervision write-down.......................................               230
  First Capital Holdings Corp. write-off..........................     144
                                                                    ------     -----     -----
     Total non-interest expenses..................................     210       456        61
                                                                    ------     -----     -----
Income (loss) before taxes and cumulative effect of changes in
  accounting principles...........................................    (327)     (625)     (256)
Provision for (benefit from) income taxes.........................    (189)     (253)      (85)
                                                                    ------     -----     -----
Income (loss) before cumulative effect of changes in accounting
  principles......................................................    (138)     (372)     (171)
  Cumulative effect of changes in accounting principles...........                28
                                                                    ------     -----     -----
Income (loss) before equity in net loss of subsidiaries and
  affiliates......................................................    (138)     (344)     (171)
  Equity in net income of subsidiaries and affiliates.............     345       221        69
                                                                    ------     -----     -----
Net income (loss).................................................     207      (123)     (102)
Preferred stock dividends.........................................      48        48        48
                                                                    ------     -----     -----
Net income (loss) applicable to Common Stock......................  $  159     $(171)    $(150)
                                                                    ------     -----     -----
                                                                    ------     -----     -----

          See notes to condensed financial information of Registrant.

                                                                    SCHEDULE III

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENT OF CASH FLOWS
                             (PARENT COMPANY ONLY)
                                 (IN MILLIONS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                  1991       1992        1993
                                                                 ------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..............................................  $  207     $  (123)    $  (102)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Cumulative effect of changes in accounting principles........                 (28)
  Equity in net income of subsidiaries.........................    (345)       (221)        (69)
  Computervision write-down....................................                 230
  Provision for losses and other reserves......................                 131          13
  First Capital Holdings Corp. write-off.......................     144
  Other adjustments............................................      70          26           5
Net change in securities owned, accounts receivable and accrued interest, due from subsidiaries and affiliates and other
  assets.......................................................     135      (3,714)        (30)
Net change in accrued liabilities, due to subsidiaries and
  other payables...............................................     (51)       (287)        343
Dividends and capital distributions received...................      87         228         587
                                                                 ------     -------     -------
     Net cash provided by (used in) operating activities.......     247      (3,758)        747
                                                                 ------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of senior notes.........................   1,658       3,187       2,827
Principal payments of senior notes.............................    (940)     (1,062)     (1,090)
Proceeds from issuance of subordinated indebtedness............
Principal payments of subordinated indebtedness................    (100)
Increase (decrease) in commercial paper and short-term debt,
  net..........................................................    (955)      1,669      (1,714)
Issuance of stock..............................................                 175
Dividends paid.................................................     (48)        (81)       (213)
                                                                 ------     -------     -------
     Net cash provided by (used in) financing activities.......    (385)      3,888        (190)
                                                                 ------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in investments in affiliates..........................    (254)       (337)       (545)
Proceeds from sale of Balcor loans.............................     500
Other..........................................................       3          21         (12)
                                                                 ------     -------     -------
     Net cash provided by (used in) investing activities.......     249        (316)       (557)
                                                                 ------     -------     -------
     Net change in cash and cash equivalents...................     111        (186)
Cash and cash equivalents at beginning of year.................     104         215          29
                                                                 ------     -------     -------
     Cash and cash equivalents at end of year..................  $  215     $    29     $    29
                                                                 ------     -------     -------
                                                                 ------     -------     -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN MILLIONS)

     Interest paid (net of amount capitalized) totaled $642 in 1991, $543 in 1992 and $1,105 in 1993. Income taxes paid (received) totaled $(47) in 1991, $86 in 1992 and $28 in 1993.

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY

     Holdings' noncash investing and financing activity for all periods presented was insignificant.
         See notes to condensed financial information of Registration.

                                                                    SCHEDULE III

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

             NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

1. SENIOR NOTES:

                                                                         DECEMBER 31, 1993
                                                        ---------------------------------------------------
                                                            USD            USD
                                         DECEMBER 31,   CONTRACTUAL    CONTRACTUAL      FOREIGN
                                             1992       FIXED RATE    FLOATING RATE     CURRENCY     TOTAL
                                         ------------   -----------   -------------     --------     ------
                                                                   (IN MILLIONS)
1993.................................       $1,107
1994.................................          812        $   382        $ 1,433          $          $1,815
1995.................................          222            383            405             6          794
1996.................................          533            505            460            90        1,055
1997.................................          476            525            131             9          665
1998.................................          296            759             10            89          858
1999 and Thereafter..................        1,094          1,094                                     1,094
                                         ------------   -----------   -------------     --------     ------
                                            $4,540        $ 3,648        $ 2,439          $194       $6,281
                                         ------------   -----------   -------------     --------     ------
                                         ------------   -----------   -------------     --------     ------

     As of December 31, 1993 Holdings had $3,648 million of U.S. dollar fixed rate senior notes outstanding. Contractual interest rates on these notes ranged from 3.69% to 10.80% as of December 31, 1993, with a contractual weighted average interest rate of 7.45%.

     Holdings entered into interest rate swap contracts which effectively converted $243 million of its U.S. dollar fixed rate senior notes to floating rates based on the London Interbank Offered Rate ("LIBOR"). Excluding this $243 million, but including the effect of $542 million of U.S. dollar floating rate senior notes effectively converted to fixed rates through the use of interest rate swap contracts and $60 million of fixed rate basis swaps, Holdings' U.S. dollar fixed rate senior notes outstanding had an effective weighted average interest rate of 7.65%.

     As of December 31, 1993, Holdings had $2,439 million of U.S. dollar floating rate senior notes outstanding, including $192 million of U.S. dollar floating rate senior notes on which the interest and/or redemption values have been linked to movements in various indices. Excluding this $192 million, contractual rates on Holdings' U.S. dollar floating rate senior notes ranged from 3.48% to 4.53% with a contractual weighted average interest rate of 3.84%.

     Holdings entered into interest rate swap contracts which effectively converted $542 million of its U.S. dollar floating rate senior notes to fixed rates. Excluding this $542 million, but including the effect of $243 million of U.S. dollar fixed rate senior notes converted to floating rates through the use of interest rate swap contracts and $599 million of floating rate basis swaps, Holdings' U.S. dollar floating rate senior notes outstanding had an effective weighted average interest rate of 3.85%.

     As of December 31, 1993 Holdings had the equivalent of $194 million of foreign currency denominated senior notes outstanding, of which $45 million were fixed rate and $149 million were floating rate. The contractual interest rate on Holdings' fixed rate foreign currency denominated senior notes was 5.50% as of December 31, 1993. Contractual interest rates on Holdings' floating rate foreign currency denominated senior notes ranged from 2.62% to 10.06% as of December 31, 1993, with a contractual weighted average interest rate of 3.04%. Holdings entered into cross currency swap contracts which effectively converted a portion of its floating rate foreign currency denominated senior notes into U.S. dollar obligations. Holdings' fixed and floating rate foreign currency senior notes not converted to U.S. dollar obligations, totaling $164 million, were used to finance foreign currency denominated assets.

     Of Holdings' U.S. dollar fixed rate senior notes outstanding as of December 31, 1993, $80 million are repayable prior to maturity at the option of the holder. These obligations are reflected in the above table as $25

                                                                    SCHEDULE III

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

             NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

million and $55 million maturing in 1996 and 1997, respectively, rather than at their contractual maturities in 2003 and 2023, respectively. The holders of these notes have the option to redeem them at par value.

     As of December 31, 1993, the fair value of Holdings' senior notes were approximately $6,513 million ($4,625 million in 1992) which exceeds the aggregate carrying value of the notes outstanding by approximately $232 million ($85 million in 1992). For purposes of this fair value calculation the carrying value of variable rate debt that reprices within a year and fixed rate debt which matures in less than six months approximates fair value. For the remaining portfolio, fair value was estimated using either quoted market prices or discounted cash flow analyses based on Holdings' current borrowing rates for similar types of borrowing arrangements. Unrecognized net losses on interest rate swaps and other transactions used by Holdings to manage its interest rate risk within the senior notes portfolio were $57 million and $20 million at December 31, 1993 and 1992, respectively. The unrecognized net losses on these transactions reflect the estimated amounts the Company would pay if the agreements were terminated as calculated based upon market rates as of December 31, 1993 and 1992, respectively.

2. SUBORDINATED INDEBTEDNESS:

     Subordinated indebtedness at December 31, 1993 consists of $150 million Capital Notes due 1995 (the "Notes"), with interest based on an index of LIBOR. The contractual interest rate on this debt was 4.25% as of December 31, 1993. The Notes are redeemable, in whole or in part, at the option of Holdings on each quarterly interest payment date from proceeds of previously designated equity securities issuances.

3. DIVIDENDS:

     Dividends and capital distributions declared to Holdings by its subsidiaries and affiliates were $87 million in 1991, $228 million in 1992 and $587 million in 1993.

                                                                     SCHEDULE IX

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

                             SHORT-TERM BORROWINGS
                               DECEMBER 31, 1993

     Information pertaining to aggregate short-term borrowings during each of the three years in the period ended December 31, 1993 was as follows (dollars in billions):

                                                    MAXIMUM AMOUNT     AVERAGE AMOUNT     WEIGHTED AVERAGE
                               WEIGHTED AVERAGE      OUTSTANDING        OUTSTANDING        INTEREST RATE
    CATEGORY OF AGGREGATE      INTEREST RATE AT       DURING THE         DURING THE          DURING THE
    SHORT-TERM BORROWINGS          YEAR-END            YEAR(A)            YEAR(B)             YEAR(C)
- -----------------------------  ----------------     --------------     --------------     ----------------
Commercial paper
     1991....................        5.6%               $  4.3             $  3.4               6.3%
     1992....................        4.0%               $  6.8             $  5.0               4.2%
     1993....................        3.6%               $  6.8             $  4.8               3.5%
Short-term debt
     1991....................        5.4%               $  8.1             $  6.8               7.1%
     1992....................        4.4%               $  7.6             $  6.6               4.7%
     1993....................        4.3%               $ 10.4             $  8.3               4.0%
Securities sold under
  agreements to repurchase
     1991....................        5.0%               $ 34.1             $ 27.3               6.1%
     1992....................        4.0%               $ 41.3             $ 34.0               4.2%
     1993....................        4.4%               $ 51.4             $ 45.7               4.1%

- ---------------
(a) The maximum amount outstanding was based on month end balances.

(b) The average borrowings were computed using the monthly amounts outstanding.

(c) Interest rates were determined by dividing the actual interest expense for the year by the average monthly amounts outstanding.

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                          DESCRIPTION
- --------     --------------------------------------------------------------------------------
    3.1      Form of Restated Certificate of Incorporation of the Registrant.
  3.2(a)     Form of Amended Certificate of the Designation, Powers, Preferences and Rights
             of the Cumulative Convertible Voting Preferred Stock, Series A, of the
             Registrant dated August 10, 1990 (incorporated by reference to Exhibit 3.7 of the Registrant's Annual Report on Form 10-K for the year ended December 31,
             1990).



  3.2(b)     Form of Amended Certificate of the Designations, Powers, Preferences and Rights
             of the Cumulative Voting Preferred Stock, Series A, of the Registrant, dated May
               , 1994.
    3.3      Form of Certificate of the Designation, Powers, Preferences and Rights of
             Cumulative Voting Preferred Stock.
    3.4      Form of Certificate of the Designation, Powers, Preferences and Rights of
             Redeemable Voting Preferred Stock of the Registrant.
    3.5      Restated By-Laws of the Registrant.
    4.1      The instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section
             (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.
    4.2      Specimen Common Stock Certificate.
    5        Opinion of Thomas A. Russo, Esq.
    7        Opinion of Skadden, Arps, Slate, Meagher & Flom.
    8        Opinion of Skadden, Arps, Slate, Meagher & Flom.
   10.1      Form of Amended and Restated Agreement of Tenants-In-Common by and among
             American Express Company, American Express Bank Ltd., American Express Travel
             Related Services Company, Inc., Lehman Brothers Inc., Lehman Government
             Securities, Inc. and Lehman Commercial Paper Incorporated.
   10.2      Form of Amended and Restated Tax Allocation Agreement between Lehman Brothers
             Holdings Inc. and American Express Company.
   10.3      Form of Amended and Restated Intercompany Agreement between American Express
             Company and Lehman Brothers Holdings Inc.
   10.4      Investment Agreement among American Express Company, Shearson Lehman Brothers
             Holdings Inc. and Nippon Life Insurance Company (incorporated by reference to
             Exhibit 10.21 of the Registrant's Registration Statement on Form S-1 (Reg. No.
             33-12976)).
   10.5      Registration Rights Agreement between Nippon Life Insurance Company and Shearson
             Lehman Brothers Holdings Inc. (incorporated by reference to Exhibit 10.22 of the
             Registrant's Registration Statement on Form S-1 (Reg. No. 33-12976)).
   10.6      Business Association Agreement by and among American Express Company, Shearson
             Lehman Brothers Holdings Inc. and Nippon Life Insurance Company (incorporated by reference to Exhibit 10.23 of the Registrant's Registration Statement on Form
             S-1 (Reg. No. 33-12976)).
   10.7      Letter, dated March 23, 1987, from Nippon Life Insurance Company to American
             Express Company and Shearson Lehman Brothers Holdings Inc. (incorporated by reference to Exhibit 10.24 of the Registrant's Registration Statement on Form
             S-1 (Reg. No. 33-12976)).
   10.8      1990 Agreement, dated as of June 12, 1990, by and between American Express
             Company and Nippon Life Insurance Company (incorporated by reference to Exhibit
             10.25 of the Registrant's Annual Report on Form 10-K for the year ended December
             31, 1990).

EXHIBIT
  NO.                                          DESCRIPTION
- --------     --------------------------------------------------------------------------------
   10.9      Letter, dated August 10, 1990, from Shearson Lehman Brothers Holdings Inc. to
             Nippon Life Insurance Company and American Express Company (incorporated by reference to Exhibit 10.26 of the Registrant's Annual Report on Form 10-K for
             the year ended December 31, 1990).
10.10(a)     Warrant, dated August 10, 1990, issued by Shearson Lehman Brothers Holdings Inc.
             to Nippon Life Insurance Company (incorporated by reference to Exhibit 10.27 of the Registrant's Annual Report on Form 10-K for the year ended December 31,
             1990).
10.10(b)     Form of Warrant, amended and restated as of May   , 1994, issued by the
             Registrant to Nippon Life Insurance Company.
   10.11     Stock Purchase Agreement, dated as of September 14, 1992, by and between Mellon
             Bank Corporation and Shearson Lehman Brothers Inc. (Incorporated by reference to
             Exhibit 10.15 of the Registrant's Annual Report on form 10-K for the year ended
             December 31, 1992).
   10.12     Asset Purchase Agreement, dated as of March 12, 1993, by and among Primerica
             Corporation, Smith Barney, Harris Upham & Co. Incorporated and Shearson Lehman
             Brothers Inc. (incorporated by reference to Exhibit 10.16 of the Registrant's
             Annual Report on Form 10-K for the year ended December 31, 1992).
   10.13     Amendment No. 1 dated as of July 31, 1993, to Asset Purchase Agreement dated
             March 12, 1993, by and among Primerica Corporation, Smith Barney, Harris Upham &
             Co. Incorporated and Shearson Lehman Brothers Inc. (incorporated by reference to
             Exhibit 10.1 of Holdings' Quarterly Report on Form 10-Q for the quarter ended
             June 30, 1993).
   10.14     Amendment No. 2 dated as of July 31, 1993, to Asset Purchase Agreement dated
             March 12, 1993, by and among Primerica Corporation, Smith Barney, Harris Upham &
             Co. Incorporated and Shearson Lehman Brothers Inc. (incorporated by reference to
             Exhibit 10.2 of Holdings' Quarterly Report on Form 10-Q for the quarter ended
             June 30, 1993).
   10.15     Clearing Agreement dated as of July 31, 1993, by and between Smith Barney,
             Harris Upham & Co. Incorporated and Shearson Lehman Brothers Inc. (incorporated by reference to Exhibit 10.3 of Holdings' Quarterly Report on Form 10-Q for the
             quarter ended June 30, 1993).
   10.16     Lease dated as of October 13, 1993 between 101 Hudson Leasing Associates and
             Lehman Brothers Holdings Inc. (incorporated by reference to Exhibit 10 of
             Holdings' Quarterly Report on Form 10-Q for the quarter ended September 30,
             1993) .
   10.17     Lehman Brothers Holdings Inc. Voluntary Deferred Compensation Plan.
   10.18     Lehman Brothers Inc. Executive and Select Employees Plan.
   10.19     Lehman Brothers Holding Inc. Deferred Compensation Plan for Non-Employee
             Directors (incorporated by reference to Exhibit 10.11 of the Registrant's
             Registration Statement on Form S-1 (Reg. No. 33-12976)).
   10.20     Lehman Brothers Inc. -- The E.F. Hutton Partnership Award Plan (For Lehman
             Brothers Vested Amounts as of July 31, 1993 and Lehman Brothers).
   10.21     Amended and Restated Agreements of Limited Partnership of Shearson Lehman
             Brothers Capital Partners I (incorporated by reference to Exhibit 10.47 of the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1988).
   10.22     Amended and Restated Agreements of Limited Partnership of Shearson Lehman Hutton
             Capital Partners II (incorporated by reference to Exhibit 10.48 of the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1988).
   10.23     Lehman Brothers Inc. Employee Ownership Plan.
10.23(a)     Amendment to the Lehman Brothers Inc. Employee Ownership Plan.

EXHIBIT
  NO.                                          DESCRIPTION
- --------     --------------------------------------------------------------------------------
   10.24     Lehman Brothers Holdings Inc. 1994 Management Ownership Plan.
   10.25     Lehman Brothers Holdings Inc. 1994 Management Replacement Plan.
   10.26     Lehman Brothers Holdings Inc. Short-Term Executive Compensation Plan.
   10.27     Lehman Brothers Holdings Inc. 1994 Employee Stock Purchase Plan.
   10.28     Lehman Brothers Inc. Participating Preferred Plan.
   10.28(a)  Amendment to the Lehman Brothers Inc. Participating Preferred Plan.
   10.29     Form of Purchase and Exchange Agreement, dated May   , 1994, between the
             Registrant and American Express Company.
   10.30     Form of Registration Rights Agreement, dated as of May   , 1994, between
             American Express Company and the Registrant.
   10.31     Form of Option Agreement, dated May   , 1994, by and among American Express
             Company, American Express Bank Ltd., American Express Travel Related Services
             Company, Inc., Lehman Brothers Inc., Lehman Government Securities, Inc. and
             Lehman Commercial Paper Incorporated.
   10.32     Form of 1994 Agreement, dated April 27, 1994, between the Registrant and Nippon
             Life Insurance Company.
   10.33     Lehman Brothers Inc. Voluntary Deferred Compensation Plan (For Select
             Executives).
   10.34     Lehman Brothers Inc. Voluntary Deferred Compensaton Plan (For Transferred
             Participants' Vested Amounts as of July 31, 1993).
   10.35     Lehman Brothers Inc. Executive and Select Employees Plan (For Transferred
             Participants).
   21        Subsidiaries of the Registrant.*
   23.1      Consent of Ernst & Young.
   23.2      Consent of Thomas A. Russo, Esq. (included within Exhibit 5).
   23.3      Consent of Skadden, Arps, Slate, Meagher & Flom (included within Exhibit 7 and
             Exhibit 8).
   23.4      Consent of Lazard Freres & Co.
   23.5      Consent of James D. Wolfensohn Incorporated.
   24        Powers of Attorney.*
   99.1      Consent of John D. Macomber to be named as a Director.*
   99.2      Consent of John J. Byrne to be named as a Director.*


- ---------------

* Previously filed.